   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 2001


                                                      REGISTRATION NO. 333-51594
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               AGERE SYSTEMS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3674                            22-3746606
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------
                              555 UNION BOULEVARD
                         ALLENTOWN, PENNSYLVANIA 18109
                                 (610) 712-4323
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 JEAN F. RANKIN
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               AGERE SYSTEMS INC.
                              555 UNION BOULEVARD
                         ALLENTOWN, PENNSYLVANIA 18109
                                 (610) 712-4323
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                 JULIE T. SPELLMAN                                  SARAH JONES BESHAR
              CRAVATH, SWAINE & MOORE                              DAVIS POLK & WARDWELL
                  WORLDWIDE PLAZA                                  450 LEXINGTON AVENUE
                 825 EIGHTH AVENUE                               NEW YORK, NEW YORK 10017
             NEW YORK, NEW YORK 10019                                 (212) 450-4000
                  (212) 474-1000

                            ------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued                , 2001
                               370,310,000 Shares

                              [AGERE SYSTEMS LOGO]
                              CLASS A COMMON STOCK
                            ------------------------


AGERE SYSTEMS INC. IS OFFERING 222,660,000 SHARES OF ITS CLASS A COMMON STOCK. OUR LEAD UNDERWRITER, MORGAN STANLEY & CO. INCORPORATED IN ITS CAPACITY AS THE SELLING STOCKHOLDER, IS OFFERING UP TO 147,650,000 SHARES OF OUR CLASS A COMMON STOCK, IF AND TO THE EXTENT THE SHARES ARE ACQUIRED BY OUR LEAD UNDERWRITER IN THE EXCHANGE DESCRIBED IN "UNDERWRITERS -- THE EXCHANGE." WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SHARES OF OUR CLASS A COMMON STOCK BY OUR LEAD UNDERWRITER, IN ITS CAPACITY AS THE SELLING STOCKHOLDER. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $16 AND $19 PER SHARE.

                            ------------------------

WE WILL APPLY TO HAVE OUR COMMON STOCK APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "AGR."
                            ------------------------


INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

                              PRICE $      A SHARE
                            ------------------------

                                                  UNDERWRITING                                     PROCEEDS TO
                            PRICE TO              DISCOUNTS AND            PROCEEDS TO             THE SELLING
                             PUBLIC                COMMISSIONS            AGERE SYSTEMS            STOCKHOLDER
                        -----------------       -----------------       -----------------       -----------------
Per Share.............          $                       $                       $                       $
Total.................  $                       $                       $                       $


Agere Systems and our lead underwriter, in its capacity as the selling stockholder, have granted the underwriters the right to purchase up to an additional 55,546,500 shares of Class A common stock to cover over-allotments.


The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
         , 2001.
                            ------------------------
                           MORGAN STANLEY DEAN WITTER

            , 2001

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    7
Forward-Looking Statements............   26
Our Separation from Lucent............   27
Use of Proceeds.......................   30
Dividend Policy.......................   31
Capitalization........................   32
Dilution..............................   34
Selected Financial Information........   36
Unaudited Pro Forma Condensed
  Financial Statements................   37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   42
Business..............................   62



                                        PAGE
                                        ----
Management............................   94
Arrangements Between Lucent and Our
  Company.............................  108
Ownership of Our Common Stock.........  121
Description of Capital Stock..........  122
Shares Eligible for Future Sale.......  132
Material United States Federal Tax
  Consequences to Non-United States
  Holders.............................  133
Underwriters..........................  136
Legal Matters.........................  141
Experts...............................  141
Where You Can Find More Information...  142
Index to Financial Statements.........  F-1


                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common stock.

                            ------------------------

     UNTIL             , 2001, 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL
DEALERS THAT BUY, SELL OR TRADE OUR CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

     This prospectus contains trademarks, service marks and registered marks of Agere Systems Inc., Lucent Technologies Inc. and other companies, as indicated.

                               PROSPECTUS SUMMARY

     The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A common stock discussed under "Risk Factors" and our combined financial statements and notes to our combined financial statements included elsewhere in this prospectus.

     We describe in this prospectus the businesses contributed to us by Lucent Technologies Inc. as part of our separation from Lucent as if they were our businesses for all historical periods described. Please see "Our Separation from Lucent" for a description of this separation. Our historical financial results as part of Lucent contained in this prospectus may not reflect our financial results in the future as a stand-alone company or what our financial results would have been had we been a stand-alone company during the periods presented.

                                 AGERE SYSTEMS

OUR COMPANY

     Agere Systems designs, develops and manufactures optoelectronic components for communications networks and integrated circuits for use in a broad range of communications and computer equipment, as described below. We are the world leader in sales of communications semiconductors, which include both optoelectronic components and integrated circuits. Communications semiconductors are basic building blocks of electronic and photonic products and systems for terrestrial and submarine, or undersea, communications networks and for communications equipment. We had revenue of $4.7 billion and a net loss of $76 million in fiscal 2000. As of September 30, 2000, we employed approximately 16,500 people worldwide and had sales, research and development or manufacturing sites in 22 countries, including the United States.

     We are a leader in the sale of active optoelectronic components to manufacturers of communications equipment. Optoelectronic components transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks. Optical networks transmit information as pulses of light, or optical signals, through optical fibers, which are hair-thin glass strands. An optical network utilizes a number of interdependent active optoelectronic and passive optical components. An active component is a device that has both optical and electronic properties. A passive component is a device that functions only in the optical domain. In addition to our broad portfolio of active optoelectronic components, we have started to sell some passive components. In fiscal 2000, we derived $1.2 billion, or 25.5% of our revenue, and incurred an operating loss of $127 million, from sales of our optoelectronic components.

     We offer integrated circuits for use in a broad range of communications networks and computer equipment. Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. In fiscal 2000, we derived $3.5 billion, or 74.5% of our revenue, and generated operating income of $283 million, from sales of our integrated circuits and our wireless local area networking products.

OUR STRATEGY

     We intend to maintain and enhance our position as the leading global provider of communications semiconductors. To accomplish this goal, we are pursuing the major strategies described below.

      -- Focus on High Growth Opportunities within the Communications Semiconductor Industry. We are focusing resources on optical components and integrated circuits for network communications equipment and wireless local area networking products because of the high growth we believe these product areas will experience in the future. Based on various industry reports, from 1999 to 2003, we expect these segments of the semiconductor industry to grow at compounded annual growth rates of 36.6%, 26.0% and 31.4%, respectively. Some of our other integrated circuit product areas are expected to grow more slowly and will be less of a focus.

      -- Maintain Product and Technology Leadership. We intend to build on our product and technology leadership by continuing to work closely with our customers and making appropriate investments in research and development.

      -- Expand Existing and Develop New Customer Relationships. We will seek to capitalize on our status as a stand-alone company to increase our sales to existing customers and develop new customers.

      -- Develop Combined Optoelectronic and Integrated Circuit Solutions. We believe that customers will increasingly demand combined optoelectronic and integrated circuit solutions in order to reduce the time and expense necessary to develop communications equipment. We will continue to devote appropriate resources to capitalize on this market opportunity.

      -- Improve Operational Efficiencies. We will continue to manage our portfolio of manufacturing resources, seeking to improve manufacturing asset utilization, order fulfillment and customer responsiveness.

      -- Selectively Pursue Strategic Acquisitions and Investments. We will pursue strategic acquisitions and investments to improve our ability to offer integrated solutions and our operational efficiencies and to provide us with additional design capabilities, processes, technologies and products.

OUR RELATIONSHIP WITH LUCENT

     We are currently a wholly owned subsidiary of Lucent. After completion of this offering, Lucent will have the ownership interests described below under "The Offering," and we will no longer be a wholly owned subsidiary. We had no material assets or activities as a separate corporate entity until the contribution to us by Lucent of the businesses described in this prospectus.

     Lucent has announced that it currently plans to distribute all of the shares of our common stock it then owns to Lucent's stockholders by the end of its current fiscal year, which will occur on September 30, 2001. Lucent expects to accomplish this distribution through a spin-off, a split-off or a combination of both transactions. A spin-off is a pro rata distribution by Lucent of its shares of our Class B common stock to holders of Lucent's common stock. A split-off is an exchange offer by Lucent in which holders of Lucent's common stock would be invited to tender those shares to Lucent in exchange for shares of our Class B common stock that Lucent holds. Lucent has the sole discretion to determine form, structure and all other terms of any transactions to effect the distribution.


     Lucent's agreement to complete the distribution on or before September 30, 2001 is contingent on the satisfaction or waiver of a variety of conditions, and the distribution may not occur by the contemplated time or at all. For a discussion of the conditions to the distribution, Lucent's rights to terminate its obligation to complete the distribution and restrictions in Lucent's indebtedness that may prohibit the distribution, please see "Our Separation from Lucent--The Distribution by Lucent of Our Common Stock," "Arrangements Between Lucent and Our Company--Separation and Distribution Agreement--The Distribution" and "Risk Factors -- Risks Related to Our Separation from Lucent -- If Lucent does not complete its distribution of our Class B common stock, we may not achieve many expected benefits of our separation, we may lose many of our employees and our business may suffer."



     We have entered into agreements with Lucent that govern the separation of our businesses from Lucent and various interim and ongoing relationships. These agreements are not conditioned on the distribution. They provide for, among other things, the transfer from Lucent to us of assets and the assumption by us of liabilities comprising our businesses. For more information regarding the assets and liabilities transferred to us, see our combined financial statements and notes to our combined financial statements included elsewhere in this prospectus. One of the agreements we entered into is a three-year product purchase agreement with Lucent that generally requires Lucent to purchase at least $800 million of our products during the first year, and at least $1 billion of our products during each succeeding year. Lucent is our largest customer with purchases in fiscal 1998, 1999 and 2000 representing 22.3%, 25.7% and 21.3%, respectively, and 22.5% and 17.0% for the three months ended December 31, 1999 and 2000, respectively, of our revenue. Please see "Arrangements Between Lucent and Our Company" for a more detailed discussion of these agreements.

                                  THE OFFERING

Class A Common stock offered:


  By us...................................      222,660,000  shares
  By our lead underwriter, in its capacity      147,650,000  shares if, and to the extent, our lead
     as the selling stockholder...........     ------------  underwriter, in its capacity as the
                                                             selling stockholder, acquires the shares
                                                             of our Class A common stock from Lucent in
                                                             the exchange described in
                                                             "Underwriters--The Exchange"

          Total...........................      370,310,000  shares
                                              =============



Our lead underwriter, in its
capacity as the selling
  stockholder.................     Morgan Stanley & Co. Incorporated



Common stock to be outstanding
  immediately after this
  offering assuming the
  exchange occurs


  Class A.................................      370,310,000  shares

  Class B.................................      964,790,000  shares
                                              -------------

  Total...................................    1,335,100,000  shares
                                              =============

Common stock to be held by
Lucent immediately after this
  offering, assuming the
  exchange occurs

  Class A.................................                0  shares

  Class B.................................      964,790,000  shares
                                              -------------

  Total...................................      964,790,000  shares
                                              =============


Use of proceeds...............     Our net proceeds from the offering will be
                                   approximately $3.75 billion, assuming an initial public offering price of $17.50 per share, the midpoint of the range set forth on the cover page of this prospectus. We will use the net proceeds from the offering for general corporate purposes, including working capital, capital expenditures, debt service and potential acquisitions, joint ventures and investments. We will not receive any proceeds from the sale of our Class A common stock by our lead underwriter, in its capacity as the selling stockholder.


Dividend policy...............     We do not anticipate paying any dividends on
                                   our common stock in the foreseeable future.

Voting Rights

  Class A Common Stock........     One vote per share for all matters on which
                                   stockholders are entitled to vote, including the election and removal of directors

  Class B Common Stock........     Four votes per share for the election and
                                   removal of directors and one vote per share for all other matters on which stockholders are entitled to vote

Proposed New York Stock
Exchange symbol...............     "AGR"

     Assumptions. Unless otherwise indicated, all information contained in this prospectus:

      -- assumes no exercise of the underwriters' option to purchase up to 55,546,500 additional shares of our Class A common stock to cover over-allotments, if any;


      -- does not take into account approximately 224,000,000 shares of our common stock reserved for issuance under benefit plans for our employees and directors, including approximately 80,000,000, shares of our Class A common stock issuable upon exercise of stock options expected to be granted to our employees and outside directors in connection with this offering; and



      -- does not take into account shares of our common stock issuable in connection with Lucent stock-based awards that will be converted into our stock-based awards. As of September 30, 2000, our employees held stock options covering a total of approximately 42,073,000 shares of Lucent common stock, 367,838 restricted shares of Lucent common stock and 320,586 Lucent restricted stock units. The actual number of shares of our common stock covered by substituted awards will be determined at the time of the conversion. See "Arrangements Between Lucent and Our Company-Employee Benefits Agreements and Plans--Lucent Stock Options; Restricted Stock and Restricted Stock Units" for information about how these Lucent awards will be converted into awards based on our common stock.



     Our lead underwriter, Morgan Stanley & Co. Incorporated, in its capacity as the selling stockholder. Neither our lead underwriter, in its capacity as the selling stockholder, nor Lucent is obligated to participate in the exchange described in "Underwriters--The Exchange." Accordingly, the number of shares of our Class A common stock being offered by our lead underwriter, in its capacity as the selling stockholder, will be reduced to the extent it does not acquire the shares in the exchange. If our lead underwriter, in its capacity as the selling stockholder, does not complete the exchange, no shares of our Class A common stock will be sold by our lead underwriter, in its capacity as the selling stockholder. In this event, only the 222,660,000 shares of our Class A common stock being offered by us will be sold in this offering. Whether or not all or part of the exchange is completed, the aggregate shares of common stock outstanding after this offering will remain the same.



                            ------------------------


     We were incorporated in Delaware on August 1, 2000 as Lucent ME Corp., and we changed our name to Agere Systems Inc. on December 5, 2000. Our principal executive offices are located at 555 Union Boulevard, Allentown, Pennsylvania 18109. Our telephone number is (610) 712-4323. Our World Wide Web site address is www.agere.com. Information contained in our website is not incorporated by reference in this prospectus. You should not consider information contained in our website part of this prospectus.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


     The following table sets forth our summary historical and pro forma financial information derived from our audited combined statements of operations for the fiscal years ended September 30, 1998, 1999 and 2000, our unaudited combined balance sheet as of December 31, 2000, our unaudited combined statements of operations for the three months ended December 31, 1999 and 2000, and our unaudited pro forma condensed financial statements included elsewhere in this prospectus. The unaudited pro forma financial information does not purport to represent what our financial position and our results of operations actually would have been had the separation and related transactions described below and our acquisition of Ortel Corporation occurred on the dates indicated. This summary financial information may not be indicative of our future performance as a stand-alone company. Our fiscal year ends on September 30.



     The unaudited pro forma statement of operations information was prepared as if our separation from Lucent and the related transactions described below, including this offering, and our acquisition of Ortel had occurred as of the beginning of each period. The unaudited pro forma balance sheet information was prepared as if our separation from Lucent and the related transactions had occurred as of December 31, 2000. The pro forma condensed financial statements give pro forma effect to:



      -- the assumption by us from Lucent upon completion of this offering of $2.5 billion of short-term debt, including the associated debt issuance costs, interest expense and the related tax effect;


      -- the estimated net assets and deferred taxes we will receive in connection with Lucent's prepaid pension costs and long-term postretirement liabilities associated with the related employees that will be transferred to us at the date of the distribution;

      -- the financial results of Ortel, which we acquired on April 27, 2000, for the period from October 1, 1999, to April 27, 2000, the elimination of related purchased in-process research and development and the impact of a full year of related amortization of goodwill and other acquired intangibles; and

      -- our receipt from the sale of our Class A common stock by us of the estimated net proceeds of $3.75 billion, assuming an estimated initial public offering price of $17.50 per share, the midpoint of the range set forth on the cover page of this prospectus.

     The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. Please see the notes to our unaudited pro forma condensed financial statements for a more detailed discussion of how the adjustments described above are presented in our pro forma condensed financial statements.


     Lucent intends to issue approximately $2.5 billion of short-term debt, which we will assume upon completion of this offering. The short-term debt is expected to consist of short-term borrowings under a credit facility. We will not receive any of the proceeds of this short-term debt. The $2.5 billion of debt we will assume from Lucent represents the portion of Lucent's debt that Lucent has determined should be attributed to our businesses. Upon completion of this offering, Lucent will be relieved of all obligations related to this short-term debt. We may refinance all or a portion of the short-term debt we are assuming with long-term or other short-term debt. We may from time to time incur additional debt.


     You should read the summary financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited pro forma condensed financial statements and notes to our unaudited pro forma condensed financial statements and our combined financial statements and notes to our combined financial statements included elsewhere in this prospectus.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


                                HISTORICAL                               HISTORICAL         PRO FORMA
                                YEAR ENDED            PRO FORMA      THREE MONTHS ENDED    THREE MONTHS
                              SEPTEMBER 30,          YEAR ENDED         DECEMBER 31,          ENDED
                         ------------------------   SEPTEMBER 30,    ------------------    DECEMBER 31,
                          1998     1999     2000        2000          1999        2000         2000
                         ------   ------   ------   -------------    ------      ------    ------------
                                                                        (UNAUDITED)
                                                     (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS
  INFORMATION:
Revenue
  Optoelectronics......  $  374   $  659   $1,201      $1,253        $  204      $  424       $  424
  Integrated
     circuits..........   2,727    3,055    3,507       3,507           762         938          938
  Total revenue........   3,101    3,714    4,708       4,760           966       1,362        1,362
Costs..................   1,592    1,949    2,555       2,588           502         788          788
Gross profit...........   1,509    1,765    2,153       2,172           464         574          574
Operating expenses:
  Selling, general and
     administrative....     525      573      535         547           110         162          162
  Research and
     development.......     466      683      827         837           173         276          276
  Purchased in-process
     research and
     development.......      48       17      446         139            --          --           --
  Amortization of
     goodwill and other
     acquired
     intangibles.......       3       13      189         370             5         111          111
  Total operating
     expenses..........   1,042    1,286    1,997       1,893           288         549          549
Operating income.......     467      479      156         279           176          25           25
Cumulative effect of
  accounting change
  (net of provision
  (benefit) for income
  taxes)...............      --       32       --          --            --          (4)          (4)
Net income (loss)......     303      351      (76)        (54)           94          (4)         (23)



                                                                 DECEMBER 31, 2000
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
                                                                    (UNAUDITED)
                                                               (DOLLARS IN MILLIONS)
BALANCE SHEET INFORMATION:
Cash........................................................    $   --       $ 3,750
Total assets................................................     7,146        11,074
Short-term debt.............................................        --         2,500
Capitalized lease obligation................................        60            60
Total invested equity/stockholders' equity..................     5,892         7,227

                                  RISK FACTORS

     Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus before investing in our Class A common stock. The trading price of our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR SEPARATION FROM LUCENT

 OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A STAND-ALONE COMPANY AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF OUR HISTORICAL OR FUTURE RESULTS.

     The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented or what our results of operations, financial position and cash flows will be in the future. Therefore, our historical combined financial statements may not be indicative of our future performance as a stand-alone company. This is primarily a result of the three factors described below.

      -- First, our historical combined financial statements reflect allocations, primarily with respect to general corporate expenses, research expense and interest expense. These allocations may be less than the general corporate expenses, research expense and interest expense we will incur in the future as a stand-alone company.

      -- Second, the information does not reflect significant changes that we expect to occur in the future as a result of our separation from Lucent, including changes in how we fund our operations, conduct research and handle tax and employee matters.

      -- Third, our historical combined financial statements include substantial revenue from sales to Lucent. This revenue may not reflect the pricing, volume or percentage of our sales we would have derived from Lucent if we were a stand-alone company.

     In addition, we have not made adjustments to our historical financial information to reflect changes that may occur in our cost structure, financing and operations as a result of our separation from Lucent. These changes include potentially increased costs associated with reduced economies of scale and greater marketing expenses related to building a company brand identity separate from Lucent. We also will be responsible for our own financing, which historically was done by Lucent at the parent level. Furthermore, we expect to have lower licensing revenue in the future as compared to the amounts reflected in our historical combined financial statements. One of the reasons for the potentially lower licensing revenue is that licensing revenue derived from our separate intellectual property portfolio is likely to be lower than our share of licensing revenue from a more complete portfolio that includes Lucent's other intellectual property. Another reason is that many of our licensees and potential licensees are increasing their own patent portfolios or already have been granted licenses by Lucent, which may reduce, in the future, the amount of patent licensing fees they will pay to us. Given the generally high gross margins we derive from our licensing revenue, if our licensing revenue decreases, our gross margins may be adversely affected. We have described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Restructuring Charges and Separation Expenses" the expected amount of costs, fees and expenses related to our separation from Lucent. For additional information about our past financial performance and the basis of presentation of our historical combined financial statements, please see "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and notes to our combined financial statements included elsewhere in this prospectus.

 WE HAVE NO HISTORY OPERATING AS A STAND-ALONE COMPANY, AND WE MAY BE UNABLE TO MAKE THE CHANGES NECESSARY TO OPERATE AS A STAND-ALONE COMPANY, OR WE MAY INCUR GREATER COSTS AS A STAND-ALONE COMPANY THAT MAY CAUSE OUR PROFITABILITY TO DECLINE.

     Prior to our separation, Lucent conducted our businesses through various divisions and subsidiaries rather than as a stand-alone company. Lucent performed various corporate functions for us, including the following:

      --   public relations;

      --   employee relations;

      --   investor relations;

      --   financing; and

      --   legal and tax functions.

Following the separation, Lucent will have no obligation to provide these functions to us other than the interim services which will be provided by Lucent and which are described in "Arrangements Between Lucent and Our Company." If we do not have in place our own systems and business functions or if we do not have agreements with other providers of these services once our interim services agreement with Lucent expires, we may not be able to effectively operate our business and our profitability may decline. We are in the process of creating our own, or engaging third parties to provide, systems and business functions to replace many of the systems and business functions Lucent provides us. We may not be successful in implementing these systems and business functions or in transitioning data from Lucent's systems to ours. In addition, we may incur higher costs for these functions than the amounts we were allocated as a part of Lucent.

 UPON COMPLETION OF THIS OFFERING, WE WILL ASSUME A SIGNIFICANT AMOUNT OF DEBT, AND WE MAY SUBSTANTIALLY INCREASE OUR DEBT IN THE FUTURE, WHICH COULD SUBJECT US TO VARIOUS RESTRICTIONS AND HIGHER INTEREST COSTS AND DECREASE OUR PROFITABILITY.

     Because Lucent historically provided financing to us and incurred debt at the parent level, our historical combined balance sheets do not include debt. Lucent intends to issue approximately $2.5 billion of short-term debt, which we will assume upon completion of this offering. We will not receive any of the proceeds of this short-term debt. The $2.5 billion of debt we will assume from Lucent represents the portion of Lucent's debt that Lucent has determined should be attributed to our businesses. Upon completion of this offering, Lucent will be relieved of all obligations related to this short-term debt. The short-term debt we assume from Lucent and future indebtedness may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. Our historical combined statements of operations contain an allocation of Lucent's interest expense. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" for details about this allocation of interest expense. Our interest expense as a stand-alone company may be higher or lower than that reflected in our combined statements of operations.


     We may substantially increase our debt in the future. If our cash flow from operations is less than we expect, we may require more financing. We may from time to time issue additional debt, borrow funds under revolving credit facilities or issue other long- or short-term debt.

 WE WILL BE CONTROLLED BY LUCENT AS LONG AS IT OWNS A MAJORITY OF OUR COMMON STOCK, AND OUR OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.

     After completion of this offering and assuming that the exchange described in "Underwriters -- The Exchange" occurs, Lucent will own 100% of our outstanding Class B common stock, which will represent:

      -- approximately 72.3% of our total outstanding common stock, or approximately 68.1% if the underwriters exercise their over-allotment option in full from the selling stockholder; and

      -- approximately 91.2% of the combined voting power of all classes of our voting stock with respect to the election and removal of directors, or approximately 89.5% if the underwriters exercise their over-allotment option in full from the selling stockholder.

If the exchange does not occur, after the completion of this offering Lucent will own 100% of our outstanding Class B common stock, which will represent:

      -- approximately 83.3% of our total outstanding common stock, or approximately 81.3% if the underwriters exercise their over-allotment option in full; and

      -- approximately 95.2% of the combined voting power of all classes of our voting stock with respect to the election and removal of directors, or approximately 94.6% if the underwriters exercise their over-allotment option in full.

Because Lucent's interests may differ from ours, actions Lucent takes with respect to us, as our controlling stockholder, may not be favorable to us.

     We will agree with Lucent that a majority of our directors prior to the distribution will be employees of Lucent who will resign as directors at the time of the distribution, if any. As long as Lucent owns a majority of our outstanding common stock, however, Lucent will be able to elect our entire board of directors and to remove any director, with or without cause, without calling a special meeting.

     Lucent's interests may not be the same as, or may conflict with, the interests of our other stockholders. Investors in this offering will not be able to affect the outcome of any stockholder vote prior to the distribution of our stock to the Lucent stockholders. As a result, Lucent will be able to control, directly or indirectly and subject to applicable law, all matters affecting us, including:


      -- any determination with respect to our business direction and policies, including the appointment and removal of officers;



      -- any determinations with respect to mergers, business combinations or disposition of assets;



      --   our financing;


      -- compensation, option programs and other human resources policy decisions;

      --   changes to the agreements relating to our separation from Lucent;

      -- changes to other agreements, including Lucent's existing collective bargaining agreements, that may adversely affect us;

      --   the payment of dividends on our common stock; and

      --   determinations with respect to our tax returns.

Lucent is generally not prohibited from selling a controlling interest in us to a third party. Because we have elected not to be subject to Section 203 of the General Corporation Law of the State of Delaware, Lucent, as a controlling stockholder, may find it easier to sell its controlling interest to a third party than if we were subject to Section 203. Please see "Description of Capital Stock--Delaware Business Combination Statute" for a description of Section 203 and the potential positive and negative consequences, depending on the circumstances, of electing not to be subject to it.

 WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH LUCENT WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS AND, BECAUSE OF LUCENT'S CONTROLLING OWNERSHIP, THE RESOLUTION OF THESE CONFLICTS MAY NOT BE ON THE MOST FAVORABLE TERMS TO US.

     Prior to the distribution, a resolution of any potential conflicts of interest between Lucent and us may be less favorable to us than if we were dealing with an unaffiliated party. Conflicts of interest may arise between Lucent and us in a number of areas relating to our past and ongoing relationships, including:

      -- labor, tax, employee benefit, indemnification and other matters arising from our separation from Lucent;

      --   intellectual property matters;

      --   employee recruiting and retention;

      -- sales or distributions by Lucent of all or any portion of its ownership interest in us, which could be to one of our competitors;

      -- the nature, quantity, quality, time of delivery and pricing of products we supply to each other under our product purchase agreements with Lucent; and

      --   business opportunities that may be attractive to both Lucent and us.

In addition, nothing restricts Lucent from competing with us in any area. In particular, Lucent could choose to reestablish an optoelectronic component manufacturing capability, or work with a third party to establish a competitive capability, subject to the intellectual property rights limitations contained in our agreements with Lucent which are described under "Arrangements Between Lucent and Our Company."

     We and Lucent have entered into several agreements in connection with our separation, including the product purchase agreements. While we are controlled by Lucent, it is possible for Lucent to cause us to amend these agreements, including the product purchase agreements, on terms that may be less favorable to us than the current terms of the agreements. Further, until the distribution, Lucent can agree with its unions to amend their collective bargaining agreements, which cover our unionized employees. We will be bound by any such amendments until the agreements expire or the parties agree to further amend the terms. Any of those amendments may not be favorable to us. For example, Lucent is currently subject to an ongoing proceeding with one of its unions, and Lucent could choose to settle the proceeding in a way which may not be favorable to us. Any such settlement may raise our costs or limit our flexibility in allocating our manufacturing resources.

 BECAUSE LUCENT'S BELL LABORATORIES' CENTRAL RESEARCH ORGANIZATION HISTORICALLY PERFORMED IMPORTANT RESEARCH FOR US, WE WILL NEED TO DEVELOP OUR OWN CORE RESEARCH CAPABILITY. WE MAY NOT BE SUCCESSFUL, WHICH COULD MATERIALLY HARM OUR PROSPECTS AND PROFITABILITY.

     If our separate research efforts are not as successful as when we were part of Lucent, we may not be able to keep pace with the rapid technological change in our industry and our prospects may be harmed. If our prospects are harmed, the price of our common stock may decline because it may be less attractive to investors. The risks of rapid technological change are described below under "--Risks Relating to Our Business." Many of our products use technology and manufacturing processes derived from innovations developed by Lucent's Bell Laboratories' central research organization. After the separation, Lucent will have no obligation to provide research and development for us except as agreed to in the development project agreement and joint design center operating agreement described under "Arrangements Between Lucent and Our Company." We cannot assure you that our independent research efforts will be as successful as the efforts of Bell Laboratories have been historically or that our efforts will not require us to increase our expenditures for the same services over the amounts in our historical combined financial statements. A significant increase in our expenditures for the same services may cause our profitability to decline. We may not be able to recruit engineers and other research and development employees as effectively as Bell Laboratories was able to because of its history, name recognition and size.

  BECAUSE THE DISTRIBUTION IS SUBJECT TO CONDITIONS, LUCENT HAS VARIOUS TERMINATION RIGHTS AND LUCENT'S INDEBTEDNESS MAY PROHIBIT THE DISTRIBUTION, THE DISTRIBUTION MAY NOT OCCUR AND WE MAY NOT ACHIEVE MANY OF THE EXPECTED BENEFITS OF OUR SEPARATION, WE MAY LOSE MANY OF OUR EMPLOYEES AND OUR BUSINESS MAY SUFFER.

     Lucent has announced that it intends to distribute all of our Class B common stock it then owns by the end of its current fiscal year, which will occur on September 30, 2001. Because, as described below, the distribution is subject to conditions, Lucent has various termination rights and Lucent's indebtedness may prohibit the distribution, the distribution may not occur by September 30, 2001 or at all.


     We believe that the announcement of our separation from Lucent has led to an increased interest in doing business with us from some of our existing and potential customers. If the distribution does not occur, then these customers may not increase or commence purchases of our products. Many of our existing employees are anticipating our spin-off from Lucent and may be more susceptible to competitive job offers if the distribution does not occur or is delayed. We also may not obtain some of the other benefits we expect as a result of this distribution, including greater strategic focus, increased agility and speed and the other benefits described in "Our Separation From Lucent." Further, even if the distribution occurs, we may not achieve the benefits of our separation. In addition, until the distribution occurs, the risks relating to Lucent's control of us and the potential business conflicts of interest between Lucent and us will continue to be relevant to our stockholders.



     Lucent has applied for a private letter ruling from the Internal Revenue Service that, among other things, the distribution of its shares of our common stock to the holders of Lucent's common stock will be tax-free to Lucent and its stockholders for United States federal income tax purposes. Receipt of the private letter ruling is a condition to Lucent's obligation to complete the distribution. If Lucent does not receive this ruling, Lucent is unlikely to complete the distribution. Please see "Arrangements between Lucent and Our Company -- Separation and Distribution Agreement -- The Distribution" for a discussion of the other conditions to the distribution.


     Lucent has the right to terminate its agreement to complete the distribution if, at any time, after consultation with our senior management, Lucent's board of directors determines, in its sole discretion, that the distribution is not in the best interests of Lucent or its stockholders, or if, as of September 30, 2001, the consummation of the distribution is not permitted under Lucent's then existing indebtedness or would result in the acceleration of any payment obligations under such indebtedness. Lucent also may terminate its obligation if the distribution has not occurred by September 30, 2002.


     Lucent expects to amend its existing $2 billion five-year credit facility and enter into $4.5 billion of new credit facilities that will be secured by Lucent's assets including a pledge by Lucent of its shares of our Class B common stock. Other existing and future financings and obligations are expected to be similarly secured. Lucent expects that these credit facilities will include financial covenants that require Lucent to have minimum net worth and minimum earnings before interest, taxes, depreciation and amortization. In addition, upon release of the pledge of our Class B common stock, as described below, and until the distribution, another financial covenant will require Lucent to have a minimum ratio of current assets to specified secured debt and other obligations which share in the collateral securing the credit facilities. It is possible that some of Lucent's other existing or future financings and obligations may include similar financial covenants or other restrictions on the consummation of the distribution.



     After consummation of this offering including the assumption of $2.5 billion of Lucent debt by us, the pledge of our Class B shares will be released if no event of default, including failure to satisfy the financial covenants described above, exists under Lucent's new and amended credit facilities. Also, Lucent's new and amended credit facilities will not allow the distribution unless, at the time of the distribution, no event of default, including failure to satisfy the financial covenants described above, exists under these credit facilities and Lucent has generated $2.5 billion of additional funds or reduction in debt from non-operating sources, either through the exchange described in this prospectus or from other sources. We cannot assure you that no event of default, including failure to satisfy the financial covenants described above, will exist or that Lucent will have generated these funds or reduced its debt in order to complete the distribution by September 30, 2001 or at all. We have no control over whether an event of default will exist, including failure to satisfy the financial covenants described above or whether Lucent will generate the funds or debt reduction.

  MANY OF OUR EXECUTIVE OFFICERS AND SOME OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF LUCENT COMMON STOCK AND OTHER TIES TO LUCENT.

     Many of our executive officers and some of our directors, including the Lucent-appointed directors who we expect will resign at the time of the distribution, have a substantial amount of their personal financial portfolios in Lucent common stock and options to purchase Lucent common stock. Ownership of Lucent common stock or options to purchase Lucent common stock by our directors and officers could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Lucent and us.

  WE COULD INCUR SIGNIFICANT TAX LIABILITY IF THE SEPARATION OR THE DISTRIBUTION DOES NOT QUALIFY FOR TAX-FREE TREATMENT, WHICH COULD REQUIRE US TO PAY LUCENT A SUBSTANTIAL AMOUNT OF MONEY.

     Lucent and the Lucent stockholders could incur significant tax liability if the distribution described in this prospectus does not qualify for tax-free treatment. In addition, Lucent could incur significant tax liability if the separation described in this prospectus does not qualify for tax-free treatment. Should this occur, we could be liable for, and could be required to indemnify and pay Lucent for, taxes imposed upon Lucent with respect to the separation or the distribution.

     Although any U.S. federal income taxes imposed in connection with the distribution generally would be imposed on Lucent and its stockholders, we would be liable for all or a portion of such taxes in the circumstances described below. First, as part of the separation, Lucent and we have entered into a tax sharing agreement. This agreement generally allocates, between Lucent and us, the taxes and liabilities relating to the failure of the separation or the distribution to be tax-free. In addition, under the tax sharing agreement, if the distribution fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code because of an acquisition of our stock or assets, or some other actions of ours, then we will be solely liable for any resulting corporate taxes. Second, aside from the tax sharing agreement, under U.S. federal income tax laws, we and Lucent both would be liable for Lucent's federal income taxes resulting from the distribution being taxable. This means that even if we do not have to indemnify Lucent for any tax liabilities if the separation or the distribution fails to be tax-free, we may still be liable for any part of, including the whole amount of, these liabilities and expenses if Lucent fails to pay them.


  BECAUSE THE DIVISION OF ENFORCEMENT OF THE SECURITIES AND EXCHANGE COMMISSION IS INVESTIGATING MATTERS BROUGHT TO ITS ATTENTION BY LUCENT, OUR BUSINESS OR STOCK PRICE MAY BE AFFECTED IN A MANNER WE CANNOT FORESEE AT THIS TIME.



     On November 21, 2000, and again on December 21, 2000, Lucent brought to the attention of the staff of the Securities and Exchange Commission matters relating to its recognition of revenue. Lucent also publicly disclosed these matters in press releases on those dates. Although Lucent has informed us that it has no reason to believe that this investigation by the Division of Enforcement of the Securities and Exchange Commission into these matters concerns our business and we are not aware of any reason why the investigation would affect us, it is possible that the results of the investigation may have an impact on us. Although the investigation could result in no action being taken by the Securities and Exchange Commission, if an action is taken and the investigation is found to concern our business, the action could result in monetary fines or changes in some of our financial and other practices and procedures that we are unable to foresee at this time. If the Securities and Exchange Commission decides to separately initiate a formal or informal investigation of us in connection with its current investigation of Lucent, the announcement of such an investigation could cause the price of our common stock to decline, whether or not the investigation has merit or results in any action by the Securities and Exchange Commission.

RISKS RELATING TO OUR BUSINESS

  BECAUSE SALES OF OUR OPTOELECTRONIC COMPONENTS AND INTEGRATED CIRCUITS ARE DEPENDENT ON THE GROWTH OF COMMUNICATIONS NETWORKS, IF MARKET DEMAND FOR THESE NETWORKS DECLINES, PARTICULARLY FOR OPTICAL NETWORKS, OUR REVENUE AND PROFITABILITY MAY DECLINE.

     We derive, and expect to continue to derive, a significant amount of revenue from the sale of optoelectronic components and integrated circuits used in optical networks. If the growth in demand for optical networks does not occur as we expect, the demand for many of our components and integrated circuits may decline or grow more slowly than we expect. As a result, we may not be able to grow our business and our revenue and profitability may decline from current levels. In fiscal 2000, we derived $1.2 billion or 25.5% of our revenue from sales of our optoelectronic components. The demand for our integrated circuits used in network communications equipment, another high-growth product area on which we are focusing, is also dependent on the demand for optical networks.

     In addition, many of our integrated circuits are used in wireless and wireline communications networks. The demand for communications networks and the products used in these networks as well as optical networks is affected by various factors, many of which are beyond our control. For example, general economic conditions may deteriorate and affect the overall rate of capital spending by network services providers. If this were to happen, orders for our products could decline. Also, new network services providers are finding it increasingly difficult to raise capital to finish building their communications networks and therefore may place fewer orders with our customers. Further, increased competition among optoelectronic component makers may lead to overcapacity and falling prices. In addition, wireless networks may not adopt new cellular standards that are better able to transmit and receive data, which would cause the investment in wireless networks to be lower than we expect and may lead to lower sales of our integrated circuits and our wireless local area networking equipment.

  IF WE FAIL TO KEEP PACE WITH TECHNOLOGICAL ADVANCES IN OUR INDUSTRY OR IF WE PURSUE TECHNOLOGIES THAT DO NOT BECOME COMMERCIALLY ACCEPTED, CUSTOMERS MAY NOT BUY OUR PRODUCTS AND OUR REVENUE AND PROFITABILITY MAY DECLINE.

     The demand for our products can change quickly and in ways we may not anticipate because our industry is generally characterized by:

      --   rapid, and sometimes disruptive, technological developments;

      --   evolving industry standards;

      --   changes in customer requirements;

      --   limited ability to accurately forecast future customer orders;

      --   frequent new product introductions and enhancements; and

      -- short product life cycles with declining prices over the life cycle of the product.

     We must continue to make substantial investments in research and development to develop new and enhanced products and solutions. If we fail to make sufficient investments in research and development programs or we focus on technologies that do not become widely adopted, new technologies could render our current and planned products obsolete, resulting in the need to change the focus of our research and development and product strategies and disrupting our business significantly. For example, we invested in a version of digital subscriber line technology that was not adopted by the industry. Digital subscriber line technology substantially increases the capacity of ordinary telephone lines into the home or enterprise. We focused our research and development efforts on G.Lite, which was a version of digital subscriber line technology that was not adopted by customers. Instead, a different version called full-rate asymmetric digital subscriber line technology became the standard for the industry. As a result, we stopped selling our G.Lite products and did not recover our investment through the sale of G.Lite products. Even if we develop the appropriate technology, we may not introduce the products on a timely basis. Being one of the first to make products available is important to the success of a new product. We have experienced delays in the past in introducing new products that we believe limited the success of these products. Further, if we are unable to allocate our managerial and operational resources effectively, we may not be able to keep pace with current technological developments.

     A faster than anticipated change in one or more of the technologies related to our products or in market demand for products based on a type of technology could result in a faster than anticipated obsolescence of our products. Sales of our products may decline rapidly if a new technology is introduced by one of our competitors that represents a substantial advance over our technology. For example, the speed capabilities of optoelectronic components have risen greatly in the last few years. While the industry is installing complete optical networks capable of transmitting 2.5 gigabits of data per second today, network services providers also are installing equipment that operates at 10 gigabits per second. Equipment transmitting at 40 gigabits per second is expected to be commercially significant in the near future, and higher speed components are also in development.

  BECAUSE OUR SALES ARE CONCENTRATED ON LUCENT AND A FEW OTHER CUSTOMERS, OUR REVENUE AND PROFITABILITY MAY MATERIALLY DECLINE IF ONE OR MORE OF OUR KEY CUSTOMERS DO NOT CONTINUE TO PURCHASE OUR EXISTING AND NEW PRODUCTS IN SIGNIFICANT QUANTITIES.


     Our customer base is highly concentrated. Our top ten end customers accounted for approximately 52% of our revenue in fiscal 2000. If any one of our key customers decides to purchase significantly less from us or to terminate its relationship with us, our revenue and profitability may materially decline. Because our strategy has generally been to develop long-term relationships with a few key customers in the product areas in which we focus and, as described below, we have a long product design and development cycle for most of our products, we may be unable to replace these customers quickly or at all. We could lose our key customers or significant sales to our key customers because of factors beyond our control, such as a significant disruption in our customers' businesses generally or in a specific product line. For example, we are currently experiencing softening demand for our optoelectronic components and our integrated circuits from a number of our large customers, including Lucent, which have rescheduled or cancelled orders in our second fiscal quarter 2001, in response, we believe, to weakness in these customers' markets.


     In particular, we depend on Lucent as a key customer. We derived 22.3%, 25.7% and 21.3% of our revenue from sales to Lucent in fiscal 1998, 1999 and 2000, respectively. We expect to continue to be dependent on Lucent for a significant percentage of our revenue. In addition to Lucent, we expect that, for the foreseeable future, sales to a limited number of customers will continue to account for a high percentage of our revenue. These customers may stop incorporating our products into their products with limited notice to us and suffer little or no penalty for doing so. In addition, if any of our customers merge, we may experience lower overall sales. We have experienced lower sales in the past for some period of time following mergers of our customers.

  IF WE FAIL TO ATTRACT, HIRE AND RETAIN QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO DEVELOP, MARKET OR SELL OUR PRODUCTS OR SUCCESSFULLY MANAGE OUR BUSINESS.

     Competition for personnel in our industry is intense. The number of technology companies in our geographic area is greater than it has been historically, and we expect competition for qualified personnel to intensify. There are only a limited number of people in the job market with the requisite skills, particularly people with optoelectronic technology expertise. We are currently experiencing difficulty in identifying and hiring qualified engineers in many areas of our business as well as in retaining our current employees. We may not be successful in attracting and retaining qualified personnel. The loss of the services of any key personnel or our inability to hire new personnel with the requisite skills could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

     In the last 18 months, we have experienced a significant increase in employee turnover, which refers to the number of employees leaving their employment with us. We historically have had employee turnover rates which we believe were below the industry average. Accordingly, our recent rates, which we believe are similar to the industry average, may adversely affect our technology and product development cycles and our revenue and profitability in a manner we have not previously experienced. Further, many start-up optoelectronic companies are located in the vicinity of our main offices. Many of these companies have employees, including former Lucent employees, who know our personnel and may try to hire them.

     We may not be able to hire or retain qualified personnel if we are unable to offer competitive salaries and benefits, or if our stock does not perform well. In addition, as a stand-alone company, separate from Lucent and Bell Laboratories, we may find it more difficult to attract personnel. In particular, because our association with Bell Laboratories has been an important recruiting tool, our separation from Bell Laboratories may adversely affect our recruiting. We may have to increase our salaries and benefits which would increase our expenses and reduce our profitability. We are also dependent on the continued contributions of our principal sales, engineering and management personnel, many of whom would be difficult to replace.

  OUR PRODUCTS AND TECHNOLOGIES TYPICALLY HAVE LENGTHY DESIGN AND DEVELOPMENT CYCLES. A CUSTOMER MAY DECIDE TO CANCEL OR CHANGE ITS PRODUCT PLANS, WHICH COULD CAUSE US TO GENERATE NO REVENUE FROM A PRODUCT AND RESULT IN A DECLINE IN OUR PROFITABILITY.

     We may never generate any revenue from our products after incurring significant design and development expenditures. A delay or cancellation of a customer's plans could significantly adversely affect our financial results. Unlike some of our competitors, we primarily focus on winning competitive selection processes to develop products for use in our customers' equipment, as described in "Business--Customers, Sales and Distribution." These selection processes can be lengthy. After winning and beginning a product design for one of our customers, that customer may not begin volume production of their equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, we may experience delays from the time we begin incurring expenses until the time we generate revenue from our products. We have no assurances that our customers will ultimately market and sell their equipment or that such efforts by our customers will be successful.

     We have frequently incurred costs for the design and development of a product for which we have achieved a design win that does not ultimately result in sales. If we invest resources in a competitive bidding process and do not achieve a design win, or we achieve a design win but our customer's product is ultimately not introduced or is not well received, we will have difficulties in quickly finding other customers to offset this lost potential revenue. Other potential customers may be engaged with one of our competitors to develop components specifically for their end products, and we might not be able to generate any sales to these customers. Because we typically focus on only a few customers in a product area, the loss of a design win can sometimes result in our failure to offer a generation of a product. This can result in lost revenue and can hurt our position in future competitive selection processes because we may be perceived as not being a technology leader. For example, because of a missed design win with a large customer in 1999, we have not generated sales from a generation of that customer's mobile telephones. This loss caused us to have lower revenue with that customer and may have harmed our reputation with respect to our ability to provide integrated circuits for mobile telephones. Further, given our long development and design cycle, there may be significant delays in recognizing revenue from any new customer relationships we develop to replace any customers we lose. Because of our long development and design cycle, we also are not likely to recognize revenue from any new or expanded customer relationships that may result from our separation from Lucent for at least 18 months.

  BECAUSE WE ARE SUBJECT TO ORDER AND SHIPMENT UNCERTAINTIES, ANY SIGNIFICANT CANCELLATIONS OR DEFERRALS COULD CAUSE OUR REVENUE AND PROFITABILITY TO DECLINE OR FLUCTUATE.

     We generally sell products pursuant to purchase orders that customers may cancel or defer on short notice without incurring a significant penalty. Cancellations or deferrals could cause us to hold excess inventory, which could reduce our profitability and restrict our ability to fund our operations. If a customer cancels or defers product shipments, we may incur unanticipated reductions or delays in our revenue. Our customers often change their orders two or three times between initial order and delivery. Our customers' frequent changes usually relate to quantities or delivery dates, but sometimes relate to the specifications of the products we are supplying. These changes may cause delays or additional costs which may reduce or delay our revenue and profitability for a particular fiscal quarter or overall. If a customer refuses to accept shipped products or does not timely pay for these products, we could incur significant charges against our income. These charges could cause our profitability to decline and result in unanticipated fluctuations in revenue. The risks of revenue fluctuations are described below under "--Risks Related to the Offering."

  WE DEPEND ON SOME SINGLE SOURCES OF SUPPLY, PARTICULARLY FOR OUR OPTOELECTRONIC COMPONENTS, AND INTERRUPTIONS AFFECTING THESE AND OTHER SUPPLIERS COULD DISRUPT OUR PRODUCTION, COMPROMISE OUR PRODUCT QUALITY AND CAUSE OUR REVENUE AND PROFITABILITY TO DECLINE.

     We depend on a single source supplier for several different parts used to make some of our material optoelectronic components. We also depend on a single source of supply for some of the parts and processes used for some of our integrated circuit products. We have described these single sources of supply in more detail under "Business--Manufacturing and Supplies." Some of these single source suppliers also are competitors of ours. In some of these cases, there is no qualified alternative supplier for these parts or processes and qualifying new suppliers could require a substantial lead time. The loss of any of these or other significant suppliers or the inability of a supplier to meet performance and quality specifications or delivery schedules could cause our revenue and profitability to significantly decline. Because the optoelectronic components industry is generally supply constrained, we routinely experience shortages in supplies. If a problem with one or more suppliers disrupts our ability to timely deliver our products, our relationships with our customers may be harmed. Because we believe one of the primary considerations for customers purchasing optoelectronic components is our manufacturing capacity, a disruption in our ability to deliver our products may be particularly harmful to us. Further, a significant price increase from our suppliers could cause our profitability to decline if we cannot increase our prices to our customers. Any of these events may hurt our customer relationships and cause revenue to decline.

  BECAUSE WE EXPECT TO CONTINUE TO DERIVE A MAJORITY OF OUR REVENUE FROM INTEGRATED CIRCUITS AND THE INTEGRATED CIRCUITS INDUSTRY IS HIGHLY CYCLICAL, OUR REVENUE AND PROFITABILITY MAY FLUCTUATE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

     We derived 74.5% of our revenue from sales of our integrated circuits and wireless local area networking equipment in fiscal 2000. We expect to continue to derive a majority of our revenue from these products. Because the integrated circuits market segment is highly cyclical, we may have declines in our revenue and profitability that are primarily related to industry conditions and not our products. This market segment has experienced significant downturns, often in connection with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand and production overcapacity, as well as high inventory levels and accelerated erosion of average selling prices. The risks of revenue fluctuations are described below under "--Risks Related to the Offering."

  IF WE DO NOT ACHIEVE ADEQUATE MANUFACTURING VOLUMES, YIELDS OR SUFFICIENT PRODUCT RELIABILITY, OUR GROSS MARGINS AND PROFITABILITY MAY DECLINE.

     A failure to increase our manufacturing volumes to meet our customers' increasing needs and satisfy customer demand will have a significant effect on our gross margins and profitability. In some cases, existing manufacturing capacity may be insufficient to achieve the volume or cost targets of our customers. In particular, we have experienced difficulty in our optoelectronic component manufacturing due to restricted capacity. Accordingly, we will need access to additional manufacturing capacity and to develop new manufacturing processes and techniques, which are anticipated to involve higher levels of automation, to achieve our targeted volume and cost levels. In addition, it is frequently difficult to purchase necessary manufacturing equipment, or otherwise increase manufacturing capacity, in a timely fashion when customer demands increase in ways that we did not anticipate. Also, it may be difficult to hire qualified manufacturing personnel in a timely fashion, if at all, when customer demands increase over short time periods. While we continue to devote research and development efforts to improve our manufacturing techniques and processes, we may not achieve manufacturing volumes and cost levels that will fully satisfy customer demands. Further, these improvements require substantial investments in manufacturing processes and equipment, and we cannot assure you that we will have sufficient capital resources to make these necessary investments.

     The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers or contractors, or their inadvertent use of defective or contaminated materials, could significantly reduce our manufacturing yields and product reliability. Because the majority of our manufacturing costs are relatively fixed, manufacturing yields are critical to our profitability. Some of our manufacturing facilities have in the past experienced lower than expected production yields, which could delay product shipments and impair gross margins. Our manufacturing facilities may not maintain acceptable yields in the future.

  IF WE ARE UNABLE TO COMMIT SUFFICIENT RESOURCES TO MAKE THE NECESSARY CAPITAL EXPENDITURES FOR MANUFACTURING EQUIPMENT OR FACILITIES, OUR GROSS MARGINS AND PROFITABILITY MAY DECLINE.

     In the semiconductor industry, ongoing manufacturing cost and productivity improvements are essential to remaining competitive. This requires significant engineering and capital investments. For example, the diameter of the semiconductor wafers used for both optoelectronic components and integrated circuits continues to increase. Over the next several years more integrated circuits will be made using 300-millimeter, or 12-inch, diameter wafers. We are not currently using 300-millimeter wafers in our manufacture of integrated circuits. We believe that the cost of a high-volume integrated circuit manufacturing facility that uses 300-millimeter wafers is likely to be in excess of $3 billion. If we cannot obtain access to competitive manufacturing facilities through relationships with third parties or do not have the resources to invest in competitive manufacturing facilities, our manufacturing costs will be higher and our gross margins and profitability will be adversely affected. Because we currently manufacture most of our products in our wholly-owned manufacturing facilities, we may have to make larger engineering and capital investments than our competitors. This may adversely affect our profitability.

 WE DEPEND ON JOINT VENTURES OR OTHER THIRD-PARTY STRATEGIC RELATIONSHIPS FOR THE MANUFACTURE OF SOME OF OUR PRODUCTS. IF THESE MANUFACTURERS ARE UNABLE TO FILL OUR ORDERS ON A TIMELY AND RELIABLE BASIS, OUR REVENUE AND PROFITABILITY MAY DECLINE.

     We currently manufacture our optoelectronic components and integrated circuits through a combination of internal capability, joint ventures and external sourcing with contract manufacturers. Currently, a portion of our integrated circuits are manufactured by joint ventures or contract manufacturers. Only a small portion of our optoelectronic components is manufactured using joint ventures or contract manufacturing for any part of the process. We continually assess our manufacturing strategy. The mix of internal, joint venture and third-party manufacturing relationships may change over time. To the extent we rely on joint ventures and third-party manufacturing relationships, we face the following risks:

      -- their inability to develop manufacturing methods appropriate for our products;

      --   that the manufacturing costs will be higher than planned;

      --   that the reliability of our products will decline;

      -- their unwillingness to devote adequate capacity to produce our products;

      -- their inability to maintain continuing relationships with our suppliers; and

      -- the reduction of our control over delivery schedules and costs of our products.

If any of these risks is realized, we could experience an interruption in supply or an increase in costs, which could delay or decrease our revenue or reduce our profitability. We have experienced problems in the past. For example, in 1999, we terminated a joint venture for integrated circuits manufacturing because our partner no longer needed the joint venture to supply their manufacturing requirements. As a result, we were no longer able to share with our partner the manufacturing overhead and other costs of the joint venture.

 IF OUR CUSTOMERS DO NOT QUALIFY OUR MANUFACTURING LINES FOR VOLUME SHIPMENTS, OUR REVENUE MAY BE DELAYED OR REDUCED.

     Customers will not purchase any of our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for the product. Each new manufacturing line must go through varying levels of qualification with our customers. This qualification process determines whether the manufacturing line achieves the customers' quality, performance and reliability standards. Further, as we increase the number of our products manufactured in facilities that we do not own, we may need to make multiple qualifications for our products. We may not always be able to satisfy the qualifications. We also may not be able to shift the production of our products to other facilities that may have available capacity because doing so would require requalification for that product. Delays in qualification can cause a customer to discontinue use of the product and result in a significant loss of revenue.

 BECAUSE OPTOELECTRONIC COMPONENT AND INTEGRATED CIRCUIT AVERAGE SELLING PRICES IN PARTICULAR PRODUCT AREAS ARE DECLINING AND SOME OF OUR OLDER PRODUCTS ARE BECOMING OBSOLETE, OUR PROFITABILITY MAY DECLINE.

     In the optoelectronics and integrated circuits market segments, prices paid for a specific capability or functionality are expected to decline over time. We must continue timely development and introduction of new products that incorporate new or additional features that can be sold at higher prices and to reduce our manufacturing costs. If we cannot achieve these goals, our revenue and gross margins will decline, which will have a material adverse effect on our profitability. We have in the past, and will in the future, experience declines in the average selling prices for some of our optoelectronic components and integrated circuits. For optoelectronic components, the declines are due to, among other things, increased competition and greater unit volumes as network services providers continue to deploy optical networks. For integrated circuits, the declines are due to, among other things, downturns in the integrated circuit industry, increased competition, lower costs of producing integrated circuits and greater unit volumes. We anticipate that average selling prices for some of our products will decrease in the future in response to product introductions by competitors and us or to other factors, including price pressures from significant customers.

     If we do not offset these decreases by increases in our sales of other products, including new products, our revenue and profitability will decline. In addition, if we do not grow our revenue overall, our prospects may be harmed. If our prospects are harmed, the price of our common stock may decline because we may be less attractive to investors. Because our industry is characterized by rapid technological change and short product life cycles, in any given year we may have a substantial amount of revenue from products that are becoming obsolete. We may experience substantial decreases in sales of these products in subsequent years. For example, in fiscal 2000, we derived $43 million from sales of some of our older integrated circuit products used in traditional voice telephone networks and integrated services digital network systems. We expect sales of these products to decrease by over 60% in fiscal 2001.

 WE CONDUCT A SIGNIFICANT AMOUNT OF OUR SALES ACTIVITY AND MANUFACTURING EFFORTS OUTSIDE THE UNITED STATES, WHICH SUBJECTS US TO ADDITIONAL BUSINESS RISKS AND MAY CAUSE OUR PROFITABILITY TO DECLINE DUE TO INCREASED COSTS.

     In fiscal 2000, we derived $2.3 billion or 48.9% of our revenue from sales of our products shipped to locations outside the United States. We also manufacture a significant portion of our products outside the United States and are dependent on international suppliers for many of our parts. We intend to continue to pursue growth opportunities in both sales and manufacturing internationally. International operations are subject to a number of risks and potential costs, including:

      -- our new brand will not be locally recognized, which will cause us to spend significant amounts of time and money to build a brand identity;

      --   unexpected changes in regulatory requirements;

      -- inadequate protection of intellectual property in some countries outside of the United States;

      --   currency exchange rate fluctuations; and

      --   political and economic instability.

     In the past, we have incurred costs or experienced disruptions due to the factors described above and expect to do so in the future. For example, we have incurred significant expenditures in Asia to build the Lucent brand name, which was relatively unfamiliar there. Because we have significant manufacturing facilities outside the United States, including in Singapore and Thailand, a portion of our manufacturing costs are tied to local currencies. We must manage the risk that fluctuations in currency may increase our costs.

     As we expand our international operations, we may encounter new risks. For example, as we begin selling our wireless local area network equipment internationally, we will have to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in this product area. These or other similar risks could adversely affect our revenue and profitability.

 WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS, WHICH COULD INCREASE OUR COSTS AND RESTRICT OUR OPERATIONS IN THE FUTURE.

     We are subject to a variety of laws relating to the use, disposal, clean-up of, and human exposure to, hazardous chemicals. Any failure by us to comply with present and future environmental, health and safety requirements could subject us to future liabilities or the suspension of production. In addition, compliance with these or future laws could restrict our ability to expand our facilities or require us to acquire costly pollution control equipment, incur other significant expenses or modify our manufacturing processes. For example, we were required to eliminate the use of chloro-fluorocarbons, or CFCs, in all of our manufacturing operations by 1993. This required us to modify our manufacturing processes, buy alternate equipment or make modifications to existing equipment and requalify products with our customers. In addition, we are currently involved in remediation activities at various Superfund and other sites. In the event of the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites, we could be adversely affected.

 BECAUSE MANY OF OUR CURRENT AND PLANNED PRODUCTS ARE HIGHLY COMPLEX, THEY MAY CONTAIN DEFECTS OR ERRORS THAT ARE DETECTED ONLY AFTER DEPLOYMENT IN COMMERCIAL COMMUNICATIONS NETWORKS AND IF THIS OCCURS, THEN IT COULD HARM OUR REPUTATION AND RESULT IN A DECREASE IN OUR REVENUE.

     Our products are highly complex and may contain undetected defects, errors or failures. These products can only be fully tested when deployed in commercial communications networks and other equipment. Consequently, our customers may discover errors after the products have been deployed. The occurrence of any defects, errors or failures could result in:

      --   cancellation of orders;

      --   product returns;

      --   diversion of our resources;

      --   legal actions by our customers or our customers' end-users;

      --   increased insurance costs; and

      --   other losses to us or to our customers or end users.

Any of these occurrences could also result in the loss of or delay in market acceptance of our products and loss of sales, which would harm our business and adversely affect our revenue and profitability. We have from time to time experienced defects and expect to experience defects in the future. Because the trend in our industry is moving toward even more complex products in the future, this risk will intensify over time.

 THE COMMUNICATIONS SEMICONDUCTOR INDUSTRY IS INTENSELY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD HURT OUR REVENUE AND REDUCE OUR GROSS MARGINS AND PROFITABILITY.

     The market segments for optoelectronic components and integrated circuits are intensely competitive and subject to rapid and disruptive technological change. In the past few years, the number of competitors has risen. We expect the intensity of competition to continue to increase in the future as existing competitors enhance and expand their product offerings and as new participants enter the market. Many of these competitors will compete with us in product areas where gross margins may be higher. Some competitors may introduce technology that results in products at lower costs or improved performance, compared to our products. Increased competition may result in price reductions, reduced gross margins and loss of market share. Some of our customers and companies with which we have strategic relationships are or may be in the future competitors of ours. For example, Motorola, Inc. is a direct competitor in some of our market segments, as well as being one of our ten largest end customers and party to our joint design effort relating to the development of digital signal processor technology as described under "Business--Strategic Relationships."


     We cannot assure you that we will be able to compete successfully against existing or future competitors. The size and number of our competitors vary across our product areas, as do the resources we have allocated to the segments we target. Therefore, many of our competitors have greater financial, personnel, capacity and other resources than we have in each of our market segments or overall. Competitors with greater financial resources may be able to offer lower prices, additional products or services or other incentives that we cannot match or do not offer. These competitors may be in a stronger position to respond quickly to new or emerging technologies and may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. These competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain market share. Because we have a unionized workforce and many of our main competitors are not unionized to the same extent, or at all, our product costs may be higher and our gross margins may be lower. As a result, our competitors may be more profitable or may be able to compete for customers more effectively based on price. In the event of a union work stoppage at our facilities, we could be adversely affected. To the extent our competitors have greater financial resources, including a better credit rating, our competitors may more easily or less expensively access capital than us. This access may enhance our competitors' ability to compete in the areas described above, such as responding more quickly to new technologies or making strategic acquisitions.


 IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESSES AND PROSPECTS MAY BE HARMED.

     The failure to protect our intellectual property could seriously harm our businesses and prospects because we believe that developing new products and technology that are unique to us is critical to our success. If our prospects are harmed, the price of our common stock may decline because we may be less attractive to investors. Our efforts to protect our intellectual property through patents, trademarks, trade secrets, copyrights, confidentiality and nondisclosure agreements and other measures may not be adequate to protect our proprietary rights. Patent filings by third parties, whether made before or after the date of our filings, could render our intellectual property less valuable. Competitors may misappropriate our intellectual property and disputes as to ownership of intellectual property may arise. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be significantly impaired, which would limit our growth and future revenue.

  WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES OR PREVENT US FROM SELLING OUR PRODUCTS.

     A successful claim of patent or other intellectual property infringement against us could materially adversely affect our business and profitability. We cannot assure you that others will not claim that our proprietary or licensed products, systems and software are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. From time to time, we receive notices from third parties of potential infringement and receive claims of potential infringement when we attempt to license our intellectual property to others. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our products, systems or software infringed their intellectual property rights, any resulting litigation, including the litigation we expect to become a party to that is described under "Business--Legal Proceedings," could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction in the event of a successful claim of patent or other intellectual property infringement.

  IF WE CANNOT MAINTAIN OUR STRATEGIC RELATIONSHIPS OR IF OUR STRATEGIC RELATIONSHIPS FAIL TO MEET THEIR GOALS OF DEVELOPING TECHNOLOGIES OR PROCESSES, WE WILL LOSE OUR INVESTMENT AND MAY FAIL TO KEEP PACE WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS IN OUR INDUSTRY.

     In the past, we have entered into strategic relationships to develop technologies and manufacturing processes. If any of our strategic relationships do not accomplish our intended goals or do not develop the technology or processes sought, we will not realize a return on our investment and our profitability may decline. We intend to pursue and continue to form these strategic relationships in the future. These relationships often require us to commit both money and our employees to work on these joint projects. For example, in July 2000 we entered into a strategic relationship with Chartered Semiconductor Manufacturing Ltd. in which we have agreed to contribute significant financial, personnel and intellectual property resources. These resources will include an investment by us of up to $350 million over a five year period which will help create a 600-person research and development team to develop new manufacturing technologies and processes. If this strategic relationship fails, then we may not achieve a return on our investment or develop the anticipated manufacturing technologies and processes. Our failure to develop these technologies or processes may affect our ability to keep pace with the rapid technological developments of our industry.

  WE MAY NOT HAVE FINANCING FOR FUTURE STRATEGIC ACQUISITIONS OR BE SUCCESSFUL IN COMPLETING ACQUISITIONS, WHICH MAY PREVENT US FROM ADDRESSING GAPS IN OUR PRODUCT OFFERINGS, IMPROVING OUR TECHNOLOGY OR INCREASING OUR MANUFACTURING CAPACITY.


     If we are unable to incur additional debt or issue equity to make acquisitions or fail to identify and complete acquisitions, we may fail to address gaps in our product offerings, improve our technology or increase our manufacturing capacity. We may need to incur additional debt or issue equity in order to make strategic acquisitions or investments. We cannot assure you that such financing will be available to us on acceptable terms or at all. In particular, we expect to fund future acquisitions in part by issuing additional equity. If the price of our equity is low or volatile, we may not be able to acquire other companies. Also, we may be limited in the amount of stock that we can issue to make acquisitions. For a detailed discussion of these potential limitations, please see "Our Separation from Lucent -- Tax Limitations on Additional Issuance of Our Stock." In addition, if we need to incur additional debt for acquisitions or any other purpose prior to the distribution, we may be adversely affected by Lucent's credit rating or the amount of Lucent's outstanding debt at that time. Generally, as a subsidiary of Lucent, our credit rating will be linked to Lucent's credit rating so that any decline in Lucent's credit rating could cause a decline in our credit rating. A lower credit rating generally increases the costs of financing and may make some types of financing unavailable.



     Our ability to make payments on and to refinance our indebtedness, including the short-term debt we will assume from Lucent prior to the completion of this offering and future indebtedness, and to fund working capital, capital expenditures and strategic acquisitions and investments will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

  WE MAY ACQUIRE OTHER BUSINESSES OR FORM JOINT VENTURES THAT COULD NEGATIVELY AFFECT OUR PROFITABILITY, INCREASE OUR DEBT AND DILUTE YOUR OWNERSHIP OF OUR COMPANY.

     As part of our business strategy, we expect to pursue additional technology or manufacturing capacity through acquisitions or joint ventures. As a result, we may enter markets in which we have no or limited prior experience. If we were to make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we could assume unknown or contingent liabilities or experience negative effects on our reported results of operations from acquisition-related charges and of amortization of acquired technology, goodwill and other intangibles. Furthermore, if we raise funds through the issuance of debt or equity securities, any debt securities issued may have rights and preferences and privileges senior to those of holders of our common stock in the event of a liquidation. The terms of the debt securities may impose restrictions on our operations. Further, any equity issued would dilute your ownership of us. We may not identify or complete these transactions in a timely manner, on a cost effective basis or at all, and we may not realize the benefits of any acquisition or joint venture.

  BECAUSE WE HAVE CHANGED OUR NAME, OUR POTENTIAL CUSTOMERS MAY NOT RECOGNIZE OUR NEW BRAND, WHICH MAY CAUSE OUR REVENUE AND PROFITABILITY TO DECLINE.

     On December 5, 2000, we changed our name to Agere Systems Inc. We will change the trademarks and trade names under which we conduct our business to reflect our new company name. We plan to incur significant marketing expenses to build a new strong brand identity. If we fail to build this brand recognition, our revenue and profitability may decline. We will only have use of the Lucent name for a transitional period after the distribution. Because we have previously marketed our products under the Lucent name, our existing customers and business partners and investors generally may not recognize our new brand. Our name change also may cause difficulties in recruiting qualified personnel. We cannot predict the impact of the change in trademarks and trade names.

  BECAUSE WE RECORDED A SIGNIFICANT AMOUNT OF GOODWILL AND OTHER ACQUIRED INTANGIBLES IN CONNECTION WITH OUR ACQUISITIONS IN FISCAL 2000, WE EXPECT OUR AMORTIZATION OF GOODWILL AND OTHER ACQUIRED INTANGIBLES TO SIGNIFICANTLY REDUCE OUR NET INCOME IN FUTURE PERIODS AND THESE ASSETS COULD BECOME IMPAIRED.

     In fiscal 2000, we amortized $189 million of goodwill and other acquired intangibles, in connection with acquisitions completed primarily in the second half of fiscal 2000. The fiscal 2000 acquisitions were of Herrmann Technology, Inc., Ortel Corporation, Agere, Inc. and substantially all the assets of VTC Inc. We recorded a total of $3.6 billion in goodwill and other acquired intangibles in connection with these acquisitions. Accordingly, we expect our amortization of this amount to significantly reduce our net income in future periods. In addition, our amortization of goodwill and other acquired intangibles could increase in the future because of other acquisitions. As of September 30, 2000, our goodwill and other acquired intangibles represented approximately 49% of our total assets. Failure to achieve our planned integration of the acquired businesses and meet expected operating results could result in the need to review the carrying value of the goodwill and other intangibles for impairment. If an impairment of the value of the assets is identified, a charge to write down the assets could be necessary. Any such charge would reduce our net income for the period in which the charge is taken.

  BECAUSE WE HAVE MANUFACTURING FACILITIES LOCATED IN CALIFORNIA, WE FACE THE RISK THAT AN EARTHQUAKE COULD DAMAGE THESE FACILITIES, WHICH WOULD CAUSE A REDUCTION IN OUR REVENUE AND PROFITABILITY.

     Any disruption in our product development capability or our manufacturing capability arising from earthquakes could cause significant delays in the production or shipment of our products until we are able to shift development or production to different facilities or arrange for third parties to manufacture our products. We may not be able to obtain alternate capacity on favorable terms or at all. Some of our optoelectronic components are manufactured at our facilities in Alhambra, California. The products manufactured at these facilities include some of our newly introduced optoelectronic components and represented approximately 3% of our revenue in fiscal 2000. We expect these optoelectronic components to represent an increased amount of revenue in future periods. The risk of earthquakes to our manufacturing facilities in California is significant due to the proximity of major earthquake fault lines to these manufacturing facilities. In addition, some of our product development facilities and some of our suppliers are located in regions where there is a risk of earthquakes.

RISKS RELATED TO THE OFFERING

  BECAUSE THERE HAS NOT BEEN ANY PUBLIC MARKET FOR OUR CLASS A COMMON STOCK AND OUR STOCK MAY BE CONSIDERED A TECHNOLOGY STOCK, THE MARKET PRICE AND TRADING VOLUME OF OUR CLASS A COMMON STOCK MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.


     Prior to the consummation of this offering, there has been no trading market for our Class A common stock. We cannot predict the extent to which investors' interest will lead to a liquid trading market or whether the market price of our Class A common stock will be volatile. The market price of our Class A common stock could fluctuate significantly for many reasons, including in response to the risks described in this prospectus or for reasons unrelated to our specific performance, such as reports by industry analysts forecasting reduced build-outs of optical networks or negative announcements by Lucent or by our customers, competitors or suppliers regarding their own performance. For example, to the extent that one of our larger customers, or other large companies within our industry, experience declines in their stock price, our stock price may decline as well. Furthermore, our Class A common stock may be considered a technology stock by investors. Technology stocks have recently experienced extreme price and volume fluctuations. Therefore, the market price and trading volume of our Class A common stock also may be extremely volatile. In addition, when the market price of a company's common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.


  BECAUSE OUR QUARTERLY REVENUE AND OPERATING RESULTS ARE LIKELY TO VARY SIGNIFICANTLY IN FUTURE PERIODS, OUR STOCK PRICE MAY DECLINE.


     Our quarterly revenue and income from operations have varied and are likely to continue to fluctuate significantly from quarter to quarter because of the nature of our revenue and planned product introductions. For the last five quarters, our quarterly revenue varied from a low of $966 million for the fiscal quarter ended December 31, 1999, to a high of $1.5 billion for the fiscal quarter ended September 30, 2000. If our quarterly revenue or operating results fall below the expectations of securities analysts or investors, the price of our Class A common stock may fall substantially. For example, because of our lengthy sales and design processes described above, the effects of failing to be selected by a customer to provide a product may result in significantly lower revenue later, as compared to prior periods with more revenue from earlier design wins. We have experienced fluctuations in quarterly revenue for this reason in the past. In addition, sales of our products for specific customer projects often begin and end abruptly, so revenue may increase rapidly and later decrease just as quickly. The relative timing of the beginning and end of such sales can make our revenues less predictable. We also experience limited seasonal variations in our revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations" for a discussion of these limited seasonal variations and other factors that may cause our quarterly revenue and financial results to fluctuate.


 BECAUSE OF DIFFERENCES IN VOTING POWER AND LIQUIDITY BETWEEN THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK, THE MARKET PRICE OF THE CLASS A COMMON STOCK MAY BE LESS THAN THE MARKET PRICE OF THE CLASS B COMMON STOCK FOLLOWING LUCENT'S DISTRIBUTION OF THE CLASS B COMMON STOCK.

     Following the completion of this offering, Lucent currently intends to distribute its shares of Class B common stock to its stockholders by September 30, 2001. After the distribution, the Class B common stock will be publicly traded. Upon the distribution by Lucent, because there will be more shares of Class B common stock than Class A common stock then outstanding, the Class B common stock will be more liquid than the Class A common stock. In addition, because the Class B common stock has greater voting power per share for the election and removal of directors than the Class A common stock, some investors may prefer the Class B common stock as a means of investing in our company. Accordingly, the greater liquidity and voting power of the Class B common stock may cause the Class B common stock to trade at a higher market price than the Class A common stock.

     Upon completion of this offering and assuming the exchange occurs, Class B common stock will constitute approximately 72.3% of our total outstanding common stock and approximately 91.2% of the total voting power for the election and removal of directors and thus will be able to exercise a controlling influence over our business. Upon completion of this offering, Class A common stock will constitute approximately 27.7% of our total outstanding common stock and approximately 8.8% of our total voting power for the election and removal for directors.

  A NUMBER OF OUR SHARES ARE OR WILL BE ELIGIBLE FOR FUTURE SALE OR DISTRIBUTION, INCLUDING AS A RESULT OF THE PLANNED DISTRIBUTION BY LUCENT, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.


     Any sales of substantial amounts of our Class A common stock or Class B common stock in the public market, or the perception that such sales might occur, whether as a result of the planned distribution or otherwise, may cause the market price of our common stock to decline. Upon completion of this offering, we will have outstanding an aggregate of 370,310,000 shares of our Class A common stock. Upon completion of this offering, we will have outstanding an aggregate of 964,790,000 shares of our Class B common stock, all of which will be owned by Lucent. All of the Class A shares will be freely tradeable without restriction or further registration under the Securities Act, unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act. Many of our employees have options to purchase Lucent common stock, restricted stock and restricted stock units that will convert into options to purchase our common stock, our restricted stock and our restricted stock units at the time of the distribution. As of September 30, 2000, our employees held stock options covering a total of approximately 42,073,000 shares of Lucent common stock, 367,838 restricted shares of Lucent common stock and 320,586 Lucent restricted stock units. The actual number of shares of our common stock covered by substituted awards will be determined at the time of the conversion. See "Arrangements Between Lucent and Our Company -- Employee Benefits Agreement and Plans -- Lucent Stock Options; Restricted Stock and Restricted Stock Units" for information about how these Lucent awards will be converted into awards based on our common stock.


     Lucent has announced that it intends to distribute the shares of Class B common stock it will own upon completion of this offering to Lucent stockholders by September 30, 2001, the end of its 2001 fiscal year. Substantially all of these shares would be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of Class A common stock will be sold in the open market in anticipation of, or following, this distribution. We are also unable to predict whether these potential sales will have a negative effect on the price of our Class A common stock. A portion of Lucent's common stock is held by index funds tied to the Standard & Poor's 500 Index, the Dow Jones Industrial Average or other stock indices. If we are not included in these indices at the time of Lucent's distribution of our Class B common stock, these index funds will be required to sell our stock that they receive in the distribution. As of December 31, 2000, index funds held approximately 31% of Lucent's common stock. Some other institutional stockholders are not allowed by their charters to hold the stock of companies that do not pay dividends. Because we currently do not intend to pay dividends, we expect that these stockholders will sell the shares of our common stock distributed to them. As of December 31, 2000, approximately 36% of Lucent's common stock was held by institutional investors that are not index funds.

  THE TERMS OF OUR SEPARATION FROM LUCENT, ANTI-TAKEOVER PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS, OUR RIGHTS AGREEMENT AND PROVISIONS OF DELAWARE LAW COULD DELAY OR PREVENT A CHANGE OF CONTROL THAT YOU MAY FAVOR.

     An acquisition or further issuance of our common stock could trigger the application of Section 355(e) of the Internal Revenue Code or prevent Lucent from distributing "control" of us as defined in Section 368(c) of the Internal Revenue Code. For a discussion of Section 355(e) and Section 368(c), please see "-- We may not have financing for future strategic acquisitions or be successful in completing acquisitions, which may prevent us from addressing gaps in our product offerings, improving our technology or increasing our manufacturing capacity." Under the tax sharing agreement we would be required to indemnify Lucent for the resulting tax and this indemnity obligation might discourage, delay or prevent a change of control that stockholders may consider favorable.

     Provisions of our amended and restated certificate of incorporation and by-laws and our rights agreement, which will be in effect after the separation, also may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable or may impede the ability of the holders of our common stock to change our management. The provisions of our amended and restated certificate of incorporation and by-laws, among other things, will:

      -- divide our board of directors into three classes, with members of each class to be elected for staggered three-year terms;

      --   limit the right of stockholders to remove directors;

      -- regulate how stockholders may present proposals or nominate directors for election at annual meetings of stockholders; and

      -- authorize our board of directors to issue preferred stock in one or more series, without stockholder approval.

In addition, our amended and restated certificate of incorporation provides that stockholders can approve an amendment to our certificate of incorporation to elect to be subject to Section 203 of the General Corporation Law of the State of Delaware by written consent in lieu of a meeting of stockholders. Thus, Lucent, as a controlling stockholder, may cause such an election prior to the distribution without a meeting of stockholders. If this election occurs, Section 203 could have the anti-takeover effects described under "Description of Capital Stock--Delaware Business Combination Statute." Please see "Arrangements Between Lucent and Our Company--Separation and Distribution Agreement" and "Description of Capital Stock" for a more detailed description of these agreements and provisions.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this prospectus, whether as a result of new information, future events or otherwise.


     This prospectus contains information concerning our market segments and product areas generally which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which these market segments and product areas will develop. This information includes estimated growth statistics based on the third-party sources cited in this prospectus and on various market research and industry reports. The assumptions underlying the information on our market segments and product areas have been derived from information currently available to us and to market research and industry reports referred to in this prospectus. They include the following general underlying assumptions:


      -- investment in optical and wireless networks will grow significantly over the next five years;

      -- new technologies and applications through which people can access networks will continue to be developed; and

      -- manufacturers of communications and computer equipment will increasingly look to parts suppliers for integrated solutions.


     If any one or more of the foregoing assumptions are incorrect, actual market results may differ from those predicted. In addition, we generally cannot assure you that the forward-looking information regarding our market segments and product areas, including the estimated growth statistics, is accurate or will be achieved, whether or not the assumptions are correct. Conditions in our industry change rapidly and such information must be continually evaluated in light of then current conditions. For example, we are currently experiencing softening demand for our optoelectronic components and integrated circuits from a number of our large customers which, if it continues, would indicate that the actual growth rates for these products may differ from the estimated market growth rates contained in this prospectus. While we do not know what impact any such differences may have on our businesses, our future results of operations and financial condition and the market price of our shares of Class A common stock may be materially adversely affected.

                           OUR SEPARATION FROM LUCENT

OUR SEPARATION FROM LUCENT

     We were incorporated in Delaware on August 1, 2000, in preparation for our separation from Lucent. We are currently a wholly owned subsidiary of Lucent. Prior to the separation, Lucent conducted our businesses through various divisions and subsidiaries. We expect the separation of our businesses from those of Lucent, which will be accomplished by the transfer of the assets and liabilities of our businesses, to be substantially completed at the time of the offering. Lucent has announced that it currently plans, after the completion of this offering, to distribute all of the shares of our Class B common stock it then owns to its stockholders by September 30, 2001, the end of Lucent's current fiscal year.

BENEFITS OF THE SEPARATION

     We believe that our separation from Lucent will provide us with the opportunity to expand our business prospects and improve our operations. The key benefits of the separation are described below.

      -- Improved Relationships with Our Customers Which are Lucent's Competitors. We believe that Lucent's competitors in its communications equipment businesses may be reluctant to purchase components from one of Lucent's other divisions. We believe that these current and potential customers of ours are concerned that we will disclose their proprietary technical information to Lucent and that we will not provide them equal access to our new technologies or our manufacturing capacity. They also may be reluctant to take actions they view as strengthening one of their competitors. We believe that this conflict, which impedes our ability to sell to many of our largest current and potential customers, would be significantly resolved by separating our businesses from Lucent's other businesses.

      -- Better Incentives for Employees and Greater Accountability. We expect the motivation of our employees and the focus of our management to be strengthened by incentive compensation programs tied to our businesses' financial results and the market performance of our common stock. The separation will enable us to offer our employees compensation directly linked to the performance of our businesses. We expect this to enhance our ability to attract and retain qualified personnel.

      -- Greater Strategic Focus. We expect to have a sharper focus on our businesses and strategic opportunities as a result of our board of directors and management team focusing only on our businesses. We also will have greater ability to modify business processes to better fit the needs of our customers, businesses and employees.

      -- Increased Speed and Responsiveness. We believe we will be able to make decisions more quickly, deploy resources more rapidly and efficiently and operate with more agility than when we were a part of a larger organization. In addition, we expect to enhance our responsiveness to customers and companies with whom we have strategic relationships.

      -- Direct Access to Capital Markets. As a separate company, we will be able to directly access the capital markets to issue debt or equity securities. We believe our equity will provide us with the capability to grow more readily through acquisitions.

SEPARATION AND TRANSITIONAL ARRANGEMENTS

     We and Lucent and, in some cases, our respective subsidiaries, have entered into agreements providing for the separation of our businesses from Lucent, including a separation and distribution agreement to which we and Lucent are parties. These agreements generally provide for the transfer from Lucent to us of assets and the assumption by us of liabilities relating to our businesses, in each case to the extent agreed to by Lucent and us. We have entered into agreements with Lucent regarding the transfer and licensing to us of intellectual property relating to our businesses. We also have entered into agreements governing various interim and ongoing relationships between the parties including transitional services Lucent will provide to us.

     The agreements relating to our separation from Lucent were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Lucent. The terms of these agreements may be more or less favorable to us than those we could have negotiated with unaffiliated third parties. For more information regarding the separation arrangements, see "Arrangements Between Lucent and Our Company."


TAX LIMITATIONS ON ADDITIONAL ISSUANCE OF OUR STOCK



     After the completion of this offering, we will be limited in the amount of stock that we can issue because of potential adverse tax consequences.



     First, in order for the distribution to be tax-free to Lucent and its stockholders, Lucent must distribute "control" of Agere, as defined in Section 368(c) of the Internal Revenue Code. Under Section 368(c), "control" means ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote for the election and removal of directors and at least 80% of the total number of shares of each other class of nonvoting stock. Because we will have only voting stock outstanding, Lucent must distribute stock representing at least 80% of the combined voting power of our common stock for the election and removal of directors to satisfy the Section 368(c) control test. Thus, if we issue stock representing 8.8% of our voting power in the offering, before the distribution we may issue only a limited amount of our stock in acquisitions without violating the Section 368(c) "control" test.



     Second, under Section 355(e) of the Internal Revenue Code, Lucent will recognize taxable gain on the distribution if there are one or more acquisitions of our stock representing 50% or more of our stock, measured by vote or value, and the stock acquisitions are part of a plan or series of related transactions that includes the distribution. The shares issued in the offering will be considered to be part of a plan that includes the distribution. In addition, any other shares of our common stock acquired within two years before or after the distribution are presumed to be part of such a plan unless we can rebut that presumption. Thus, Lucent will recognize taxable gain on the distribution if the shares issued in the offering, together with any shares we issue to make acquisitions that are considered part of a plan that includes the distribution, represent 50% or more, measured by vote or value, of our common stock outstanding after completion of the offering and such acquisitions. If issuance of our stock causes the distribution to be taxable to Lucent under Section 355(e), we would be required to indemnify Lucent against that tax under the tax sharing agreement.



     As an example, assuming 370,310,000 shares of Class A common stock are sold in the offering and have a value that represents 27.74% of the aggregate value of all our common stock, including both Class A common stock and Class B common stock, and the value of a share of Class A common stock at that time is the same as a share of Class B common stock, we could issue no more than 594,479,990 additional shares of Class A common stock in acquisitions that are considered to be part of a plan that includes the distribution, calculated as follows:



                                                            IMMEDIATELY AFTER OFFERING
                                                   ---------------------------------------------
                                                     CLASS A         CLASS B           TOTAL
                                                   -----------    -------------    -------------
Shares...........................................  370,310,000      964,790,000    1,335,100,000
                                                         27.74%           72.26%             100%
Votes............................................  370,310,000    3,859,160,000    4,229,470,000
                                                          8.75%           91.25%             100%
Value............................................        27.74%           72.26%             100%

                                                       AFTER ISSUANCE OF 594,479,990 SHARES
                                                     OF NEW CLASS A COMMON STOCK AS PART OF A
                                                        PLAN THAT INCLUDES THE DISTRIBUTION
                                                   ---------------------------------------------
                                                     CLASS A         CLASS B           TOTAL
                                                   -----------    -------------    -------------
Shares...........................................  964,789,990      964,790,000    1,929,579,990
                                                        <49.99%          >50.00%             100%
Votes............................................  964,789,990    3,859,160,000    4,823,949,990
                                                        <19.99%          >80.00%             100%
Value............................................       <49.99%          >50.00%             100%



If the value of a share of Class A common stock and a share of Class B common stock are not the same, then the number of shares of Class A common stock or Class B common stock that may be used for acquisitions that are part of a plan that includes the distribution will be increased or reduced.


THE DISTRIBUTION BY LUCENT OF OUR CLASS B COMMON STOCK


     For a description of Lucent's ownership in us after completion of this offering, please see "Ownership of Our Common Stock -- Holders of more than 5% of Our Common Stock."


     Lucent has announced that it currently plans to complete the distribution by September 30, 2001. At that time, we expect Lucent to distribute all of the shares of our Class B common stock it then owns to its stockholders. Lucent expects to accomplish this distribution through a spin-off, a split-off or a combination of both transactions. A spin-off is a pro rata distribution by Lucent of its shares of our Class B common stock to holders of Lucent's common stock. A split-off is an exchange offer by Lucent in which holders of Lucent's common stock would be invited to tender those shares to Lucent in exchange for Lucent's shares of our Class B common stock. Lucent has the sole discretion to determine the form, structure and all other terms of any transaction to effect the distribution.

     Lucent's agreement to consummate the distribution on or before September 30, 2001, will be subject to the satisfaction or waiver by the Lucent board of directors, in its sole discretion, of a number of conditions which are discussed under "Arrangements Between Lucent and Our Company--Separation and Distribution Agreement--The Distribution." In addition, Lucent has various rights to terminate its agreement and Lucent's indebtedness may prohibit the distribution. For a discussion of Lucent's rights to terminate its obligation to complete the distribution, restrictions in Lucent's indebtedness that may prohibit the distribution and the risks associated with Lucent not completing the distribution, see "Risk Factors -- Risks Related to Our Separation from
Lucent -- If Lucent does not complete its distribution of our Class B common stock, we may not achieve many expected benefits of our separation, we may lose many of our employees and our business may suffer."

     Lucent has applied for a private letter ruling from the Internal Revenue Service that, among other things, the distribution of its shares of our common stock to the holders of Lucent's common stock will be tax-free to Lucent and its stockholders for United States federal income tax purposes. Receipt of the private letter ruling also is a condition to the distribution. If Lucent does not receive this ruling, Lucent is unlikely to complete the distribution. If the Lucent board waives a material condition to the distribution after the date of this prospectus, decides to delay or cancel the distribution or does not receive the private letter ruling it seeks, we intend to issue a press release and file a report on Form 8-K with the Securities and Exchange Commission.

                                USE OF PROCEEDS


     We estimate that we will receive approximately $3.75 billion in net proceeds from this offering from the sale by us of 222,660,000 shares of Class A common stock. These estimates reflect an initial public offering price of $17.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and the deduction of the estimated underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of our Class A common stock by our lead underwriter, in its capacity as the selling stockholder, in this offering or if our lead underwriter, in its capacity as the selling stockholder, sells any shares pursuant to the over-allotment option. The underwriters have agreed to exercise their over-allotment option from our lead underwriter, in its capacity as the selling stockholder, to the extent the exchange occurs and our lead underwriter, in its capacity as the selling stockholder, has additional Lucent debt obligations to exchange. For a more detailed discussion of the over-allotment option, please see "Underwriters -- Over-allotment Option."


     We do not have a specific plan for the net proceeds from this offering to be received by us. The principal reason for our offering is to raise funds for working capital, capital expenditures, debt service, potential acquisitions, joint ventures and investments and other general corporate purposes. Debt service may include paying interest on, or principal payments of, the $2.5 billion of debt we are assuming from Lucent. We will not receive any of the proceeds of this debt. The debt we assume is expected to have a maturity of one year or less. Interest rates will be variable. In addition, we will use a portion of our net proceeds from this offering to pay the approximately $200 million of costs, fees and expenses we will incur in connection with our separation from Lucent. We have no current agreements or commitments with respect to any potential acquisitions, joint ventures or investments. Accordingly, management will retain broad discretion in the allocation of the net proceeds of this offering. To the extent we do not use proceeds from this offering for one of the purposes outlined above, we anticipate that we will allocate such funds to one of the other purposes outlined above. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. Pending such uses, we intend to invest the estimated net proceeds of this offering to be received by us in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings for use in the operation and expansion of our business. As a result, you will need to sell your shares of common stock to receive any income or realize a return on your investment. You may not be able to sell your shares at or above the price you paid for them. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, cash requirements, prospects and other factors our board of directors deems relevant.

                                 CAPITALIZATION


     The following table sets forth our combined capitalization as of December 31, 2000, on an actual and pro forma basis.



      -- The "Historical" column reflects our capitalization as of December 31, 2000, on a historical basis.



      -- The "Pro Forma" column reflects our capitalization as of December 31, 2000, and gives effect to the pro forma adjustments to our combined financial statements for the separation from Lucent and related transactions, including this offering. The table below reflects our receipt from the sale of our Class A common stock by us of the estimated net proceeds of $3.75 billion, assuming an estimated initial public offering price of $17.50 per share, the midpoint of the range set forth on the cover page of this prospectus. We will not receive any of the net proceeds from the sale of our Class A common stock by our lead underwriter, in its capacity as the selling stockholder.


     The table below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation," our unaudited pro forma condensed financial statements and notes to our unaudited pro forma condensed financial statements and our combined financial statements and notes to our combined financial statements included elsewhere in this prospectus.


                                                                   DECEMBER 31, 2000
                                                              ---------------------------
                                                                              PRO FORMA
                                                              HISTORICAL     (UNAUDITED)
                                                              -----------    ------------
                                                              (DOLLARS IN MILLIONS EXCEPT
                                                                  PER SHARE AMOUNTS)
Cash........................................................    $   --          $3,750
                                                                ======          ======
Short-term debt.............................................    $   --          $2,500
Capitalized lease obligation................................        60              60
Invested equity/stockholders' equity
  Class A common stock, par value $0.01 per share,
     5,000,000,000 shares authorized and 370,310,000 shares
     issued and outstanding pro forma.......................        --               4
  Class B common stock, par value $0.01 per share,
     5,000,000,000 shares authorized and 964,790,000 shares
     issued and outstanding pro forma.......................        --              10
  Additional paid in capital................................        --           7,246
  Owner's net investment....................................     5,925              --
  Accumulated other comprehensive loss......................       (33)            (33)
                                                                ------          ------
     Total invested equity/stockholders' equity.............     5,892           7,227
                                                                ------          ------
     Total capitalization...................................    $5,952          $9,787
                                                                ======          ======



     Pro forma short-term debt reflects the assumption by us from Lucent of approximately $2.5 billion of short-term debt, which we will assume upon completion of this offering. The short-term debt is expected to consist of short-term borrowings under a credit facility. We will not receive any of the proceeds of this short-term debt. Upon completion of this offering, Lucent will be relieved of all obligations related to this short-term debt. We may refinance all or a portion of the short-term debt we are assuming with long-term or other short-term debt. We may from time to time incur additional debt.


     Our ability to issue additional equity is constrained because our issuance of additional common stock may cause the distribution to be taxable to Lucent under Section 355(e) or be taxable to both Lucent and its stockholders because of a failure of Lucent to distribute "control" of us as defined in Section 368(c) of the

Internal Revenue Code, and under the tax sharing agreement we would be required to indemnify Lucent against the tax to Lucent that would arise under Section 355(e). For a discussion of Section 355(e) or Section 368(c), please see "Our Separation from Lucent -- Tax Limitations on Additional Issuance of Our Stock."


     On a historical basis, the amount of Lucent's net investment in us was recorded in invested equity as owner's net investment in our combined financial statements.

                                    DILUTION


     The net tangible book value per share of our Class A common stock, adjusted to reflect the net proceeds we receive from the offering, will be substantially below the initial public offering price. You will therefore incur immediate and substantial dilution of $14.99 per share, based on the assumed initial public offering price of $17.50 per share. As a result, if we are liquidated, you may not receive the full amount of your investment.



     Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the pro forma net tangible book value per share of our Class A common stock immediately afterwards. Our pro forma net tangible book value at December 31, 2000, prior to giving effect to this offering, was approximately $(396) million, or approximately $(.36) per share. Pro forma net tangible book value per share represents the amount of total tangible assets, representing cash, receivables, inventories, property, plant and equipment, and investments, less total liabilities, including assumed short-term debt of $2.5 billion, divided by the number of shares of common stock outstanding, after giving effect to the pro forma adjustments described under "Capitalization" above.



     After giving effect to this offering and the receipt by us of an assumed $3.75 billion of net proceeds from this offering, based on an assumed initial public offering price of $17.50 per share, our pro forma net tangible book value at December 31, 2000, would have been approximately $3.4 billion, or $2.51 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.87 per share to Lucent, our existing stockholder, and an immediate dilution in pro forma net tangible book value of $14.99 per share to new investors purchasing shares of Class A common stock in this offering. The following table illustrates this dilution per share:



Assumed initial public offering price per share.............           $17.50
  Pro forma net tangible book value per share as of December
     31, 2000...............................................  $(.36)
  Increase in pro forma book value per share attributable to new investors..........................................  $2.87
Pro forma net tangible book value per share after this
  offering..................................................           $ 2.51
                                                                       ------
Dilution per share to new investors.........................           $14.99
                                                                       ======



     As of September 30, 2000, there were no options outstanding to purchase shares of our common stock. Lucent stock-based awards held by our employees will be converted into our stock-based awards at the time of the distribution. As of September 30, 2000, our employees held stock options covering a total of approximately 42,073,000 shares of Lucent common stock, 367,838 restricted shares of Lucent common stock and 320,586 Lucent restricted stock units. We expect to issue options to purchase our common stock in connection with the offering. To the extent that any options are granted and exercised, there will be further dilution to new investors.



     The following table, which assumes that the exchange described in "Underwriters--The Exchange" occurs, sets forth, as of December 31, 2000, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by Lucent and by the new investors in this offering at an assumed initial public offering price of $17.50 per share, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us.



                                     SHARES PURCHASED
                       ---------------------------------------------       TOTAL CONSIDERATION        AVERAGE
                                                     PERCENTAGE OF     ---------------------------     PRICE
                          NUMBER       PERCENTAGE   VOTING RIGHTS(1)       AMOUNT       PERCENTAGE   PER SHARE
                       -------------   ----------   ----------------   --------------   ----------   ---------
Lucent...............    964,790,000      72.3%           91.2%        $  893,125,000      12.1%      $  .93
New investors........    370,310,000      27.7             8.8          6,480,425,000      87.9        17.50
                       -------------     -----           -----         --------------     -----       ------
    Total............  1,335,100,000     100.0%          100.0%        $7,373,550,000     100.0%      $ 5.52
                       =============     =====           =====         ==============     =====       ======


------------
(1) Solely for the purpose of election and removal of directors.

     If the exchange occurs and the underwriters' over-allotment option is exercised in full from our lead underwriter, in its capacity as the selling stockholder, the following will occur:


      -- the number of shares of our Class B common stock held by Lucent will decrease to 909,243,500 shares, or approximately 68.1% of our total outstanding common stock; and

      -- the number of shares of our Class A common stock held by new investors will increase to 425,856,500 shares, or approximately 31.9% of our total outstanding common stock.

     The following table, which assumes that the exchange described in "Underwriters--The Exchange" does not occur, sets forth, as of September 30, 2000 on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by Lucent and by the new investors in this offering at an assumed initial public offering price of $17.50 per share, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us.


                                     SHARES PURCHASED
                       ---------------------------------------------       TOTAL CONSIDERATION        AVERAGE
                                                     PERCENTAGE OF     ---------------------------     PRICE
                          NUMBER       PERCENTAGE   VOTING RIGHTS(1)       AMOUNT       PERCENTAGE   PER SHARE
                       -------------   ----------   ----------------   --------------   ----------   ---------
Lucent...............  1,112,440,000      83.3%            95.2%       $3,477,000,000      47.2%      $ 3.13
New investors........    222,660,000      16.7              4.8         3,896,550,000      52.8        17.50
                       -------------     -----            -----        --------------     -----       ------
    Total............  1,335,100,000     100.0%           100.0%       $7,373,550,000     100.0%      $ 5.52
                       =============     =====            =====        ==============     =====       ======


------------
(1) Solely for the purpose of election and removal of directors.

     If the exchange does not occur and the underwriters' over-allotment option is exercised in full from us, the following will occur:

      -- the number of shares of our Class B common stock held by Lucent will remain at 1,112,440,000 shares, although it will decrease to approximately 81.3% of the total number of shares of our common stock outstanding after this offering; and

      -- the number of shares of our Class A common stock held by new investors will increase to 256,059,000 shares, or approximately 18.7% of the total number of shares of our common stock outstanding after this offering.

                         SELECTED FINANCIAL INFORMATION


     The following table sets forth our selected financial information derived from our unaudited combined financial statements for the nine months ended and as of September 30, 1996, for the fiscal year ended and as of September 30, 1997, and as of September 30, 1998, which are not included in this prospectus, and the audited combined financial statements for each of the three fiscal years in the period ended September 30, 2000, and as of September 30, 1999 and 2000 and the unaudited combined financial statements for the three months ended December 31, 1999 and 2000 and as of December 31, 2000, which are included elsewhere in this prospectus. The historical selected financial information may not be indicative of our future performance as a stand-alone company. The historical selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes to our combined financial statements included elsewhere in this prospectus.


     In reviewing the selected financial information, please note the items set forth below:

      -- Effective October 1, 1996, we changed our fiscal year end from December 31 to September 30.

      -- Effective October 1, 1998, we changed our method for calculating the market-related value of plan assets used in determining the expected return-on-asset component of annual net pension and postretirement benefit costs.

      -- Effective October 1, 1999, we changed our accounting method for computer software developed or obtained for internal use.

      -- Purchased in-process research and development and amortization of goodwill and other acquired intangibles reflect our acquisitions of Agere, Inc., Herrmann Technology, Inc., Ortel Corporation and substantially all the assets of VTC Inc. in fiscal 2000, Enable Semiconductor, Inc. and Sybarus Technologies ULC in fiscal 1999 and Optimay Corporation in fiscal 1998.


                                                                                           THREE MONTHS
                                  NINE MONTHS                                                  ENDED
                                     ENDED              YEAR ENDED SEPTEMBER 30,           DECEMBER 31,
                                 SEPTEMBER 30,   --------------------------------------   ---------------
                                     1996           1997        1998     1999     2000     1999     2000
                                 -------------   -----------   ------   ------   ------   ------   ------
                                  (UNAUDITED)    (UNAUDITED)                                (UNAUDITED)
                                                           (DOLLARS IN MILLIONS
                                                        EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  INFORMATION:
Revenue........................     $1,855         $2,769      $3,101   $3,714   $4,708   $  966   $1,362
Purchased in-process research
  and development..............         --             --          48       17      446       --       --
Amortization of goodwill and
  other acquired intangibles...         --              1           3       13      189        5      111
Income (loss) before cumulative
  effect of accounting
  change.......................        180            275         303      319      (76)      94       --
Cumulative effect of accounting
  change (net of provision
  (benefit) for income taxes of
  $21 in 1999 and $(2) for the
  three months ended December
  31, 2000)....................         --             --          --       32       --       --      (4)
Net income (loss)..............     $  180         $  275      $  303   $  351   $  (76)  $   94   $  (4)
Basic and diluted earnings
  (loss) per share (000's).....     $  180         $  275      $  303   $  351   $  (76)  $   94   $  (4)
Average shares outstanding --
  basic and diluted............      1,000          1,000       1,000    1,000    1,000    1,000    1,000



                                                  SEPTEMBER 30,
                            ---------------------------------------------------------   DECEMBER 31,
                               1996          1997          1998        1999     2000        2000
                            -----------   -----------   -----------   ------   ------   ------------
                            (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                              (DOLLARS IN MILLIONS)                     (UNAUDITED)
BALANCE SHEET INFORMATION:
Total assets..............    $1,835        $2,197        $2,481      $3,020   $7,067      $7,146
Capitalized lease
  obligation..............        --            --            --          78       60          60

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


     The unaudited pro forma condensed financial statements reported below should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the notes to our combined financial statements included elsewhere in this prospectus. The unaudited pro forma condensed statements of operations were prepared as if our separation from Lucent and the related transactions described below, including this offering, and our acquisition of Ortel Corporation had occurred as of the beginning of each period. The unaudited pro forma condensed balance sheet was prepared as if our separation from Lucent and related transactions described below had occurred as of December 31, 2000. The following unaudited pro forma condensed financial statements give pro forma effect to:



      -- the assumption by us from Lucent upon completion of this offering of $2.5 billion of short-term debt, including the associated debt issuance costs, interest expense and the related tax effect;


      -- the estimated net assets and deferred taxes we will receive in connection with Lucent's prepaid pension costs and long-term postretirement liabilities associated with the related employees that will be transferred to us at the date of distribution;

      -- the financial results of Ortel, which we acquired on April 27, 2000, for the period from October 1, 1999, to April 27, 2000, the elimination of related purchased in-process research and development and the effect of a full year of related amortization of goodwill and other acquired intangibles; and

      -- our receipt from the sale of our Class A common stock by us of the estimated net proceeds of $3.75 billion, assuming an estimated initial public offering price of $17.50 per share, the midpoint of the range set forth on the cover page of this prospectus.

     The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. Please see the notes to our unaudited pro forma condensed financial statements for a more detailed discussion of how the adjustments described above are presented in our pro forma condensed financial statements.


     Lucent intends to issue approximately $2.5 billion of short-term debt, which we will assume upon completion of this offering. The short-term debt is expected to consist of short-term borrowings under a credit facility. We will not receive any of the proceeds of this short-term debt. The $2.5 billion of debt we will assume from Lucent represents the portion of Lucent's debt that Lucent has determined should be attributed to our businesses. Upon completion of this offering, Lucent will be relieved of all obligations related to this short-term debt. We may refinance all or a portion of the short-term debt we are assuming with long-term or other short-term debt. We may from time to time incur additional debt.


     The following unaudited pro forma condensed financial statements have been derived from the combined financial statements included elsewhere in this prospectus and do not purport to represent what our financial position and results of operations actually would have been had the separation and related transactions and our acquisition of Ortel occurred on the dates indicated or to project our financial performance for any future period.

                       AGERE SYSTEMS INC. & SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 2000

                             (DOLLARS IN MILLIONS)


                                                      ORTEL CORP.
                                                    OCTOBER 1, 1999
                                                          TO
                                     HISTORICAL    APRIL 27, 2000(A)    ADJUSTMENTS    PRO FORMA
                                     ----------    -----------------    -----------    ---------
REVENUE............................    $4,708             $52              $            $4,760
COSTS..............................     2,555              33                            2,588
                                       ------             ---              -----        ------
GROSS PROFIT.......................     2,153              19                            2,172
                                       ------             ---              -----        ------
OPERATING EXPENSES
  Selling, general and
     administrative................       535              12                              547
  Research and development.........       827              10                              837
  Purchased in-process research and
     development...................       446              --               (307)(B)       139
  Amortization of goodwill and
     other acquired intangibles....       189              --                181(C)        370
                                       ------             ---              -----        ------
     TOTAL OPERATING EXPENSES......     1,997              22               (126)        1,893
                                       ------             ---              -----        ------
OPERATING INCOME (LOSS)............       156              (3)               126           279
Other income, net..................        33              --                               33
Interest expense...................        58              --                (52)(D)
                                                                             172(E)
                                                                              47(F)        225
                                       ------             ---              -----        ------
Income (loss) before income
  taxes............................       131              (3)               (41)           87
Provision (benefit) for income
  taxes............................       207              (1)               (65)(G)       141
                                       ------             ---              -----        ------
NET LOSS...........................    $  (76)            $(2)             $  24        $  (54)
                                       ======             ===              =====        ======


 See accompanying notes to unaudited pro forma condensed financial statements.

                       AGERE SYSTEMS INC. & SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000

                             (DOLLARS IN MILLIONS)


                                                     HISTORICAL     ADJUSTMENTS    PRO FORMA
                                                     -----------    -----------    ---------
REVENUE............................................    $1,362          $            $1,362
COSTS..............................................       788                          788
                                                       ------          -----        ------
GROSS PROFIT.......................................       574                          574
                                                       ------          -----        ------
OPERATING EXPENSES
  Selling, general and administrative..............       162                          162
  Research and development.........................       276                          276
  Amortization of goodwill and other acquired
     intangibles...................................       111                          111
                                                       ------          -----        ------
     TOTAL OPERATING EXPENSES......................       549                          549
                                                       ------          -----        ------
OPERATING INCOME (LOSS)............................        25                           25
Other income, net..................................        21                           21
Interest expense...................................        24            (23)(D)
                                                                          43(E)
                                                                          11(F)         55
                                                       ------          -----        ------
Income (loss) before income taxes..................        22            (31)           (9)
Provision for income taxes.........................        22            (12)(G)        10
                                                       ------          -----        ------
Loss before cumulative effect of accounting
  change...........................................        --            (19)          (19)
Cumulative effect of accounting change (net of
  benefit for income taxes of $2)..................        (4)                          (4)
                                                       ------          -----        ------
NET LOSS...........................................    $   (4)         $ (19)       $  (23)
                                                       ======          =====        ======


 See accompanying notes to unaudited pro forma condensed financial statements.

                       AGERE SYSTEMS INC. & SUBSIDIARIES

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                            AS OF DECEMBER 31, 2000

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                                     HISTORICAL     ADJUSTMENTS    PRO FORMA
                                                     -----------    -----------    ---------
ASSETS
Cash and cash equivalents..........................    $   --         $ 3,750(H)    $ 3,750
Trade receivables, less allowances.................       695                           695
Receivables due from Lucent Technologies Inc. .....        84                            84
Inventories........................................       496                           496
Other current assets...............................       197              47(F)        244
                                                       ------         -------       -------
          Total current assets.....................     1,472           3,797         5,269
Plant, property and equipment, net.................     1,989                         1,989
Goodwill and other acquired intangibles, net.......     3,388                         3,388
Prepaid pension costs..............................        --             131(I)        131
Other assets.......................................       297                           297
                                                       ------         -------       -------
          TOTAL ASSETS.............................    $7,146         $ 3,928       $11,074
                                                       ======         =======       =======
LIABILITIES:
Current liabilities................................    $  978         $             $   978
Short-term debt....................................        --           2,500(J)      2,500
                                                       ------         -------       -------
          Total current liabilities................       978           2,500         3,478
Post-employment benefit liabilities................        93                            93
Other liabilities..................................       183              68(I)
                                                                           25(I)        276
                                                       ------         -------       -------
          TOTAL LIABILITIES........................     1,254           2,593         3,847
                                                       ------         -------       -------
INVESTED EQUITY/STOCKHOLDERS' EQUITY
Preferred stock, par value $1.00 per share,
  250,000,000 shares authorized and no shares
  issued and outstanding pro forma.................        --                            --
Class A common stock, par value $0.01 per share,
  5,000,000,000 shares authorized and 370,310,000
  shares issued and outstanding pro forma..........        --               4(H)          4
Class B common stock, par value $0.01 per share,
  5,000,000,000 shares authorized and 964,790,000
  shares issued and outstanding pro forma..........        --              10(H)         10
Additional paid in capital.........................        --           3,736(H)
                                                                        3,510(K)      7,246
Owner's net investment(L)..........................     5,925              47(F)
                                                                           38(I)
                                                                       (2,500)(J)
                                                                       (3,510)(K)        --
Accumulated other comprehensive loss...............       (33)                          (33)
                                                       ------         -------       -------
          TOTAL INVESTED EQUITY/STOCKHOLDERS'
            EQUITY.................................     5,892           1,335         7,227
                                                       ------         -------       -------
          TOTAL LIABILITIES AND INVESTED
            EQUITY/STOCKHOLDERS' EQUITY............    $7,146         $ 3,928       $11,074
                                                       ======         =======       =======


 See accompanying notes to unaudited pro forma condensed financial statements.

             NOTES TO THE PRO FORMA CONDENSED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

(A) Reflects pro forma adjustments for the financial results of Ortel from October 1, 1999, to April 27, 2000. We acquired Ortel on April 27, 2000, and thereafter our combined financial statements included the financial results of Ortel.

(B) Reflects the elimination of purchased in-process research and development related to the Ortel acquisition.

(C) Reflects the full year impact of amortization of goodwill and other acquired intangibles related to our Ortel acquisition. In addition to Ortel, we also acquired Agere, Inc., Herrmann and substantially all the assets of VTC in fiscal 2000. If we had made these four acquisitions, including Ortel, as of October 1, 1999, the full year amortization of goodwill and other acquired intangibles would have been $445.


(D) Reflects the elimination of interest expense allocated to our historical combined statements of operations by Lucent. This allocation was based on the ratio of our net assets, excluding debt, to Lucent's net assets, excluding debt.



(E) Reflects the interest expense related to the assumption by us from Lucent of $2,500 of short-term debt upon completion of this offering. The short-term debt is expected to consist of short-term borrowings under a credit facility. We will not receive any of the proceeds of this short-term debt. Interest is calculated assuming all of the short-term debt consists of short-term borrowings under a credit facility. Interest expense was calculated using an annual interest rate of 6.85%, which represents the three-month LIBOR rate plus 125 basis points. Depending on the type of short-term debt we actually assume, our interest expense may be higher or lower than this rate. A variation of one percentage point in the interest rate charged on the short-term debt would result in a change of approximately $25 in the interest expense for fiscal 2000 and approximately $6 in the interest expense for the three months ended December 31, 2000.



(F) Reflects an estimate of $47 of fees associated with a short-term credit facility currently being negotiated. The fees will be amortized as interest expense over twelve months.


(G) Reflects the tax effect of the pro forma adjustment to interest expense using the statutory rate of 39.0%.


(H) Reflects the receipt by us of the estimated net proceeds from the sale of 222,660,000 shares of our Class A common stock by us in this offering. We will not receive any of the net proceeds from the sale of our Class A common stock by our lead underwriter, in its capacity as the selling stockholder.


(I) Reflects the projected prepaid pension asset and postretirement liability and the associated deferred taxes using a statutory rate of 39.0%, associated with various existing Lucent pension and other employee benefit plans related to the employees for which we are assuming responsibility.


(J) Reflects the assumption by us of $2,500 of short-term debt upon completion of this offering. The short-term debt is expected to consist of short-term borrowings under a credit facility. We will not receive any of the proceeds of this short-term debt.


(K) Reflects the reclassification of owner's net investment to paid-in capital upon the separation.

(L) On a historical basis, the amount of Lucent's net investment in us was recorded in invested equity as owner's net investment in our combined financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our combined financial statements and the notes to our combined financial statements included elsewhere in this prospectus. Our fiscal year ends on September 30. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. Please see "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements.

OVERVIEW

     We are the world leader in sales of communications semiconductors, which include both our optoelectronic components and integrated circuits. Communications semiconductors are the basic building blocks of electronic and photonic products and systems for terrestrial and submarine, or undersea, communications networks and for communications equipment. We sell our optoelectronic components and integrated circuits globally to manufacturers of communications and computer equipment.

     We report our operations in two segments: Optoelectronics and Integrated Circuits. The Optoelectronics segment represents our optoelectronic components operations, including both our active optoelectronic and our passive optical components. Optoelectronic components transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks. The Integrated Circuits segment represents our integrated circuits operations. Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. The Integrated Circuits segment also includes our wireless local area networking products, which facilitate the transmission of data and voice signals within a localized area without cables or wires. Each of the Optoelectronics and Integrated Circuits segments include revenue from the licensing of intellectual property related to that segment.

     The following table sets forth the allocation of our revenue between our operating segments, expressed as a percentage of revenue.


                                                                 THREE MONTHS
                                           YEAR ENDED               ENDED
                                          SEPTEMBER 30,          DECEMBER 31,
                                     -----------------------    --------------
                                     1998     1999     2000     1999     2000
                                     -----    -----    -----    -----    -----
OPERATING SEGMENT
  Optoelectronics..................   12.1%    17.7%    25.5%    21.1%    31.1%
  Integrated Circuits..............   87.9     82.3     74.5     78.9     68.9
                                     -----    -----    -----    -----    -----
          Total....................  100.0%   100.0%   100.0%   100.0%   100.0%
                                     =====    =====    =====    =====    =====


  SEPARATION FROM LUCENT

     We were incorporated under the laws of the State of Delaware on August 1, 2000, as a wholly owned subsidiary of Lucent. We had no material assets or activities as a separate corporate entity until the contribution to us by Lucent of the businesses described in this prospectus. Lucent conducted such businesses through various divisions and subsidiaries. After completion of this offering and assuming that the exchange described in "Underwriters--The Exchange" occurs, Lucent will own 100% of our outstanding Class B common stock, which will represent:


      -- approximately 72.3% of our total outstanding common stock, or approximately 68.1% if the underwriters exercise their over-allotment option in full from our lead underwriter, in its capacity as the selling stockholder; and

      -- approximately 91.2% of the combined voting power of all classes of our voting stock with respect to the election and removal of directors or approximately 89.5% if the underwriters exercise their over-allotment option in full from our lead underwriter, in its capacity as the selling stockholder.


If the exchange does not occur, after the completion of this offering Lucent will own 100% of our outstanding Class B common stock, which will represent:

      -- approximately 83.3% of our total outstanding common stock, or approximately 81.3% if the underwriters exercise their over-allotment option in full; and

      -- approximately 95.2% of the combined voting power of all classes of our voting stock with respect to the election and removal of directors, or approximately 94.6% if the underwriters exercise their over-allotment option in full.

Lucent has announced its intention to distribute all of the shares of our common stock it then owns to its stockholders by the end of Lucent's current fiscal year, which will occur on September 30, 2001. We cannot assure you that the distribution will occur by that date or at all. For a discussion of the terms of the distribution, please see "Our Separation from Lucent -- The Distribution by Lucent of Our Class B Common Stock."

     We have entered into several agreements with Lucent in connection with, among other things, intellectual property, interim services and product supply. The interim services agreement sets forth charges generally intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses. With limited exceptions, these interim services are not expected to extend beyond September 30, 2001.


     Lucent is our largest customer with purchases in fiscal 1998, 1999 and 2000 representing 22.3%, 25.7% and 21.3%, respectively, and 22.5% and 17.0% for the three months ended December 31, 1999 and 2000, respectively, of our revenue. We expect that our revenue from sales to Lucent will decrease as a percentage of our total revenue. We have entered into a three year product purchase agreement with Lucent that will begin on February 1, 2001 to supply Lucent with optoelectronic components and integrated circuits. Under this agreement, Lucent has committed that payments made to us for purchases of our products will total at least $800 million during the one year period ending January 31, 2002 and at least $1 billion annually during each one year period ending January 31, 2003 and January 31, 2004, subject to customary terms and conditions with respect to availability and acceptability of our products. Any purchases by Lucent in excess of $800 million during the first year of the agreement or in excess of $1 billion during the second year of the agreement will result in a reduction of the purchase commitment by Lucent during the third year of the agreement by the amount of any such excess. In limited instances, Lucent's purchase commitment for each year may be reduced in the event we fail to, or choose not to, fulfill some orders. In addition, to the extent Lucent does not meet its minimum yearly purchase commitments for either of the first two years of this agreement, Lucent may carry over a portion of the yearly purchase commitments to the following year of the agreement. Lucent also has entered into a three year supply agreement with us that began on February 1, 2001. Under that supply agreement, we will have an obligation to purchase all of our requirements of specified specialty fiber, fiber apparatus and premises cable products from Lucent. Please see "Arrangements Between Lucent and Our Company" for a more detailed discussion of this agreement and the other agreements to be entered into with Lucent prior to this offering.


     Our combined financial statements, which are discussed below, reflect the historical financial position, results of operations and cash flows of the businesses transferred to us from Lucent as part of the separation. The financial information included in this prospectus, however, may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all of our various units, Lucent's net investment in us is shown in lieu of stockholders' equity in the combined financial statements.

     The combined financial statements include allocations of Lucent's expenses, assets and liabilities, including the items described below.

     General Corporate Expenses. Lucent allocates general corporate expenses for each fiscal year based on revenue for that fiscal year. These allocations are reflected in the selling, general and administrative, cost of revenue and research and development line items in our combined statements of operations. The general corporate expenses allocation is primarily for cash management, legal, accounting, tax, insurance, public relations, advertising, human resources and data services and amounted to $185 million, $194 million and $178 million in fiscal 1998, 1999 and 2000, respectively, and $38 million and $45 million for the three months ended December 31, 1999 and 2000, respectively. We believe the costs of these services charged to us are a reasonable representation of the costs that would have been incurred if we had performed these functions as a stand-alone company. Following the separation, we will perform these functions using our own resources or through purchased services.



     Basic Research. Research and development expenses in our combined statements of operations include an allocation from Lucent to fund a portion of the costs of basic research conducted by Lucent's Bell Laboratories. This allocation was based on the number of individuals conducting basic research who will be transferred from Lucent's Bell Laboratories to us as part of the separation. This allocation amounted to $60 million, $64 million and $66 million for fiscal 1998, 1999 and 2000, respectively, and $17 million for both the three months ended December 31, 1999 and 2000. We believe the costs of this research charged to us are a reasonable representation of the costs that would have been incurred if we had performed this research as a stand-alone company. Following the separation, we will satisfy our basic research requirements using our own resources or through purchased services.



     Interest Expense. Because Lucent historically provided financing to us and incurred debt at the parent level, our combined balance sheets do not include debt other than our capitalized lease obligation. Our combined statements of operations, however, include an allocation of interest expense totaling $21 million, $38 million and $52 million in fiscal 1998, 1999 and 2000, respectively, and $12 million and $23 million for the three months ended December 31, 1999 and 2000, respectively. This allocation was based on the ratio of our net assets, excluding debt, to Lucent's total net assets, excluding debt. Our interest expense as a stand-alone company may be higher or lower than that reflected in our combined statements of operations. Interest expense also includes interest expense related to our capitalized lease obligation.



     Benefit Obligations. At the distribution, we will become responsible for pension and postretirement benefits for our active U.S. employees. Obligations related to U.S. employees who retired or terminated employment prior to this offering will remain the responsibility of Lucent. Until the distribution, our U.S. employees will be participants in most of the Lucent employee benefit plans. At the distribution, we will become responsible for pension and postretirement benefits for our U.S. employees who retire or terminate on or after this offering, and Lucent will transfer to us the pension and postretirement assets related to those employees. Lucent has managed its employee benefit plans on a consolidated basis and separate information relating to us is not readily available. Therefore, our share of the Lucent U.S. plans' assets and liabilities is not included in our combined balance sheets. Our combined statements of operations include, however, an allocation of the costs of the U.S. employee benefit plans. These costs were allocated based on our active U.S. employee population for each of the years presented. In relation to the Lucent plans, we recorded pension expense of $23 million, $38 million and $27 million, for fiscal 1998, 1999 and 2000, respectively, and $7 million and $2 million for the three months ended December 31, 1999 and 2000, respectively, and postretirement benefit expense of $14 million, $17 million and $15 million in fiscal 1998, 1999 and 2000, respectively, and $4 million and $3 million for the three months ended December 31, 1999 and 2000, respectively.


     Income Taxes. Income taxes were calculated as if we filed separate tax returns. Lucent, however, was managing its tax position for the benefit of its entire portfolio of businesses. Lucent's tax strategies are not necessarily reflective of the tax strategies that we would have followed or will follow as a stand-alone company.

     Cash and Receivables. Lucent uses a centralized approach to cash management and the financing of its operations. Our cash deposits are transferred to Lucent on a regular basis and are netted against the owner's net investment account. As a result, none of Lucent's cash, cash equivalents or debt were allocated to us in our combined financial statements. Receivables due from Lucent reflected in the combined balance sheets include direct accounts receivable and an assumed amount due from Lucent calculated based on days sales outstanding expected on sales to Lucent subsequent to the separation. Receivables due from Lucent will be settled as of the separation. Changes in invested equity represent any funding required from Lucent for working capital, acquisition or capital expenditure requirements after giving effect to our transfers to or from Lucent of our cash flows.

  RESTRUCTURING CHARGES AND SEPARATION EXPENSES


     In connection with our separation from Lucent and as a result of a review of our operations, we expect to take a restructuring charge of less than $30 million by the third fiscal quarter of 2001. This restructuring charge is primarily related to payments for the termination of equipment leases and personnel severance associated with an older manufacturing capability in Orlando, Florida, which will be made by September 30, 2001. In addition to this $30 million restructuring charge, we estimate that there will be incremental costs of approximately $20 million associated with eliminating older technology manufacturing equipment, which will be recognized during fiscal 2001. We are restructuring and incurring the incremental costs in order to improve our manufacturing asset utilization and cost structure and terminating certain leases as a result of our separation from Lucent.


     We will incur costs, fees and expenses relating to our separation from Lucent and this offering of approximately $200 million. These costs, fees and expenses will be primarily related to legal separation matters, designing and constructing our computer infrastructure, information and data storage systems, marketing expenses relating to building a company brand identity and implementing treasury, real estate, pension and records retention management services. Except for the anticipated $200 million of costs, fees and expenses, we do not currently anticipate that the changes as a result of our separation will materially impact our cost structure as reflected in our historical results.

     In addition, in connection with this offering, we will pay agreed upon expenses of the underwriters and the underwriters' discount provided in the underwriting agreement. We also will pay legal and accounting expenses and the costs of producing, printing, mailing and otherwise distributing this prospectus of approximately $20 million.

  ACQUISITIONS

     As part of our continued efforts to broaden our portfolio of product offerings, we completed the key acquisitions described below during fiscal 1998, 1999 and 2000.

June 2000      Acquisition of Herrmann Technology, Inc., a developer and
               manufacturer of passive optical filters that can be used in conjunction with active optoelectronic components, in products such as amplifiers. The purchase price was $432 million in Lucent common stock and options. In connection with this acquisition, some former stockholders of Herrmann are entitled to receive up to a total of 677,019 additional shares of Lucent common stock based on retention and the achievement of milestones, which require the production of two products at improved manufacturing yields within the three-year period following the acquisition.

April 2000     Acquisition of Ortel Corporation, a developer and manufacturer of semiconductor optoelectronic components used in fiber optic systems for cable television and data communications networks.
               The purchase price was approximately $3.0 billion in Lucent common stock and options.

April 2000     Acquisition of Agere, Inc., a developer and supplier of network processor integrated circuits. Network processors control how data is sent over a network. The purchase price was $377 million in Lucent common stock and options.

March 2000     Acquisition of substantially all the assets of VTC Inc., a supplier of integrated circuits to computer hard disk drive manufacturers. The purchase price was $104 million in cash. In connection with this acquisition, stockholders of VTC are entitled to receive additional cash consideration of up to $50 million contingent on the delivery of product at specified manufacturing yields and the transfer and qualification of process technology to our manufacturing facilities.

March 1999     Acquisition of Enable Semiconductor, Inc., a developer of
               integrated circuits for local area network equipment. The purchase price was $51 million in cash.

February 1999  Acquisition of Sybarus Technologies ULC, a developer of integrated circuits for communications networks. The purchase price was $41 million in cash.

April 1998     Acquisition of Optimay Corporation, a developer of software used for mobile telephones. The purchase price was $64 million in cash.

  REVENUE

     We derive revenue primarily from sales of products in our Optoelectronics and Integrated Circuits segments. We sell our products globally primarily through our direct sales force and indirectly through our network of approximately 25 distributors. In fiscal 2000, we derived approximately 91% of our revenue from sales made by our direct sales force and approximately 9% from sales to distributors.


     Each of the Optoelectronics and Integrated Circuits segments include revenue from the licensing of our intellectual property related to that segment. License fee revenue as a percentage of Integrated Circuits revenue was approximately 7% in fiscal 1998 and declined to less than 5% in fiscal 2000. License fee revenue as a percentage of Optoelectronics revenue was approximately 3% in fiscal 1998 and declined to less than 1% in fiscal 2000. License fee revenue is expected to continue to decline as a percentage of total revenue for the foreseeable future.



     We recognize revenue from sales of optoelectronic components and integrated circuits when all obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivables is reasonably assured. We accrue a provision for estimated sales allowances as a reduction of revenue at the time of revenue recognition. We recognize revenue from intellectual property licensing over the license term.


     Historically, we have relied on a limited number of customers for a substantial portion of our total revenue. In fiscal 2000, our top ten end customers, based on revenue, accounted for approximately 52% of our revenue. As discussed above under "--Separation from Lucent," we expect our sales to Lucent to continue to represent a significant percentage of our revenue, although we expect that our revenue from sales to Lucent will decrease as a percentage of our total revenue. We expect that a significant portion of our future revenue will continue to be generated by a limited number of customers.

  COSTS

     Our costs consist primarily of manufacturing overhead, materials, parts and labor. Similar to many optoelectronics and integrated circuit manufacturers, we have relatively high fixed costs related in particular to our wafer manufacturing. Because these costs are generally fixed in nature, we may experience significant improvements in margins when volumes increase. However, these high fixed costs limit our ability to reduce costs in times of decreased demand.

  OPERATING EXPENSES

     Our selling, general and administrative expenses and research and development expenses consist primarily of salaries, commissions, benefits and other expenses in support of these activities. We expect our selling, general and administrative expenses to increase significantly in fiscal 2001, as compared to fiscal 2000. This increase is primarily due to our anticipated increase in the sales of our products. Further, as we increase our percentage of sales of our products, particularly our optoelectronic components, to customers other than Lucent, our selling and marketing costs will rise because our sales to Lucent have historically required lower selling costs. Our lower selling and marketing costs to Lucent are a result of economies of scale achieved through the volume of sales to Lucent, our largest customer, and the familiarity Lucent has with our products.

In addition, as we expand our global presence and implement other selling initiatives, we expect increases in our selling and marketing expenses. We also expect our research and development expenses to increase significantly in fiscal 2001 over fiscal 2000. We expect to invest approximately $1.1 billion in research and development in fiscal 2001, an increase of approximately 29% compared to fiscal 2000. For a discussion of our purchased in-process research and development, please see "--Purchased In-Process Research and Development."


  AMORTIZATION OF GOODWILL AND OTHER ACQUIRED INTANGIBLES

     In fiscal 2000, we amortized $189 million of goodwill and other acquired intangibles, in connection with acquisitions completed primarily in the second half of fiscal 2000. The fiscal 2000 acquisitions were of Herrmann Technology, Inc., Ortel Corporation, Agere, Inc. and substantially all the assets of VTC Inc. We recorded a total of $3.6 billion in goodwill and other acquired intangibles in connection with these acquisitions. Accordingly, we expect our amortization of this amount to significantly reduce our net income in future periods. In addition, our amortization of goodwill and other acquired intangibles could increase in the future because of other acquisitions.

  OPERATING TRENDS

     Because our industry is characterized by rapid technological change and short product life cycles, in any given year we may have a substantial amount of revenue from products which are becoming obsolete. We may experience substantial decreases in sales of these products in subsequent years. If we do not offset these decreases by increases in our sales of other products, including new products, our revenue and profitability will decline. Therefore, it is important that we continue to win new business from our customers, design new products and introduce them successfully into high-volume production.

     In the optoelectronics and integrated circuits market segments, prices paid for a specific capability or functionality are expected to decline over time. This is due to the introduction of new technologies, increases in product volumes that generally lead to better manufacturing yields and product innovations. We must continually design and sell new products and introduce competitive technologies so that our costs are improved and our profitability is maintained. Newer technologies allow products to incorporate additional functions and features that are valued by customers. By continually replacing older products with newer products, average selling prices are not reduced as quickly. It is important that we continue to develop or otherwise gain access to new manufacturing technologies. The introduction of new manufacturing technologies requires continuing capital equipment investment in our manufacturing facilities or agreements to gain access to manufacturing technologies through arrangements with third parties.

     We may never generate any revenue from our products after incurring significant design and development expenditures. After winning and beginning a product design for one of our customers, that customer may not begin volume production of their equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, we will experience delays from the time we begin incurring expenses until the time we generate revenue from our products. A delay or cancellation of a customer's plans could adversely affect our financial results significantly. If we invest resources in a competitive bidding process and do not achieve a design win, or we achieve a design win but our customer's product is ultimately not introduced or is not well received, we will have difficulties in quickly finding other customers to offset this lost potential revenue. Other potential customers may be engaged with one of our competitors to develop components specifically for their end products, and we might not be able to generate any sales to these customers. Further, given our long development and design cycle, there may be significant delays in recognizing revenue from any new customer relationships we develop to replace any customers we lose.

     We generally sell products pursuant to purchase orders that customers may cancel or defer on short notice without incurring a significant penalty. Cancellations or deferrals could cause us to hold excess inventory, which could reduce our profitability and restrict our ability to fund our operations. If a customer cancels or defers product shipments, we may incur unanticipated reductions or delays in our revenue.

RESULTS OF OPERATIONS

     The following table sets forth line items from our combined statements of operations as a percentage of revenue for the periods indicated.


                                                                         THREE MONTHS
                                                   YEAR ENDED               ENDED
                                                  SEPTEMBER 30,          DECEMBER 31,
                                             -----------------------    --------------
                                             1998     1999     2000     1999     2000
                                             -----    -----    -----    -----    -----
REVENUE....................................  100.0%   100.0%   100.0%   100.0%   100.0%
COSTS......................................   51.3     52.5     54.3     52.0     57.9
                                             -----    -----    -----    -----    -----
GROSS MARGIN...............................   48.7     47.5     45.7     48.0     42.1
                                             -----    -----    -----    -----    -----
OPERATING EXPENSES
  Selling, general and administrative......   16.9     15.4     11.3     11.4     11.9
  Research and development.................   15.0     18.4     17.6     17.9     20.3
  Purchased in-process research and
     development...........................    1.7      0.5      9.5       --       --
  Amortization of goodwill and other
     acquired intangibles..................     --      0.3      4.0      0.5      8.1
                                             -----    -----    -----    -----    -----
     Total operating expenses..............   33.6     34.6     42.4     29.8     40.3
                                             -----    -----    -----    -----    -----
OPERATING INCOME...........................   15.1     12.9      3.3     18.2      1.8
Other income (expense) -- net..............    2.1      1.0      0.7     (0.4)     1.6
Interest expense...........................    0.7      1.0      1.2      1.5      1.8
                                             -----    -----    -----    -----    -----
Income before income taxes.................   16.5     12.9      2.8     16.3      1.6
Provision for income taxes.................    6.7      4.3      4.4      6.6      1.6
                                             -----    -----    -----    -----    -----
Income (loss) before cumulative effect of
  accounting change........................    9.8      8.6     (1.6)     9.7       --
Cumulative effect of accounting change (net
  of provision (benefit) for income
  taxes)...................................     --      0.9       --       --     (0.3)
                                             -----    -----    -----    -----    -----
NET INCOME (LOSS)..........................    9.8%     9.5%    (1.6)%    9.7%    (0.3)%
                                             =====    =====    =====    =====    =====



     THREE MONTHS ENDED DECEMBER 31, 2000 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1999



     The following table shows the change in revenue, both in dollars and in percentage terms:



                                               THREE MONTHS
                                                  ENDED
                                               DECEMBER 31,        CHANGE
                                              --------------    -------------
                                              1999     2000      $        %
                                              ----    ------    ----    -----
                                                   (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Optoelectronics...........................  $204    $  424    $220    107.8%
  Integrated Circuits.......................   762       938     176     23.1
                                              ----    ------    ----
          Total.............................  $966    $1,362    $396     41.0%
                                              ====    ======    ====



     Revenue. Revenue increased 41.0% or $396 million, from the three months ended December 31, 1999 to $1,362 million for the three months ended December 31, 2000. This increase was due primarily to volume increases in both the Optoelectronics and Integrated Circuits segments. The increase of $220 million in the three months ended December 31, 2000 within the Optoelectronics segment was led by increased sales of many of our key optoelectronic components for high-speed transport and submarine network applications. The increase of $176 million for the three months ended December 31, 2000 within the Integrated Circuits segment was driven by net increases across our Integrated Circuits product offerings except for a decrease in sales of our Integrated Circuits for wireless terminal devices due to a missed design win with a large customer.



     Costs and gross margin. Costs increased 57.0% or $286 million, from the three months ended December 31, 1999 to $788 million for the three months ended December 31, 2000. This increase was primarily due to increased sales volume. Gross margin decreased 5.9 percentage points from 48.0% to 42.1% for the three months ended December 31, 2000 as compared to the three months ended December 31, 1999 due primarily to margin erosion within the Integrated Circuits segment. Gross margin for the Integrated Circuits segment was 48.8% for the three months ended December 31, 1999, and 41.2% for the three months ended December 31, 2000. The decrease in Integrated Circuits gross margin was due primarily to lower average revenues per unit. Gross margins for the Optoelectronics segment were approximately 45% in both periods.



     Selling, general and administrative. Selling, general and administrative expenses increased 47.3% or $52 million, from the three months ended December 31, 1999 to $162 million for the three months ended December 31, 2000. The increase was due to a higher level of compensation and benefit related expenses and consulting expenses of $5 million associated with separating from Lucent.



     Research and development. Research and development expenses increased 61.8% or $107 million, from the three months ended December 31, 1999 to $276 million for the three months ended December 31, 2000. The increase was due to new and ongoing product development expenses within the Integrated Circuits and Optoelectronics segments, including $26 million added during the three months ended December 31, 2000 for development projects associated with our acquisitions during fiscal 2000.



     Amortization of goodwill and other acquired intangibles. Amortization expense increased $106 million from the three months ended December 31, 1999 to $111 million for the three months ended December 31, 2000 due to the amortization of goodwill associated with our acquisitions.



     Operating income(loss). Operating income decreased 85.8% or $151 million, from the three months ended December 31, 1999 to $25 million for the three months ended December 31, 2000. Operating income includes amortization of goodwill and other acquired intangibles. The Optoelectronics segment operating income was $51 million for the three months ended December 31, 1999 and had an operating loss of $3 million for the three months ended December 31, 2000. The Optoelectronics segment results for the three months ended December 31, 2000 included $92 million of amortization of goodwill and other acquired intangibles, compared to zero in the three months ended December 31, 1999. The Integrated Circuits segment operating income was $125 million for the three months ended December 31, 1999 and $39 million for the three months ended December 31, 2000. The results for the three months ended December 31, 2000 included $20 million of amortization of goodwill and other acquired intangibles compared to $5 million in the three months ended December 31, 1999. Operating income for our reported segments does not include approximately $11 million of costs and expenses associated with separating from Lucent.



     The following table shows the change in operating income, excluding purchased in-process research and development and amortization of goodwill and other acquired intangibles, and costs and expenses associated with separating from Lucent, both in dollars and in percentage terms:



                                               THREE MONTHS
                                                  ENDED
                                               DECEMBER 31,       CHANGE
                                               ------------    -------------
                                               1999    2000     $        %
                                               ----    ----    ----    -----
                                                   (DOLLARS IN MILLIONS)
OPERATING SEGMENT:
  Optoelectronics............................  $ 51    $ 89    $ 38    74.5%
  Integrated Circuits........................   130      59     (71)   (54.6)
                                               ----    ----    ----
          Total..............................  $181    $148    $(33)   (18.2)%
                                               ====    ====    ====

     Other income (expense)-net. Other income(expense)-net increased $25 million, from the three months ended December 31, 1999 to $21 million of income for the three months ended December 31, 2000. The increase was attributed primarily to a higher level of equity earnings from investments.



     Provision for income taxes. The effective tax rates were 40.6% and 100% for the three months ended December 31, 1999 and the three months ended December 31, 2000, respectively. Excluding the impact of goodwill amortization associated with acquisitions and, in the three months ended December 31, 2000, an international tax rate change, the effective tax rate for the three months ended December 31, 1999 and for the three months ended December 31, 2000 were 33.5% and 29.5% respectively.


     FISCAL YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1999

     The following table shows the change in revenue for each of our operating segments, both in dollars and in percentage terms.


                                               YEAR ENDED
                                             SEPTEMBER 30,          CHANGE
                                           ------------------    ------------
                                            1999        2000      $       %
                                           ------      ------    ----    ----
                                                 (DOLLARS IN MILLIONS)
OPERATING SEGMENT
  Optoelectronics........................  $  659      $1,201    $542    82.2%
  Integrated Circuits....................   3,055       3,507     452    14.8
                                           ------      ------    ----
          Total..........................  $3,714      $4,708    $994    26.8%
                                           ======      ======    ====


     Revenue. Revenue increased 26.8%, or $994 million, from $3,714 million in fiscal 1999 to $4,708 million in fiscal 2000, due primarily to volume increases in both the Optoelectronics and Integrated Circuits segments. The increase of $542 million in the Optoelectronics segment was led by increased sales primarily to existing customers of many of our key optoelectronic components for high-speed transport and submarine network applications. The increase of $452 million in the Integrated Circuits segment was driven by net increases across our integrated circuits product offerings except for a decrease in fiscal 2000 sales of our integrated circuits for wireless terminal devices due to a missed design win with a large customer in 1999, which resulted in our not generating sales from a generation of that customer's mobile telephones.


     Costs and gross margin. Costs increased 31.1%, or $606 million, from $1,949 million in fiscal 1999 to $2,555 million in fiscal 2000, primarily due to increased sales volume. Gross margin decreased 1.8 percentage points from 47.5% to 45.7% in fiscal 2000 compared with fiscal 1999. Gross margin for the Integrated Circuits segment was 48.6% in fiscal 1999 and 44.7% in fiscal 2000. The decrease in Integrated Circuits gross margin was due primarily to lower average revenues per unit. Gross margin for the Optoelectronics segment increased from 42.5% in fiscal 1999 to 48.7% in fiscal 2000. The increase in Optoelectronics gross margin was due primarily to the volume growth in the business which resulted in a more efficient utilization of manufacturing capacity.


     Selling, general and administrative. Selling, general and administrative expenses decreased 6.6%, or $38 million, from $573 million in fiscal 1999 to $535 million in fiscal 2000. This decrease was primarily due to lower costs associated with the implementation of our advanced logistics and planning systems. These systems were primarily implemented and paid for in fiscal 1999.

     Research and development. Research and development expenses increased 21.1%, or $144 million, from $683 million in fiscal 1999 to $827 million in fiscal 2000. This increase was primarily due to new and ongoing product development expenses within the Integrated Circuits and Optoelectronics segments, including $50 million added during the year as a result of our acquisitions.

     Purchased in-process research and development. In-process research and development increased $429 million, from $17 million in fiscal 1999 to $446 million in fiscal 2000. This increase was due to the acquisitions of Ortel, Agere, Inc., Herrmann and substantially all the assets of VTC.

     Amortization of goodwill and other acquired intangibles. Amortization expense increased $176 million, from $13 million in fiscal 1999 to $189 million in fiscal 2000. This increase was driven primarily by the acquisitions of Ortel, Herrmann and Agere, Inc.

     Operating income (loss). Operating income decreased 67.4%, or $323 million, from $479 million in fiscal 1999 to $156 million in fiscal 2000. Operating income includes purchased in-process research and development and amortization of goodwill and other acquired intangibles. The Optoelectronics segment had operating income of $126 million in fiscal 1999 and an operating loss of $127 million in fiscal 2000. The fiscal 2000 results for the Optoelectronics segment included $341 million of purchased in-process research and development and $143 million of amortization of goodwill and other acquired intangibles. The fiscal 1999 results for the Optoelectronics segment included no purchased in-process research and development and no amortization of goodwill and other acquired intangibles. The Integrated Circuits segment had operating income of $353 million in fiscal 1999 and $283 million in fiscal 2000. The fiscal 2000 results for the Integrated Circuits segment included $105 million of purchased in-process research and development and $46 million of amortization of goodwill and other acquired intangibles as compared to $17 million and $13 million in fiscal 1999, respectively.

     The following table shows the change in operating income, excluding purchased in-process research and development and amortization of goodwill and other acquired intangibles, both in dollars and percentage terms.


                                             YEAR ENDED
                                           SEPTEMBER 30,        CHANGE
                                           --------------    -------------
                                           1999     2000      $        %
                                           -----    -----    ----    -----
                                                (DOLLARS IN MILLIONS)
  OPERATING SEGMENT
     Optoelectronics.....................  $126     $357     $231    183.3%
     Integrated Circuits.................   383      434       51     13.3
                                           ----     ----     ----
            Total........................  $509     $791     $282     55.4%
                                           ====     ====     ====


     Other income-net. Other income-net decreased 8.3%, or $3 million, from $36 million in fiscal 1999 to $33 million in fiscal 2000. The $36 million in 1999 was comprised primarily of gains on sales of investments of $32 million, a $20 million equity loss and a $9 million gain on foreign currency transactions. The $33 million in 2000 was comprised primarily of gains on sales of investments of $18 million, $4 million of equity income and a $6 million gain on foreign currency transactions.

     Provision for income taxes. The effective tax rates were 33.1% and 158.0% for fiscal 1999 and 2000, respectively. The increase in effective tax rates was due to the fiscal 2000 write-offs of purchased in-process research and development costs that are not deductible for tax purposes. Excluding the impact of non-tax deductible purchased in-process research and development expenses and amortization of goodwill and other acquired intangibles expenses, the effective tax rate was 32.2% and 27.8% for fiscal 1999 and 2000, respectively. The decrease was primarily due to the tax impact of non-U.S. activity and increased research tax credits.

  FISCAL YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1998

     The following table shows the change in revenue for each of our operating segments, both in dollars and percentage terms.


                                           YEAR ENDED
                                         SEPTEMBER 30,             CHANGE
                                       ------------------      --------------
                                        1998        1999        $         %
                                       ------      ------      ----      ----
                                               (DOLLARS IN MILLIONS)
OPERATING SEGMENT
  Optoelectronics....................  $  374      $  659      $285      76.2%
  Integrated Circuits................   2,727       3,055       328      12.0
                                       ------      ------      ----
          Total......................  $3,101      $3,714      $613      19.8%
                                       ======      ======      ====


     Revenue. Revenue increased 19.8% or $613 million, from $3,101 million in fiscal 1998 to $3,714 million in fiscal 1999, due primarily to volume increases in both the Optoelectronics and Integrated Circuits segments. The increase of $328 million in the Integrated Circuits segment was due to net increases across all of our product groups. The increase of $285 million in the Optoelectronics segment was led by increased sales of many of our key optoelectronic components for high-speed transport and submarine network applications.

     Costs and gross margin. Costs increased 22.4%, or $357 million, from $1,592 million in fiscal 1998 to $1,949 million in fiscal 1999, primarily due to increases in sales volume. Gross margin decreased 1.2 percentage points from 48.7% to 47.5% in fiscal 1999 compared with fiscal 1998. Gross margin decreased
1.3 percentage points within the Integrated Circuits segment from 49.9% in fiscal 1998, to 48.6% in fiscal 1999, because revenue from licensing of our intellectual property was a smaller percentage of total Integrated Circuits segment revenue in fiscal 1999, as compared to fiscal 1998. Licensing revenue declined primarily due to the expiration of some licensing agreements, delays in renegotiating new agreements and entering into new agreements with different terms. This decrease was partially offset by the increase in gross margin within the Optoelectronics segment from 39.8% in fiscal 1998, to 42.5% in fiscal 1999, due primarily to the volume growth in the business which resulted in a more efficient utilization of manufacturing capacity.

     Selling, general and administrative. Selling, general and administrative expenses increased 9.1%, or $48 million, from $525 million in fiscal 1998 to $573 million in fiscal 1999. This increase was primarily due to expansion of our sales and marketing efforts in Europe and Asia and costs associated with the implementation of our advanced logistics and planning systems.

     Research and development. Research and development expenses increased 46.6%, or $217 million, from $466 million in fiscal 1998 to $683 million in fiscal 1999. This increase was primarily due to new and ongoing product development expenses within the Integrated Circuits segment. These programs were primarily directed toward the development of integrated circuits for high-speed communications networks and local area networks.

     Purchased in-process research and development. In-process research and development was $48 million in fiscal 1998 due to the acquisition of Optimay and was $17 million in fiscal 1999 due to the acquisitions of Sybarus and Enable.

     Amortization of goodwill and other acquired intangibles. Amortization expense increased $10 million from $3 million in fiscal 1998 to $13 million in fiscal 1999. This increase was driven primarily by the acquisitions of Sybarus and Enable.

     Operating income. Operating income increased 2.6%, or $12 million, from $467 million in fiscal 1998 to $479 million in fiscal 1999. Operating income includes purchased in-process research and development and amortization of goodwill and other acquired intangibles. The Optoelectronics segment operating income was $50 million in fiscal 1998 and $126 million in fiscal 1999. The Optoelectronics segment had no purchased in-process research and development and no amortization of goodwill and other acquired intangibles for both fiscal 1998 and 1999. The Integrated Circuits segment operating income was $417 million in 1998 and

$353 million in fiscal 1999. The fiscal 1999 results for the Integrated Circuits segment included $17 million of purchased in-process research and development and $13 million of amortization of goodwill and other acquired intangibles as compared to $48 million and $3 million in fiscal 1998, respectively.

     The following table shows the change in operating income, excluding purchased in-process research and development and amortization of goodwill and other acquired intangibles, both in dollars and percentage terms.


                                               YEAR ENDED
                                             SEPTEMBER 30,        CHANGE
                                             --------------    -------------
                                             1998      1999     $        %
                                             ----      ----    ----    -----
                                                  (DOLLARS IN MILLIONS)
OPERATING SEGMENT
     Optoelectronics.......................  $ 50      $126    $ 76    152.0%
     Integrated Circuits...................   468       383     (85)   (18.2)
                                             ----      ----    ----
          Total............................  $518      $509    $ (9)    (1.7)%
                                             ====      ====    ====


     Other income-net. Other income-net decreased 46.3%, or $31 million, from $67 million in fiscal 1998 to $36 million in fiscal 1999. The $67 million in 1998 was comprised primarily of gains on sales of investments of $53 million, a $22 million equity loss from investments and a $7 million gain on foreign currency transactions. The $36 million in 1999 was comprised primarily of gains on sales of investments of $32 million, a $20 million equity loss from investments, and a $9 million gain on foreign currency transactions.

     Provision for income taxes. The effective tax rates were 40.9% and 33.1% for fiscal 1998 and 1999, respectively. Excluding the impact of non-tax deductible purchased in-process research and development expenses and amortization of goodwill and other acquired intangibles expenses, the effective tax rate was 37.3% and 32.2% for fiscal 1998 and 1999, respectively. This decrease was primarily due to a reduced effective state tax rate and increased research tax credits.

  QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth quarterly financial information for our most recent eight fiscal quarters. This quarterly information has been prepared on a basis consistent with our audited combined financial statements. We believe this quarterly information includes all normal recurring adjustments necessary for a fair presentation of the information shown.

                                                                  QUARTER ENDED
                                    --------------------------------------------------------------------------
                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                      1999        1999         1999            1999         2000        2000
                                    ---------   --------   -------------   ------------   ---------   --------
                                                                  (IN MILLIONS)
REVENUE
 Optoelectronics..................    $ 155      $ 184        $  179          $ 204        $  266     $   338
 Integrated Circuits..............      752        771           789            762           801         848
Total Revenue.....................      907        955           968            966         1,067       1,186
COSTS.............................      479        500           499            502           613         666
GROSS PROFIT
 Optoelectronics..................       63         76            87             92           132         167
 Integrated Circuits..............      365        379           382            372           322         353
Costs associated with separation
 from Lucent......................       --         --            --             --            --          --
Total gross profit................      428        455           469            464           454         520
OPERATING EXPENSES In-process
 research and development.........       17         --            --             --            11         435
 Amortization of goodwill and
 other acquired intangibles.......        2          5             5              5             5          67
Total operating expenses..........      315        339           343            288           338         851
OPERATING INCOME(LOSS)
 Optoelectronics (including
 amortization of goodwill and
 other acquired intangibles and
 IPRD)............................       27         35            43             51            83        (286)
 Integrated Circuits (including
 amortization of goodwill and
 other acquired intangibles and
 IPRD)............................       86         81            83            125            33         (45)
Costs and expenses associated with
 separation from Lucent...........       --         --            --             --            --          --
Total operating income (loss).....      113        116           126            176           116        (331)
NET INCOME(LOSS)..................    $  76      $  73        $   88          $  94        $   65     $  (365)

                                           QUARTER ENDED
                                    ----------------------------
                                    SEPTEMBER 30,   DECEMBER 31,
                                        2000            2000
                                    -------------   ------------
                                           (IN MILLIONS)
REVENUE
 Optoelectronics..................     $   393         $ 424
 Integrated Circuits..............       1,096           938
Total Revenue.....................       1,489         1,362
COSTS.............................         774           788
GROSS PROFIT
 Optoelectronics..................         194           193
 Integrated Circuits..............         521           387
Costs associated with separation
 from Lucent......................          --            (6)
Total gross profit................         715           574
OPERATING EXPENSES In-process
 research and development.........          --            --
 Amortization of goodwill and
 other acquired intangibles.......         112           111
Total operating expenses..........         520           549
OPERATING INCOME(LOSS)
 Optoelectronics (including
 amortization of goodwill and
 other acquired intangibles and
 IPRD)............................          24            (3)
 Integrated Circuits (including
 amortization of goodwill and
 other acquired intangibles and
 IPRD)............................         171            39
Costs and expenses associated with
 separation from Lucent...........          --           (11)
Total operating income (loss).....         195            25
NET INCOME(LOSS)..................     $   130         $  (4)


                                                             QUARTER ENDED
                                    ---------------------------------------------------------------
                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                      1999        1999         1999            1999         2000
                                    ---------   --------   -------------   ------------   ---------
                                                     (AS A PERCENTAGE OF REVENUES)
REVENUE...........................    100.0%     100.0%        100.0%         100.0%        100.0%
COSTS.............................     52.8       52.4          51.5           52.0          57.5
GROSS MARGIN
 Optoelectronics..................     40.6       41.3          48.6           45.1          49.6
 Integrated Circuits..............     48.5       49.2          48.4           48.8          40.2
Total Gross Margin................     47.2       47.6          48.5           48.0          42.5
OPERATING EXPENSES In process
 research and development.........      1.9         --            --             --           1.0
 Amortization of goodwill and
 other acquired intangibles.......      0.2        0.5           0.5            0.5           0.5
Total operating expenses..........     34.7       35.5          35.4           29.8          31.7
OPERATING INCOME(LOSS)............     12.5       12.1          13.0           18.2          10.9
NET INCOME(LOSS)..................      8.4%       7.6%          9.1%           9.7%          6.1%

                                                 QUARTER ENDED
                                    ---------------------------------------
                                    JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                      2000         2000            2000
                                    --------   -------------   ------------
                                         (AS A PERCENTAGE OF REVENUES)
REVENUE...........................  100.0%         100.0%         100.0%
COSTS.............................    56.2          52.0           57.9
GROSS MARGIN
 Optoelectronics..................    49.4          49.4           45.6
 Integrated Circuits..............    41.6          47.5           41.2
Total Gross Margin................    43.8          48.0           42.1
OPERATING EXPENSES In process
 research and development.........    36.7            --             --
 Amortization of goodwill and
 other acquired intangibles.......     5.6           7.5            8.1
Total operating expenses..........    71.8          34.9           40.3
OPERATING INCOME(LOSS)............   (27.9)         13.1            1.8
NET INCOME(LOSS)..................   (30.8)%         8.7%           (.3)%


     We have experienced and expect to continue to experience fluctuations in quarterly operating results as a result of many factors. We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as any indication of future performance. It is likely that future quarterly operating results from time to time will not meet the expectations of market analysts or investors, which may have an adverse effect on the price of our common stock.

     Our quarterly financial results can vary from quarter to quarter due to the introduction of new technologies which require significant capital investment in our manufacturing facilities. Because we make investments in new products significantly before revenue is realized, there may be periods when our gross margins are negatively impacted. Our quarterly results also may be impacted by the generally fixed nature of our costs. Because a substantial portion of our costs are fixed, we may have improvements in gross margins when volumes increase and deterioration in gross margins when volumes decline. The decline in gross margin in the quarter ended March 31, 2000, was due primarily to lower utilization of manufacturing capacity. Gross margins also may be affected by the timing of intellectual property revenue because this revenue has significantly higher gross margins compared to product revenue.

     Our quarterly financial results also can vary from quarter to quarter due to the financial impact of acquisitions. In the quarter ended June 30, 2000, we completed the acquisitions of Ortel, Herrmann and Agere, Inc. These acquisitions resulted in goodwill and acquired intangibles combined of $3.5 billion and purchased in-process research and development expenses of $435 million. The purchased in-process research and development was completely expensed during the quarter.

     Our revenue has experienced limited consistent seasonal trends. We have experienced some effects from additional sales to Lucent, our largest customer, in its fourth fiscal quarter which ends on September 30. In addition, sales in some of our businesses, such as modems and wireless terminals, reflect seasonal patterns in consumer spending. These product areas tend to have higher revenue growth in our fourth and first fiscal quarters, ending September 30 and December 31, as consumers spend in preparation for the beginning of the school year and the December holidays. The seasonality in our revenue may, at times, be overshadowed by general market trends and customer-specific circumstances.


  Second Fiscal Quarter 2001



     Because a significant portion of our second fiscal quarter revenue has not yet been realized and because customers have the ability to reschedule orders with little advance notice, we cannot forecast our results with certainty. However, we are experiencing softening demand for our optoelectronic components and our integrated circuits from a number of our large customers. These customers have rescheduled or cancelled orders as they attempt, we believe, to manage their inventories in response to weakness in their markets. As a result, we expect second fiscal quarter revenue to be below the level reported in our first fiscal quarter. As a result of the expected decrease in our revenue, we anticipate a decrease in our operating income, which includes amortization of goodwill and other acquired intangibles, which may result in a significant operating loss in the second fiscal quarter. Concurrently, we expect our inventories to rise in the second fiscal quarter as a result of rescheduled delivery dates for products that have been produced.


LIQUIDITY AND CAPITAL RESOURCES


     Cash flow generated from operations was $68 million for the three months ended December 31, 1999, compared with $102 million for the three months ended December 31, 2000, and $524 million, $690 million and $762 million for fiscal 1998, 1999 and 2000, respectively. The improvement in our cash flow from operations for the three months ended December 31, 2000, compared with the same period last year, and for the fiscal year 2000, compared with fiscal 1999, and for fiscal 1999, compared with fiscal 1998, was primarily the result of increases in net income, excluding the non-cash financial impact associated with depreciation and amortization and purchased in-process research and development. The three months ended December 31, 2000 cash flow from operations reflects an increase in inventory of $116 million, primarily in our Optoelectronics segment. In fiscal 2000 our cash flows from operations reflect an increase in receivables of $237 million as a result of increased revenue. In fiscal 1999 our cash flows from operations reflect a pre-payment of some costs in connection with the expansion of our non-U.S. integrated circuits operations. In fiscal 1998, our cash flows from operations reflect an increase in receivables of $122 million as a result of increased revenue.



     Cash flow used in investing activities was $183 million for the three months ended December 31, 1999 compared with cash used of $197 million for the three months ended December 31, 2000. Cash flow used in investing activities was $541 million, $753 million and $829 million for fiscal 1998, 1999 and 2000, respectively. Capital expenditures and acquisitions of businesses are the primary components of our investing activities. Generally, we have generated sufficient cash from our operating activities to fund our working capital and capital expenditure requirements.


     Net cash provided by financing activities was $115 million for the three months ended December 31, 1999 compared with $95 million for the three months ended December 31, 2000. Net cash provided by financing activities was $17 million, $63 million and $67 million for fiscal 1998, 1999 and 2000, respectively. We historically have relied on Lucent to provide financing for our operations. Our cash flow from financing activities does not reflect changes in our assumed capital structure.



     Capital expenditures were $672 million in fiscal 2000. Our capital spending is used primarily in support of our manufacturing facilities. This includes expansion of manufacturing capacity and enhancement of existing capacity for the manufacture of newer technologies. Capital is also used to purchase equipment to improve yield, increase automation, and increase manufacturing productivity. Additional capital in fiscal 2000 was spent on information technology infrastructure, including computer servers and networking capability. Capital expenditures in fiscal 2001 are budgeted at approximately $900 million. Of this amount, we expect approximately $670 million to be used for our on-going businesses. In addition, approximately $155 million will be spent on a new office facility adjacent to our current corporate headquarters in Pennsylvania. The remaining approximately $95 million of fiscal 2001 capital expenditures will be used for one-time costs of our separation from Lucent.



     Following the completion of this offering, Lucent will no longer be providing funds to finance our operations. Lucent intends to issue approximately $2.5 billion of short-term debt, which we will assume upon completion of this offering. The short-term debt is expected to consist of short-term borrowings under a credit facility being provided by financial institutions. We will not receive any of the proceeds of this short-term debt. The $2.5 billion of debt we will assume from Lucent represents the portion of Lucent's debt that Lucent has determined should be attributed to our businesses. Upon the completion of this offering, Lucent will be relieved of all obligations related to this short-term debt.



     Upon assumption by us of any borrowings under the credit facility, we expect the debt will be unsecured if we have a credit rating of BBB- from Standard & Poor's or Baa3 from Moody's or better and will contain customary restrictions and covenants for this type of debt, including financial covenants. The credit facility will mature 364 days from the date Lucent initially enters into the facility. The debt being assumed from Lucent will not be convertible into any other securities of ours.



     We expect interest rates on borrowings under a credit facility would be based on LIBOR plus a spread that would vary depending on our credit rating. For a short-term debt balance of $2.5 billion outstanding for an entire year, a one percentage point increase in the average interest rate on the obligations, also effective for an entire year, would increase pre-tax interest expense, and reduce pre-tax income by $25 million.



     Our primary future recurring cash needs will be working capital, capital expenditures and debt service. We believe that our cash flows from operations, together with the net proceeds of this offering, will be sufficient to meet our cash needs during the twelve month period after the offering and the foreseeable future thereafter, although there can be no assurance that this will be the case. If our cash flows from operations are less than we expect, we may need to incur additional debt. We have not yet decided whether, or to what extent, we will retire the $2.5 billion in debt that we will assume from Lucent or whether we will refinance it. We may from time to time incur additional debt.



     We may need to incur additional debt or issue equity to make any strategic acquisition or investment. We can not assure that such financing will be available to us on acceptable terms or at all. Our ability to issue additional equity is constrained because our issuance of additional common stock may cause the distribution to be taxable under Section 355(e) of the Internal Revenue Code or be taxable because of a failure of Lucent to distribute "control" of us as defined in Section 368(c) of the Internal Revenue Code, and under the tax sharing agreement we would be required to indemnify Lucent against that tax. For a discussion of Section 355(e) and Section 368(c), please see "Our separation from Lucent -- Tax Limitations on Additional Issuance of our Stock."

     Our ability to make payments on and to refinance our indebtedness, including the short-term debt we will assume from Lucent, and to fund working capital, capital expenditures, debt service and strategic acquisitions, joint ventures and investments will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Further, the short-term debt we will assume from Lucent and future indebtedness may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.


     In addition, if we need to incur additional debt for acquisitions or any other purpose prior to the distribution, we may be adversely affected by Lucent's credit rating or the amount of Lucent's outstanding debt at that time. Generally, as a subsidiary of Lucent, our credit rating will be linked to Lucent's credit rating so that any decline in Lucent's credit rating could cause a decline in our credit rating. A lower credit rating generally increases the costs of financing and may make some types of financing unavailable.


PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

     In connection with the acquisitions of Agere, Inc., Herrmann, Ortel and substantially all the assets of VTC in fiscal 2000, the acquisitions of Enable and Sybarus in fiscal 1999 and the acquisition of Optimay in fiscal 1998, a portion of each purchase price was allocated to purchased in-process research and development. In analyzing these acquisitions, we made decisions to buy technology that had not yet been commercialized rather than develop the technology internally. We relied on factors such as the amount of time it would take to bring the technology to market in making these decisions. We also considered Lucent's Bell Laboratories' resource allocation and its progress on comparable technology, if any. Our management expects to use a similar decision process in the future.

     We estimated the fair value of in-process research and development for the above acquisitions using an income approach. This involved estimating the fair value of the in-process research and development using the present value of the estimated after-tax cash flows expected to be generated by the purchased in-process research and development, using risk-adjusted discount rates and revenue forecasts as appropriate. The selection of the discount rate was based on consideration of Lucent's weighted average cost of capital, as well as other factors known at the time, including the useful life of each technology, profitability levels of each technology, the uncertainty of technology advances and the stage of completion of each technology. We believe that the estimated in-process research and development amounts so determined represent fair value and do not exceed the amount a third party would have paid for the projects.

     Core technology is a product, service or process that exists at the date of the acquisition and may contribute to the value of any product resulting from in-process research and development. We deducted an amount representing the estimated value of any core technology's contribution from the estimated cash flows used to value in-process research and development. At the date of acquisition, the in-process research and development projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, the value allocated to these projects was capitalized and immediately expensed at acquisition. If the projects are not successful or completed in a timely manner, management's product pricing and growth rates may not be achieved and we may not realize the financial benefits expected from the projects.

     For acquisitions completed in fiscal 1998, 1999 and 2000, variances from our original assumptions at the time of acquisition are not expected to materially impact current or future results.

     Set forth below are descriptions of the major acquired in-process research and development projects in connection with our significant acquisitions:

  AGERE, INC.

     On April 20, 2000, Lucent completed the acquisition of Agere, Inc. Agere, Inc. was a developer and supplier of integrated circuits solutions used in network processors, which control how data is sent over networks. At the acquisition date, Agere, Inc. was conducting development and qualification activities related to the development of a programmable network processor for various protocols for 2.5 gigabits per second transmission speeds. The allocation to purchased in-process research and development of $94 million represented its estimated fair value using the methodology described above. A protocol is a set of procedures for the formatting and timing of data transmission between two pieces of equipment. A gigabit is a unit of measurement of data and is equal to roughly one billion bits.

     Agere, Inc.'s in-process research and development projects were approximately 65% complete at the time of acquisition. The projects were expected to be completed in November 2000 after approximately two years of research and development effort. Following completion, the projects were expected to begin generating economic benefits. Revenue attributable to the resulting products were estimated to be $21 million in fiscal 2001 and $65 million in fiscal 2002. Revenue was expected to peak in fiscal 2007 and decline thereafter through the end of the product's life, which was expected to be in fiscal 2009, as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 205% in fiscal 2002 to 5% in fiscal 2007 and be negative for the remainder of the projection period. At the acquisition date, costs to complete Agere, Inc.'s in-process research and development were expected to total approximately $3.4 million.

     Projected future net cash flows attributable to Agere, Inc.'s in-process research and development, assuming successful development, were discounted to net present value using a discount rate of 30%.

  ORTEL CORPORATION

     On April 27, 2000, Lucent completed the acquisition of Ortel. Ortel was a developer and manufacturer of semiconductor-based optoelectronic components used in fiber optic systems for data communications and cable television networks. At the acquisition date, Ortel was conducting development, engineering and testing activities associated with high-speed optical transmitters, receivers and transceivers.

     Ortel's in-process research and development projects ranged from 50% to 75% complete at the time of acquisition. Ortel's in-process research and development projects were expected to be completed during the period from June 2000 to April 2001 after approximately two to 3.5 years of research and development effort. Following completion, the projects were expected to begin generating economic benefits. The allocation to purchased in-process research and development of $307 million represented its estimated fair value using the methodology described above. The $307 million was allocated to the following projects, which are explained below.

     - 10G New Products - $61 million;

     - 10G OC-192 Receiver/Daytona Products - $105 million;

     - 980 Products - $95 million;

     - 1550 Products - $27 million; and

     - CATV Products - $19 million.

     Revenue attributable to the 10G New Products was estimated to be $5 million in fiscal 2001 and $30 million in fiscal 2002. 10G New Products are receivers that incorporate new packaging technologies for high-speed transport and metropolitan network applications at speeds of 10 gigabits per second. Revenue was expected to peak in 2009 and decline thereafter through the end of the product's life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 447% in fiscal 2002 to 8% in fiscal 2009, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the product were expected to be $3 million.

     Revenue attributable to the 10G OC-192 Receiver/Daytona Products was estimated to be $16 million in fiscal 2001 and $33 million in fiscal 2002. 10G OC-192 Receiver/Daytona Products are directly modulated lasers and receivers used for high-speed transport and metropolitan network applications at speeds of 10 gigabits per second. Revenue was expected to peak in fiscal 2009 and decline thereafter through the end of the product's life as new product technologies were expected to be introduced by us. Revenue growth was

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expected to decrease from 166% in fiscal 2003 to 8% in fiscal 2009, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the product were expected to be $1 million.

     Revenue attributable to the 980 Products was estimated to be $44 million in fiscal 2001 and $108 million in fiscal 2002. 980 Products are pump lasers operating at 980 nanometers wavelength. A nanometer is a unit of measurement of distance and equals one billionth of a meter. Revenue was expected to peak in 2008 and decline thereafter through the end of the product's life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 143% in 2002 to 17% in 2008, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the product were expected to be $1 million.

     Revenue attributable to the 1550 Products was estimated to be $2 million in fiscal 2001 and $63 million in fiscal 2002. 1550 Products are transmitters and lasers operating at 1550 nanometers wavelength. Revenue was expected to peak in 2008 and decline thereafter through the end of the product's life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 33% in 2003 to 17% in fiscal 2008, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the product were expected to be $2 million.

     Revenue attributable to the CATV Products was estimated to be $28 million in fiscal 2001 and $58 million in fiscal 2002. CATV Products are receivers and return path products for cable television network applications. The return path allows cable system operators to offer Internet and telephone services, in direct competition with network services providers. Revenue was expected to peak in 2004 and decline thereafter through the end of the product's life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 107% in 2002 to 4% in fiscal 2004 and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the product were expected to be $1 million.

     Projected net cash flows attributable to Ortel's in-process research and development, assuming successful development, were discounted to net present value using a discount rate of 25%.

  HERRMANN TECHNOLOGY, INC.

     On June 16, 2000, Lucent completed the acquisition of Herrmann. Herrmann was a developer and supplier of passive optical filters that can be used in conjunction with active optoelectronic components, in products such as amplifiers. The allocation to in-process research and development of $34 million represented its estimated fair value using the methodology described above. The $34 million was allocated primarily to the development of manufacturing processes.

     Revenue attributable to the development of manufacturing processes was estimated to be $59 million in fiscal 2001 and $91 million in fiscal 2002. Revenue was expected to peak in fiscal 2005 and decline thereafter through the end of the product's life as new product technologies were expected to be introduced by us. Revenue growth was expected to decrease from 54.7% in 2002 to 0.7% in fiscal 2005, and be negative for the remainder of the projection period. At the acquisition date, costs to complete the research and development efforts related to the product were expected to be $0.5 million.

     Herrmann's in-process research and development projects ranged from 20% to 60% complete at the time of acquisition. Herrmann's in-process research and development projects were expected to be completed during the period from August 2000 to June 2001 after approximately two to six years of research and development effort. Following completion, the projects were expected to begin generating economic benefits. In total, costs to complete Herrmann's in-process research and development were expected to equal approximately $1.8 million. Projected future net cash flows attributable to Herrmann's in-process research and development, assuming successful development, were discounted to net present value using a discount rate of 27.5%.

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ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     We are subject to a wide range of laws and regulations relating to protection of the environment and employee safety and health. We are currently involved in investigations and/or cleanup of known contamination at eight sites either voluntarily or pursuant to government directives. We have established reserves for environmental liabilities where they are probable and reasonably estimable. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, estimates as to the number, participation level and financial viability of all potential responsible parties, the extent of contamination and the nature of required remedial actions. Although we believe that our reserves are adequate to cover known environmental liabilities, it is often difficult to estimate with certainty the future cost of such matters. Therefore, we cannot be assured that expenditures that will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amount reflected in our reserves for such matters or will not have a material adverse effect on our financial condition, results of operations or cash flows. Please see "Business--Environmental, Health and Safety Matters" for a more detailed discussion of these matters.

LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of business. We may be subject to litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products or services.

     Lucent is currently involved in two intellectual property proceedings in which it is being accused of patent infringement. Because the allegations relate to technologies we use and products we sell, we expect to be named a party to these actions following the separation. For a more complete description of these legal proceedings, please see "Business--Legal Proceedings." Other than as described above, we believe there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.


     Please see "Risk Factors--Because Lucent is subject to an investigation by the Division of Enforcement of the Securities and Exchange Commission, our business or stock price may be affected in a manner we cannot foresee at this time" for a discussion of an investigation of Lucent by the Division of Enforcement of the Securities and Exchange Commission that may affect us.


RISK MANAGEMENT

     We are exposed to market risk from changes in foreign currency exchange rates that could impact our results of operations and financial position. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We use derivative financial instruments as risk management tools and not for speculative purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to nonperformance on such instruments.

     We use foreign currency forward contracts, and to a lesser extent may from time to time use foreign currency options, to manage the volatility of non-functional currency cash flows resulting from changes in exchange rates. Foreign currency exchange contracts are designated for recorded, firmly committed or anticipated purchases and sales. The use of these derivative financial instruments allows us to reduce our overall exposure to exchange rate movements, since the gains and losses on these contracts substantially offset losses and gains on the assets, liabilities and transactions being hedged. As of September 30, 2000, our primary net foreign currency market exposures included the Euro and its legacy currencies, Singapore dollars, Japanese yen and Thai baht.

     The fair value of foreign currency exchange contracts is sensitive to changes in foreign currency exchange rates. As of September 30, 1999 and 2000, a 10% appreciation in foreign currency exchange rates from the prevailing market rates would increase our related net unrealized gain for fiscal 1999 and 2000 by approximately $17 million and $12 million, respectively. Conversely, a 10% depreciation in these currencies

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from the prevailing market rates would decrease our related net unrealized gain for fiscal 1999 and 2000 by approximately $17 million and $12 million, respectively. Consistent with the nature of the economic hedge of such foreign currency exchange contracts, such unrealized gains or losses would be offset by corresponding decreases or increases, respectively, of the underlying instrument or transaction being hedged.

     While we hedge many foreign currency transactions, the decline in value of non-U.S. dollar currencies may, if not reversed, adversely affect our ability to contract for product sales in U.S. dollars because our products may become more expensive to purchase in U.S. dollars for local customers doing business in the countries of the affected currencies.

     As we become a stand-alone company, we may enter into interest rate swap agreements to manage the risk between fixed, floating and variable interest rates and long-term and short-term maturity debt instruments. There were no interest rate swap agreements in effect during fiscal 1999 and 2000.

     The Separation and Distribution Agreement is expected to provide that, as between us and Lucent, we will assume all liabilities under or otherwise relating to derivatives and similar obligations primarily related to our business. Initially, Lucent may continue to perform obligations under such derivatives and similar obligations on behalf of us, but all amounts paid to or received from third parties will be charged to, or paid over or credited to us, as the case may be.

     By their nature all such instruments involve risk including the credit risk of nonperformance by counterparties, and our maximum potential loss may exceed the amount recognized in our balance sheet. However, at both September 30, 1999 and 2000, in management's opinion there was no significant risk of loss in the event of nonperformance of the counterparties to these financial instruments. We control our exposure to credit risk through credit approvals, credit limits and monitoring procedures, and management believes that reserves for losses are adequate. We do not have any significant exposure to any individual customer or counterparty nor any major concentration of credit risk related to any financial instruments.

EUROPEAN MONETARY UNION--EURO

     Several member countries of the European Union have established fixed conversion rates between their existing sovereign currencies and the Euro, and have adopted the Euro as their new single legal currency. The legacy currencies will remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, cash-less payments can be made in the Euro. Between January 1, 2002 and February 28, 2002, the participating countries will introduce Euro notes and coins and withdraw all legacy currencies so that they will no longer be available.

     Lucent has in place a joint European-United States team representing affected functions within our company. This team is evaluating Euro-related issues affecting us that include our pricing and marketing strategies, conversion of information technology systems and existing contracts. The Euro conversion may affect cross-border competition by creating cross-border price transparency.

     We will continue to evaluate issues involving introduction of the Euro as further accounting, tax and governmental legal and regulatory guidance is available. Based on current information and our current assessment, we do not expect that the Euro conversion will have a material adverse effect on our business or financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements and requires adoption no later than the fourth quarter of our fiscal 2001. We do not believe the effect of adoption of SAB 101 will be material to our combined financial position and results of operations.


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                                    BUSINESS

OVERVIEW

     We design, develop and manufacture optoelectronic components for communications networks and integrated circuits for use in a broad range of communications and computer equipment. We are the world leader in sales of communications semiconductors, which include both optoelectronic components and integrated circuits, as described below. Communications semiconductors are basic building blocks of electronic and photonic products and systems for terrestrial and submarine, or undersea, communications networks and for communications equipment. We had revenue of $4.7 billion and a net loss of $76 million in fiscal 2000.

  OPTOELECTRONIC COMPONENTS

     Our optoelectronic components transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks. Optical networks transmit information as pulses of light, or optical signals, through optical fibers, which are hair-thin glass strands. An optical network utilizes a number of interdependent active optoelectronic and passive optical components. An active component is a device that has both optical and electronic properties. A passive component is a device that functions only in the optical domain. We primarily offer active optoelectronic components, including:

      -- lasers, which are devices that produce light suitable for optical networks;

      -- modulators, which are devices that turn optical signals on and off to encode information that travels through a network;

      -- transmitters, which are devices that convert electronic signals into optical signals for transmission;

      -- receivers, which are devices that convert optical signals back into electronic form on the receiving end of a communications network;

      -- amplifiers, which are devices that regenerate optical signals after they suffer loss as a result of traveling long distances within the network;

      -- transponders, which are devices that combine both optoelectronic components and integrated circuits in one unit that transmits and receives optical signals; and

      -- micro electro-mechanical systems, or MEMS, which are small mechanical products that perform a variety of optical functions without converting an optical signal into electronic form. These MEMS products are being sampled by some customers but further design and manufacturing process development is required before they will be available for sale in commercial quantities.

In addition to our broad portfolio of active optoelectronic components, we have started to sell passive optical filters and silicon waveguides. Passive optical filters are devices used in conjunction with active optoelectronic components in products such as amplifiers. Silicon waveguides are passive optical components that manipulate optical signals to perform a variety of functions.

     We sell our optoelectronic components for use in submarine and terrestrial optical networks. Submarine networks transmit optical signals undersea, usually at high speeds and over long distances. Terrestrial networks include high-speed transport networks, which transmit optical signals at high speeds over long distances, and metropolitan networks, which transmit optical signals between central offices of network services providers or between enterprises and central offices. Terrestrial networks also include cable television networks, which transmit optical signals between cable system operators and homes, and data communication networks, which transmit optical signals within a local area network. A local area network links data devices such as servers, computers and printers in the same localized area to facilitate Internet access and to share files and programs.

     In fiscal 2000, we derived $1.2 billion, or 25.5% of our revenue, and incurred an operating loss of $127 million, from sales of our optoelectronic components.

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  INTEGRATED CIRCUITS

     We offer integrated circuits for use in a broad range of communications networks and computer equipment. Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. Our integrated circuits are used primarily in the following types of equipment:

      -- network communications equipment, which facilitates the transmission, switching and management of data and voice traffic within communications networks;

      -- client access and network connectivity devices, such as modems and analog line cards, which allow computers, servers and other equipment to connect to communications networks;

      -- wireless terminals and infrastructure, such as mobile telephones and cellular base stations, which transmit and receive data and voice communications through radio waves; and

      -- hard disk drives, which store data and are found in products such as personal computers, servers and new consumer devices.

We also sell wireless local area networking products, which facilitate the transmission of data and voice signals within a localized area without cables or wires.

     In fiscal 2000, we derived $3.5 billion, or 74.5% of our revenue, and generated operating income of $283 million, from sales of our integrated circuits and our wireless local area networking products.


     We sell our optoelectronic components and integrated circuits globally to manufacturers of communications and computer equipment. We primarily sell through our direct sales force. We generally target as customers the leaders in the market segments in which our products are used, as well as the companies we believe will be future leaders in these segments. Our four largest end customers in fiscal 2000, based on revenue, were Lucent, Nortel Networks Corp., Motorola, Inc. and Cisco Systems, Inc. These customers purchased both optoelectronic components and integrated circuits from us. Lucent is our largest customer with purchases in fiscal 1998, 1999 and 2000 representing 22.3%, 25.7% and 21.3%, respectively, and 22.5% and 17.0% for the three months ended December 31, 1999 and 2000, respectively, of our revenue. As of September 30, 2000, we employed approximately 16,500 people worldwide and had sales, research and development or manufacturing sites in 22 countries, including the United States.



     We have historically operated as part of Lucent. We were incorporated under the laws of the State of Delaware on August 1, 2000, as a wholly owned subsidiary of Lucent. For a description of Lucent's ownership in us after completion of this offering, please see "Ownership of Our Common
Stock -- Holders of more than 5% of our common stock."


Lucent has announced its intention to distribute all of the shares of our Class B common stock it then owns to its stockholders in a tax-free distribution by the end of Lucent's current fiscal year, which will occur on September 30, 2001. Lucent was formed from the systems and technology units that were formerly a part of AT&T Corp., with the research and development capabilities of Bell Laboratories. On September 30, 1996, Lucent became independent of AT&T when AT&T distributed all its Lucent shares to its stockholders in a tax-free spin-off.

     We had no material assets or activities as a separate corporate entity until the contribution to us by Lucent, prior to the completion of this offering, of the businesses described in this prospectus. We have entered into several agreements with Lucent in connection with, among other things, intellectual property, interim services and product supply. Please see "Arrangements Between Lucent and Our Company" for a more detailed discussion of these agreements.

INDUSTRY OPPORTUNITY

     Within the communications semiconductor industry, we participate in the optoelectronic component and integrated circuit market segments. Dataquest Inc., a unit of Gartner Group, Inc., an independent market
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research company, estimated in 2000 that the worldwide market for communications semiconductors, will grow from approximately $43 billion in 1999 to approximately $81 billion in 2003, a compounded annual growth rate of 17.3%. Our active optoelectronic components and integrated circuits comprise a part of the communications semiconductors market. Various segments of the communications semiconductor industry, however, are expected to grow at different rates. For example, we expect the compounded annual growth rates of the optical components market segment and the network communications and wireless local area networking product areas from 1999 to 2003 to each exceed 17.3%. Because Dataquest does not separately list in their report these growth rates, or include passive optical components in its estimates, we rely on other reports for these growth rates. Ryan Hankin Kent, Inc., or RHK, an independent market research company, estimated in March 2000 that the worldwide market for optical components used in communications networks, which includes both active and passive components, will grow from approximately $6.6 billion in 1999 to approximately $23 billion in 2003, a compounded annual growth rate of 36.6%. Based on various industry reports, we estimate that sales of integrated circuits used in network communications equipment will grow from approximately $7.8 billion in 1999 to approximately $19.8 billion in 2003, a compounded annual growth rate of 26.0%. Additionally, based on various industry reports, we estimate that sales of wireless local area networking equipment will grow from approximately $794 million in 1999 to approximately $2.4 billion in 2003, a compounded annual growth rate of 31.4%. In fiscal 2000, the aggregate revenue from these three areas represented approximately 50% of our total revenue.



     Some of our other product areas are expected to grow more slowly. Dataquest estimates that sales of integrated circuits used in modems, line cards and mobile communications infrastructure will experience, between 1999 and 2003, compounded annual growth rates of -8.6%, 5.8% and 14.5%, respectively. A modem is a device that facilitates the connection between computers and communications networks. A line card converts voice signals for transmission through communications networks. Mobile communications infrastructure includes cellular base stations, a key component of a wireless network that receives and transmits voice and data signals over radio waves and connects those signals to the rest of a communications network. In fiscal 2000, the aggregate revenue from these three areas represented approximately 13% of our total revenue. We are currently experiencing softening demand for our optoelectronic components and integrated circuits which, if it continues, would indicate that the actual growth rates for these products may differ from the estimated growth rates contained above.


     There has been a significant increase in the volume of data and voice traffic throughout communications networks in the past several years. The proliferation of activities such as Internet browsing, electronic commerce, which is the buying and selling of goods and services over the Internet and other electronic media, and video conferencing has led to this increase. Furthermore, the increasing number of employees capable of accessing information and communicating and working from home or other remote locations has also significantly added to the volume of data and voice traffic across communications networks. With this increase in traffic, network services providers have focused on improving the transmission capacity, or bandwidth, and the performance of their networks. This improvement in networks has attracted additional users and new ways to exchange data. It also has resulted in new uses for the exchanged data and an even greater demand for bandwidth. We expect that continued improvements in communications networks and the further development of new technologies through which people can access networks will result in additional increases in data and voice traffic. RHK forecasted in 2000 that the volume of data transmitted over the Internet, which constitutes a rapidly rising portion of the data traffic transmitted through communications networks, will increase at a compounded annual growth rate of approximately 160% between 1999 and 2003.

     To meet the demand for more bandwidth and better network performance, optical networks, which offer the highest data transmission rate and reliability of any type of network, are increasingly replacing traditional wireline networks. Concurrent with the continuing development of optical networks, the increasing use of wireless devices such as mobile telephones, pagers and personal digital assistants, also has increased the demand for the expansion of wireless networks. We believe that as the demand for bandwidth and network performance increases, the market opportunity for suppliers of optoelectronic components and integrated circuits will grow. Optoelectronic components are critical building blocks needed to design and install an

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optical network. Integrated circuits are key elements needed to operate and manage data and voice traffic through optical, wireless and wireline networks.

     The demand for more bandwidth and better network performance has resulted in intense competition in the market for communications equipment. This demand has caused the complexity and performance requirements of networks and their underlying communications equipment to increase. Manufacturers of communications equipment often do not have the resources, expertise or time to invest heavily in engineering and design of communications equipment or developing supporting software. They increasingly look to component suppliers to help reduce the cost and time required to develop their systems. Instead of maintaining a different supplier for each of the parts they purchase, we believe manufacturers of communications equipment increasingly prefer that fewer suppliers provide them with broader, more integrated solutions. Integrated solutions are products that are engineered to work together to more efficiently carry out complex communications functions. We believe that manufacturers of communications equipment will increasingly purchase integrated solutions to improve the performance and cost of their equipment as well as help them deliver their products to market more quickly.

COMPETITIVE STRENGTHS

     We are the world leader in sales of semiconductors that are used in various segments of today's communications networks. We describe our key competitive advantages below.

  INTEGRATED SOLUTIONS

     As networks and network communications equipment become more complex, we believe that manufacturers of communications and computer equipment will increasingly value our ability to provide integrated solutions for both optoelectronic components and integrated circuits, as well as our growing capabilities in combining optoelectronic components and integrated circuits into single products. We offer manufacturers of communications equipment a broad portfolio of optoelectronic components that are designed to operate together to create integrated solutions. We also combine multiple devices into single products, often referred to as modules, to deliver to customers functions traditionally performed by a number of separate optoelectronic devices. We also offer integrated product offerings that combine integrated circuits and supporting software as part of a complete solution. In addition, we have advanced system-on-a-chip capabilities that allow us to integrate, on a single integrated circuit, multiple functions that historically required multiple integrated circuits. We have started to sell our first product that combines our integrated circuit and optoelectronic capabilities into a single module, a transponder, which is a device used in an optical network that transmits and receives optical signals. We believe that our integrated solutions bring key benefits to manufacturers of communications and computer equipment, such as improved product performance, reduced product size and cost and decreased time-to-market. We also believe that our customers benefit by having the ability to purchase a broad array of products and solutions from a single supplier. We will seek to develop more integrated products and solutions that capitalize on our experience in both optoelectronic components and integrated circuits.

  PRODUCT AND TECHNOLOGY LEADERSHIP

     We offer many products and solutions that use sophisticated technology to manage complex communications challenges faced by our customers. According to a 2000 Dataquest report, we were the number one supplier, based on revenue, of semiconductors for communications applications in 1999. Our active optoelectronic components and integrated circuits comprise a part of the market of semiconductors for communications applications.

     We believe our leadership position is based on our strengths in combining our extensive design capabilities, systems knowledge and valuable intellectual property into leading products. We invest heavily in research and development, spending $827 million in fiscal 2000. Many of our products use technology and manufacturing processes derived from innovations developed by Lucent's Bell Laboratories, one of the world's leading research and development institutions. Approximately 275 research engineers, who previously

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performed basic research at Bell Laboratories, will be transferred to us as part of our separation from Lucent. These engineers will complement approximately 2,800 development engineers and scientists, also previously part of Bell Laboratories, who perform their work in support of our product and technology groups. Approximately 80% of our 275 research engineers have Ph.D.'s, and many of our development engineers and scientists also have advanced degrees. We also will receive an extensive intellectual property portfolio from Bell Laboratories as part of our separation from Lucent. Further, our strong design and development relationships with market- and technology-leading customers give us practical insights into customer requirements to help deliver the products our customers need.

  ADVANCED MANUFACTURING TECHNOLOGY AND PROCESSES

     Our integrated circuit manufacturing facilities are supported by sophisticated logistics and planning systems and advanced manufacturing practices, which we believe, based on customer feedback and various industry reports, allow us to manufacture and deliver our products to customers more quickly and reliably than most of our competitors. We believe this speed and flexibility give our customers significantly more control over their own manufacturing processes, which is a key reason for them to choose our products. We are using this experience to implement similar advanced logistics and planning systems for the manufacture of our optoelectronic components. We have invested more than $100 million over the last three fiscal years for logistics and planning systems. We also have invested over $2 billion in capital purchases and leases over the last three fiscal years primarily in support of new manufacturing capacity, automation and productivity improvements. We have automated many of the processes used to manufacture our optoelectronic components, which allows us to respond more quickly to customer demands. We believe we lead the optoelectronic component market segment in achieving efficiencies through high-volume manufacturing automation.

  CLOSE RELATIONSHIPS WITH CUSTOMERS

     We have established close design, development and support relationships with our customers. We believe these close relationships allow us to better understand our customers' specific needs early in the development process and to deliver more responsive solutions and support. By becoming involved early in our customers' product development cycles, we often have the opportunity to incorporate our designs and products into a customer's product or system. This allows us to maintain long-term customer relationships. Five of our ten largest customers in fiscal 2000 were also among our ten largest customers in fiscal 1997. These long-term relationships also help us develop valuable intellectual property to add to our portfolio and improve our design capabilities and future products. In fiscal 2000 we received 26 supplier awards from our customers, which we believe reflect the significant value that we bring to our customers' businesses.

STRATEGY

     We intend to maintain and enhance our position as the leading global provider of communications semiconductors. To accomplish this goal, we are pursuing the major strategies described below.

  FOCUS ON HIGH GROWTH OPPORTUNITIES WITHIN THE COMMUNICATIONS SEMICONDUCTOR INDUSTRY

     We believe that our target product areas within the communications semiconductor industry will continue to provide us with significant growth opportunities as a result of the demand for faster and more complex communications products and applications. We are focusing resources on optical components and integrated circuits for network communications equipment and wireless local area networking products because of the high growth we believe these product areas will experience in the future.

     Optical Components

     We continue to enhance the speed and performance of our existing optoelectronic products and introduce new products. We recently introduced transponders, which are our first combined optoelectronic and integrated circuit products, silicon waveguides and micro electro-mechanical systems, or MEMS, which are optical products that manipulate, switch and route an optical signal without converting it into electronic form.

According to RHK, the worldwide market for optical components used in communications networks, which includes both active and passive components, will grow from approximately $6.6 billion in 1999 to approximately $23 billion in 2003, a compounded annual growth rate of 36.6%.

     Integrated Circuits for Network Communications Equipment

     As communications networks become more complex, we believe there will be an increased demand for advanced integrated circuit solutions that switch, route and process communications signals within high-speed networks. We offer network communications products, and are in the process of further developing and enhancing products, that allow information to be transported through the entire communications network. Based on various industry reports, we estimate that sales of integrated circuits used in network communications equipment will grow from approximately $7.8 billion in 1999 to approximately $19.8 billion in 2003, a compounded annual growth rate of 26.0%.

     Wireless Local Area Networking

     There is an increasing demand for wireless connections to communications networks within a localized area. We have started to sell our ORiNOCO(TM) products, which are complete solutions that create a wireless local area network. These products facilitate mobile Internet connectivity to the end user in an enterprise, home or public space, such as an airport lounge or hotel lobby. Based on various industry reports, we estimate that sales of wireless local area networking equipment will grow from approximately $794 million in 1999 to approximately $2.4 billion in 2003, a compounded annual growth rate of 31.4%.

     We will continue to identify opportunities to use our technology strengths and extensive experience in creating integrated solutions for our customers in new growth segments within the communications semiconductor industry.

  MAINTAIN PRODUCT AND TECHNOLOGY LEADERSHIP


     We intend to build on our product and technology leadership by continuing to make significant investments in research and development and continuing to work closely with our customers. We expect to invest approximately $1.1 billion in research and development in fiscal 2001, including our financial commitments as part of our strategic technology relationships. This amount represents an increase of 29% compared to fiscal 2000. We also plan to focus our attention on the recruitment, retention and development of engineers and other technical personnel. We intend to improve the utilization of our existing technology by drawing on our extensive portfolio of intellectual property and our design methods to develop the sophisticated products and solutions demanded by our customers. In addition, we will continue to develop strategic relationships with other companies to improve our manufacturing processes and to pursue new technologies. For example, we recently entered into an agreement with Chartered Semiconductor Manufacturing Ltd. to jointly develop manufacturing technologies for future advancements in integrated circuits targeted at high-growth communications product areas. Finally, we will continue to build on our close relationships with our customers, which we believe gives us valuable insights into the issues and challenges that will shape the demand for new technologies and practices.


  EXPAND EXISTING AND DEVELOP NEW CUSTOMER RELATIONSHIPS

     We will seek to capitalize on our status as a stand-alone company to increase our sales to existing customers and develop new customers. Because many of our existing customers compete with Lucent, we believe they are reluctant to purchase some components from one of Lucent's divisions. After our separation from Lucent, we believe our existing and potential customers will be more willing to purchase products from us. Thus, we plan to expand existing relationships with customers who have historically been reluctant to have us supply some portion of their communications component needs. Also, we will seek to develop new relationships with potential customers who may have been reluctant to buy products from us at all because of our relationship with Lucent.

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

  DEVELOP COMBINED OPTOELECTRONIC AND INTEGRATED CIRCUIT SOLUTIONS

     We believe that the rapid pace of technological innovation, shortened product life cycles and increasing complexity of networks and communications components will lead customers to demand combined optoelectronic and integrated circuit solutions in order to reduce their time and expense in developing new communications equipment. We believe that we are well-positioned to capitalize on this trend because we have significant research and development capabilities and market experience in both areas. We have started to sell transponders, our first product that combines both optoelectronic components and integrated circuits into a single product offering. We will continue to devote appropriate resources to this market opportunity. We believe that as networks and communications equipment become more complex and time-to-market becomes more important, our customers will also benefit from the ability to purchase optoelectronic components and integrated circuits from a single supplier. As a single supplier, we will be able to design product solutions that will enhance compatibility, improve performance, reduce size and lower costs.

  IMPROVE OPERATIONAL EFFICIENCIES

     We will continue to manage our portfolio of manufacturing resources, seeking to improve manufacturing asset utilization, order fulfillment and customer responsiveness. We intend to continue our capital investments in expanding our integrated circuit and automated optoelectronics manufacturing capacity and other advanced manufacturing processes. We will seek to introduce and refine processes to build on the speed and flexibility we already offer our customers. For example, we are developing advanced internal systems which will allow us to start manufacturing a customer's specific order for some integrated circuits within hours after receipt. For both optoelectronic components and integrated circuits, we intend to explore opportunities to increase our manufacturing capabilities through joint ventures or by developing strategic relationships with third parties. We also will seek to improve our cost structure across our existing manufacturing capacity. For example, we have started to manufacture some of our silicon-wafer-based optoelectronic components in our integrated circuit facilities to capture economies of scale. This also allows us to apply our extensive experience in integrated circuit manufacturing to the high-volume manufacturing of optoelectronic components. In addition, we plan to continue to reduce manufacturing costs by increasing the size of wafers used in our production of integrated circuits and optoelectronic components to improve economies of scale. We continue to seek long-term supply agreements for some parts and work closely with suppliers to improve the availability and prices of purchased parts for our optoelectronic products.

  SELECTIVELY PURSUE STRATEGIC ACQUISITIONS AND INVESTMENTS


     We believe that strategic acquisitions offer attractive opportunities to obtain new technologies that will help us improve our offering of integrated solutions and our operational efficiencies. In particular, we seek to acquire companies that provide us with design capabilities, processes, technologies and products. For example, in April 2000, we acquired Ortel Corporation, a developer of semiconductor-based optoelectronic components used in fiber optic systems for data communications and cable television networks. We now offer these components as part of our integrated optoelectronics solutions. In addition, in April 2000 we acquired Agere, Inc., a developer of programmable network processor integrated circuits. Programmable network processors control how data is sent over a network and are now included in our network communications solutions. In June 2000, we acquired Herrmann Technology, Inc., a developer of passive filters for optoelectronic components, which we now offer to our customers. While we have no current commitments with respect to any future acquisitions, we frequently evaluate strategic opportunities and, subject to restrictions due to
Section 355(e) and Section 368(c) of the Internal Revenue Code, intend to actively pursue acquisitions and investments in complementary businesses. For a discussion of Section 355(e) and Section 368(c), please see "Our Separation from Lucent -- Tax Limitations on Additional Issuance of Our Stock." We have entered into joint ventures for manufacturing and may pursue similar opportunities in the future to achieve operational efficiencies.

PRODUCTS

     We offer a broad array of optoelectronic components and integrated circuits to manufacturers of communications and computer equipment. Our products range from single integrated circuits to integrated solutions that include combinations of integrated circuits, optoelectronic components and supporting software. We offer both standard products and customized solutions to our customers. Our customized solutions range from slight modifications of our standard products to solutions that contain unique combinations of our intellectual property and our customers' intellectual property.

     When selling both our optoelectronic components and integrated circuits, we aim to have our customers incorporate our products into the end products they design and develop. Typically, manufacturers of communications and computer equipment conduct a competitive process to select suppliers for the parts that they will include in their end products. Our sales, marketing and technical personnel work with customers to demonstrate our products' ability to satisfy any specific requirements. We sometimes win the competitive process with our standard products. In other cases, we must devise a customized solution to meet the particular needs of the customer. Being selected is important because it allows us to establish a long-term relationship with the customer, at least through the life-cycle of the product.

  OPTOELECTRONIC COMPONENTS

     We are a leader in the sale of active optoelectronic components to manufacturers of communications equipment. Optoelectronic components are devices that convert electronic signals into light, or optical signals, to be transmitted within optical networks, as well as the devices that transmit, process, change, amplify and receive the optical signals within these networks. Optical networks transmit information as pulses of light through hair-thin glass strands, which are called optical fibers. In fiscal 2000, we derived $1.2 billion or 25.5% of our revenue from sales of our optoelectronic components.

     We believe the primary considerations for customers selecting optoelectronic components are:

      --   manufacturing capacity, as measured by ability to satisfy orders;

      -- performance, as measured by speed, power requirements and reliability;

      --   price;

      --   breadth of product line and ability to offer integrated solutions;

      --   quality and automation of manufacturing processes; and

      -- compatibility of products with other products and communications standards used in communications networks.

     We offer manufacturers of communications equipment a broad portfolio of optoelectronic components that are designed to operate together to create integrated solutions. We offer optoelectronic components needed for optical networks on land and under sea. We continue to use our extensive research and development capabilities to develop faster and smaller products for our customers. We believe we were among the first component manufacturers to offer 10 gigabits per second products. In addition, we have 40 gigabits per second components which are currently being sampled by some of our customers. A gigabit is a unit of measurement for data and is equal to roughly one billion bits. We also offer a broad range of wavelength management products that increase the amount of information transmitted over a single fiber by sending information through multiple wavelengths. For example, we offer tunable lasers that can be tuned to a specific wavelength, among 20 frequencies, after production. The ability to tune a laser to operate in a desired communications channel is valuable to our customers. Our customers often cannot forecast the demand for specific wavelength requirements of their lasers until they determine the mix of their own customers' actual orders.

     Our optoelectronic components are engineered to work together in an optical network. We sell integrated solutions that combine multiple components into a single product. We believe our integrated solutions allow our customers to reduce the size and costs of their optical network equipment and reduce their time to develop new products. We also believe these solutions allow our customers to rely on a smaller number of suppliers and improve the performance of their products.

     We have described below the network applications for our optoelectronic components market segment and our key products.

     Network Applications

     We sell optoelectronic components for the following five network applications:

      --   submarine;

      --   high-speed transport;

      --   metropolitan;

      --   cable television; and

      --   data communication.

     Submarine. We offer optoelectronic components for submarine, or undersea, communications networks. We offer a variety of highly reliable, ultrastable components designed to withstand the rigors of long-distance undersea transmission. Given the difficulties associated with repairing and replacing undersea networks, reliability and durability are two of the most important factors for manufacturers of equipment for undersea networks. We rigorously test our submarine products to ensure the durability and reliability demanded by our customers. Customers for our submarine products are manufacturers of undersea communications equipment.

     High-Speed Transport. We sell optoelectronic components that facilitate the transport of optical signals over long distances and at high speeds. Our products support transmissions of optical signals at speeds of 2.5 or 10 gigabits per second. We also have 40 gigabits per second modulators and receivers that are currently being sampled by customers. Our high-speed transport products can send multiple optical signals for distances up to 720 kilometers without amplification, and much further when used in conjunction with optical amplifiers. These systems are often used to carry multiple streams of optical signals over a single fiber. Customers for our high-speed transport products are manufacturers of communications equipment who sell to network services providers that operate long-distance communications networks.

     Metropolitan. We sell optoelectronic components that are used in optical networks in metropolitan areas to carry information between central offices of network services providers or between large enterprises and central offices. The information transmitted within these networks is carried for shorter distances, generally 40 kilometers or less, and at lower speeds than those used in high-speed transport network applications. We sell products designed for metropolitan communications networks to manufacturers of communications equipment, which sell to regional Bell operating companies, or RBOCs, and competitive local exchange carriers, or CLECs.

     Cable Television. We sell optoelectronic components that transmit optical signals from cable system operators to and from the home. Over the past ten years, cable system operators have upgraded their networks to add optical fiber to their networks. The optical network is used as the communications path from the originating point of the network's signal to connection points, or nodes. From a node, the signal is passed on to cables which carry the signal to the home. Our cable television optoelectronic components provide a high-speed return path from the consumer's home to the cable system operator. This return path allows cable system operators to offer Internet and telephone services, in direct competition with network services providers. Customers for our cable television optoelectronic components are manufacturers of cable television transmission equipment.

     Data Communication. We sell optoelectronic components that transmit optical signals within a local area network. A local area network links data devices such as servers, computers and printers in the same localized area to facilitate Internet access and to share files and programs. Because early local area networks had relatively limited performance requirements, they generally used copper wire as the network medium.

     Several factors have created the need for high-bandwidth capacity, high-performance local area networking systems. These factors include:

      --   the continuing expansion of local area networks;

      --   the growing number of users accessing local area networks;

      --   the increasing importance of data networking;

      -- the increasing use of communications in the workplace and at home, including access to the Internet and the gathering and distribution of data; and

      --   the need to accommodate higher bandwidth.

As bandwidth and transmission distance requirements of enterprises have increased, it has become more practical to utilize the superior transmission capabilities of optical networks to build high-speed local area networks. These networks require transceivers to convert electronic signals into optical signals and back into electronic signals at high speeds. Customers for our data communication optoelectronic components are manufacturers of network equipment for enterprises.

     Key Optoelectronic Components

     We are a leader in the sale of active optoelectronic components. An optical network utilizes a number of interdependent active optoelectronic and passive optical components. An active component is a device that has both optical and electronic properties. A passive component is a device that performs its functions only in the optical domain. Generally, active components provide the source, amplification power and modulation to optical networks. Passive components are used to mix, filter, adjust, isolate and stabilize the optical signals in optical networks. Some devices, such as optical amplifiers, combine active and passive components into one product. We describe the functions of active and passive components in an optical network in greater detail below the table listing our key products.

     We have started to broaden our product portfolio to include passive components. With our acquisition in June 2000 of Herrmann Technology, we now sell passive optical filters used in conjunction with active optoelectronic components in products such as amplifiers. We also have, in various stages of development, a number of silicon waveguides. Silicon waveguides are passive optical components that manipulate optical signals to perform a variety of functions. Some of these silicon waveguides are being sampled by one or more of our customers and we have started to manufacture others in commercial quantities.

     We list in the table below our key optoelectronic components. The table includes a brief discussion of some of the main characteristics and network applications of the products. It also includes components that are being sampled by one or more of our customers and are not yet being shipped in commercial quantities.

     In the table, "Gb/s" refers to gigabits per second and "Mb/s" refers to megabits per second. A gigabit is a unit of measurement for data and is equal to roughly one billion bits. A megabit is a unit of measurement for data and is equal to roughly one million bits. "GHz" refers to gigahertz and is a measure of the frequency of a signal, equivalent to one billion cycles per second. "NTSC" means National Television Standards Committee and refers to the channel capacity of the communication link for our cable television products.

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

----------------------------------------------------------------------------------------------------------------------------
     COMPONENT                    DESCRIPTION                             SPEED                     NETWORK APPLICATION
----------------------------------------------------------------------------------------------------------------------------
  LASERS
  EML lasers          - electroabsorptive modulated laser  - 2.5/10 Gb/s                        - high-speed transport,
                                                                                                  metropolitan
  DML lasers          - directly modulated laser           - 2.5/10 Gb/s                        - high-speed transport,
                                                           - Our 10 Gb/s product is being         metropolitan, cable
                                                             sampled by some customers but        television
                                                             further design and manufacturing
                                                             process development is required
                                                             before it will be available for
                                                             sale in commercial quantities.
  Uncooled lasers     - lasers that are used in            - 155 Mb/s to 10 Gb/s                - metropolitan
                        applications where the temperature
                        of the device is not internally
                        stabilized
  Source lasers       - laser source for externally        --                                   - high-speed transport
                        modulated transmissions
  Pump lasers         - provides power to our erbium       --                                   - submarine, high-speed
                        doped fiber amplifiers                                                    transport, metropolitan
  Analog DFB lasers   - analog distributed feedback laser  - up to 1 GHz                        - metropolitan, cable
                      - directly modulated lasers          - 110 NTSC channels                    television
----------------------------------------------------------------------------------------------------------------------------
  MODULATORS
  Lithium niobate     - external modulator                 - 10/40 Gb/s                         - high-speed transport,
  modulators          - Lithium niobate is a material      - Our 40 Gb/s product is being         metropolitan
                        that is effective in modulating      sampled by some customers but
                        light.                               further design and manufacturing
                                                             process development is required
                                                             before it will be available for
                                                             sale in commercial quantities.
  Lithium niobate     - modulates the polarization of      - 10/40 Gb/s                         - high-speed transport
  polarization          transmission signals for ultra     - Both our 10 Gb/s and 40 Gb/s
  controllers           long or very high speed systems      products are being sampled by
                                                             customers and currently able to
                                                             manufacture commercial
                                                             quantities.
----------------------------------------------------------------------------------------------------------------------------
  AMPLIFIERS
  Erbium doped fiber  - optically amplifies signals using  --                                   - high-speed transport,
  amplifiers            erbium doped fiber                                                        metropolitan
----------------------------------------------------------------------------------------------------------------------------
  TRANSMITTERS
  Cooled laser        - contains a laser module and the    - 2.5/10 Gb/s                        - high-speed transport,
  transmitters          circuitry necessary to control     - 110 NTSC channels                    metropolitan, cable
                        and modulate for cable television  - Our 10 Gb/s product is being         television
                        systems or dense wavelength          sampled by some customers but
                        division multiplexing, or DWDM,      further design and manufacturing
                        systems which are systems that       process development is required
                        transmit two or more signals over    before it will be available for
                        a single optical fiber               sale in commercial quantities.
  Uncooled laser      - contains an uncooled laser         - 2.5/10 Gb/s                        - metropolitan
  transmitters                                             - Our 10 Gb/s product is being
                                                             sampled by some customers but
                                                             further design and manufacturing
                                                             process development is required
                                                             before it will be available for
                                                             sale in commercial quantities.
  Tunable laser       - various transmitters, which each   - 2.5 Gb/s                           - high-speed transport
  transmitters          use a tunable laser as the source
                        with various abilities to manage
                        wavelength
                      - can be tuned to one of 10
                        adjacent channels for DWDM systems
                      - most recently introduced product
                        is a CW, or continuous wave,
                        tunable source laser module that
                        can be tuned to one of 20
                        adjacent channels for DWDM
                        systems
                      - Our CW tunable source laser
                        module is being sampled by some
                        customers but further design and
                        manufacturing process development
                        is required before it will be
                        available for sale in commercial
                        quantities.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     COMPONENT                    DESCRIPTION                             SPEED                     NETWORK APPLICATION
----------------------------------------------------------------------------------------------------------------------------
  RECEIVERS
  PIN receivers       - receives optical signals with a    - 2.5/10/40 Gb/s                     - high-speed transport,
                        positive intrinsic negative        - 110 NTSC channels                    metropolitan, cable
                        detector and converts it to an     - Our 40 Gb/s product is being         television
                        electronic signal                    sampled by some customers but
                                                             further design and manufacturing
                                                             process development is required
                                                             before it will be available for
                                                             sale in commercial quantities.
  APD receivers       - receives optical signals with an   - 2.5/10 Gb/s                        - high-speed transport,
                        avalanche photo detector and       - Our 10 Gb/s product is being         metropolitan
                        converts it to an electronic         sampled by some customers but
                        signal                               further design and manufacturing
                                                             process development is required
                                                             before it will be available for
                                                             sale in commercial quantities.
----------------------------------------------------------------------------------------------------------------------------
  TRANSCEIVERS
  Transceivers        - a module that contains both an     - 155 Mb/s to 2.5 Gb/s               - metropolitan, cable
                        optical transmitter and receiver   - 110 NTSC channels                    television, data
                                                                                                  communication
----------------------------------------------------------------------------------------------------------------------------
  TRANSPONDERS
  Transponders        - integrated modules that contain    - 2.5/10 Gb/s                        - high-speed transport,
                        both a transmitter and receiver    - Our 10 Gb/s product is being         metropolitan
                        plus a variety of integrated         sampled by some customers but
                        circuits such as multiplexors and    further design and manufacturing
                        demultiplexors                       process development is required
                                                             before it will be available for
                                                             sale in commercial quantities.
----------------------------------------------------------------------------------------------------------------------------
  SILICON WAVEGUIDES
  Optical             - can optically combine up to 40     --                                   - high-speed transport
  multiplexors          optical wavelengths into a single
                        fiber
                      - being sampled by customers and
                        currently able to manufacture
                        commercial quantities
  Optical             - can optically split up to 40       --                                   - high-speed transport
  demultiplexors        optical wavelengths from a single
                        fiber
                      - being sampled by customers and
                        currently able to manufacture
                        commercial quantities
----------------------------------------------------------------------------------------------------------------------------
  MEMS DEVICES
  Dynamic gain        - can be tuned to optimize the       --                                   - high-speed transport,
  equalizers            performance of DWDM systems                                               metropolitan
                      - being sampled by some customers
                        but further design and
                        manufacturing process development
                        is required before it will be
                        available for sale in commercial
                        quantities
  Optical cross       - an optical switch that is capable  --                                   - high-speed transport,
  connects              of switching a number of optical                                          metropolitan
                        signals without converting the
                        signals into electronic form
                      - being sampled by some customers
                        but further design and
                        manufacturing process development
                        is required before it will be
                        available for sale in commercial
                        quantities
----------------------------------------------------------------------------------------------------------------------------
  PASSIVE OPTICAL FILTERS
  Thin film optical   - used in a variety of optical       --                                   - submarine, high-speed
  filters               communications equipment to                                               transport, metropolitan,
                        condition optical signals                                                 cable television, data
                                                                                                  communication
----------------------------------------------------------------------------------------------------------------------------

     Key Component Descriptions

     Lasers. A laser generates the light transmitted over an optical network. Higher power lasers can transmit light greater distances than lower power lasers. A single laser is required for each channel in a dense wavelength division multiplexing, or DWDM, system, which is a system that transmits two or more signals over a single optical fiber. Communications equipment manufacturers use different types of lasers depending on the needs of the specific network application.

     Modulators. A modulator is an optoelectronic component which turns an optical signal on and off to encode and send the information through an optical network. Modulation can be achieved directly by turning a laser on and off or by external modulators that transmit or interrupt a continuous optical signal to achieve the same on and off effect. Long-distance and submarine networks typically use high power lasers and external modulators, while short-distance networks use direct modulation.

     Amplifiers. During transmission, an optical signal must be periodically renewed because it loses its strength as it travels within the network. Optical amplifiers increase the strength of an optical signal without converting it back into an electronic signal. Optical amplifiers represent a major cost efficiency, as network services providers can reduce the number of costly optical-to-electronic-to-optical conversions.

     Transmitters, Receivers and Transceivers. Other optoelectronic components are used to convert, transmit and receive optical signals within an optical network. Transmitters encode electronic information into optical form for transmission. Transmitters are often packaged with a laser, a modulator, if external, and a wavelocker into a transmit module. Wavelockers ensure that the laser is precisely tuned to the correct wavelength. A receiver is a device that converts optical signals back into electronic form on the receiving end of a communication system. Transmitters and receivers are also sometimes combined into one module, which is called a transceiver.

     Transponders. Our transponders offer both optoelectronic components and integrated circuits in one combined unit, or module. This module combines a transceiver with a multiplexor/demultiplexor into a unified product. A multiplexor is an electronic device that allows two or more signals to be combined for transmission over one communications circuit. A demultiplexor separates two or more signals previously combined by compatible multiplexing equipment. Our transponders are capable of multiplexing 16 electronic signals into one optical signal. Our transponders are also capable of demultiplexing one optical signal into 16 electronic signals. We have recently begun shipping our
2.5 gigabits per second transponders in commercial quantities to our customers. We expect that future versions of our transponder products will support faster speeds and switching capabilities.

     Silicon Waveguides. Silicon waveguides are passive components that manipulate optical signals to perform a variety of functions. We have started to offer optical multiplexors and demultiplexors, which are our first silicon waveguide products. We believe our experience in silicon-based integrated circuit manufacturing processes is an important factor in our ability to manufacture these products. These silicon-based processes will permit production of these products in high volumes. In addition, silicon-based technology allows active components such as transmitters and receivers to be integrated with silicon waveguides, permitting reductions in size and cost of integrated modules. Some of these silicon waveguides are being sampled by one or more of our customers and others have recently become available in commercial quantities.

     MEMS Devices. Optical micro electro-mechanical systems, or MEMS, are small mechanical products that perform a variety of optical functions which include optical switching, dynamic gain equalization and add-drop multiplexing. We recently introduced optical cross connects and dynamic gain equalizers, which are our first MEMS devices. An optical cross connect is an optical switching device that maintains the optical signal as light from input to output, without converting it into electronic form. A dynamic gain equalizer is an optical device that optimizes transmissions in an optical network by equalizing the amplitude of specific wavelengths of light within the optical fiber. These products are being sampled by some customers but further design and manufacturing process development is required before they will be available for sale in commercial quantities. We are working to develop future MEMS devices with more extensive capabilities. We have entered into a joint development agreement with Lucent for this technology, as described more fully under "--Strategic Relationships."

     Thin Film Optical Filters. Thin film optical filters are designed to allow only selected wavelengths of light to pass through them. Our filters are manufactured by depositing many thin layers on a base of specially made glass. Thin film optical filters are used in dense wavelength division multiplexing, or DWDM, systems, which are systems that transmit two or more signals over a single fiber. They can also be used to correct the amplitude of the signal coming from an optical amplifier. Our thin film optical filters are generally sold to optical component manufacturers which package and combine them with active optoelectronic components.

  INTEGRATED CIRCUITS

     We sell integrated circuits for a wide variety of communications applications. We often develop an integrated solution for a specific communications function, including one or more integrated circuits, supporting software and the software development tools used by our customers to incorporate our solution into their final products. In fiscal 2000, we derived $3.5 billion or 74.5% of our revenue from sales of our integrated circuits products and our wireless local area networking equipment.

     Our integrated solutions combine a number of functions into a single unit. Because of this integration, we have the ability to deliver products that interact more effectively and enhance performance. This allows our customers to meet the requirements of their end customers faster and more cost effectively than if they purchase a number of separate integrated circuits.

     We sell integrated circuits used primarily in the following types of equipment:

      --   network communications products;

      --   client access and network connectivity products;

      --   wireless products; and

      --   storage and analog products.

We also sell wireless local area networking equipment.

     We have dedicated engineering groups that develop core manufacturing technology, common design methodology and commonly used integrated circuit design elements for use across our Integrated Circuits segment. By using common core technologies, we simplify our design methods, create reusable intellectual property and achieve manufacturing efficiencies.

     We believe the primary considerations for customers selecting integrated circuit products are:

      -- design capabilities, including the ability to deliver integrated solutions;

      -- performance, as measured by speed, power requirements and reliability;

      --   feature set;

      --   price;

      -- flexibility, which refers to the ability to design products using the manufacturer's own intellectual property, the manufacturer's customers' intellectual property or a combination of both; and

      -- compatibility with other products and communications standards used in communications networks.

     We focus our product development and sales efforts to address the customer considerations listed above. The relative importance of these factors may vary depending on the product group or the particular customer's requirements. For example, price may be one of the most important considerations for a customer selecting many of our client access and network connectivity integrated circuits because these integrated circuits are used in price sensitive products sold to consumers. On the other hand, a customer selecting our network communications integrated circuits typically will be more focused on design and performance rather than price because these customers often have specialized demands that require customized solutions.

     We have described below the five primary applications supported by our integrated circuits.

     Network Communications Equipment

     We offer integrated circuits that facilitate the transmission and switching of data and voice signals within communications networks. We supply networking integrated circuits that allow information to be transported

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through the entire communications network. Our integrated circuits perform the required processing of the signals and transmit the signals to deliver information throughout the network. Our integrated circuits are key building blocks in both optical and wireline communications networks. We sell our network communications products worldwide to manufacturers of communications equipment. The majority of our revenue in this product group is derived from manufacturing customized integrated circuits utilizing our experience in the network communications product areas described below. Networks often require sophisticated integrated circuits that are developed and manufactured for a specific application. These integrated circuits are designed to perform operations at high speeds without having to interpret unnecessary instructions. This results in improvements in operating speeds and reductions in system size, power consumption and total system cost. We believe that our extensive knowledge of how communications networks operate and of the communications equipment used in these networks allows us to develop products to meet the specialized and often demanding requests of our customers.

     We sell a complete integrated circuit solution that supports speeds up to
2.5 gigabits per second. This solution consists of physical layer devices, integrated circuits supporting SONET/SDH communication standards, network processing devices, multi-service switching devices and broadband access devices, each of which is described below. We have, in various stages of development, 10 gigabits per second products that have either recently been introduced in commercial quantities or are currently being sampled by one or more customers. We expect to offer a complete 10 gigabits per second solution in the next few months.

     We design many of our network communications integrated circuit products to integrate several functions on one chip. This approach is designed to allow our customers to reduce the size and material costs of their products, reduce the number of their component suppliers and improve the performance of their products. We also offer integrated circuits with supporting software as part of a complete integrated circuit product solution. All of our products discussed below, except for physical layer devices, have a significant software component. Our products also are highly programmable. Programmability refers to the capacity of equipment functions to be modified by accepting a new set of software instructions, which affords our customers more flexibility when deploying our products in their networks.

     Physical Layer Devices. We sell integrated circuits for high-speed physical layer devices. High-speed physical layer devices are key elements in the conversion between optical signals and electronic signals, as required by communications networks. High-speed physical layer devices accept the output from an optical receiver and convert it into a digital data signal that can be used in communications switching and processing functions. We offer a set of five integrated circuit components for physical layer devices. We expect to introduce a sixth integrated circuit component, a forward error correction device, to complete our product offering for 10 gigabits per second transmission. A forward error correction device increases the performance of optical networks by detecting and correcting errors in the data that is being transmitted. We offer our customers physical layer device components either separately or together with optoelectronic components. In particular, we sell a transponder which combines our physical layer device components together with our optoelectronic components in a single product.

     SONET/SDH Network Devices. We supply integrated circuits for use in synchronous optical networks, which are typically referred to as SONET, and integrated circuits for the synchronous digital hierarchy standard, or SDH, which is the analogous international communications standard. SONET/SDH is an optical transmission system for high-speed digital communications. Employed by network services providers, SONET/SDH is currently the most prevalent method of optical communication in telecommunications networks. SONET/SDH carries data, voice and video traffic through a network by combining lines carrying traffic at slower speeds with lines carrying traffic at higher speeds. This process is known as multiplexing, and involves directing traffic from the individual lines into designated time slots in the higher speed lines, and those lines into still higher speed lines. The SONET/SDH equipment that handles the directing of traffic into slower speed and faster speed lines is the add-drop multiplexor, or ADM. Add-drop multiplexors handle the addition and removal of traffic from a SONET/SDH communication transmission. We offer single-chip integrated circuit solutions, or framers, for add-drop multiplexing of data and voice traffic. In addition, our framers are used in high-speed routers within an optical network. A router is an interface, or link, between two networks.

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     Multi-Service Switching Devices.  We sell integrated circuits for use in multi-service switching devices. Switching devices guide data to different local area networks and wide area networks based on the intended destination. Multi-service switching devices support the transmission of voice and video signals as well as data. We sell switch fabrics and network processors to communications equipment manufacturers. A switch fabric directs the data within a switching device. A network processor is a component that controls how data is sent over a network or over a switch fabric such that the data retains its quality of service without interfering with other data traffic. We also offer supporting software with our switching products. In addition, our customers sometimes add their own supporting software to switch fabrics and network processors that they purchase from us to produce complete switching equipment.

     We currently offer switching products for asynchronous transfer mode, or ATM. We are developing switching products for the Internet protocol standard and protocol independent switching products which support different standards simultaneously. These products are being sampled by some customers but further design work is required before they will be available for sale in commercial quantities. Asynchronous transfer mode and Internet protocol refer to different procedures for the formatting and timing of data transmission between two pieces of equipment. Our switching integrated solutions reduce the number of required integrated circuits needed in a switching device.

     Broadband Access Devices. We supply integrated circuits that facilitate broadband network access. Broadband is a general term which refers to high-speed data transmission. Our broadband access integrated circuits, or mappers, support data transport between central offices and enterprise sites by aggregation and termination. Aggregation refers to the combining of many low-speed, or tributary, data signals from enterprises into higher speed, or trunk, data signals for transmission to a central office. Termination refers to the separation of trunk data signals into lower-speed, tributary data signals.

     Our products support data transport for T-carrier data transport in North America. T-carrier is a digital transmission service from a common carrier. We support similar services worldwide which are referred to as J-carrier in Japan and E-carrier in Europe. Introduced by AT&T Corp. in 1983 as a voice service, T-carrier use for data has grown steadily. T-carrier services such as T1 and T3 lines are widely used to create point-to-point networks for use by enterprises. T1 and T3 lines refer to different levels of T-carrier service which transmit data at 1.5 megabits per second and 44.7 megabits per second, respectively. A megabit is a unit of measurement for data and is equal to one million bits.

     Customized Solutions. The majority of our revenue from our network communications products is derived from the manufacture of customized integrated circuits for our customers. These integrated circuits incorporate our intellectual property or combine our intellectual property with our customers' intellectual property to create a customized solution for these customers. For some customers, we design and manufacture the integrated circuit while the key intellectual property belongs solely to our customers. We draw our intellectual property from the various product areas described above in order to meet our customers' specific requirements.

     We also deliver customized solutions with our field-programmable gate arrays, or FPGAs, or our field-programmable systems-on-a-chip, or FPSCs. Our field-programmable gate array is a specialized processor of electronic signals that can be modified by a customer for a number of functions after the integrated circuit has been deployed in a network. Our field-programmable system-on-a-chip incorporates several complex functions as well as a field-programmable gate array on one integrated circuit. Our field-programmable system-on-a-chip capability allows us to combine the benefits of system-on-a-chip and programmability.

     Our systems-level knowledge allows us to turn our customers' design concepts into a systems solution quickly and effectively. Our intellectual property gives our customers the flexibility to customize their products to meet their individual cost and performance objectives.

     Client Access and Network Connectivity Devices

     We sell integrated circuits for use in products that allow users to access communications networks through a variety of different methods. We offer our customers solutions that include integrated circuits and software.

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     Many of our products convert analog signals into digital signals and digital signals into analog ones. Analog refers to a transmission technique employing a continuous signal that varies in amplitude, frequency or phase of the transmission. Digital, on the other hand, refers to a method of storing, processing and transmitting data that uses distinct electronic or optical pulses to represent the binary digits 0 and 1.

     Our primary client access and network connectivity products and our newly introduced products are described below.

     Modem Products. We sell integrated circuits for use in analog modems, which is our traditional modem business. A modem is a device that converts digital information into audio signals, allowing a computer to transmit data over an analog telephone line. Our analog modem solutions also are built into applications for products such as television set-top boxes, electronic game machines, email terminals, Internet screenphones, printers, fax machines and other electronic equipment to facilitate network access. We are currently developing modem products to support digital subscriber line, or DSL, service. Digital subscriber line technology substantially increases the digital capacity of ordinary telephone lines into the home or office. We primarily sell our modem products directly to leading manufacturers of personal computers and other electronic equipment as well as to manufacturers who sell modem solutions to manufacturers of personal computers.

     Input/Output Products. We supply integrated circuits for use in computers, peripheral equipment, such as printers, scanners and digital cameras, and other data processing input/output operations. Input/output refers to the transfer of data within and between computers, peripheral equipment and data networks. We sell these products primarily to manufacturers of computers, peripheral equipment and communications equipment. A majority of our sales are customized solutions that combine our intellectual property with that of our customers in the design of our integrated circuits. Our products support Universal Serial Bus, or USB, and IEEE-1394 industry standards, which are both established connectivity and transmission standards. We also are currently developing solutions that utilize InfiniBand(TM), a new industry standard for high-bandwidth input/ output operations for enterprise computing. We have started to sell our first InfiniBand product.

     Analog Line Card and Analog Telephone Products. We sell integrated circuits for use in analog line cards and analog telephone interface equipment. Traditional voice telephone equipment uses technology in which voice communications are transmitted as analog signals until they reach a network services provider's central office, where analog line cards are located. Analog line cards convert analog voice signals into digital signals to be transmitted through the communications network and convert the digital signal coming from the network back to analog in order to complete the telephone call. Our customers also use our products in telephone interfaces, or lines, located closer to an end user in devices such as television set-top boxes, broadband gateways and integrated access devices. Broadband gateways and integrated access devices combine a variety of communications technologies such as analog and digital subscriber line in the end-user's premises onto a single telephone line for transmission to the network. We sell our analog line card and telephone solutions to manufacturers of communications equipment for use worldwide.

     Traditional Voice Systems. We provide integrated circuits to Lucent and other telecommunications equipment manufacturers for use in traditional voice telephone networks and integrated services digital network, or ISDN, systems and networks. Traditional voice telephone networks use circuit switched based equipment, which is designed to handle voice transmissions. Circuit switching establishes a dedicated channel for each communication. The integrated services digital network standard is a standard for providing digital service to a client's premises through traditional voice systems. These systems are not as advanced as newer voice and data networks that manufacturers of communications equipment currently offer. We expect sales for these systems to decline rapidly over the next several years.

     Newly Introduced Products. We have started to sell products in product areas for which, if sufficient demand emerges, we expect to expand our offerings. We have started to offer integrated circuits and software for use in digital telephony products. Digital telephony products are solutions that access and interface with merged voice and data networks. We also have introduced a series of asynchronous transfer mode interconnect products for use in infrastructure equipment for digital telephony services. Asynchronous transfer mode, or ATM, refers to a specific set of procedures for the formatting and timing of data transmission between two pieces of equipment. We sell our digital telephony solutions to manufacturers of business telephone
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equipment. In addition, we have started to sell integrated circuits and supporting software for an in-home local area network, or LAN. A local area network links data devices, such as servers, computers and printers in the same localized area to facilitate Internet access and to share files and programs. We sell these products to manufacturers of home networking products and to other home networking integrated circuit suppliers.

     Wireless Products

     We sell integrated circuits for use in digital mobile telephones, cellular base stations and other wireless data and voice communications products. We also offer supporting software as part of our comprehensive integrated circuit wireless product solutions. These solutions include:

      -- digital signal processors for speech compression and encoding and transmission of voice and data;

      --   radio frequency integrated circuits to transmit and receive signals;

      -- conversion signal processors to convert signals between frequencies used in digital signal processors and frequencies used for radio transmission; and

      --   software that controls the communication process.

We also have started to license hardware and software designs for mobile telephones that use our integrated circuits.

     Our integrated circuit solutions for wireless products extend across the major cellular standards worldwide. A cellular standard is a system of mobile voice and data transmission. The major current and emerging cellular standards include:

      --   Global Systems for Mobile Communications, known as GSM;

      --   Code Division Multiple Access, known as CDMA;

      --   Time Division Multiple Access, known as TDMA; and

      -- Third Generation standards, known as 3G, which are in early stages of development.

While CDMA and TDMA are currently the most widely used wireless standards in the United States, GSM is the most widely used wireless standard worldwide. We primarily sell GSM products. We are making significant investments in research and development of integrated circuit products for the 3G standards in order to have products available when our customers begin to deploy this new standard. However, we do not expect the demand for, and implementation of, this standard to develop sufficiently for us to sell significant quantities of our 3G products for several years.

     All of the above mentioned cellular standards, with the exception of the 3G standards, were designed to handle voice communications and have limited capabilities in transmitting data communications. More data is being transmitted over wireless networks, and we believe this trend will continue in the future. We expect that wireless networks will begin to adopt new cellular standards that are better able to transmit and receive data prior to the widespread implementation of the 3G standards. For instance, the General Packet Radio Service, or GPRS, is an enhancement to the GSM standard that will facilitate higher speed wireless data transmission and is one of the standards currently under development to handle data communications. We are developing integrated circuit solutions for cellular base stations and terminals that support the General Packet Radio Service standard. These solutions are being sampled by some customers but further design activity is required before they will be available for sale in commercial quantities.

     Wireless Infrastructure Products. We sell integrated circuit solutions used in wireless infrastructure products, which are primarily cellular base stations and cellular base transceiver stations. A cellular base station is a key component of a wireless network that receives and transmits voice and data signals over radio waves and connects those signals to the rest of the communications network. A cellular base station includes base station controllers that require integrated circuits and are more fully discussed below. A base transceiver station converts wireless information into digital signals and processes multiple channels of digital signals. We offer an integrated circuit solution for base transceiver stations which includes our StarCore digital signal processor technology, which was developed as part of a strategic relationship. A key factor for customers

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selecting our base transceiver station solution is that it offers a high degree of channel density, which refers to the number of calls in an area that can be supported by a singular cellular base station.

     Our integrated circuit solutions also are included in base station controllers. Among other things, a base station controller performs administrative functions such as checking the status of a caller's account and coordinating activities between cellular base stations. Our base station controller solution includes multiple integrated circuits and the associated software.

     Wireless Terminal Products. We offer integrated circuit products for use in wireless terminals. Wireless terminals include mobile telephones, pagers and personal digital assistants, or PDAs. We sell our wireless terminal products to wireless terminal manufacturers with different integration requirements. Our customers may choose to buy from us only integrated circuits for terminal devices or the integrated circuits and supporting software. We also offer customers the ability to license from us a full mobile telephone design. The design includes specifications for all components required to manufacture the mobile telephone, including our integrated circuits and software and components from other suppliers.

     Wireless Local Area Networking Products

     We sell integrated circuits, software and equipment for wireless networks. We offer our ORiNOCO(TM) products for wireless local area networking and Bluetooth(TM) products for personal area networking, as described below.

     ORiNOCO Products. Our ORiNOCO products comprise a complete wireless local area network system that provides broadband network access through mobile and fixed data devices. Broadband is a general term which refers to high-speed data transmission. We offer the software and equipment necessary to create and support wireless local area networks, which are typically referred to as wireless LANs. A local area network links data devices such as servers, personal computers and printers in the same localized area to facilitate Internet access and to share files and programs. A wireless local area network performs the same functions as a conventional local area network without cables or wires by transmitting data and voice traffic by radio technology through the air. This wireless technology also allows mobile devices to be connected to the local area network. Our wireless local area network solution currently supports data transmission speeds of over 10 megabits per second. A megabit is a unit of measurement for data and is equal to roughly one million bits. We sell a complete solution for wireless networking that facilitates mobile Internet connectivity to the end-user in an enterprise, home or public space, such as an airport lounge or hotel lobby.


     We sell wireless local area network solutions to network services providers and to customers that sell to enterprises and home users under the ORiNOCO brand. We also sell our ORiNOCO products to personal computer manufacturers that integrate them into their products. Our primary indirect channel into the enterprise market is Avaya Inc., formerly the enterprise networks group of Lucent. On September 30, 2000, Avaya became independent of Lucent when Lucent distributed all of its Avaya shares to its stockholders in a tax-free spin-off. As part of the separation, we will also enter into a product purchase agreement with Lucent for the resale of our ORiNOCO products.


     Bluetooth Products. We sell integrated circuit solutions and supporting software for the new market of Bluetooth technology applications. Bluetooth is an open standard for short-range radio transmission of digital voice and data that facilitates a wireless personal area network. Wireless personal area networks, which are typically referred to as PANs, allow mobile communications devices to communicate with each other and connect to the Internet at high speeds without the use of wires or cables. The Bluetooth technology also makes it easier for data synchronization of mobile computers, mobile telephones and handheld devices. Bluetooth uses radio waves that can transmit through walls and other non-metal barriers to create a personal area network.

     We have started to sell a two-component Bluetooth solution and supporting software. Our solution facilitates a wireless personal area network which supports data transmission speeds of up to 1 megabit per second for devices within an approximately 30-foot radius. We expect to increase our development and sales efforts in this area as more Bluetooth applications come to market. We sell our Bluetooth products to manufacturers of communications and computer equipment.

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     Storage and Analog Products

     We sell integrated circuits for use in storage devices, commonly referred to as hard disk drives. As applications used on computers and communications equipment become more complex, we expect an increased demand for higher storage capability. We also sell integrated circuits for use in analog signal processing and control functions within various products. Analog integrated circuits shape or condition electronic signals and amplify electronic signal strength. They also regulate voltage levels and provide interfaces between products within an analog environment. We currently focus on development opportunities in the hard disk drive product area, the analog communications product area and in the product area for analog power products, which are products that regulate power.

     Storage Products. We offer many of the integrated circuits necessary for hard disk drives to function. Hard disk drives store data and are used in personal computers, servers and new consumer devices. Although information used by a computer is in digital form, hard disk drives store information in magnetic pulses, which are analog signals. In order for a computer's data to be stored on a hard disk, it must be converted to magnetic form. When data is read from the disk, it must be converted from analog back to digital form. Integrated circuits manage these storage and retrieval functions in hard disk drives and control the overall operation of the disk drive. We sell integrated circuits that support both the analog and digital functions required in hard disk drives.

     We also supply an integrated product, our system-on-a-chip solution, that combines various integrated circuits onto one integrated circuit. Integrating components reduces power consumption and enhances performance. This integrated product assists our customers in meeting the requirements of their end-customers faster and more cost-effectively. We are focusing on using our advanced system-on-a-chip technology and experience to expand our customer base.

     We sell our storage products to manufacturers of computer hard disk drives. Our customers then sell complete hard disk drives to computer manufacturers and system integrators. We expect our customers to provide hard disk drives in the future to manufacturers of other consumer products such as television set-top boxes, digital videorecorders and portable music players.

     Analog Products. We sell integrated circuits used to perform various analog functions within electronic products. We are currently focused on developing and selling analog integrated circuits for communications products and power products. We have started to offer these integrated circuits. An example of our analog communications products is the line driver. A line driver is a device that extends the transmission distance between terminals and computers connected via private lines or networks. A line driver can extend a signal that is normally limited to a few hundred feet up to several miles. An example of our analog power products is a radio frequency power transistor. This device is used in wireless equipment and provides the power to the antenna of the cellular base station. We sell our analog products through our direct sales force to a diverse set of equipment manufacturers, including electronic test equipment and communications equipment manufacturers.

RESEARCH AND DEVELOPMENT

     Our research and development personnel focus on product and manufacturing process development, which provides the technological basis for our commercial products, and on basic research, which helps provide the scientific advances which ultimately lead to new products and technology and manufacturing processes. Our product and process development team is comprised of approximately 2,800 development engineers and scientists who previously operated as part of Lucent's Bell Laboratories, one of the world's leading research and development institutions. Approximately 2,200 of these development engineers and scientists work directly in our business units to design and implement product solutions. The remaining 600 development engineers and scientists work primarily on manufacturing and design technology that spans large segments of our business, such as the technology for system-on-a-chip and high-performance optical modules.

     We historically have had access to innovations produced by the Bell Laboratories central research organization. Approximately 275 research engineers, who previously performed basic research at Bell

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Laboratories, also will be transferred to us as part of our separation from
Lucent. Our basic research effort will be organized into three areas:

      --   optoelectronics;

      --   electronic devices; and

      --   circuits and systems.

Our researchers will perform application-focused research, primarily around optical communications, semiconductor technology and manufacturing processes and advanced circuit and systems development for future communications technologies. Across each of the areas, we also will focus on products that seek to combine our integrated circuit and optoelectronic capabilities. We believe that the combination of our optoelectronic components and integrated circuits may offer our customers several benefits, including improved product performance and reduced product size and costs. This combination also may allow our customers to decrease time-to-market and reduce the number of their suppliers.

     Overall, 35% of our product and process development team have advanced degrees, and approximately 80% of our 275 research engineers have Ph.D.'s. In addition to our internal research and development team, we also work closely with numerous universities around the world. These relationships include both direct collaboration with our scientists and engineers and also direct funding and industrial supported consortia, such as the Semiconductor Research Corporation, a consortia comprised of integrated circuit manufacturers that fund university research work of common interest. We also have entered into joint research and development initiatives with a number of our customers. With our newly independent research organization, we expect that these initiatives will broaden, assisting us in developing advanced communications solutions with a variety of leading systems suppliers. As part of the separation from Lucent, we will enter into a joint technology development agreement with Lucent for micro electro-mechanical systems, or MEMS, as described under "--Strategic Relationships." We also will enter into a development project agreement with Lucent's Bell Laboratories for other products and technologies, as described under "Arrangements Between Lucent and Our Company--Development Project Agreement."


     Our research and development expenditures were $466 million, $683 million and $827 million for fiscal years 1998, 1999 and 2000, respectively. After our separation from Lucent, we will be able to direct the allocation of resources within our research and development organization. We anticipate that we will continue to make significant research and development expenditures to maintain our competitive position with a continuing flow of innovative products and technology and manufacturing process. In fiscal 2001, we intend to invest approximately $1.1 billion for research and development, including our financial commitments as part of our strategic technology relationships. We expect to fund our future research and development expenditures from our operations.


STRATEGIC RELATIONSHIPS

     As part of our manufacturing strategy, we have entered into joint ventures with various partners. We also have developed strategic relationships to augment our technological capabilities.

  MANUFACTURING RELATIONSHIPS

     Our most important manufacturing relationships are described below.

     Silicon Manufacturing Partners

     In December 1997, we entered into a joint venture, called Silicon Manufacturing Partners, with Chartered Semiconductor Manufacturing Ltd., a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. We have a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. Our equity investment over the life of this joint venture will be approximately Singapore $217 million, which is approximately U.S. $125 million. Under the terms of our agreement with Chartered Semiconductor and Silicon Manufacturing Partners, we agreed to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. If we do not purchase all the wafers allotted to us, we are obligated to reimburse the joint venture for the portion of fixed
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costs associated with the unpurchased wafers. Chartered Semiconductor is similarly obligated with respect to the wafers allotted to it. Chartered Semiconductor will also have the right of first refusal to the wafers produced in excess of our requirements. The joint manufacturing venture is currently operational.

     The agreement may be terminated by either party upon two years written notice, but may not be terminated prior to February 2008. The agreement also may be terminated for material breach, bankruptcy or insolvency. In the event of termination, other than by mutual consent or Chartered Semiconductor's bankruptcy or insolvency, Chartered Semiconductor will have the option to buy, or we will have the option to sell to Chartered Semiconductor, our equity interest in the joint venture, depending upon the circumstances of the termination. The purchase price will generally be between 90% and 110% of the fair market value of the joint venture at the time of termination.

     FiNET Technologies

     In February 1997, we entered into a joint venture, called FiNET Technologies, with Fitel General Inc., a wholly owned subsidiary of The Furukawa Electric Co., Ltd. Furukawa is a manufacturer and distributor of electric wire and cable and optical fiber cable. The purpose of this joint venture is to manufacture and distribute optoelectronic components. The manufacturing facility is located in Scranton, Pennsylvania and is approximately 20,000 square feet. We have a 51% equity interest in this joint venture and Fitel owns the remaining 49% equity interest. The initial term of the agreement is five years, which will be automatically extended for successive one year terms, unless written notice of nonrenewal is given six months prior to the expiration a term. This joint venture manufacturing facility is currently operational. The agreement may be terminated within the initial term if the financial performance of the joint venture falls below a predetermined level. The agreement also may be terminated by either us or Fitel for breach of material terms, insolvency or bankruptcy. If the joint venture is terminated, unless either Fitel or we elect to continue the joint venture's business, the joint venture will terminate and wind up its business.

     At the time we entered into the joint venture, we also entered into a development collaboration agreement with Furukawa. Under this agreement, any intellectual property developed jointly by us and Furukawa in connection with our joint venture with Fitel will be jointly owned by us and Furukawa. Either party may terminate the agreement for the same reasons described above.

  TECHNOLOGY RELATIONSHIPS

     Our most important technology relationships are described below.

     Integrated Circuit Manufacturing Process Technology

     In July 2000, we entered into an agreement with Chartered Semiconductor committing us and Chartered Semiconductor to jointly develop manufacturing technologies for future generations of integrated circuits targeted at high-growth communications markets. We have agreed to invest up to $350 million over a five year period. As part of the joint development activities, our two companies will staff a new research and development team at Chartered Semiconductor's Woodlands campus in Singapore. These scientists and engineers will work with our teams in Murray Hill, New Jersey, and Orlando, Florida, as well as with Chartered Semiconductor's technology development organization, to create a 600-person research and development team. This relationship is in the early stages of development.

     During the term of the agreement and for five years thereafter, we and Chartered Semiconductor will be required to update each other, without compensation, with technical information relating to any corrections or improvements made to the processes which we have jointly developed. All intellectual property jointly developed, other than patents, will be jointly owned by us and Chartered Semiconductor. Jointly made inventions and patents which issue from these inventions will be equally divided between us and Chartered Semiconductor, and the non-owning party will receive a nonexclusive, royalty-free and nontransferable license for each invention or patent. The agreement may be terminated for breach of material terms upon 30 days notice or for convenience upon six months notice prior to the planned successful completion of a development project, in which case the agreement will terminate upon the actual successful completion of such project.

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     StarCore

     In June 1998, we entered into a Joint Design Center operating agreement with Motorola, Inc. to develop advanced digital signal processor technologies. We and Motorola will develop these technologies in a joint design center called the StarCore Technology Center located in Atlanta, Georgia. We and Motorola will equally share the funding of the costs and expenses of operating the center. The board of advisors comprised of ours and Motorola's representatives will determine, on a yearly basis, the annual budget for operating the center. In the first two years of operation, the annual budget of the center was approximately $24 million and approximately $31 million, respectively. The StarCore Technology Center designs digital signal processor cores and development tools that we can incorporate in our complete system-on-a-chip solutions for communications applications. StarCore focuses on digital signal processor technologies for cellular base stations and the transmission of wireless data and other applications. The StarCore SC-140 digital signal processor core, the first core developed by the StarCore Technology Center, was produced in April 1999. We expect to begin shipping samples of integrated circuit solutions which include this digital signal processor core in the second calendar quarter of 2001.

     During the term of the agreement, the items developed within the joint design center, other than patents, may be licensed to third parties only upon mutual consent by Motorola and us. All joint patents, which are patents arising out of inventions made jointly by our employees or consultants and those of Motorola where such employees or consultants were assigned to the joint design center, will be jointly owned by us and Motorola. We and Motorola will be free to use these jointly owned patents for any purpose and to license third parties under these patents without approval from the other.

     The initial term of the agreement will expire on May 1, 2008, and may be extended for successive two year periods by mutual agreement. We and Motorola will review the operations of the joint design center in June 2002 and every two years thereafter. After any such review either we or Motorola may terminate the agreement upon one year written notice. The agreement also may be terminated for breach of material terms, insolvency or bankruptcy.

     MEMS

     We have entered into a joint design center agreement with Lucent to develop technology for micro electro-mechanical systems, or MEMS, which are small mechanical devices that perform a variety of functions. The primary focus of the joint design center will be the development of optical MEMS. We and Lucent have both agreed to jointly fund, manage and staff the joint design center over the following three years to develop this technology in Murray Hill, New Jersey. We and Lucent will each have a one-half interest in the MEMS technical information owned by Lucent as of February 1, 2001. We and Lucent will grant each other a perpetual, nonexclusive, royalty-free license in our respective patents which issue from applications having an effective first filing date prior to February 1, 2003 to make and sell MEMS products. All joint patents, which are patents issued from any application filed with respect to any invention made jointly by us and Lucent while working on a joint design center product and conceived or reduced to practice during performance under the agreement, will be jointly owned by us and Lucent. We and Lucent will be free to use these jointly owned patents for any purpose and to license third parties under these patents. Some of these products may be manufactured exclusively for Lucent, subject to some restrictions, for a limited period following the first commercial availability of a product, on a case by case basis. The initial term of the agreement will expire on January 31, 2004. The agreement may be terminated for breach of material terms or by prior written notice of either party for convenience.

CUSTOMERS, SALES AND DISTRIBUTION

  CUSTOMERS

     We have a globally diverse base of customers, consisting primarily of manufacturers of communications and computer equipment. We generally target as customers the leaders in the market segments in which our products are used as well as the companies we believe will be future leaders in these segments. In fiscal 2000, we sold our products directly to approximately 275 end customers and indirectly, through distributors, to approximately 1,000 customers. By end customer, we are referring to the company with which we have

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negotiated the design and price of our product. For some end customers, we deliver the product to, and are paid by, a third party associated with the customer, such as their contract manufacturer. Our top 20 end customers in fiscal 2000, based on revenue, accounted for approximately two-thirds of our revenue. Our top ten end customers in fiscal 2000, based on revenue, which accounted for approximately 52% of our revenue, were:

Apple Computer, Inc.      Nortel Networks Corp.
Cisco Systems, Inc.       Quantum Corp.
Lucent Technologies Inc.  Seagate Technology, Inc.
Maxtor Corp.              3Com Corp.
Motorola, Inc.            Tycom (US) Inc.


     All of the customers listed above purchased integrated circuits from us. Lucent, Nortel, Motorola, Cisco Systems and Tycom also purchased optoelectronic components from us. Our sales to Lucent represented 22.3%, 25.7% and 21.3% of our revenue for fiscal 1998, 1999 and 2000, respectively, and 22.5% and 17.0% for the three months ended December 31, 1999 and 2000, respectively. No other customer accounted for 10% or more of our revenue in fiscal 1998, 1999 or 2000.


  SALES AND DISTRIBUTION

     We have a worldwide sales organization with approximately 520 employees as of September 30, 2000, located in 17 domestic and 16 international sales offices. We sell our products globally primarily through our direct sales force. Our sales force sometimes uses manufacturers' representatives as part of the selling effort. To complement our direct sales force, we also sell our products through distributors, which sales in fiscal 2000 represented approximately 9% of our revenue.

     When selling both our optoelectronic components and integrated circuits, we aim to have our customers incorporate our products into the end products they design and develop. Typically, manufacturers of communications and computer equipment conduct a competitive process to select suppliers for the parts that they will include in their end products. Our sales, marketing and technical personnel work with customers to demonstrate our products' ability to satisfy any specific requirements. We call winning the competitive process a design win. A design win is important because it allows us to establish a long-term relationship with the customer, at least through the life-cycle of the product. We generally do not, however, enter into written agreements with our customers after achieving a design win. A customer could terminate our relationship or discontinue developing the product. Most of our revenue originates from sales that are the result of design wins. We have 16 design centers located in seven countries at which products are designed and implemented to meet local customer needs. These design centers work closely with regional sales teams to satisfy customer requests for new products.

     After we achieve a design win and negotiate the terms of the sale, we deliver our products to our end customers in a number of ways. Our end customers typically have us ship our products to their facilities directly. In some instances, however, our customer uses a contract manufacturer to manufacture and assemble their end product. When our product is being incorporated into an end product being manufactured by a contract manufacturer, we often ship our product directly to the contract manufacturer and receive payment from that contract manufacturer. To determine our sales to particular customers, however, we recognize this type of transaction as a sale to, and revenue from, the end customer. Sometimes a customer for which we have achieved a design win will have us sell that product to a distributor or trading company from which they buy our product. We recognize these transactions as indirect sales.

     Direct Sales

     In fiscal 2000, our sales force sold directly to approximately 275 end customers, which represented approximately 91% of our revenue. Our direct sales organization is divided into three regional areas, which are North America, Europe and Asia Pacific. We also have a direct sales team comprised of 25 to 30 employees that is responsible for our customer relationship with Lucent globally and a team that focuses on ORiNOCO, our wireless local area networking products. Our sales compensation program includes incentive compensation paid quarterly based, among other things, on design wins and total revenue derived from the customer.

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

     We have global account management teams for 20 of our key end customers, based on revenue, potential growth and fit with our strategic direction. Our global account management teams work closely with our customers in order to understand and anticipate their needs at an early stage in their product development cycles and to ensure that our products are designed to meet their specific performance and time-to-market needs.

     Our direct sales force also utilizes the services of approximately 15 manufacturers' representative firms globally to assist in sales of both optoelectronic components and integrated circuits. Manufacturers' representatives have relationships with our existing and potential customers and work with us to solicit orders and better understand customer product design requirements. These manufacturers' representatives do not accept orders or enter contracts on our behalf. Instead, they work with our direct sales operations teams, who control the sales order process.

     Indirect Sales

     Our indirect sales channel consists of a network of approximately 25 distributors and four trading companies, which serve as distributors in Japan. Approximately half of our indirect sales in fiscal 2000 were through one of our distributors. In fiscal 2000, we sold to approximately 1,000 customers through our indirect sales channel. Instead of contracting with our smaller customers directly, we generally have them purchase our products through distributors, although some of our larger customers choose to purchase products from us through this channel as well. We sell our products to the distributors. The distributors are able to negotiate terms of their sale to the end customer. Title and risk of loss transfers when delivery is made to the distributors and they own the products, even if they are unable to complete the sale to the end customer. Our relationships with distributors are not exclusive. We typically enter into agreements with our distributors that generally set forth sales, quotas, service levels and termination clauses. Further, we have started to develop relationships with value-added resellers to sell our wireless local area networking equipment. At this time, our primary indirect channel into the enterprise market is Avaya Inc., formerly the enterprise networks group of Lucent. As part of the separation, we also have entered into a product purchase agreement with Lucent for the resale of our wireless local area networking equipment. For a more detailed description of this agreement, please see "Arrangements Between Lucent and Our Company--Fiber, Microelectronics and ORiNOCO Product Purchase Agreements."

     Order Procurement

     We have entered into written purchase agreements with some of our largest customers that generally govern the terms of our sales to those customers. As part of our separation from Lucent, we have entered into a written purchase agreement with Lucent as well. For a more detailed description of our agreements with Lucent, please see "Arrangements Between Lucent and Our Company--Fiber, Microelectronics and ORiNOCO Product Purchase Agreements." We also have order-specific written agreements with a number of customers that generally govern the terms of the specific customer order. As is customary in our industry, however, we also sell to many of our customers on a purchase order basis instead of using formal written agreements. In these instances, the customer provides a purchase order and we send back to the customer an order acknowledgment. The customer's purchase order typically specifies the product ordered and the price as well as the customer's proposed terms of sale. We respond by providing the customer with an order acknowledgment that contains our standard terms of sale. To the extent the terms contained within the exchanged purchase orders and order acknowledgments are not consistent with each other and do not fully set forth our legal rights, we could experience difficulties in collecting fees, protecting our intellectual property and protecting ourselves from liability.

MANUFACTURING AND SUPPLIES

  MANUFACTURING

     Our manufacturing operations are currently organized in two distinct groups: optoelectronic component and integrated circuit manufacturing. Due to increasing overlap of our products and manufacturing processes, we have started to integrate our manufacturing operations, where appropriate, to improve operational efficiencies.

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

     Optoelectronic Component Manufacturing

     We have seven facilities located in the United States and one facility located in Mexico devoted to manufacturing optoelectronic components. These sites utilize approximately one million square feet. As of September 30, 2000, we had approximately 3,200 employees devoted to optoelectronic component manufacturing. Currently, we manufacture substantially all of our optoelectronic components internally. A small percentage of our components, however, are sent to sub-assembly manufacturers. These are manufacturers that add some pieces to the unfinished product and send the unfinished product back to us. In these cases, we complete the manufacturing of the final product and deliver the product to our customers.

     We intend to continue our capital investments to expand our automated optoelectronics manufacturing capacity and other advanced manufacturing processes. We will invest in additional systems and processes to build on the speed and flexibility we already offer our customers. We intend to explore opportunities to increase our manufacturing capabilities through joint ventures or strategic relationships with third parties. If we form these ventures or develop these relationships, we will maintain rigorous processes designed to ensure consistent quality so that neither our customers nor our customers' end-users can differentiate between products that are manufactured in-house and those that are not. Additionally, we have started to manufacture some of our silicon-wafer-based optoelectronic components in our integrated circuit facilities to capture economies of scale. This allows us to apply our extensive experience in integrated circuit manufacturing to the high-volume manufacturing of optoelectronic components.

     We have automated the manufacturing of core technologies used in our optoelectronic components. In particular, we have automated our optical sub-assembly manufacturing process, which is the core technology used in all of our laser-based optoelectronic products. We believe we lead the optoelectronic component industry in achieving efficiencies through automation. The benefits of automation include:

      --   greater volume;

      --   improved quality and reliability;

      --   reduced costs; and

      --   improved speed in responding to customer demands.

     Integrated Circuit Manufacturing

     We have seven facilities located in four countries devoted to manufacturing integrated circuits. These sites utilize approximately 2.4 million square feet. As of September 30, 2000, we had approximately 7,465 employees devoted to integrated circuit manufacturing. At this time, our company-owned wafer fabrication is done in the United States, Spain and Singapore, while our assembly and test operations are in the United States, Singapore and Thailand.

     Currently, we manufacture most of our integrated circuits in facilities that we own. We have third-party manufacturing relationships to improve our manufacturing efficiency and flexibility and to allow us to focus on manufacturing and developing leading products. In particular, we entered into a joint venture with Chartered Semiconductor Manufacturing Ltd. in December 1997 to open an integrated circuit manufacturing facility in Singapore. Under the terms of our agreement with Chartered Semiconductor, we agreed to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. For more information regarding our joint venture with Chartered Semiconductor, please see "--Strategic Relationships--Manufacturing Relationships." In the future, we expect to increase the amount of integrated circuits we buy at market prices, whether through our relationship with Chartered Semiconductor or other strategic relationships.

     We believe, based on customer feedback and industry reports, that our sophisticated logistics and planning systems and manufacturing processes allow us to manufacture and deliver our integrated circuits more quickly and reliably than most of our competitors. The sophisticated internal systems we are implementing will allow us to start manufacturing a customer's specific order for some integrated circuits within hours of receipt. Today, we believe we are able to manufacture silicon wafers faster than most of our competitors. However, as we increase our percentage of wafer fabrication manufactured through strategic relationships, we may not be able to maintain our industry-leading manufacturing cycle times. We assemble,
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test and ship our integrated circuits, on average, in approximately two and a half days, which we believe is better than the industry average. We intend to continue performing these activities for substantially all of our integrated circuits in the future and to maintain our industry-leading cycle time.

  SUPPLIES

     The optoelectronic components industry is generally supply constrained, meaning that demand for components is greater than the ability of most manufacturers of optoelectronic components, including us and our competitors, to supply products. We routinely experience shortages in supplies of parts for our products and in the equipment needed to increase the capacity of our manufacturing plants. The integrated circuit industry also faces a worldwide shortage of silicon, the raw material used to make wafers, as well as a shortage in some of the manufacturing equipment needed to increase manufacturing capacity to make integrated circuits. Also, there are a limited number of qualified engineers with the talent to develop and manufacture new products as quickly as desired. A significant price increase from our suppliers may cause our profitability to decline if we could not pass the increase to our customers. The loss of a significant supplier or the inability of a supplier to meet performance and quality specifications or delivery schedules may cause our revenue and profitability to decline.

     We currently purchase several different parts that are used in our optoelectronic components for which there is only one qualified manufacturer of each part. Some of these single source suppliers also are competitors of ours. We believe that of the products in which these parts are included, the material products are our digital lasers, optical amplifiers, pump lasers used in submarine networks, lithium niobate modulators and our PIN and APD receivers, which are described under "--Products--Optoelectronic Components." We also have a single source of supply for some of the parts and processes used for our integrated circuits. In particular, of these single source parts and processes, we believe that the manufacturing process used in the assembly of some of our input/output integrated circuit solutions and Bluetooth products is material. The number of qualified alternative suppliers for our single source parts and processes is limited and the process of qualifying new suppliers requires a substantial lead time. Although we have not experienced any significant difficulties in obtaining the above parts or manufacturing process, we are currently looking for alternative sources of these parts and processes, either through internal development or alternative suppliers.

COMPETITION

     We compete in the optoelectronic component and integrated circuit market segments within the communications semiconductor industry. These market segments are intensely competitive, and are characterized by:

      --   rapid technological change;

      --   evolving standards;

      --   short product life cycles; and

      --   price erosion.

The number of competitors has risen in the past few years. We expect the intensity of competition in the market segments we serve to continue to increase in the future as existing competitors enhance and expand their product offerings and as new participants enter these market segments. Increased competition may result in price reductions, reduced profitability and loss of market share. We cannot assure you that we will be able to compete successfully against existing or future competitors. Some of our customers and companies with which we have strategic relationships also are, or may be in the future, competitors of ours.

     The size and number of our competitors vary across our product areas, as do the resources we have allocated to the segments we target. Therefore, many of our competitors have greater financial, personnel, capacity and other resources than we have in a particular market segment or overall. Competitors with greater financial resources may be able to offer lower prices, additional products or services or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. They also may adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners.

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

These competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain market share. Further, some of our competitors are currently selling commercial quantities of products that we are sampling to our customers, that are still in the initial stages of development or that we may develop in the future. By being able to offer these products in commercial quantities before we do, our competitors can establish significant market share, acquire design wins in customer equipment programs and create a market position that we may be unable to overcome once we have completed development and testing of that product. Because we have a unionized workforce and many of our main competitors are not unionized to the same extent or at all, our product costs may be higher. As a result, our competitors may be more profitable or may be able to compete for customers more effectively based on price. In the event of a union work stoppage at our facilities, we may be adversely affected.

     Our primary competitors within our various product areas are listed in the table below.


                                             CLIENT ACCESS                              WIRELESS
OPTOELECTRONIC              NETWORK           AND NETWORK           WIRELESS           LOCAL AREA           STORAGE
COMPONENTS               COMMUNICATIONS       CONNECTIVITY          PRODUCTS           NETWORKING          AND ANALOG
--------------           --------------      -------------          --------           ----------          ----------
Agilent Technologies,  Applied Micro       Broadcom Corp.      Fujitsu Ltd.        BreezeCOM Ltd.      Analog Devices,
Inc.                   Circuits Corp.                                                                  Inc.
Alcatel                Broadcom Corp.      Conexant Systems,   Infineon            Cisco Systems,      Infineon
                                           Inc.                Technologies AG     Inc.                Technologies AG
Corning Inc.           Conexant Systems,   Globespan Inc.      Koninklijke         Intel Corp.         LSI Logic Corp.
                       Inc.                                    Philips
                                                               Electronics AG
Fujitsu Ltd.           IBM Corp.           Infineon            Motorola, Inc.      Intersil Holding    Marvel
                                           Technologies AG                         Corp.               Communications
                                                                                                       Corp.
Infineon Technologies  Infineon            LSI Logic Corp.     NEC Corp.           Nokia Corp.         STMicroelectronics
AG                     Technologies AG                                                                 N.V.
JDS Uniphase Corp.     PMC-Sierra, Inc.    Koninklijke         QUALCOMM Inc.       Nortel Networks     Texas Instruments
                                           Philips                                 Corp.               Incorporated
                                           Electronics AG
NEC Corp.              TranSwitch Corp.    NEC Corp.           STMicroelectronics  Proxim, Inc.
                                                               N.V.
Nortel Networks Corp.  Vitesse             Texas Instruments   Texas Instruments   Symbol
                       Semiconductor       Incorporated        Incorporated        Technologies, Inc.
                       Corp.
                                                                                   3Com Corp.


In addition, following our separation from Lucent, we may compete against Lucent in some of our current or future product areas and Lucent may compete against us. In particular, Lucent may choose to reestablish a component manufacturing capability, or work with a third party to establish a competitive capability.

     While we are the world leader in sales of communications semiconductors, our competitive position varies depending on the market segment and product areas within these segments. For example, we are number one or two, based on revenue, in many of our product areas, including the analog modem, digital signal processors for wireless infrastructure, SONET/SDH integrated circuit and 10 gigabits per second optical modulator product areas. However, our competitive position is not as strong in the wireless terminal, digital subscriber line technology and passive optical component product areas. While improving our position in many of the product areas where our position is less well-established is an objective of ours, we cannot assure you that we will be able to accomplish this goal. Further, because we expect to face increasing competitive pressures from both current and future competitors in the product areas we serve, we may not be able to maintain our position in the product areas in which we are currently a leader.

     We believe the following factors are the principal methods of competition in our industry:

      --   performance and reliability;

      --   price;

      -- compatibility of products with other products and communications standards used in communications networks;

      --   product size;

      --   ability to offer integrated solutions;

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

      --   time to market;

      --   breadth of product line;

      --   logistics and planning systems; and

      --   quality of manufacturing processes.

While we believe we are competitive on the basis of all the above listed factors, we believe some of our competitors compete more favorably on the basis of price and on delivering products to market more quickly. However, we feel we are particularly strong in offering integrated solutions, our broad product lines and our logistics and planning systems.

PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

     Upon completion of this offering, we will own or have rights to a number of patents, trademarks, copyrights, trade secrets and other intellectual property directly related to and important to our business. Under the intellectual property agreements we have entered into with Lucent as part of the separation, Lucent and one of its subsidiaries have assigned or exclusively licensed to us approximately 6,000 U.S. patents and patent applications and their corresponding foreign patents and patent applications. These patents include patents related to the following technologies:

      --   optoelectronic and integrated circuit manufacturing processes;

      --   lasers;

      --   optical modulators;

      --   lithium niobate devices;

      --   optoelectronic receivers; and

      -- integrated circuits for use in products such as modems, digital signal processors, wireless communications, network processors and communication protocols.

In connection with these patents, we have entered into a cross license agreement with Lucent. In addition, we will receive a joint ownership interest in patents and patent applications relating to optical micro electro-mechanical systems, or MEMS.

     Lucent and its subsidiaries also have granted us rights and licenses to patents, trademarks, copyrights, trade secrets and other intellectual property that are not directly related to our business but help facilitate our business. We also have received non-exclusive licenses to all other patents retained by Lucent or its subsidiaries, including patents in areas such as optical fiber, audio and video coding and telecommunications systems. In addition, Lucent has conveyed to us numerous sublicenses under patents of third parties. We derive revenue from licensing our intellectual property. This revenue is apportioned between optoelectronics and integrated circuits.

     In addition, Lucent has assigned to us numerous trademarks, both in the United States and in foreign countries. The primary trademarks used in the sale of our products have been transferred to us, except for the Lucent name and logo and the Bell Laboratories name.

     The patents described above include patents of all ages ranging from pending applications, which will have a duration of 20 years from their filing dates, through patents soon to expire. The terms of licenses with Lucent are described in more detail under "Arrangements Between Lucent and Our Company--Patent and Technology License Agreement." The agreements do not provide for termination.

     We indemnify our customers for some of the costs and damages of patent infringement in circumstances where our product is the primary factor creating the customer's infringement exposure. We generally exclude coverage where infringement arises out of the combination of our products with products of others.

     We expect to protect our products and processes by asserting our intellectual property rights where appropriate and prudent. We also will obtain patents, copyrights, and other intellectual property rights used in connection with our business when practicable and appropriate.

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

GOVERNMENT REGULATION

     Many of our customers' end products that include our optoelectronic components or integrated circuits are subject to extensive telecommunications-based regulation by the United States and foreign laws and international treaties. We must design and manufacture our products to ensure that our customers are able to satisfy a variety of regulatory requirements and protocols established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. For example, disk drives that include our integrated circuits need to satisfy Federal Communications Commission emissions testing. Cellular base stations that include our integrated solutions must be qualified by the Federal Communications Commission that they meet radio frequency spectrum requirements. In addition, some of our equipment products, such as our wireless local area networking products, must be certified to safety, electrical noise and communications standards compliance.

     Each country has different regulations and a different regulatory process. In order for our customers' products to be used in some jurisdictions, regulatory approval and, in some cases, specific country compliance testing and re-testing may be required. The delays inherent in this regulatory approval process may force us to reschedule, postpone or cancel the incorporation of our products into our customers' products, which may result in significant reductions in our sales. The failure to comply with current or future regulations or changes in the interpretation of existing regulations in a particular country could result in the suspension or cessation of sales in that country by us or our customers. It also may require us to incur substantial costs to us to modify our products to aid our customers in complying with the regulations of that country.

     We work with consultants, counsel and testing laboratories to support our compliance efforts as necessary. These individuals work to ensure that our products comply with the requirements of the Federal Communications Commission in the United States and with the requirements of the European Telecommunications Standards Institute in western Europe, as well as with the various individual regulations of other countries.

     The regulatory environment in which we operate is subject to changes due to political, economic and technical factors. In particular, as use of wireless technology expands and as national governments continue to develop regulations for this technology, we may need to comply with new regulatory standards applicable to our products in our existing and future geographic areas in which we sell. Changes in our regulatory environment that generally result from our expansion into new areas or changes in current regulations could increase the cost of manufacturing our products because we must continually modify our products to respond to these changes.

     In addition, domestic and international authorities continue to regulate the allocation and auction of the radio frequency spectrum. These regulations have a direct impact on us because many of our customers' licensed products can be marketed only if permitted by suitable frequency allocations, auctions and regulations. The implementation of these regulations may delay our end-users in deploying their systems, which could, in turn, lead to delays in orders of our products by our customers and end-users. Further, when we license hardware and software designs for mobile telephones that use our integrated circuits, we work with our customers to help them achieve full certification approval for their mobile telephones, which is a prerequisite for them to be able to sell their mobile telephones.

PROPERTIES

     As of September 30, 2000, we operated 22 manufacturing facilities and three warehouse locations in the United States and 20 other countries. We also have 50 offices located in 17 countries, 44 research and development facilities located in 11 countries and 16 design centers located in seven countries. Our principal owned manufacturing facilities are located in the United States, Mexico, Spain, Singapore and Thailand. We also have a 51% interest in a joint venture located in Singapore which is predominantly used as a manufacturing site. Our facilities have an aggregate floor space of approximately 7.7 million square feet, of which approximately 5.3 million square feet is owned and approximately 2.4 million square feet is leased. Our lease terms range from monthly leases to 14 years. We believe that all of our facilities and equipment are in good condition and are well maintained and able to operate at present levels.

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

EMPLOYEES

     As of September 30, 2000, we employed approximately 16,500 full-time employees, including approximately 3,075 research and development employees and 10,665 manufacturing employees. Of our 16,500 employees, approximately 7,540 are management and non union-represented employees, and approximately 5,730 are U.S. union-represented employees covered by collective bargaining agreements. In addition, approximately 300 employees are union-represented employees located in Mexico and covered by a collective bargaining agreement.

     On May 31, 1998, Lucent entered into a collective bargaining agreement with the Communications Workers of America and into a separate agreement with the International Brotherhood of Electrical Workers. In connection with the distribution, we will assume the obligations under these agreements with respect to our U.S. union-represented employees. These agreements will be effective until May 31, 2003, unless the parties to each agreement reach a mutual agreement to amend the terms. All of our unionized employees in Mexico are members of the Mexican National Union of Industrial Workers. We entered into a collective bargaining agreement with this union on January 10, 2000. As is typical in Mexico, wages are renegotiated every year, while other terms and conditions of employment are renegotiated every two years. We believe that we generally have a good relationship with our employees and the unions that represent them. We are subject from time to time to unfair labor charges filed by the unions with the National Labor Relations Board. If we are unsuccessful in resolving these charges, our operations may be disrupted or we may incur additional costs that may decrease our profitability. If we experience any work stoppages by our union employees, we believe that we may be affected to a greater extent than our competitors.

BACKLOG

     Our backlog, which represents the aggregate of the sales price of orders received from customers, but not yet recognized as revenue, was approximately $1.9 billion and $600 million on September 30, 2000 and September 30, 1999, respectively. The majority of these orders are fulfilled within three months. All orders, however, are subject to possible rescheduling by customers. Our customers often change their order two or three times between initial order and delivery. Our customers' frequent changes usually relate to quantities or delivery dates, but sometimes relate to the specifications of the products we are shipping. Although we believe that the orders included in the backlog are firm, some orders may be cancelled by the customer without penalty. We also may elect to permit cancellation of orders without penalty where management believes it is in our best interests to do so. For these reasons, we believe that our backlog at any given date is not a meaningful indicator of future revenues.

ENVIRONMENTAL, HEALTH AND SAFETY

     We are subject to a wide range of laws and regulations relating to protection of the environment and employee health and safety. Most of our manufacturing facilities have undergone regular internal audits relating to environmental, health and safety requirements. Most of those facilities also are regularly audited and certified by an independent and accredited third party registrar, such as Lloyd's Register Quality Assurance, as conforming to the internationally recognized ISO 14001 standard relating to environmental management. In addition, most of our non-U.S. manufacturing facilities conform to BS 8800, the British standard for occupational health and safety management systems. Based upon these reviews, we believe that our manufacturing facilities are in substantial compliance with all applicable environmental, health and safety requirements.

     We are subject to environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, that require the cleanup of soil and groundwater contamination at sites currently or formerly owned or operated by us, or at sites where we may have sent waste for disposal. These laws often require parties to fund remedial action at sites regardless of fault. Lucent is a potentially responsible party at numerous Superfund sites and sites otherwise requiring cleanup action. With some limited exceptions, under the Separation and Distribution Agreement, we have assumed all environmental liabilities resulting from our businesses, which include liabilities for the costs associated with eight of these sites--five Superfund sites, two of our former facilities and one of our current manufacturing facilities.

     It is often difficult to estimate with certainty the future impact of environmental matters, including potential liabilities. We record an environmental reserve when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the period of remediation for the applicable site, which typically ranges from five to thirty years. Reserves for estimated losses from environmental remediation are, depending upon the site, based primarily upon internal or third party environmental studies, estimates as to the number, participation level and financial viability of all potentially responsible parties, the extent of the contamination and the nature of required remedial actions. Accruals will be adjusted as further information develops or circumstances change. The amounts provided for in our consolidated financial statements for environmental reserves are the gross undiscounted amount of such reserves, without deductions for insurance or third party indemnity claims. Although we believe that our reserves are adequate, including those covering our potential liabilities at the above Superfund sites, there can be no assurance that expenditures that will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in our reserves or will not have a material adverse effect on our financial condition, results of operations or cash flows.

LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of business, including unfair labor charges filed by the unions with the National Labor Relations Board, claims before the U.S. Equal Employment Opportunity Commission and other employee grievances. We also are subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products. For example, a patent infringement lawsuit was filed against Lucent, among other optoelectronic components manufacturers, by Litton Systems, Inc. and The Board of Trustees of the Leland Stanford Junior University in the United States District Court for the Central District of California (Western Division) on October 3, 2000. The complaint has not yet been served on Lucent. Following the offering, we expect to be named as a defendant in the suit. The complaint alleges that each of the defendants is infringing a patent related to the manufacture of erbium-doped optical amplifiers. The patent is owned by Stanford University and is exclusively licensed to Litton. The complaint seeks, among other remedies, unspecified monetary damages, counsel fees and injunctive relief. This matter is in its early stages.

     Another patent infringement lawsuit was filed against Lucent, among other semiconductors manufacturers, by Lemelson Medical, Education & Research Foundation, LP, in the United States District Court for the District of Arizona on June 15, 1999. Following the offering, we expect to be named as a defendant in the suit. The complaint alleges infringement of 16 patents, 14 of which relate to machine vision and bar code readers, and the other two of which relate to semiconductor processing technology. The action has been stayed with respect to the 14 patents relating to machine vision and bar code readers, pending a request by the equipment manufacturers to join the suit and assume responsibility for the litigation. The complaint seeks unspecified monetary damages, counsel fees and injunctive relief. All of our integrated circuit products are subject to this complaint. This matter is in its early stages.

     If we are unsuccessful in resolving these two proceedings, as they relate to us, our operations may be disrupted or we may incur additional costs that may decrease our profitability.

     Other than described above, we believe there is no litigation pending that should have, individually or in the aggregate, a material adverse effect on our financial position or results of operations.


     Please see "Risk Factors--Because Lucent is subject to an investigation by the Division of Enforcement of the Securities and Exchange Commission, our business or stock price may be affected in a manner we cannot foresee at this time" for a discussion of an investigation of Lucent by the Division of Enforcement of the Securities and Exchange Commission that may affect us.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     Currently, three individuals, Richard J. Rawson, Paul D. Diczok and Jean F. Rankin are serving as our directors. Prior to the completion of this offering, we expect Mr. Rawson and Ms. Rankin to resign from our board of directors. Also, prior to the completion of this offering, we expect to increase the size of our board of directors to a total of 11 directors, one of whom will be an executive officer of our company. Pursuant to the Separation and Distribution Agreement, Lucent will nominate a majority of the members of our board of directors and we expect those directors nominated by Lucent will be employees of Lucent. At the time of the distribution, the Lucent-nominated directors will resign and our board of directors is expected to consist of at least five directors.

     Upon completion of this offering, our board of directors will be divided into three classes. Commencing with the annual meeting of stockholders to be held in February 2002, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years.

     The following table sets forth information as to persons who are expected to serve as our directors, executive officers or key employees upon completion of this offering.


NAME                             AGE                              POSITION
----                             ---                              --------
John A. Young..................  68    Chairman of the Board Nominee
John T. Dickson................  54    President, Chief Executive Officer and Director Nominee
Rajiv L. Gupta.................  55    Director Nominee
Rae F. Sedel...................  51    Director Nominee
Harold A. Wagner...............  65    Director Nominee
William R. Carapezzi, Jr. .....  43    Lucent-nominated Director
Paul D. Diczok.................  57    Lucent-nominated Director
Martina Hund-Mejean............  40    Lucent-nominated Director
Pamela O. Kimmet...............  42    Lucent-nominated Director
Edward D. McKeever.............  56    Lucent-nominated Director
Mark R. White..................  42    Lucent-nominated Director
Daniel A. DiLeo................  53    Executive Vice President, Optoelectronics
Mark T. Greenquist.............  42    Executive Vice President and Chief Financial Officer
Sohail A. Khan.................  46    Executive Vice President, Integrated Circuits
Ahmed Nawaz....................  51    Executive Vice President, Sales
John W. Gamble, Jr.............  38    Senior Vice President and Treasurer
Jean F. Rankin.................  42    Senior Vice President, General Counsel and Secretary


     John A. Young will become Chairman of our Board prior to the completion of this offering. Mr. Young has been a director of Lucent since 1996. In 1992, Mr. Young retired from his position as President and Chief Executive Officer of Hewlett-Packard Company, a position he held since 1978. Mr. Young is currently Vice Chairman of Novell, Inc. since 1997. He is also a director of Affymetrix, Inc., Chevron Corp., Ciphergen Biosystems Inc. and GlaxoSmithKline plc.


     John T. Dickson is our President and Chief Executive Officer and will become a director prior to the completion of this offering. In August 2000, Mr. Dickson was named President and Chief Executive Officer-designate of Lucent's Microelectronics Group, which includes the businesses to be transferred to us as part of the separation. Previously, Mr. Dickson was Executive Vice President and Chief Executive Officer of Lucent's Microelectronics and Communications Technologies Group since October 1999. He joined AT&T in 1993 as Vice President of its Integrated Circuit business unit and moved to Lucent following its spin-off in 1996, where he continued in the same role until December 1997, when he was named Chief Operating Officer for Microelectronics. Mr. Dickson is currently a director of the Semiconductor Industry Association, or SIA, and

Mettler-Toledo International Inc. and a member of the board of trustees of Lehigh Valley Health Network. Mr. Dickson will resign from his current position with Lucent prior to the completion of this offering.

     Rajiv L. Gupta will become a director of our company prior to the completion of this offering. Mr. Gupta has been Chairman of the Board of Directors and Chief Executive Officer of Rohm and Haas Co., a specialty chemical company, since October 1999. From January 1999 to October 1999, he was Vice Chairman of Rohm and Haas. From January 1996 to December 1998, Mr. Gupta was a member of the Chairman's Committee at Rohm and Haas and oversaw the company's electronic materials business group. From August 1993 to December 1998, he served as a vice president of the company and director for the Asia-Pacific region. Mr. Gupta is currently a director of Rohm and Haas, Unisys Corp., the American Chemistry Council, formerly the Chemical Manufacturers Association, Technitrol, Inc. and the Center for Advanced Studies on India. Mr. Gupta is also a member of the board of trustees of International House and on the Advisory Council of Drexel University.

     Rae F. Sedel will become a director of our company prior to the completion of this offering. Ms. Sedel has been a Managing Director of Russell Reynolds Associates, Inc., an executive recruiting firm, since 1988. She also has been the head of the technology sector and the lead partner on sector verticals at Russell Reynolds Associates since 1991.

     Harold A. Wagner will become a director of our company prior to the completion of this offering. In December 2000, Mr. Wagner retired from his position as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc., a position he held since October 1998. From May 1992 to September 1998, Mr. Wagner served as Chairman, President and Chief Executive Officer of Air Products and Chemicals. Mr. Wagner is a director of CIGNA Corporation, United Technologies Corporation, PACCAR and Arsenal Digital Solutions Worldwide, Inc. He is also a trustee of Lehigh University and the Eisenhower Exchange Fellowships, Inc.

     William R. Carapezzi, Jr. will become a director of our company prior to the completion of this offering. Mr. Carapezzi has been Vice President -- Global Tax and Trade of Lucent since February 1996. He joined AT&T Corp. in April 1989 and moved to Lucent after its spin-off in 1996. While at AT&T, Mr. Carappezzi served in a variety of positions including Tax Vice President for AT&T-GIS from July 1993 to January 1996 and Vice President & Assistant General Counsel for AT&T Capital Corp. from May 1992 to June 1993.

     Paul D. Diczok is a director of our company. Mr. Diczok has been Managing Corporate Counsel at Lucent since December 1999. From October 1996 to December 1999, Mr. Diczok was Chief Counsel for Lucent's Business Communications Systems group. He joined AT&T in December 1977 and moved to Lucent after its spin-off in 1996. While at AT&T, he held a variety of positions, including Chief Counsel of its Business Communications Systems group from April 1990 to September 1996.

     Martina Hund-Mejean will become a director of our company prior to the completion of this offering. Ms. Hund-Mejean has been Treasurer of Lucent since October 2000. Prior to joining Lucent, she was with General Motors Corp. from September 1998 to September 2000. While at General Motors, she held a variety of positions including Assistant Treasurer in charge of worldwide capital planning and business development including mergers, acquisitions and joint ventures. Ms. Hund-Mejean was also Controller of Vauxball Motors UK Ltd., a subsidiary of General Motors in the United Kingdom, from March 1997 to August 1998 and Treasurer of Vauxball Motors from April 1996 to February 1997.

     Pamela O. Kimmet will become a director of our company prior to the completion of this offering. Ms. Kimmet has been Vice President, Compensation and Benefits of Lucent since October 2000. Prior to joining Lucent, Ms. Kimmet was with Citigroup Inc. from September 1994 until July 2000 where she served as Vice President, Compensation & Benefits. Prior to joining Citigroup, Ms. Kimmet was with General Motors Corporation from March 1980 until August 1994 and served in a variety of human resource positions focused on recruiting, benefits and executive compensation.

     Edward D. McKeever will become a director of our company prior to the completion of this offering. Mr. McKeever has been Vice-President -- Law at Lucent since February 1996. Mr. McKeever joined AT&T in 1975 and moved to Lucent after its spin-off in 1996. While at AT&T, he held a variety of positions, including Vice President -- Law from January 1990 to January 1996.

     Mark R. White will become a director of our company prior to the completion of this offering. Mr. White has been Senior Vice President and Corporate Controller of Lucent since October 2000. Prior to joining Lucent, Mr. White was with Cadence Design Systems, Inc. from August 1996 until September 2000 where he served as Corporate Vice President, Methodology Services from January 2000 until September 2000, Vice President, Corporate Finance from August 1998 until December 1999 and Vice President and Chief Financial Officer, Europe Corporate Services from August 1996 until 1998. Prior to joining Cadence Design Systems, Mr. White was at Unisys Corporation from 1980 until 1996 and served in a variety of positions, including Finance Director, Unisys Information Services, Europe, Chief Financial Officer, Unisys UK and Director of Financial Planning and Analysis.


     Daniel A. DiLeo is our Executive Vice President of Optoelectronics. Mr. DiLeo has been President of the Optoelectronics business of Lucent's Microelectronics and Communications Technologies Group since November 1999. From June 1998 to November 1999, Mr. DiLeo was Vice President and Chief Operating Officer of the Optoelectronics business. Mr. DiLeo joined AT&T in 1970 and moved to Lucent following its spin-off in 1996. While at AT&T, he held a variety of positions, including Vice President of the Wireless and Multimedia business unit from January 1996 to September 1996, a position in which he continued at Lucent until May 1998. Mr. DiLeo is currently a director of Data I/O Corporation. Mr. DiLeo will resign from his position with Lucent prior to the completion of this offering.



     Mark T. Greenquist is our Executive Vice President and Chief Financial Officer. Prior to joining our company, Mr. Greenquist had been Chief Financial Officer of General Motors Europe from January 1999 to January 2000. From October 1998 to January 1999, he was Vice President and Corporate Treasurer of Delta Air Lines, Inc. Prior to joining Delta Air Lines, Mr. Greenquist was at General Motors from 1986 to 1998 where he held a variety of positions, including Assistant Treasurer of General Motors, Managing Director and Finance Director of General Motors Poland and Corporate Treasurer and Manager of Commercial Finance of Saab Automobile AB.



     Sohail A. Khan is our Executive Vice President of Integrated Circuits. Mr. Khan has been President of the Integrated Circuits business of Lucent's Microelectronics and Communications Technologies Group since April 2000. Mr. Khan was the strategy and business development Vice President of Lucent's Microelectronics and Communications Technologies Group from September 1996 to April 2000. From April 1996 to September 1996, Mr. Khan was Vice President of Marketing for MMC Networks, a developer and supplier of network processing platforms and services. Mr. Khan joined AT&T in 1990 as the director of marketing and applications engineering for the digital signal processing product line and moved to Lucent following its spin-off in 1996. While at AT&T, he held a variety of positions, including Vice President and General Manager of the Wireless and Multimedia business unit of AT&T from February 1994 to April 1996. Mr. Khan is currently a director of Tripath Technology Inc. Mr. Khan will resign from his position with Lucent prior to the completion of this offering.



     Ahmed Nawaz is our Executive Vice President of Sales. Mr. Nawaz has been President of Worldwide Sales, Strategy and Business Development of Lucent's Microelectronics and Communications Technologies Group since April 2000. He joined AT&T in 1992 and moved to Lucent following its spin-off in 1996. Mr. Nawaz was Vice President of Lucent's Network Communications business unit from January 1996 to July 1998. While at AT&T, he was Vice President of the Applications business unit from 1994 to 1995. Prior to joining AT&T, Mr. Nawaz was at Texas Instruments Incorporated, where he was responsible for the personal computer business unit from 1990 to 1992 and also held various marketing and product management positions. Mr. Nawaz will resign from his position with Lucent prior to the completion of this offering.



     John W. Gamble, Jr. is our Senior Vice President and Treasurer. Prior to joining our company, Mr. Gamble was Vice President and Chief Financial Officer of Honeywell Industrial Controls, a subsidiary of Honeywell International Inc. from April 2000 to January 2001. Honeywell International was formed in 1999 through the merger of Honeywell and AlliedSignal. While at AlliedSignal, Mr. Gamble held a variety of positions including Vice President, Business Planning and Analysis from March 1999 to April 2000 and Assistant Treasurer, Global Finance from March 1996 to March 1999. Prior to joining AlliedSignal, he was at General Motors from August 1988 to March 1996, where he held a variety of positions including Treasurer of General Motors of Canada and Director of International Acquisitions and Divestitures.

     Jean F. Rankin is a director of our company and is our Senior Vice President, General Counsel and Secretary. Previously, Ms. Rankin was Vice President-Law of Lucent. Ms. Rankin joined AT&T in 1990 and moved to Lucent after its spin-off in 1996. While at AT&T, she held various legal positions. From 1986 to 1990, Ms. Rankin was with Cravath, Swaine & Moore. Ms. Rankin will resign her position with Lucent and resign as a director of our company prior to the completion of this offering.



     Richard J. Rawson is a director of our company. Mr. Rawson has been Senior Vice President, General Counsel and Secretary of Lucent since April 1996. Mr. Rawson joined AT&T in 1984 and moved to Lucent after its spin-off in 1996. While at AT&T, he held a variety of positions, including Vice President, Law -- AT&T Network Systems Group from September 1992 to January 1996. Prior to the completion of this offering, Mr. Rawson will resign as a director of our company.


ANNUAL MEETING

     Our first annual meeting of stockholders after the offering is expected to be held in February 2002. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place or by electronic means as permitted by Delaware law and on such date as may be fixed from time to time by resolution of our board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     We will be managed under the direction of our board of directors. Prior to the completion of this offering, our board of directors will be divided into three classes. Commencing with the annual meeting of stockholders to be held in February 2002, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires, and thereafter will serve for a term of three years. Our board of directors has established two committees: an audit and finance committee and a corporate governance and compensation committee.

  AUDIT AND FINANCE COMMITTEE

     The audit and finance committee will be comprised solely of directors who are not our employees. The functions of this committee include:

      -- assisting the board of directors with respect to the adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

      -- assisting the board of directors with respect to the independence and performance of our internal auditors and independent auditors;

      -- assisting the board of directors with respect to our compliance with legal and regulatory requirements;

      -- recommending to our board of directors the appointment of the independent auditors; and

      -- reviewing our financing plans and reporting recommendations to our full board for approval and to authorize action.

     We expect that this committee will meet periodically with management to consider the adequacy of our internal controls and the objectivity of our financial reporting and that this committee will discuss these matters with our independent auditors and with appropriate company financial personnel and internal auditors. We also expect that both the independent auditors and the internal auditors will regularly meet privately with this committee and have unrestricted access to this committee.

  CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

     Our corporate governance and compensation committee will be comprised solely of directors who are not our employees. The functions of this committee include:

      -- recommending to our full board of directors nominees for election as directors;

      -- making recommendations to our board of directors from time to time as to matters of corporate governance;

      --   administering management incentive compensation plans;

      --   establishing the compensation of executive officers; and

      --   reviewing the compensation of directors.

     This committee will consider qualified candidates for director suggested by stockholders in written submissions to our corporate secretary.

DIRECTOR COMPENSATION

     Following this offering, all our directors, other than those who are employees of Lucent or us, will receive an annual retainer of $45,000. Directors will not receive separate meeting fees. Directors may defer all or a portion of their retainers under our Deferred Compensation Plan. We also provide non-employee directors with travel accident insurance when traveling on our business.


     In addition, in connection with this offering, we will grant to each current director, other than Lucent-appointed directors and our employee director, an option to purchase 50,000 shares of Class A common stock. Each outside director that is appointed after the completion of this offering will receive an option to purchase 50,000 shares of our common stock, and all outside directors will receive annually an option to purchase 30,000 shares of our common stock. We expect to grant additional compensation to our chairman of the board of directors. Options granted to directors will vest after one year.


LUCENT STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our common stock is currently owned by Lucent, and thus none of our officers, directors or director nominees owns any of our common stock. Following this offering, any Lucent stock-based awards held by these individuals will be converted to our stock-based awards. To the extent our directors and officers own shares of Lucent common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of Lucent common stock.


     The following table sets forth the number of shares of Lucent common stock beneficially owned on February 1, 2001, by each director, each director nominee, our chief executive officer and our three other executive officers, identified in the "--Executive Compensation" section below, and all of our directors, director nominees and executive officers as a group. Except as otherwise noted, the individual director, director nominee or executive officer or their family members had sole voting and investment power with respect to such securities. The total number of shares of Lucent common stock outstanding as of January 31, 2001 was 3,403,607,833. No individual director, director nominee or executive officer owned 1% or more of Lucent's outstanding common stock, nor did the directors, director nominees and executive officers as a group.



                                                COMMON STOCK
                                                 AND OPTIONS            OTHER COMMON
                   NAME                     BENEFICIALLY OWNED(1)   STOCK EQUIVALENTS(2)     TOTAL
------------------------------------------  ---------------------   --------------------   ---------
John A. Young.............................           10,072(3)              15,096            25,168
John T. Dickson...........................          440,939(4)             510,862           951,801
Rajiv Gupta...............................               --                     --                --
Rae F. Sedel..............................              750                     --               750
Harold A. Wagner..........................               --                     --                --
William R. Carapezzi, Jr. ................           43,886(5)              92,976           136,862
Paul D. Diczok............................           47,743(6)                  --            47,743
Martina Hund-Mejean.......................            1,000                 40,000            41,000
Pamela O. Kimmet..........................               --                 20,000            20,000
Edward D. McKeever........................          267,375(7)              74,156           341,531
Mark R. White.............................              278                 35,000            35,278
Daniel A. DiLeo...........................           86,908(8)              50,000           136,908
Sohail A. Khan............................          104,585(9)              50,000           154,585
Ahmed Nawaz...............................          163,222(10)            103,722           266,944
Directors, director nominees and executive
  officers as a group (17 persons)........        1,201,047(11)          1,045,841         2,246,888

------------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are exercisable or will become exercisable within 60 days of December 1, 2000 into shares of Lucent common stock are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Includes restricted stock units and amounts held in Lucent stock accounts under the Lucent Deferred Compensation Plan.


 (3)Mr. Young's holdings include 10,072 shares subject to options.



 (4)Mr. Dickson's holdings include 434,887 shares subject to options.



 (5)Mr. Carapezzi's holdings include 30,219 shares subject to options.



 (6)Mr. Diczok's holdings include 46,889 shares subject to options.



 (7)Mr. McKeever's holdings include 223,620 shares subject to options.



 (8)Mr. DiLeo's holdings include 79,063 shares subject to options.



 (9)Mr. Khan's holdings include 101,485 shares subject to options.



(10)Mr. Nawaz's holdings include 144,381 shares subject to options.



(11)Includes 658,695 shares subject to options. Mr. Rawson is not included in this table or in this amount because he is expected to resign from our board of directors prior to the completion of this offering.


EXECUTIVE COMPENSATION

     Following the completion of this offering, any changes to the compensation of our executive officers will be approved by the corporate governance and compensation committee of our board of directors. Our corporate governance and compensation committee will consist entirely of non-employee directors. The compensation of the executive and other officers consists principally of base salary, annual cash bonus and long-term equity-based incentive compensation.

     Salaries of the executive officers are based, among other factors, on the executive's responsibilities, experience and performance, compensation data of other companies, and the competitive environment for attracting and retaining executives. Following the completion of this offering, these assessments will be made by the corporate governance and compensation committee of our board of directors.

     Cash bonuses for executive officers will be determined annually at or following the end of our fiscal year, in accordance with targets established at or near the beginning of the fiscal year. Factors which may be considered in determining the amount of cash bonuses paid to executive officers will be, among others, the executive officer's individual performance, which may be measured by the quality of strategic plans, organizational and management development, special project leadership and similar indicators of individual performance or other measures, and our financial performance, which may be measured by earnings per share, return on equity, total return to the stockholders in the form of stock price appreciation and dividends, if paid, or other measures.

     Our future equity-based awards will consist principally of stock options and restricted stock unit awards which will be granted from time to time under our 2001 Long Term Incentive Plan. We anticipate that our corporate governance and compensation committee will base grants of stock-based awards on various factors, including the number of shares of common stock outstanding, the number of shares of common stock authorized under our 2001 Long Term Incentive Plan, the executive officer's ability to contribute to our future success and the other elements of the executive's compensation.

     The following table sets forth compensation information for our chief executive officer and our three other executive officers for the fiscal year ended September 30, 2000. During fiscal 2000, there were four executive officers. All information set forth in this table reflects compensation earned by these individuals for service with Lucent for the fiscal year ended September 30, 2000 and, in the case of Mr. Dickson, the fiscal years ended September 30, 1999 and 1998. We have hired additional executive officers since September 30, 2000 and we expect our proxy statement for the annual meeting to be held in 2002 will contain information on the compensation paid to our chief financial officer because for fiscal 2001, he will be one of our four most highly compensated executive officers, other than our chief executive officer.

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG TERM
                                                                                COMPENSATION
                                                                    -------------------------------------
                                   ANNUAL COMPENSATION                        AWARDS              PAYOUTS
                        -----------------------------------------   ---------------------------   -------
                                                        OTHER                        SECURITIES
                                                        ANNUAL        RESTRICTED     UNDERLYING    LTIP
NAME AND                                             COMPENSATION       STOCK         OPTIONS/    PAYOUTS      ALL OTHER
PRINCIPAL POSITION      YEAR  SALARY($)   BONUS($)      ($)(1)      AWARD(S)($)(2)    SARs(#)       ($)     COMPENSATION($)
------------------      ----  ---------   --------   ------------   --------------   ----------   -------   ---------------
John T. Dickson.......  2000   436,667    350,000       22,745               --      1,551,242         --    28,773(3)
 President and Chief    1999   365,000    821,343       20,898               --        110,803    263,960       32,863
  Executive Officer     1998   331,000    631,061       20,511        6,317,190        100,730         --       44,353
Daniel A. DiLeo.......  2000   297,262    300,000        6,093               --         97,707         --    39,245(4)
 Executive Vice
  President,
  Optoelectronics
Sohail A. Khan........  2000   276,812    250,000        3,807               --        171,241         --    31,273(5)
 Executive Vice
  President,
  Integrated Circuits
Ahmed Nawaz...........  2000   325,000    280,000        5,386               --        133,466         --    20,689(6)
 Executive Vice
  President, Sales


------------
(1) Includes payments of above-market interest on deferred compensation and tax reimbursement payments.

(2) Mr. Dickson's holdings at the end of fiscal 2000 include 262,029 restricted stock units valued at $7,950,222. Mr. Nawaz's holdings at the end of fiscal 2000 include 53,722 restricted stock units valued at $1,629,979. The value of the restricted stock unit holdings is calculated by multiplying the closing market price of a share of Lucent common stock on September 30, 2000, adjusted to reflect the spin-off of Avaya Inc., by the number of restricted stock units held. Dividend equivalents relating to cash dividends paid by Lucent are paid in cash on all of these restricted stock units.

(3) The amount shown for Mr. Dickson includes $7,208 of company contributions to a 401(k) savings plan, $8,802 value of the benefits or premiums paid for split-dollar life insurance projected on an actuarial basis and $12,763 in payments equal to lost company savings plan matching contributions resulting from tax code limitations.

(4) The amount shown for Mr. DiLeo includes $8,085 of company contributions to a 401(k) savings plan, $1,350 value of the benefits or premiums paid for split-dollar life insurance projected on an actuarial basis and $29,810 in payments equal to lost company savings plan matching contributions resulting from tax code limitations.

(5) The amount shown for Mr. Khan includes $7,548 of company contributions to a 401(k) savings plan, $900 value of the benefits or premiums paid for split-dollar life insurance projected on an actuarial basis and $22,825 in payments equal to lost company savings plan matching contributions resulting from tax code limitations.

(6) The amount shown for Mr. Nawaz includes $8,364 of company contributions to a 401(k) savings plan, $1,180 value of the benefits or premiums paid for split-dollar life insurance projected on an actuarial basis and $11,145 in payments equal to lost company savings plan matching contributions resulting from tax code limitations.

GRANTS OF STOCK OPTIONS

     The following table shows all grants of options to acquire shares of Lucent common stock granted to the executive officers named in the Summary Compensation Table in the "--Executive Compensation" section above for the fiscal year ended September 30, 2000. Pursuant to the employee benefits agreement, Lucent stock options and restricted stock units held by our employees, including these executive officers, will be converted to our stock options and restricted stock units.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                               GRANT DATE
                                                    INDIVIDUAL GRANTS                            VALUE
                                ---------------------------------------------------------   ----------------
                                 NUMBER OF       % OF TOTAL
                                SECURITIES        OPTIONS
                                UNDERLYING       GRANTED TO      EXERCISE OR
                                  OPTIONS     LUCENT EMPLOYEES   BASE PRICE    EXPIRATION      GRANT DATE
             NAME               GRANTED(#)     IN FISCAL YEAR      ($/SH)         DATE      PRESENT VALUE($)
------------------------------  -----------   ----------------   -----------   ----------   ----------------
John T. Dickson...............     402,920          0.15           58.1071     10/24/2009      10,040,766(1)
                                   141,022          0.05           58.1071     10/24/2009       3,514,268(1)
                                 1,007,300          0.38           52.3367      2/15/2010      22,916,075(2)
Daniel A. DiLeo...............      22,160          0.01           58.1071     10/24/2009         552,227(1)
                                    25,182          0.01           52.3367      2/15/2010         572,891(2)
                                    50,365          0.02           58.6034      5/31/2010       1,331,147(3)
Sohail A. Khan................      30,219          0.01           58.1071     10/24/2009         753,057(1)
                                   100,730          0.04           52.3367      2/15/2010       2,291,608(2)
                                    40,292          0.02           58.6034      5/31/2010       1,064,918(3)
Ahmed Nawaz...................      57,919          0.02           58.1071     10/24/2009       1,443,341(1)
                                    25,182          0.01           52.3367      2/15/2010         572,891(2)
                                    50,365          0.02           58.6034      5/31/2010       1,331,147(3)


------------
(1) The grant date present value was calculated based upon the following assumptions: options will be exercised after five years, 37% volatility, dividend yield of 0.001% and interest rate of 6.36%.

(2) The grant date present value was calculated based upon the following assumptions: options will be exercised after five years, 37% volatility, dividend yield of 0.001% and interest rate of 6.71%.

(3) The grant date present value was calculated based upon the following assumptions: options will be exercised after five years, 40% volatility, dividend yield of 0.002% and interest rate of 6.52%.

EXERCISE OF STOCK OPTIONS

     The following table shows aggregate exercises of options to purchase Lucent common stock in the fiscal year ended September 30, 2000, by the executive officers named in the Summary Compensation Table in the "--Executive Compensation" section above.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                       OPTIONS AT FY-END(#)          AT FISCAL YEAR-END($)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   -----------   -----------   -------------   -----------   -------------
John T. Dickson...........    138,289      6,507,007      183,062       1,723,826      2,482,387      1,398,496
Daniel A. DiLeo...........         --             --       70,268         190,378      1,037,156         19,686
Sohail A. Khan............         --             --       67,507         219,519        940,514         78,748
Ahmed Nawaz...............    157,903      8,339,556      135,988         329,889      1,399,240      1,035,926

PENSION PLANS

     Prior to the distribution, most of our U.S. management employees, including executive officers, are participants in Lucent's retirement income plan. Effective at the time of the distribution, we will adopt a retirement income plan that will replicate, in all material respects, the Lucent retirement income plan, and that will be a non-contributory pension plan which covers most management employees, including the executive officers. We also will adopt a non-contributory supplemental pension plan that will replicate in all material respects Lucent's supplemental pension plan. The following is a summary description of the expected terms of our retirement income plan and our supplemental pension plan as those plans apply to management employees hired prior to January 1, 1999, including the individuals named in the Summary Compensation Table above.

     Participants will be given full credit under our retirement income plan for service and compensation accrued under the Lucent retirement income plan. Under our retirement income plan, annual pensions will be computed on an adjusted career average pay basis. A participant's adjusted career average pay will be equal to 1.4% of the sum of the individual's:

      -- average annual pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;

      --   pay subsequent to December 31, 1998; and

      --   annual bonus award paid in December 1997.

     The normal retirement age under our retirement income plan will be 65. However, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits. If an employee's age is at least 50 and, when added to the employee's years of service, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A reduction equal to 3% is made for each year age plus years of service is less than 75. Pension amounts under our retirement income plan will not be subject to reductions for social security benefits or other offset amounts.

     Average annual pay includes base salary and annual bonus awards. However, federal laws place limitations on compensation amounts that may be included under this plan. In 2001, up to $170,000 in eligible base salary and annual bonus can be included in the calculation under this plan. For our executive officers, only base salary will be taken into account in the formula used to compute pensions under the retirement income plan.

     Compensation and benefit amounts which exceed the applicable federal limitations will be taken into account, and pension amounts related to annual bonus awards payable to executive officers will be paid, under our supplemental pension plan. This plan will be a non-contributory plan, and will use the same adjusted career average pay formula and eligibility rules as our retirement income plan to provide supplemental pension benefits to our management employees hired before January 1, 1999, including the executive officers named in the Summary Compensation Table.

     Our supplemental pension plan will provide executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by amounts received by plan participants as pensions under all our pension plans.

     In addition, Messrs. Dickson, Khan and Nawaz will also be entitled to a supplemental pension benefit under our supplemental pension plan. This benefit will provide additional pension credits equal to the difference between 35 and the maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at one-half the rate in our retirement income plan.

     If Messrs. Dickson, DiLeo, Khan and Nawaz continue in the positions identified above and retire at the normal retirement age of 65, the estimated annual pension payable to them under the retirement income plan and supplemental pension plan would be $635,000, $338,000, $455,000 and $370,000, respectively.
These
amounts are straight-life annuity amounts. Other optional forms of payment, which provide for actuarially reduced pensions, are available.

     It is anticipated that some of our non-qualified executive benefit plans will be supported by a benefits protection trust, the assets of which will be subject to the claims of our creditors. In the event of a change in control or a potential change in control of our company, additional funds might be required to be contributed to such trust to support benefits under such plans.

2001 COMPANY LONG TERM INCENTIVE PLAN

     We intend to adopt, with the approval of Lucent in its capacity as our sole stockholder, the Agere Systems Inc. 2001 Long Term Incentive Plan. In order to ensure that compensation paid pursuant to the 2001 Long Term Incentive Plan can qualify as "performance-based compensation" not subject to the limitation on deductibility of executive compensation in excess of $1 million, we intend to seek stockholder approval of the 2001 Long Term Incentive Plan at a future annual meeting of stockholders.

     The following description of our 2001 Long Term Incentive Plan is qualified by reference to the full text thereof, a copy of which will be filed as an exhibit to the registration statement.

  AWARDS

     The 2001 Long Term Incentive Plan provides for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code and non-statutory stock options, stock appreciation rights, restricted stock awards, performance awards, and other stock unit awards, as such terms are defined in the 2001 Long Term Incentive Plan. All of our employees will be eligible to participate in the 2001 Long Term Incentive Plan.


     In connection with this offering, we expect to grant stock options to substantially all of our employees under the 2001 Long Term Incentive Plan. These options will be exercisable for approximately 80,000,000 shares of our Class A common stock. The exercise price of these options will be the initial public offering price of our Class A common stock. These options will vest over four years with 25% vesting at the first anniversary of the option grant and 1/48th vesting each month for the following three years.


  SHARES AVAILABLE

     The total number of shares of our common stock available for awards granted under the 2001 Long Term Incentive Plan will be 180,000,000 shares. During the two year term of the plan, no more than 40,000,000 shares of our common stock will be available for the grant of incentive stock options. No individual may be granted awards with respect to more than 10,000,000 shares of our common stock over the two year term of the plan. Awards under the plan may be granted with respect to either Class A common stock or Class B common stock. We expect that prior to the distribution, all awards will be based on Class A common stock.

     Any shares issued by us through the assumption of or substitution for outstanding grants from Lucent or an acquired company will not reduce the number of shares of our common stock available for grants under the 2001 Long Term Incentive Plan. Any shares of our common stock issued under the 2001 Long Term Incentive Plan may consist, in whole or in part, of authorized and unissued shares of our common stock, treasury shares of our common stock or shares of our common stock purchased in the open market or otherwise. If any shares of our common stock subject to any award are forfeited or such award otherwise terminates without the issuance of shares of our common stock, the shares of our common stock subject to such award, to the extent of any such forfeiture or termination, will again be available for grant under the 2001 Long Term Incentive Plan if the holder of the award shall not have received any benefits of ownership of the shares. In the event of any corporate event affecting the shares of our common stock, the corporate governance and compensation committee shall make such adjustments and other substitutions to the plan and awards under the plan as it deems equitable or appropriate in its sole discretion.

  PLAN ADMINISTRATION

     The corporate governance and compensation committee of our board of directors will administer the 2001 Long Term Incentive Plan.

  OPTIONS; STOCK APPRECIATION RIGHTS

     Options to purchase shares of our common stock may be granted under the 2001 Long Term Incentive Plan, either alone or in addition to other awards. The purchase price per share of our common stock purchasable under an option will be determined by our corporate governance and compensation committee, in its sole discretion; provided that such purchase price will not be less than the fair market value, as defined in the 2001 Long Term Incentive Plan, of a share of our Class A common stock or Class B common stock, as applicable on the date of the grant of the option. The term of each option will be fixed by our corporate governance and compensation committee in its sole discretion; provided that no incentive stock option will be exercisable after the expiration of 10 years from the date the option is granted. Options will be exercisable at such time or times as determined by our corporate governance and compensation committee at or subsequent to grant. Subject to the other provisions of the 2001 Long Term Incentive Plan and any applicable award agreement, any option may be exercised by the participant in such form or forms, including, without limitation, payment by delivery of cash, shares of our common stock or other consideration including, where permitted by law and our corporate governance and compensation committee, awards having a fair market value on the exercise date equal to the total option price, or by any combination of cash, shares of our common stock and other consideration as our corporate governance and compensation committee may specify in the applicable award agreement.

     The aggregate fair market value of the shares of our common stock with respect to which incentive stock options held by any participant may become exercisable for the first time by such participant during any calendar year under the 2001 Long Term Incentive Plan, including under any of our other benefit plans or under any benefit plans of our parent or subsidiary corporations, will not exceed $100,000, determined at the time of grant, or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Internal Revenue Code, or any successor provision, and any regulations promulgated thereunder. In its sole discretion, our corporate governance and compensation committee may provide, at the time of grant, that the shares of common stock to be issued upon an option's exercise will be in the form of restricted stock or other similar securities, or may reserve the right so to provide after the time of grant.

     Upon termination of employment, other than for death, disability, retirement or specified actions initiated by us, a participant will generally forfeit all unexercisable options and may exercise all exercisable options within 90 days following such termination.

     Stock appreciation rights may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option. Any stock appreciation right related to an option other than an incentive stock option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Any stock appreciation right related to an incentive stock option must be granted at the same time such option is granted. In the case of any stock appreciation right related to any option, the stock appreciation right or applicable portion thereof will terminate and no longer be exercisable upon the termination or exercise of the related option, except that any stock appreciation right granted with respect to less than the full number of shares of our common stock covered by a related option will not be reduced except to the extent that the number of shares of our common stock affected by the exercise or termination of the related option exceeds the number of shares of our common stock not covered by the stock appreciation right. Any option related to any stock appreciation right will no longer be exercisable to the extent the related stock appreciation right has been exercised. Our corporate governance and compensation committee may impose such conditions or restrictions on the exercise of any stock appreciation right as it may deem appropriate.

  PERFORMANCE AWARDS

     Performance-based equity awards may be issued to participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the 2001 Long Term Incentive Plan. The performance criteria to be achieved during any performance period under the 2001 Long Term Incentive Plan and the length of the performance period will be determined by our corporate governance and compensation committee. Performance awards will generally be paid only after the end of the relevant performance period. Performance awards may be paid in cash, shares of our common stock, other property or any combination thereof, in the sole discretion of our corporate governance and compensation committee at the time of payment. Performance awards may be paid in a lump sum or in installments following the close of the performance period.

  OTHER STOCK UNIT AWARDS

     Other awards of shares of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property may be granted to participants, either alone or in addition to other awards. Other stock unit awards may be paid in shares of our common stock, other securities, cash or any other form of property as the corporate governance and compensation committee may determine.

     Shares of our common stock, including securities convertible into shares of our common stock, subject to other stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law; shares of our common stock, including securities convertible into such shares of our common stock pursuant to such a conversion of purchase right may be purchased by participants for such consideration as our corporate governance and compensation committee may, in its sole discretion, determine, which will not be less than the fair market value of such shares of our common stock or other securities as of the date such purchase right is awarded.

  RESTRICTED SHARES OF COMMON STOCK

     Restricted stock awards may be issued to participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the 2001 Long Term Incentive Plan. Except as otherwise determined by our corporate governance and compensation committee at the time of grant, upon termination of employment for any reason during the restriction period, all restricted stock awards still subject to restriction will be forfeited by the participant and reacquired by us.

  CHANGE IN CONTROL

     The 2001 Long Term Incentive Plan will generally provide that, unless our corporate governance and compensation committee determines otherwise at the time of grant with respect to a particular award, in the event of a change in control:

      -- any options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested;

      -- the restrictions and deferral limitations applicable to any restricted stock awards will lapse;

      -- all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and such performance awards will be immediately settled or distributed; and

      -- the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and such other stock unit awards or other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable.

The 2001 Long Term Incentive Plan defines change in control to mean, generally:

      -- an acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors;

      -- a change in the composition of a majority of our board of directors which is not supported by the incumbent board of directors;

      -- the approval by the stockholders of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets of or, if consummation of such corporate transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent either explicitly or implicitly by consummation; or

      -- the approval of the stockholders of our complete liquidation or dissolution.

The distribution will not constitute a change in control under the 2001 Long Term Incentive Plan.

     The 2001 Long Term Incentive Plan defines change in control price, generally, as the higher of the highest price of a share of common stock during the 60-day period prior to and including the date of a change in control or if the change in control is the result of a tender or exchange offer or a corporate transaction, the highest price per share paid in such tender or exchange offer or corporate transaction.

  OTHER PROVISIONS

     Our board of directors may amend, alter or discontinue the 2001 Long Term Incentive Plan, but no amendment, alteration or discontinuation may be made that would impair rights under an award previously granted without the participant's consent.

     Our corporate governance and compensation committee will be authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting us or our financial statements or changes in applicable laws, regulations or accounting principles.

     Subject to the provisions of the 2001 Long Term Incentive Plan and any award agreement, the recipient of an award, including, without limitation, any deferred award may, if so determined by our corporate governance and compensation committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares of our common stock covered by the award, and our corporate governance and compensation committee may provide that such amounts, if any, will be deemed to have been reinvested in additional shares of our common stock or otherwise reinvested.

     The 2001 Long Term Incentive Plan also provides that, if the corporate governance and compensation committee determines at the time a restricted stock award, a performance award or an other stock unit award is granted to an individual that the individual is, or may be as of the end of the tax year in which we would claim a tax deduction related to the award, a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code, then that committee may make the lapsing of restrictions thereon and the distribution of cash, stock or other property pursuant to the award subject to us having a level of net income, excluding specified non-recurring items, determined by the committee. The committee will also have the discretion to reduce, but not increase, the final amount of any performance award or other stock unit award based on such criteria as individual and company performance.

SEVERANCE ARRANGEMENTS

     Lucent currently maintains, and we will adopt, a severance policy that will provide for a number of benefits for an officer who is terminated by us other than for cause or who chooses to leave following a change in control and within three months of one of the following events occurring after the change in control: either a diminution in job responsibility or a material negative change in employment terms, including a reduction in base salary or a material reduction in target bonus.

     The benefits under this policy include continuation of salary and health and welfare benefits and payment of annual bonus at target levels for two years. These payments would be taken into account for purposes of computing pensions. During this two-year period, participation and vesting under our stock-based benefit plans would continue. An officer can accelerate the payment of the salary and target bonus, in which event participation in company plans would end upon payment of those amounts. Payment of any amount under these arrangements will be conditioned upon signing a release and will be offset by any individually negotiated arrangements.

2001 EMPLOYEE STOCK PURCHASE PLAN

  ADOPTION AND ADMINISTRATION


     We intend to adopt the 2001 Employee Stock Purchase Plan under which we may issue up to an aggregate of 30,000,000 shares of our common stock. The shares sold under the plan may be either Class A common stock or Class B common stock. Prior to the distribution, Class A common stock will be sold under the plan. The 2001 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. The 2001 Employee Stock Purchase Plan will be administered by the corporate governance and compensation committee.


  ELIGIBILITY

     All employees in the United States and certain employees outside the United States may participate in the 2001 Employee Stock Purchase Plan. No employee will be eligible for the grant of any rights under the 2001 Employee Stock Purchase Plan if immediately after such rights are granted, such employee would own 5% or more of the total voting power or value of all classes of our stock.

  PURCHASE OF SHARES

     We expect to implement the 2001 Employee Stock Purchase Plan by offering eligible employees the option to purchase our common stock. To participate in the 2001 Employee Stock Purchase Plan, an employee must authorize us to deduct an amount not less than one percent nor more than ten percent of a participant's total cash compensation from his or her pay during each purchase period within a longer offering period. The first offering period will commence on the date of the offering. The first purchase period will end on a date to be determined by our board of directors. Thereafter, the purchase periods are expected to commence on the first day of May and November and end on the last day of the following October and April, respectively, of each year. Participating employees will purchase our common stock at a price per share equal to 85% of the lesser of the fair market value of a share of our common stock at the beginning of the offering period and the fair market value of a share of our common stock at the end of the purchase period. Eligible employees may be granted rights only if the rights, together with any other rights granted under any other employee stock purchase plan of ours or of any parent or subsidiary of ours, do not permit such employee to purchase stock with a fair market value determined at the time of grant in excess of $25,000 for each calendar year in which such rights are outstanding. Employees may not purchase more than 1,250 shares of our common stock per purchase period.

  AMENDMENT AND TERMINATION

     The 2001 Employee Stock Purchase Plan will terminate at the direction of our board of directors or when all of the shares reserved for issuance have been purchased. Our board of directors may amend the 2001 Employee Stock Purchase Plan at any time except that stockholder approval is required to amend the plan to increase the number of shares of our common stock that may be issued under the plan.

                  ARRANGEMENTS BETWEEN LUCENT AND OUR COMPANY

     We have entered into the Separation and Distribution Agreement and a number of ancillary agreements with Lucent for the purpose of accomplishing the contribution to us of the businesses described in this prospectus and the distribution. These agreements govern the relationship between Lucent and us subsequent to the separation and provide for the allocation of employee benefit, tax and other liabilities and obligations attributable to periods prior to the separation. The ancillary agreements include:

      --   Interim Services and Systems Replication Agreement;

      --   Fiber Product Purchase Agreement;

      --   Microelectronics Product Purchase Agreement;

      --   ORiNOCO Product Purchase Agreement;

      --   Employee Benefits Agreement;

      --   Trademark License Agreement;

      --   Trademark Assignment;

      --   Trade Dress Assignment;

      --   Patent and Technology License Agreement;

      --   Patent Assignments;

      --   Technology Assignment and Joint Ownership Agreement;

      --   Development Project Agreement;

      --   Joint Design Center Operating Agreement;

      --   Tax Sharing Agreement; and

      --   Real Estate Agreements.

     In addition, the current federal Tax Allocation Agreement and the current State and Local Income Tax Allocation Agreement by and among Lucent and its subsidiaries governing the allocation of income taxes among Lucent and its subsidiaries will continue to apply to us for taxable periods prior to and including the distribution. Of the agreements summarized below, the material agreements have been filed as exhibits to the registration statement of which this prospectus forms a part. The summaries of these agreements are qualified in their entirety by reference to the full text of the agreements.

SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement sets forth the agreements between us and Lucent regarding the principal corporate transactions required to effect our separation from Lucent, this offering and the distribution of our shares to Lucent's stockholders, and other agreements governing the relationship between Lucent and us.

  THE SEPARATION

     To effect the separation, Lucent has, or has caused its subsidiaries to, transfer or agree to transfer, all of the assets of the contributed businesses to us as described in this prospectus. We have assumed, or have agreed to assume, and have agreed to perform and fulfill all of the liabilities of the contributed businesses in accordance with their respective terms. Except as expressly set forth in the agreement or in any other ancillary agreement, neither we nor Lucent made any representation or warranty as to:

      -- the assets, businesses or liabilities transferred or assumed as part of the separation;

      --   any consents or approvals required in connection with the transfers;

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

      -- the value or freedom from any security interests of any assets transferred;

      -- the absence of any defenses or freedom from counterclaim with respect to any claim of either us or Lucent; or

      -- the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

Except as expressly set forth in any ancillary agreement, all assets were transferred on an "as is," "where is" basis, and the respective transferees have agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.

  THE INITIAL PUBLIC OFFERING


     For a description of Lucent's ownership in us after completion of this offering, please see "Ownership of Our Common Stock -- Holders of more than 5% of Our Common Stock."


We and Lucent have both agreed to use reasonable best efforts to satisfy the following conditions to the consummation of this offering:

      -- the registration statement containing this prospectus must be effective;

      --   Lucent's assumable short-term debt must have been assumed by us;

      --   United States securities and blue sky laws must be satisfied;

      --   our common stock must be listed on the New York Stock Exchange;

      -- all our obligations under the underwriting agreement must be met or waived by the underwriters;

      -- Lucent must own at least 80.1% of the combined voting power of all classes of our stock with respect to the election and removal of directors and must be satisfied that the distribution will be tax-free to Lucent, us and Lucent's United States stockholders;

      -- no legal restraints must exist preventing the consummation of this offering;

      --   the separation must have occurred;

      -- the Separation and Distribution Agreement must not have been terminated; and

      -- Lucent must determine that the terms of this offering are acceptable to it.

Lucent may waive any of the above conditions.

  THE DISTRIBUTION

     After completion of this offering, Lucent intends to distribute by the end of its current fiscal year, which will occur on September 30, 2001, the shares of our Class B common stock it then owns to its stockholders. Lucent expects to accomplish this distribution through a spin-off, a split-off or some combination of both transactions. Lucent shall determine, in its sole discretion, the form, structure and all other terms of any transactions or offerings to effect the distribution. Lucent's agreement to complete the distribution on or before September 30, 2001, is contingent on the satisfaction of the conditions described below, and the distribution may not occur by the contemplated time or at all. Subject to Lucent's rights to terminate its obligation described below, Lucent is obligated to consummate the distribution if the following conditions are met, any of which may be waived by Lucent:

      -- a private letter ruling from the IRS shall have been obtained, and shall continue in effect, to the effect that, among other things, the distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code and the transfer to us of the assets and the assumption by us of the liabilities in connection with the separation will not result in recognition of any gain or loss for federal income tax purposes to Lucent, us or Lucent's or our stockholders, and such ruling shall be in form and substance satisfactory to Lucent, in its sole discretion;

      -- any material governmental approvals and consents necessary to consummate the distribution shall have been obtained and be in full force and effect; and

      -- no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the distribution shall be in effect, and no other event outside the control of Lucent shall have occurred or failed to occur that prevents the consummation of the distribution.

In the event that any condition is not satisfied or waived on or before September 30, 2001, Lucent has agreed to complete the distribution as promptly as practicable following the satisfaction or waiver of all conditions.

     Notwithstanding Lucent's obligation described above, Lucent has the right to terminate its obligation to complete the distribution if, at any time, after consultation with our senior management, Lucent's board of directors determines, in its sole discretion, that the distribution is not in the best interests of Lucent or its stockholders or if, as of September 30, 2001, the consummation of the distribution is not permitted under Lucent's then existing indebtedness or would result in the acceleration of any payment under such indebtedness. For a discussion of restrictions under Lucent's indebtedness that may prohibit the distribution, please see "Risk Factors -- Risks Related to Our Separation from Lucent -- If Lucent does not complete its distribution of our Class B common stock, we may not achieve many expected benefits of our separation, we may lose many of our employees and our business may suffer." Lucent also may terminate its obligations to complete the distribution if the distribution has not occurred by September 30, 2002.

     If the Lucent board of directors terminates Lucent's obligation to complete the distribution or waives a material condition to the distribution after the date of this prospectus, we intend to issue a press release disclosing this waiver or file a report on Form 8-K with the Securities and Exchange Commission.

     We will cooperate with Lucent to accomplish the distribution and shall, at Lucent's direction, promptly take any and all actions necessary or desirable to effect the distribution, including, without limitation, the registration under the Securities Act of our common stock on an appropriate registration form or forms to be designated by Lucent.

  RELEASES AND INDEMNIFICATION

     The Separation and Distribution Agreement provides for a full and complete release and discharge of all liabilities between Lucent and us, and our respective subsidiaries and affiliates, except as expressly set forth in the agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the completion of this offering.

     We have agreed to indemnify, hold harmless and defend Lucent, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

      -- the failure of us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities associated with the contributed businesses, or any contracts associated with the contributed businesses, in accordance with their respective terms;

      --   the contributed businesses, liabilities or contracts;

      -- any material breach by us or any of our affiliates, of the agreement or any of the other ancillary agreements; and

      -- any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or this prospectus or necessary to make the statements in the registration statement or this prospectus not misleading.

Also, we will indemnify Lucent and its affiliates, subject to limited exceptions, against any claims of patent, copyright or trademark infringement or trade secret misappropriation with respect to any product, software or other material provided by or ordered from the contributed businesses prior to the separation.

     Lucent has agreed to indemnify, hold harmless and defend us, each of our affiliates and each of our respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

      -- the failure of Lucent or any affiliate of Lucent or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Lucent or its affiliates other than liabilities associated with the contributed businesses;

      -- the Lucent businesses or any liability of Lucent or its affiliates other than liabilities associated with the separation of the businesses; and

      -- any material breach by Lucent or any of its affiliates of the agreement or any of the other ancillary agreements.

Also, Lucent will indemnify us and our affiliates, subject to limited exceptions, against any claims of patent, copyright or trademark infringement or trade secret misappropriation with respect to any product, software or other material provided by or ordered from Lucent's retained businesses prior to the separation.

     The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

  CONTINGENT LIABILITIES AND CONTINGENT GAINS

     The Separation and Distribution Agreement provides that we and Lucent will indemnify each other with respect to contingent liabilities relating primarily to our respective businesses or otherwise assigned to each of us. We and Lucent will share some contingent liabilities based on agreed upon percentages.

     The Separation and Distribution Agreement provides for the sharing of some contingent liabilities, including:

      -- any contingent liabilities that do not primarily relate to any business of Lucent or contingent liabilities that do not primarily relate to any of our businesses;

      --   some specifically identified liabilities, other than taxes; and

      -- shared contingent liabilities within the meaning of the separation and distribution agreement among AT&T Corp., Lucent and NCR Corporation or the contribution and distribution agreement between Lucent and Avaya Inc.

     Lucent will assume the defense of, and may seek to settle or compromise, any third party claim that is a shared contingent liability, and those costs and expenses will be included in the amount to be shared by us and Lucent.

     The Separation and Distribution Agreement provides that we and Lucent have the exclusive right to any benefit received with respect to any contingent gain that primarily relates to the business of, or that is expressly assigned to, us or Lucent, respectively.

     The Separation and Distribution Agreement provides for the establishment of a contingent claims committee comprised of one representative designated from time to time by each of Lucent and us and sets forth procedures for the purpose of resolving disagreements among the parties as to contingent gains and contingent liabilities.

  DISPUTE RESOLUTION

     The Separation and Distribution Agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between us and Lucent. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management or other mutually agreed representatives of us and Lucent. If such efforts are not successful, either we or Lucent may submit the dispute, controversy or claim to non-binding mediation. If the dispute is not resolved through mediation, an action may be brought before any court of competent jurisdiction.

 PROVISIONS RELATING TO THIRD-PARTY INTELLECTUAL PROPERTY LICENSE AGREEMENTS

     The Separation and Distribution Agreement provides, generally, for the grant by Lucent to us of a sublicense under numerous third-party intellectual property license agreements. The Patent and Technology License Agreement provides similar grants to us from Lucent's subsidiary, Lucent Technologies GRL Corporation, with respect to third party patent license agreements executed by that subsidiary. The Separation and Distribution Agreement prohibits us from entering into any agreement to license patents to a third party if those patents are already licensed by Lucent to the third party and if the new agreement with us would result in a reduction of royalties paid or to be paid to Lucent by the third party.

  EXPENSES

     We have agreed to pay all third party costs, fees and expenses relating to this offering. We will pay all of the agreed upon expenses of the underwriters and the underwriters' discount provided in the underwriting agreement. We also will pay all of the costs of producing, printing, mailing and otherwise distributing this prospectus. Except as expressly set forth in the Separation and Distribution Agreement or in any other ancillary agreement, whether or not this offering or the distribution is consummated, all third-party fees, costs and expenses paid or incurred in connection with the distribution will be paid by Lucent.

  TERMINATION

     The Separation and Distribution Agreement may be terminated and the distribution may be amended, modified or abandoned at any time prior to the distribution date by mutual consent of Lucent and us. Notwithstanding Lucent's obligation described above, Lucent has the right to terminate its obligation to complete the distribution if, at any time, after consultation with our senior management, Lucent's board of directors determines, in its sole discretion, that the distribution is not in the best interests of Lucent or its stockholders or if, as of September 30, 2001, the consummation of the distribution is not permitted under Lucent's then existing indebtedness or would result in the acceleration of any payment obligation under such indebtedness. In addition, the obligations of Lucent to complete the distribution may be terminated by Lucent if the distribution does not occur on or prior to September 30, 2002. In the event of a termination of the Separation and Distribution Agreement on or after the completion of this offering, only the provisions of the Separation and Distribution Agreement that obligate the parties to pursue the distribution will terminate. The other provisions of the Separation and Distribution Agreement and the other agreements Lucent and we enter into will remain in full force and effect.

  WAIVERS AND AMENDMENTS

     No provisions of the Separation and Distribution Agreement or any other ancillary agreement will be deemed waived, amended, supplemented or modified by any party, unless the following requirements are met. The waiver, amendment, supplement or modification must be in writing. Also, the writing must be signed by the authorized representative against whom it is sought to enforce such waiver, amendment, supplement or modification.

     If there are any material waivers, amendments, supplements or modifications of provisions of the Separation and Distribution Agreement or any of the other agreements described in this section, we intend to issue a press release disclosing the waiver, amendment or modification or file a report on Form 8-K with the Securities and Exchange Commission.

INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT

     We and Lucent have entered into an Interim Services and Systems Replication Agreement to provide each other, on an interim, transitional basis, with various data processing, telecommunications and corporate support services including:

      --   accounting;

      --   financial management;

      --   information systems management;

      --   tax;

      --   payroll;

      --   legal;

      --   human resources administration;

      --   procurement; and

      --   other general support.

     We also will provide each other, on an interim, transitional basis additional services that we and Lucent may identify from time to time after the separation.

The charges for these interim services are generally intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, without profit.

     The Interim Services and Systems Replication Agreement also provides for the replication and transfer of designated computer systems used for administrative support or used in our businesses or Lucent's businesses. The systems include hardware, software, data storage or maintenance and support components. The costs and expenses of separating or replicating a system are intended to be borne by the parties in proportion to their usage of the system prior to February 1, 2001. Costs and expenses of purchasing new hardware or obtaining new software licenses will be borne by the party purchasing the new hardware or licensing the new software.

     In general, the services will commence on February 1, 2001 and expire on September 30, 2001 unless another termination date has been agreed upon by both parties with respect to a particular service. The agreement may be extended by the parties in writing either in whole or in part. With respect to data processing services, telecommunications services and corporate support services, the receiving party may terminate the agreement with respect to one or more of those services upon ninety days notice. With respect to systems replication and transfer services, the receiving party may terminate the agreement immediately, with respect to those services, upon written notice to the providing company.

FIBER, MICROELECTRONICS AND ORiNOCO PRODUCT PURCHASE AGREEMENTS

     We and Lucent have entered into a Fiber Product Purchase Agreement, a Microelectronics Product Purchase Agreement and an ORiNOCO Product Purchase Agreement. The pricing terms for the products and services covered by these commercial agreements reflect negotiated prices, as is more fully described below.

     The Fiber Product Purchase Agreement governs transactions pursuant to which Lucent will provide specialty fiber, fiber apparatus and premises cable products to us for the sole purpose of incorporating these products into finished products to be sold by us to our customers. Under this agreement, we will have an obligation to purchase all of our requirements of specified specialty fiber, fiber apparatus and premises cable products from Lucent. With respect to some specialty fiber products, we have agreed to provide Lucent with rolling forecasts of product requirements, some of which will constitute a binding commitment on our part. The Fiber Product Purchase Agreement commenced on February 1, 2001, and will expire on January 31, 2004. We and Lucent may extend this agreement for additional one-year periods with written mutual agreements. The agreement may be terminated for breach of material terms.

     The Microelectronics Product Purchase Agreement governs transactions pursuant to which Lucent will purchase goods and services from us. In the agreement, Lucent has committed that payments made to us, commencing on February 1, 2001, for purchases of our products will total at least $800 million during the one year period ending January 31, 2002 and at least $1 billion annually during each one year period ending January 31, 2003 and January 31, 2004, subject to customary terms and conditions with respect to availability and acceptability of our products. Any purchases by Lucent in excess of $800 million during the first year of the agreement or in excess of $1 billion during the second year of the agreement will result in a reduction of the purchase commitment by Lucent during the third year of the agreement by the amount of any such excess. In limited instances, Lucent's purchase commitment for each year may be reduced in the event we fail to, or choose not to, fulfill some orders. In addition, if Lucent does not meet their minimum yearly purchase commitments for either of the first two years of this agreement, Lucent may carry over a portion of the yearly purchase commitment to the following year of the agreement. Lucent may choose to do this if the failure to meet the minimum purchase requirements in either of the first two years of the agreement is caused solely by business circumstances, resulting in Lucent's requirements for our products not materializing. If these circumstances occur during the first year of the agreement, Lucent may roll over up to $100 million of its $800 million commitment to the second year, resulting in a commitment of up to $1.1 billion for the second year. If these circumstances occur during the second year of the agreement, Lucent may roll over up to $200 million of its $1 billion commitment, or of the increased amount in the event of a rollover from the first year of the agreement, from the second year of the agreement to the third year of the agreement, resulting in an up to $1.2 billion commitment for the third year. Lucent may not, however, roll over portions of the yearly purchase requirements merely because Lucent chooses to purchase the product from another vendor. At the end of the third year of the agreement, if Lucent has not purchased an aggregate total during the course of the agreement of at least $2.8 billion, or such reduced aggregate purchase commitment in the event we fail to, or choose not to, fulfill some orders, Lucent will be obligated to purchase products from us in the amount of the shortfall in the three month time period following the end of the third year, unless we and Lucent agree otherwise. The Microelectronics Product Purchase Agreement commenced on February 1, 2001, and will expire on January 31, 2004. We and Lucent may extend this agreement for additional one year periods with written mutual agreement.

     The ORiNOCO Product Purchase Agreement governs transactions in which we furnish our ORiNOCO products to Lucent for resale. The agreement does not grant to Lucent an exclusive right to resell the products, but does grant Lucent a right of first opportunity or refusal for some service provider customers in exchange for a minimum purchase commitment as may be agreed from time to time. The pricing in this agreement shall be determined by our list price in effect on the date of the receipt of an order less any applicable discounts. This agreement became effective as of February 1, 2001, and will expire on January 31, 2004. We and Lucent may extend this agreement for additional one year periods with written mutual agreement. The agreement may be terminated for breach of material terms.


     The currently negotiated prices in the Microelectronics Product Purchase Agreement and the ORiNOCO Product Purchase Agreement take into account the volume and terms and conditions under which these products are sold to Lucent and reflect the prices at which these products are sold to other like customers. The Microelectronics Product Purchase Agreement has a most favored pricing provision for standard products, which are products offered by us to the general market, that generally provides that the prices at which we offer our standard products to Lucent will be no less favorable than the price we charge to other customers, other than distributors and value-added resellers. Many of the products sold to Lucent are custom products and there are no other customers for these custom products.


     The Fiber Product Purchase Agreement, the Microelectronics Product Purchase Agreement and the ORiNOCO Product Purchase Agreement also contain provisions governing:

      --   orders and delivery;

      --   payment terms;

      --   intellectual property matters;

      --   product warranties;

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

      --   product support and documentation;

      --   engineering, installation, maintenance and other services;

      --   dispute resolution; and

      --   limitations on liability.

EMPLOYEE BENEFITS AGREEMENT AND PLANS

     We have adopted a variety of employee benefit plans in connection with the separation and distribution. Until the distribution, our employees and former employees will continue to participate in many of Lucent's pension and other employee benefit plans. During this period, we will bear our allocable share of the costs of the benefits and the administration of the plans. Generally, effective immediately after the distribution, we will establish our own pension and employee benefit plans, which will be substantially comparable to Lucent's plans as in effect at that time.

  EMPLOYEE BENEFITS AGREEMENT

     We have entered into an employee benefits agreement with Lucent, pursuant to which we will establish independent pension and other employee benefit plans that are substantially similar to Lucent's existing pension and other employee benefit plans. This agreement provides for the transfer of assets and liabilities of various existing Lucent pension and other employee benefit plans covering Lucent employees who were transferred to us. Generally, following the distribution, Lucent will cease to have any liability or obligation to our employees who retire or terminate employment on or after this offering or to their beneficiaries. Our benefit plans will assume and be responsible for liabilities and obligations to those employees and former employees under all these benefit plans, programs and practices which we may adopt. The employee benefits agreement does not preclude us from discontinuing or changing such plans at any time thereafter, subject to the exceptions noted below.

  RETIREMENT PLANS

     We will establish and administer defined benefit pension plans for our employees who, immediately prior to this offering, participated in Lucent's retirement plans. Lucent has agreed to transfer particular assets and liabilities, based on formulas set forth in the employee benefits agreement, from the trust for Lucent's defined benefit pension plans to the trust for our defined benefit pension plans. Each of our eligible employees will, for all purposes under our defined benefit pension plans, be credited with the service and any accrued benefit credited to him or her under the terms of the corresponding Lucent plans as of the distribution.

  SAVINGS PLANS

     We will establish defined contribution savings/401(k)plans. Our savings/401(k)plans will include all active employees who immediately prior to this offering were participants in Lucent's savings/401(k)plans. Each employee who participates in savings/401(k)plans will be credited with the service and the account balance credited to him or her as of the distribution date under the terms of Lucent's savings/401(k)plans. Lucent will transfer those account balances from its savings/401(k)plans to our savings/401(k)plans.

  WELFARE PLANS

     We will adopt appropriate welfare benefit plans to provide welfare benefits, including retiree medical and life benefits, to our employees and retirees. The assets funding the liabilities under some of these plans, if any, will be transferred from trust and other funding vehicles associated with Lucent's plans to the corresponding trusts and other funding vehicles associated with our plans to the extent allocable to our employees and retirees according to formulas set forth in the employee benefits agreement.

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

  LUCENT STOCK OPTIONS, RESTRICTED STOCK AND RESTRICTED STOCK UNITS


     Pursuant to the employee benefits agreement, Lucent stock-based awards held by our employees will be converted to our stock-based awards. As part of the conversion, we will multiply the number of shares purchasable under each converted stock option by a ratio determined at the time of the conversion and divide the exercise price per share of each option by the same ratio. The conversion ratio will be the closing price of Lucent common stock on the day of the distribution or if that day is not a trading day, the previous trading day, divided by the opening price of our common stock on the day after the distribution or if that day is not a trading day, on the next trading day.



     The number of shares of our common stock subject to each Lucent restricted stock award and Lucent restricted stock unit award will be determined by multiplying the number of shares of Lucent common stock subject to the original Lucent award by the same conversion ratio. The actual number of shares of our common stock subject to substituted awards will be determined at the time of the conversion. Based on the Lucent stock options held by our employees on September 30, 2000, the following number of shares of our common stock would be subject to substituted stock options after the conversion, assuming the prices for Agere and Lucent common stock shown below:



                                                 ----------------------------------------------------------------
                                                      CLOSING PRICE OF LUCENT COMMON STOCK ON THE DAY OF THE
                                                                           DISTRIBUTION
                                                 ----------------------------------------------------------------
                                                        $10.00                $15.00                $20.00
---------------------------------------------------------------------------------------------------------------------
     Opening price of      $10.00                42,073,000 shares     63,109,500 shares     84,146,000 shares
     Agere common stock                          subject to stock      subject to stock      subject to stock
     on the day after the                        options               options               options
     distribution
                           --------------------------------------------------------------------------------------
                           $17.50                24,041,700 shares     36,062,600 shares     48,083,400 shares
                                                 subject to stock      subject to stock      subject to stock
                                                 options               options               options
                           --------------------------------------------------------------------------------------
                           $25.00                16,829,200 shares     25,243,800 shares     33,658,400 shares
                                                 subject to stock      subject to stock      subject to stock
                                                 options               options               options
---------------------------------------------------------------------------------------------------------------------



     The number of shares of our common stock subject to substituted awards may vary significantly from the above number due to changes in the relative values of our common stock and Lucent common stock. Fractional shares will be rounded down to the nearest whole number of shares. The conversion will take place at the time of the distribution or, if earlier, at the time of a change of control of either Lucent or us. If the conversion takes place at the time of a change of control, the conversion ratio will be based on Lucent's stock price on the date of this prospectus and the initial public offering price for our Class A common stock. Generally, all other terms of the converted stock options, restricted stock and restricted stock units will remain the same as those in effect immediately prior to the conversion.


  DEFERRED COMPENSATION PLAN

     Lucent maintains a deferred compensation plan that permits executives and officers to defer receipt of part or all of their base salary, short-term incentive payments, and long term incentive payments, and that permits directors to defer receipt of part or all of their retainers. Deferrals are credited to a cash account, which is credited with interest at a rate determined by the board of directors from time to time, or a share equivalent account, depending on the nature of the deferred payment. Balances under the plan are generally paid to a plan participant upon attainment of a specific age or after the individual retires from Lucent, as elected by the participant. Account balances of our employees under the Lucent plan will be transferred to a deferred compensation plan of ours, and we will thereafter be solely responsible for such obligations after the distribution. Our deferred compensation plan will permit future deferrals under terms similar to Lucent's plan.

TRADEMARK LICENSE AGREEMENT, TRADEMARK ASSIGNMENT AND TRADE DRESS ASSIGNMENT

     The primary trademarks used in the sale of our products and services were transferred to us, except for Lucent's name and logo and the Bell Laboratories name. We will retain the use of the Lucent name and logo, but not the Bell Laboratories name, on a royalty-free basis, for a transitional period and, after the expiration of the transitional period, only to the extent necessary to deplete pre-existing inventory. We may use the Lucent name together with the logo on:

      --   products and packaging through April 1, 2002; and

      -- advertising and promotion materials through April 1, 2002 in the United States and through July 1, 2002 outside the United States.

     We may use the Lucent name without the logo on:

      --   products and packaging through September 30, 2002; and

      -- advertising and promotional materials through July 1, 2002 in the United States and through January 1, 2003 outside the United States.

We and Lucent have entered into a Trademark License Agreement, Trademark Assignment and Trade Dress Assignment to effectuate the grant or transfer, as applicable, of such rights. Subject to conditions set forth in the agreements, we may also extend these rights to authorized dealers of our products.

     Under the Trademark License Agreement, we have an obligation to comply with specified quality and customer care standards in connection with our use of the trademarks. Lucent may terminate the Trademark License Agreement in the event of a change in control of our company.

TECHNOLOGY ASSIGNMENT AND JOINT OWNERSHIP AGREEMENT

     We and Lucent have executed and delivered assignments and other agreements, including the technology assignment, related to technology currently owned or controlled by Lucent and its subsidiaries. Technology includes copyrights, mask works and other intellectual property other than trademarks, trade names, trade dress, service marks and patent rights. The technology assignment generally divides ownership of technology between us and Lucent, with each owning technology that was developed by or for, or purchased for, the respective businesses of each company. Other technology is owned jointly by us and Lucent.

PATENT ASSIGNMENTS

     We and Lucent have executed and delivered patent assignments and other agreements, related to patents currently owned or controlled by Lucent and its subsidiaries. The patent assignments divides ownership of patents, patent applications and foreign counterparts between us and Lucent. The ownership of patents was divided as follows. First, Agere Systems Guardian Corp. and Agere Systems Optoelectronics Guardian Corporation was each vested with ownership of and/or exclusive rights in patents previously held by Lucent that relate principally to our business. Then shares of Agere Systems Guardian Corp. and Agere Systems Optoelectronics Guardian Corporation were contributed to us under the Separation and Distribution Agreement. Lucent and its other subsidiaries retained ownership of all other patents and patent applications.

PATENT AND TECHNOLOGY LICENSE AGREEMENT

     We and some of our subsidiaries, and Lucent and some of its subsidiaries, have executed and delivered a Patent and Technology License Agreement, related to patents and technology currently owned or controlled by Lucent and its subsidiaries and us and our subsidiaries.

     The Patent and Technology License Agreement provides for cross-licenses to each company. We and Lucent and our respective subsidiaries, granted to each other, under the patents that each of us has, a nonexclusive, personal, nontransferable license to make, have made, use, lease, import, offer to sell, and sell any and all products and services of the businesses in which the licensed company, including related

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companies, is now or hereafter engaged. The cross-licenses also permit each company, subject to limitations, to have third parties make items under the other company's patents, as well as to pass through to customers limited rights under the other company's patents with respect to products and services furnished to customers by the licensed company. Some patents will be licensed exclusively to each party, including a right to grant sublicenses, subject to retention of a right to use these patents by the licensing party. Otherwise, the right to sublicense to unaffiliated third parties were not granted under the cross-licenses, except for limited rights in connection with establishing second source suppliers performing joint development activities or rights to sublicense a divested business. The cross-licenses between us and Lucent cover all of each company's patents, including patents issued on patent applications with a filing date prior to February 1, 2003.

     The Patent and Technology License Agreement also grants to us or our subsidiaries a joint ownership interest in some patents and patent applications, for example, patents and patent applications relating to MEMS technology.

     The Patent and Technology License Agreement also provides for personal, worldwide, nonexclusive, and non-transferable cross-licenses to each company to designated technology existing as of the separation date. These rights include the right to copy, modify and improve any portion of the licensed technology. Subject to exceptions set forth in the agreement, no right has granted to sublicense any of the technology other than in connection with the sale or licensing of products. Subject to restrictions set forth in the agreement, this agreement further granted to us joint ownership rights in other designated technology. This agreement became effective as of January 31, 2001.


     We believe that the intellectual property agreements between Lucent and us do not provide Lucent with sufficient intellectual property to compete with us. Specifically, the agreements assign to us the technology, which includes trade secrets, know-how, and copyrights, purchased or developed by or for our business. Except for limited exceptions, this technology is not licensed to Lucent. However, as indicated under "Risk Factors -- We may have potential business conflicts of interests with Lucent with respect to our past and ongoing relationships and, because of Lucent's controlling ownership, the resolution of these conflicts may not be on the most favorable terms to us," Lucent could either reestablish the competitive capability itself or work with a third party to establish a competitive capability. Thus, we believe that Lucent does not need access to our technology to become a competitor of ours.


DEVELOPMENT PROJECT AGREEMENT

     We and Lucent entered into a Development Project Agreement under which Bell Laboratories may perform some research and development activities on a contract basis for us. We will also perform some research and development activities for Lucent on a contingent basis. The fees paid under this agreement are expected to be comparable to those that would be agreed upon by unrelated parties. The agreement commenced on February 1, 2001, and will expire on January 31, 2004. We and Lucent may extend this agreement for additional one-year periods with written mutual agreement. The agreement will terminate at any time if either we or Lucent materially breach the agreement, and fail to cure the default within sixty days after written notice has been given.

JOINT DESIGN CENTER OPERATING AGREEMENT

     We and Lucent entered into a Joint Design Center Operating agreement to develop technology for micro electro-mechanical systems, or MEMS. We and Lucent agreed to jointly fund, manage and staff the joint design center over the following three years in Murray Hill, New Jersey. We and Lucent each have a one-half interest in the MEMS technical information owned by Lucent as of February 1, 2001. We and Lucent will grant each other a perpetual, nonexclusive, royalty-free license in our respective patents which issue from applications having an effective first filing date prior to February 1, 2003 to make and sell MEMS products. All joint patents, which are patents issued from any application filed with respect to any invention made jointly by us and Lucent while working on a joint design center product and conceived or reduced to practice during performance under the agreement, will be jointly owned by us and Lucent. We and Lucent will be free to use
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these jointly owned patents for any purpose and to license third parties under these patents. Some of these products may be manufactured exclusively for Lucent, subject to some restrictions, for a limited period following the first commercial availability of a product, on a case by case basis. The initial term of the agreement will expire on January 31, 2004. The agreement may be terminated for breach of material terms or by written notice of either party for convenience.

TAX SHARING AGREEMENT

     We and Lucent have entered into a Tax Sharing Agreement which governs Lucent's and our respective rights, responsibilities and obligations after the distribution with respect to taxes for the periods ending on or before the distribution or, if earlier, the first date we are no longer a member of Lucent's consolidated group. Generally, pre-distribution taxes that are clearly attributable to the business of one party will be borne solely by that party, and other pre-distribution taxes will be shared by the parties based on a formula set forth in the Tax Sharing Agreement. In addition, the Tax Sharing Agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to implement the separation. If the distribution fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code because of an acquisition of our stock or assets, or some other actions of ours, then we will be solely liable for any resulting corporate taxes. The Tax Sharing Agreement became effective on February 1, 2001.

REAL ESTATE AGREEMENTS

     Lucent's real estate has been divided between Lucent and us. After the separation, we acquired outright approximately 80 of Lucent's 890 real estate locations. These 80 locations comprise 7.8 million square feet of Lucent's total
50.1 million square feet. We and Lucent also continue to share some current work locations for our respective work forces. The shared locations are approximately 12 of Lucent's 890 real estate locations. Approximately 50% of these shared locations continue to be owned by Lucent; the remaining 50% continue to be leased commercially.


     Generally, ownership of Lucent's buildings and assignment of commercially leased buildings has been divided between Lucent and us based on which company is the primary user of the respective building. Based on that allocation method, Lucent is the landlord or sublandlord of us for approximately 541,000 square feet of space. The terms of our leases and subleases from Lucent range from one month to 36 months depending on the location. The initial total monthly cost of leasing these facilities from Lucent is approximately $1.8 million.


     A standard form of lease and a standard form of sublease based on commercial models and comparable to arm's-length agreements have been employed. Subleases for space in commercially leased locations have varying terms generally to match the terms of the underlying leases. All commercial landlord charges, such as rent, additional rent, building services and taxes paid directly by Lucent as the sublandlord, are based on the proportionate share of space occupied by us as the subtenant and marked up by a management fee payable to Lucent intended to cover the costs of administering the sublease. Any other building services provided by Lucent to us is at cost plus an administrative fee, increased annually to match the consumer price index.

     The lease term for space in owned buildings were determined on a case by case basis. In general, rent in owned buildings is at market price for comparable tenants. Real estate taxes will be allocated proportionately to us as the tenant, subject to a management fee. Any building services provided by Lucent as the landlord will be at cost plus an administrative fee, increased annually to match the consumer price index.

     It is contemplated that all necessary leases and subleases for transitional shared real estate became effective February 1, 2001. We are responsible for our proportionate share of the full lease obligation in both owned buildings and commercially leased buildings, except that:

      -- for space occupied by us equal to or less than 5 percent of the total space, not to exceed 5,000 square feet, we may cancel the lease or sublease on 90-day written notice without further liability; and

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      --   for space occupied by us equal to or less than 5 percent of the total space, not to exceed 15,000 square feet, we or Lucent may cancel the lease or sublease on 9 months' written notice without further liability.

OTHER AGREEMENTS

     We and Lucent will continue the existing State and Local Income Tax Allocation Agreement and the existing federal Tax Allocation Agreement by and among Lucent and its subsidiaries. These tax agreements govern the allocation of state, local and federal income taxes for periods during which we were a member of Lucent's consolidated group. Aside from the Tax Allocation Agreement, under U.S. federal income tax laws, we are jointly and severally liable for Lucent's federal income tax liabilities relating to the taxable periods before the distribution during which we were a member of Lucent's consolidated group. In addition, after the separation, we became a party to Lucent's two existing collective bargaining agreements. See "Business--Employees" for a description of these collective bargaining agreements and how they will operate after the separation.


HISTORICAL TRANSACTIONS



     For fiscal 1998, 1999 and 2000, we had $692 million, $955 million and $1.002 billion, respectively, and $217 million and $231 million for the three months ended December 31, 1999 and 2000, respectively, of revenue for products sold to Lucent. This revenue included sales to Avaya Inc., formerly the enterprise networks group of Lucent, of $70 million, $82 million and $65 million for fiscal 1998, 1999 and 2000, respectively and $16 million for the three months ended December 31, 1999. On September 30, 2000, Avaya became independent of Lucent when Lucent distributed all of its Avaya shares to its stockholders in a tax-free spin-off. Products purchased from Lucent were $1 million, $1 million and $23 million for fiscal 1998, 1999 and 2000, respectively, and $3 million and $9 million for the three months ended December 31, 1999 and 2000, respectively. We also were billed directly by Lucent for specific research and development projects related to our businesses. This amounted to $46 million, $49 million and $67 million for fiscal 1998, 1999 and 2000, respectively and $15 million and $17 million for the three months ended December 31, 1999 and 2000, respectively.


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                         OWNERSHIP OF OUR COMMON STOCK


HOLDERS OF MORE THAN 5% OF OUR COMMON STOCK


     Prior to this offering, all of the outstanding shares of our common stock will be owned by Lucent. After completion of this offering and assuming that the exchange described in "Underwriters -- The Exchange" occurs, Lucent will own 100% of our outstanding Class B common stock, which will represent:


      -- approximately 72.3% of our total outstanding common stock, or approximately 68.1% if the underwriters exercise their over-allotment option in full from our lead underwriter, in its capacity as the selling stockholder; and



      -- approximately 91.2% of the combined voting power of all classes of our voting stock with respect to the election and removal of directors only, or approximately 89.5% if the underwriters exercise their over-allotment option in full from our lead underwriter, in its capacity as the selling stockholder.


If the exchange does not occur, after the completion of this offering Lucent will own 100% of our outstanding Class B common stock, which will represent:

      -- approximately 83.3% of our total outstanding common stock, or approximately 81.3% if the underwriters exercise their over-allotment option in full; and

      -- approximately 95.2% of the combined voting power of all classes of our voting stock with respect to the election and removal of directors only, or approximately 94.6% if the underwriters exercise their over-allotment option in full.


Except for Lucent, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering.



SELLING STOCKHOLDER



     If the exchange occurs, our lead underwriter, in its capacity as the selling stockholder, will own approximately 147,650,000 shares of our Class A common stock, all of which it will be selling in this offering.


MANAGEMENT

     Please see "Management -- Stock Ownership of Directors and Executive Officers" for discussion of Lucent common stock and options beneficially owned by our executive officers, directors and director-nominees. We expect that stock options, restricted stock units and deferred shares of common stock will be converted to awards based on our common stock at the time of the distribution.

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                          DESCRIPTION OF CAPITAL STOCK

     The following information reflects our amended and restated certificate of incorporation and amended and restated by-laws as these documents will be in effect upon the completion of this offering.

GENERAL

     Immediately following this offering, our authorized capital stock will consist of 5 billion shares of Class A common stock, par value $.01 per share, 5 billion shares of Class B common stock, par value $.01 per share, and 250 million shares of preferred stock, par value $.01 per share. Assuming that the exchange described in "Underwriters--The Exchange" occurs:

      -- of the 5 billion authorized shares of Class A common stock, 370,310,000 shares will be offered in this offering; and

      -- of the 5 billion authorized shares of Class B common stock, 964,790,000 shares will be outstanding and held by Lucent after completion of this offering.

If the exchange does not occur:

      -- of the 5 billion authorized shares of Class A common stock, 222,660,000 shares will be offered in this offering; and

      -- of the 5 billion authorized shares of Class B common stock, 1,112,440,000 shares will be outstanding and held by Lucent after completion of this offering.

No shares of our preferred stock will be outstanding.

COMMON STOCK

  VOTING RIGHTS

     The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to four votes per share for the election or removal of our directors. For all other matters to be voted on by our stockholders, the holders of Class A common stock and the holders of Class B common stock are entitled to one vote per share. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Amendments to our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, and holders of Class A common stock are not entitled to vote on any alteration or change in the powers, preferences or special rights of the Class B common stock that would not adversely affect the rights of holders of Class A common stock. For purposes of the foregoing provisions, any provision for the voluntary, mandatory and other conversion or exchange of the Class B common stock into or for Class A common stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A common stock. Any amendment to our amended and restated certificate of incorporation to increase the authorized shares of any class of our capital stock requires the approval only of a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock, voting together as a single class.

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  Dividends

     Holders of Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends payable in shares of common stock may be paid only as follows:

      -- shares of Class A common stock may be paid only to holders of Class A common stock; and

      -- shares of Class B common stock may be paid only to holders of Class B common stock.

The number of shares paid as described above will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock.

     We may not reclassify, subdivide or combine shares of either class of common stock without, at the same time, proportionally reclassifying, subdividing or combining shares of the other class.

  Conversion

     Each share of Class B common stock is convertible while held by Lucent or any of its subsidiaries, excluding us, at the option of the holder into one share of Class A common stock. Following any distribution of Class B common stock to stockholders of Lucent in a transaction, including any distribution in exchange for Lucent shares or securities, intended to qualify as a tax-free distribution under Section 355 of the Code, or any corresponding provision of any successor statute, shares of Class B common stock will no longer be convertible into shares of Class A common stock.

     Prior to a distribution, any shares of Class B common stock transferred to a person other than Lucent or any of its affiliates, excluding us, will automatically be converted into shares of Class A common stock upon such transfer. Shares of Class B common stock transferred to stockholders of Lucent in a distribution will not be converted into shares of Class A common stock and, following a distribution, shares of Class B common stock will be transferable as Class B common stock, subject to applicable laws.

     All shares of Class B common stock will automatically be converted into Class A common stock if a distribution has not occurred and the number of outstanding shares of Class B common stock owned by Lucent falls below 50 percent of the aggregate number of outstanding shares of common stock. This automatic conversion of Class B common stock into Class A common stock will prevent Lucent from decreasing its economic interest in us to less than 50 percent while still retaining control of more than 80 percent of our voting power. All conversions described in this section will be effected on a share-for-share basis.

  Other Rights

     Unless approved by a majority of the votes entitled to be cast by the holders of each class of common stock, voting separately as a class, in the event of any reorganization or consolidation of us with one or more corporations or a merger of us with another corporation in which shares of common stock are converted into or exchangeable for shares of stock, other securities, cash or other property, all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock, other securities, cash or other property.

     On liquidation, dissolution or winding up of us, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.

     No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.

     Upon closing of this offering, all the outstanding shares of Class A common stock and Class B common stock will be validly issued, fully paid and nonassessable.

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PREFERRED STOCK

     Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of such series, including:

      --   the designation of the series;

      -- the number of shares of the series, which number our board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding;

      -- whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

      -- the rate of any dividends or method of determining such dividends payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable;

      -- the redemption rights and price or prices, if any, for shares of the series;

      -- the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

      -- the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

      -- whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

      -- restrictions on the issuance of shares of the same series or of any other class or series;

      -- the voting rights, if any, of the holders of the shares of the series; and

      -- any other relative rights, preferences and limitations of such series.

     We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board of directors may determine not to seek stockholder approval.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of us and our stockholders. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

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  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     As of the completion of this offering, shares of our Series A Junior Participating Preferred Stock will be reserved for issuance upon exercise of rights under our rights agreement. For a more detailed discussion of our rights agreement and our Series A Junior Participating Preferred Stock, please see "--Rights Agreement."

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  BOARD OF DIRECTORS

     Our amended and restated certificate of incorporation provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, but shall not be less than three. Our directors, other than those who may be elected by the holders of our preferred stock, will be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2004, with each director to hold office until his or her successor is duly elected and qualified. Commencing with the 2002 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

     Our amended and restated certificate of incorporation provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board resulting from death, resignation, disqualification, removal or other cause will be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Our amended and restated certificate of incorporation provides that as long as Lucent holds a majority of our outstanding common stock, subject to the rights of holders of any series of preferred stock, any director may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class. Following such time, directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS


     Our amended and restated certificate of incorporation provides that, following the distribution, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our board of directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the whole board of directors or by our chairman of the board, and any power of our stockholders to call a special meeting is specifically


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denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board.

  ADVANCE NOTICE PROCEDURES

     Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our chairman of the board, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our chairman of the board or our board of directors, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by our secretary not later than the close of business on the 45th calendar day nor earlier than the 75th calendar day prior to the first anniversary of the record date of stockholders entitled to vote at the preceding year's annual meeting, except that, in the event that the record date is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 75th calendar day prior to such record date and not later than the close of business on the later of the 45th calendar day prior to such record date or the 10th calendar day following the day on which public announcement of such record date is first made by us.

     Notwithstanding the foregoing, in the event that the number of directors to be elected to our board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of our increased board of directors at least 55 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under our stockholder notice procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by us not earlier than the close of business on the 75th calendar day prior to such special meeting and not later than the close of business on the later of the 45th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

     In addition, under our stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our by-laws. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  AMENDMENT

     Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of the certificate relating to the number, election and term of our directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. Our certificate further provides that the related by-laws described above, including the stockholder notice procedure, may be amended only by our board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

RIGHTS AGREEMENT

     Our board of directors currently expects to adopt a rights agreement, with The Bank of New York as rights agent, on or prior to the completion of this offering. The Rights Agreement will be filed as an exhibit to the registration statement. For information on how to receive a copy of the Rights Agreement, please see "Available Information."

  ANTI-TAKEOVER EFFECTS

     The rights may have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.

  EXERCISABILITY OF RIGHTS

     Under the rights agreement, one right attaches to each share of our common stock outstanding and, when exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at an initial purchase price of $100, subject to the customary antidilution adjustments. For a description of the terms of our Series A Junior Participating Preferred Stock, see "--Series A Junior Participating Preferred Stock."

     The rights will not become exercisable until the earliest of:

      -- 10 business days following a public announcement that a person or group has become the beneficial owner of securities representing 10% or more of our common shares then outstanding;

      -- 10 business days after we first determine that a person or group has become the beneficial owner of securities representing 10% or more of our common shares then outstanding; or

      -- such date, if any, as may be designated by our board of directors following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of securities representing 10% or more of our common shares then outstanding (or such later date as our board of directors may determine, but in no event later than the date that any person or group actually becomes such an owner).

     Additionally, at any time a person or a group has become the beneficial owner of securities representing 10% or more of our common shares then outstanding and we have registered the securities subject to the rights under the Securities Act, the flip-in or flip-over features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group.

  "FLIP IN" FEATURE

     In the event a person or group becomes the beneficial owner of securities representing 10% or more of our common shares then outstanding, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one one-thousandth of a share of our Series A Preferred Stock, shares of our common stock having a value equal to twice the exercise price of the right. For example, assuming that the initial purchase price of $100 is in effect on the date that the flip-in feature of the right is exercised, any holder of a right, except for the person or group that has become the beneficial owner of securities representing 10% or more of our common shares then outstanding, can exercise his or her right by paying us $100 in order to receive from us shares of common stock having a value equal to $200.

  "EXCHANGE" FEATURE

     At any time after a person or group becomes the beneficial owner of securities representing 10% or more, but less than 50%, of our common shares then outstanding, our board of directors may, at its option, exchange all or some of the rights, except for those held by such person or group, for our common stock at an exchange ratio of one share of common stock per right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of our common stock.

  "FLIP OVER" FEATURE

     In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets or our earning power and our subsidiaries, taken as a whole, are sold, each holder of a right, except for a person or group that is the beneficial owner of securities representing 10% or more of our common shares then outstanding, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to twice the exercise price of the right.

  REDEMPTION OF RIGHTS

     At any time before the earlier to occur of:

      -- public disclosure that a person or group has become the beneficial owner of securities representing 10% or more of our common shares then outstanding or

      -- our determination that a person or group has become the beneficial owner of securities representing 10% or more of our common shares then outstanding our board of directors may redeem all of the rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights, as described under "--Exercisability of Rights", will terminate upon redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

  AMENDMENT OF RIGHTS

     At any time before a person or group becomes the beneficial owner of securities representing 10% or more of our common shares then outstanding, the terms of the existing rights agreement may be amended by our board of directors without the consent of the holders of the rights.

     However, if at any time after a person or group beneficially owns securities representing 10% or more of our common shares then outstanding, our board of directors may not adopt amendments to the existing rights agreement that adversely affect the interests of holders of the rights. Furthermore, once the rights are no longer redeemable, our board of directors may not adopt any amendment that would lengthen the time period during which the rights are redeemable.

  TERMINATION OF RIGHTS

     If not previously exercised, the rights will expire 10 years from the date that the rights agreement commences, unless we earlier redeem or exchange the rights or extend the final expiration date.

  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     In connection with the creation of the rights, as described above, our board of directors has authorized the issuance of shares of Preferred Stock as Series A Junior Participating Stock.

     We have designed the dividend, liquidation, voting and redemption features of our Series A Junior Participating Preferred Stock so that the value of one one-thousandth of a share of our Series A Junior Participating Preferred Stock approximates the value of one share of our common stock. Shares of our Series A Junior Participating Preferred Stock may only be purchased after the rights have become exercisable, and each share of the Series A Junior Participating Preferred Stock:

      -- is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

      -- will have a preferential dividend in an amount equal to the greater of $1.00 or 1,000 times any dividend declared on each share of common stock;

      -- in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to 1,000 times the payment made per share of common stock;

      -- will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and

      -- in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

     The rights of our Series A Junior Participating Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our amended and restated certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the General Corporation Law of the State of Delaware. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. Our amended and restated certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

     The General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

      -- any breach of the director's duty of loyalty to the corporation or its stockholders;

      -- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      -- payments of unlawful dividends or unlawful stock repurchases or redemptions; or

      -- any transaction from which the director derived an improper personal benefit.

     Our amended and restated certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware as amended from time to time, for liability:

      -- for any breach of the director's duty of loyalty to us or our stockholders;

      -- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      -- under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions; or

      -- for any transaction from which the director derived an improper personal benefit.

     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     The Separation and Distribution Agreement provides for indemnification by us of Lucent and its directors, officers and employees for some liabilities, including liabilities under the Securities Act.

DELAWARE BUSINESS COMBINATION STATUTE


     Our amended and restated certificate of incorporation contains a provision by which we expressly elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware, which is described below. Accordingly, we are not currently subject to Section 203. Our amended and restated certificate of incorporation, however, provides that prior to the distribution, Lucent may act by written consent in lieu of a meeting. Thus, Lucent, as a controlling stockholder, may cause such an election prior to the distribution without a meeting of stockholders.


     Section 203 of the General Corporation Law of the State of Delaware provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

      -- prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

      -- upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

      -- on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

      -- any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

      --   the affiliates and associates of any such person.

     Our election to not be subject to Section 203 may have positive or negative consequences, depending on the circumstances. If we were subject to Section 203,
Section 203 might have made it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period. Section 203 also might have had the effect of preventing changes in our management. It is possible that Section 203, if we had elected to be subject to it, could have made it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. The provisions of Section 203, were it applicable, might have caused persons interested in acquiring us to negotiate in advance with our board of directors. In addition, because we did not elect to be subject to Section 203, Lucent, as a controlling stockholder, may find it easier prior to the distribution to sell its controlling interest to a third party because Section 203 would not apply to such third party. The restrictions on business combinations set forth in Section 203 would not have been applicable to Lucent so long as Lucent continued to hold 15% or more of our common stock.

TRANSFER AGENT AND REGISTRAR

     The Bank of New York will be the transfer agent and registrar for our common stock.

NEW YORK STOCK EXCHANGE LISTING

     We will apply to have our Class A common stock listed on the New York Stock Exchange under the symbol "AGR."

                        SHARES ELIGIBLE FOR FUTURE SALE


     All of the 370,310,000 shares of our Class A common stock sold in this offering, or 425,856,500 shares if the underwriters exercise their over-allotment option in full from our lead underwriter, in its capacity as the selling stockholder, will be freely tradeable without restriction under the Securities Act, except for any shares which be may acquired by an affiliate of us, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be our affiliates generally include individuals or entities that control, are controlled by, or are under common control with us and may include our directors and executive officers as well as our significant stockholders, if any.


     Lucent has announced that, subject to specified conditions, it intends to distribute all of the shares of our Class B common stock owned by Lucent to its stockholders by the end of Lucent's current fiscal year, which will occur on September 30, 2001. Shares of our Class B common stock distributed to Lucent stockholders in the distribution generally will be freely transferable, except for shares of Class B common stock received by persons who may be deemed to be affiliates of Lucent. Persons who are affiliates will be permitted to sell the shares of Class A or Class B common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

RULE 144

     In general, under Rule 144 as currently in effect, an affiliate would be entitled to sell within any three-month period a number of shares of our Class A or Class B common stock that does not exceed the greater of:

     - 1% of the number of shares of our Class A or Class B common stock then outstanding, as the case may be, which, in the case of our Class A common stock, will equal approximately 3,703,100 shares of Class A common stock immediately after this offering; or

     - the average weekly trading volume of our Class A or Class B common stock, as the case may be, on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     The shares of our Class B common stock held by Lucent before distribution are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. Lucent, our directors and executive officers and we have agreed not to offer or sell any shares of our Class A or Class B common stock, subject to exceptions, including the distribution, for a period of 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters. For more information relating to these restrictions, please see "Underwriters."

EMPLOYEE STOCK AWARDS


     We will grant awards based on shares of our common stock pursuant to our stock plans. We have reserved 224,000,000 shares of our common stock for issuance under our stock-based compensation plans. In addition, under our employee benefits agreement with Lucent, Lucent stock-based awards held by our employees will be converted into our stock-based awards. The actual number of shares of our common stock subject to substituted awards will be determined at the time of the conversion. As of September 30, 2000, our employees held stock options covering a total of approximately 42,073,000 shares of Lucent common stock, 367,838 restricted shares of Lucent common stock and 320,586 Lucent restricted stock units. See "Arrangements Between Lucent and Our
Company -- Employee Benefits Agreements and Plans -- Lucent Stock Options, Restricted Stock and Restricted Stock Units" for information about how these Lucent awards will be converted into awards based on our common stock. We currently expect to file a registration statement under the Securities Act to register shares reserved for issuance under our stock plans and substituted awards. Shares issued pursuant to awards after the effective date of such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

                         MATERIAL UNITED STATES FEDERAL
                 TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

GENERAL

     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-United States Holder. In general, a "non-United States Holder" is any person or entity that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership or a foreign estate or trust. This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to non-United States Holders who hold shares of common stock as capital assets. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant to you in light of your personal circumstances, nor does it discuss special tax provisions which may apply to you if you relinquished United States citizenship or residence.

     If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income tax as if they were United States citizens.

     EACH PROSPECTIVE PURCHASER OF CLASS A COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY UNITED STATES STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

DIVIDENDS

     If dividends are paid, as a non-United States Holder, you will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-United States Holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

     If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of yours, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an IRS Form W-8ECI, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

     You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an IRS Form W-8ECI or successor form, as discussed above, or are a foreign estate or trust, you must also provide your tax identification number.

     If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     As a non-United States Holder, you generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of common stock unless:

        (1) the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

        (2) you are an individual who holds the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

        (3) we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes. We believe that we are not currently, and are likely not to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of common stock by you generally would not be subject to United States federal income tax provided:

         -- the common stock was "regularly traded" on an established securities market; and

         -- you do not actually or constructively own more than 5% of the common stock during the shorter of the five-year period preceding the disposition or your holding period.

FEDERAL ESTATE TAX

     If you are an individual, common stock held at the time of your death will be included in your gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     We must report annually to the IRS and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

     Backup withholding is generally imposed at the rate of 31% on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to back-up withholding tax with respect to dividends paid on your common stock at a 31% rate unless you certify your non-United States status.

     The payment of proceeds of a sale of common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-United States status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-United States Holder and certain other conditions are met or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

                                  UNDERWRITERS


SHARES OF CLASS A COMMON STOCK BEING OFFERED BY US


     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for
whom Morgan Stanley & Co. Incorporated and                are acting as
representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our Class A common stock indicated below:


                                                                NUMBER
                            NAME                               OF SHARES
                            ----                              -----------
  Morgan Stanley & Co. Incorporated.........................

                                                              -----------
          Total.............................................  222,660,000
                                                              ===========



     The underwriters are offering the shares of our Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our Class A common stock described above, are subject to the approval of legal matters by their counsel and to some other conditions. The underwriters are obligated to take and pay for all of the shares of our Class A common stock described above, if any such shares are taken. However, the underwriters are not required to take and pay for the shares covered by the underwriters' over-allotment option described below.


     The underwriters initially propose to offer part of the shares of our Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to a limited number of dealers at a
price that represents a concession not in excess of $       a share under the
public offering price. After the initial offering of the shares of our Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.


SHARES OF CLASS A COMMON STOCK BEING OFFERED BY MORGAN STANLEY AS SELLING STOCKHOLDER



     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, Morgan Stanley & Co. Incorporated, in its capacity as sole underwriter, has agreed to purchase, and Morgan Stanley, in its capacity as the selling stockholder, has agreed to sell the number of shares of our Class A common stock indicated below:



                                                                NUMBER
                            NAME                               OF SHARES
                            ----                              -----------
  Morgan Stanley & Co. Incorporated.........................
                                                              -----------
          Total.............................................
                                                              ===========



     Morgan Stanley, as sole underwriter, is offering the shares of our Class A common stock subject to its acceptance of the shares and subject to prior sale. The underwriting agreement provides that the obligations of Morgan Stanley, as sole underwriter, to pay for and accept delivery of these shares of our Class A common stock are subject to the approval of legal matters by the underwriter's counsel and to some other conditions. Morgan Stanley, as sole underwriter, is obligated to take and pay for all of these shares of our Class A common stock, if any such shares are taken. However, Morgan Stanley is not required to take and pay for the shares covered by the over-allotment option described below.



     Morgan Stanley initially proposes to offer part of the shares of our Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to a limited number of
dealers at a price that represents a concession not in excess of $          a
share under the public offering price. After the initial offering of the shares of our Class A common stock, the offering price and other selling terms may from time to time be varied by Morgan Stanley.


THE EXCHANGE


     Morgan Stanley & Co. Incorporated, our lead underwriter, in its capacity as the selling stockholder, plans to acquire an aggregate of 147,650,000 shares of our Class A common stock from Lucent in a private placement at a price it expects to be the initial public offering price per share of our Class A common stock minus the underwriting discounts and commissions set forth on the front cover of this prospectus prior to the closing of this offering in exchange for debt obligations of Lucent held by it at the time of the exchange. Those Lucent debt obligations may include debt obligations currently held by Morgan Stanley or debt obligations purchased by Morgan Stanley from third party holders in market purchases or in a tender offer or from Lucent. Morgan Stanley is acquiring Lucent commercial paper directly from Lucent and may acquire Lucent commercial paper through open-market purchases. The commercial paper is being acquired at market prices, whether directly from Lucent or in open market purchases. Morgan Stanley is purchasing Lucent debt obligations for its own account as principal. Lucent is not a party to Morgan Stanley's purchases from third party holders.



     There will be no binding agreement between Lucent and Morgan Stanley relating to the exchange at the time the initial public offering price of the shares offered by this prospectus is determined. Neither Lucent nor Morgan Stanley has an obligation to participate in the exchange. If the exchange occurs, Morgan Stanley intends to enter into the underwriting agreement described above under "-- Shares of Class A Common Stock Being Offered by Morgan Stanley as Selling Stockholder". If the exchange occurs but Morgan Stanley is unable to sell in this offering all of the Class A common stock it receives, Lucent will cause Agere to grant registration rights to Morgan Stanley. If the exchange does not occur, no shares of our common stock will be sold by Morgan Stanley. In that event, only the 222,660,000 shares of our Class A common stock being offered by us, or 256,059,000 shares of our Class A common stock if the underwriters' over-allotment option is exercised in full, will be sold in this offering. If Morgan Stanley acquires less than 147,650,000 shares in the exchange, the number of shares of our Class A common stock being offered by Morgan Stanley will be reduced by the amount not acquired. Regardless of whether the exchange does or does not occur, Morgan Stanley will pay its own expenses and discounts.


OVER-ALLOTMENT OPTION


     We have granted, and our lead underwriter, in its capacity as the selling stockholder, will grant if the exchange occurs, an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 55,546,500 additional shares of our Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. If the exchange occurs and the selling stockholder holds sufficient Lucent debt obligations to purchase the additional 55,546,500 shares from Lucent, Morgan Stanley & Co. Incorporated may acquire the over-allotment shares by exchanging additional Lucent debt obligations with Lucent. If the exchange occurs and the selling stockholder does not hold sufficient Lucent debt obligations to acquire all the additional 55,546,500 shares from Lucent, the underwriters may purchase from us the remainder of shares necessary to satisfy the over-allotment option. If the selling stockholder does not hold any additional Lucent debt obligations and the underwriters exercise the over-allotment option in full, we would receive additional proceeds of approximately $940 million. If the exchange does not occur, the number of shares subject to the over-allotment option will be 33,399,000 shares and the underwriters will purchase any shares with respect to which they exercise their over-allotment option from us. If the exchange does not occur and the underwriters exercise the over-allotment option in full, we would receive additional proceeds of approximately $565 million. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our Class A common stock offered by this prospectus. To the extent this option is exercised from us, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares of our Class A common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of our Class A common stock listed next to the names of all underwriters in the preceding table. If the exchange takes place and the over-allotment option is exercised in full, the
total price to the public would be $          and the total underwriting
discounts and commissions would be $          . If the exchange does not take
place and the over-allotment option is exercised in full, the total price to the
public would be $          and the total underwriting discounts and commissions
would be $          .


     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us, assuming the exchange discussed above does not take place. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.



                                                     PER SHARE                         TOTAL
                                            ----------------------------    ----------------------------
                                            NO EXERCISE    FULL EXERCISE    NO EXERCISE    FULL EXERCISE
                                            -----------    -------------    -----------    -------------
Underwriting discounts and commissions to
  be paid by us...........................     $               $            $               $



     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and Morgan Stanley as selling stockholder, assuming the occurrence of the exchange discussed above. For the amounts provided as to the full exercise of the over-allotment option, the table assumes the exercise of the entire over-allotment option from Morgan Stanley, as selling stockholder. To the extent the over-allotment option is exercised to purchase shares from us, the underwriting discounts and commissions to be paid by us would increase and the underwriting discounts and commissions to be paid by Morgan Stanley, as selling stockholder, would decrease, proportionately.



                                                     PER SHARE                         TOTAL
        UNDERWRITING DISCOUNTS AND          ----------------------------    ----------------------------
        COMMISSIONS TO BE PAID BY           NO EXERCISE    FULL EXERCISE    NO EXERCISE    FULL EXERCISE
        --------------------------          -----------    -------------    -----------    -------------
Us........................................     $               $            $               $
Morgan Stanley, as selling stockholder....     $               $            $               $


     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our Class A common stock offered by them.

     We will apply to have our Class A common stock approved for listing on the New York Stock Exchange under the trading symbol "AGR."

     Each of us, Lucent and our executive officers and directors has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 180 days after the date of this prospectus:


      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A or Class B common stock or any securities convertible into or exercisable or exchangeable for our Class A or Class B common stock; or


      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A or Class B common stock;

whether any transaction described above is to be settled by delivery of our Class A or Class B common stock or such other securities, in cash or otherwise.

     The restrictions described in the previous paragraph do not apply to:

      -- the sale of the shares of our Class A common stock to the underwriters;

      -- the issuance by us of shares of common stock upon the exercise of those securities outstanding upon completion of this offering of which the underwriters have been advised in writing, including under our benefits plans;

      -- the granting of stock options, restricted stock or restricted stock units that do not vest prior to 180 days after the date of this prospectus or the sale of stock pursuant to our employee benefit plans;

      -- transactions by any person other than us relating to shares of common stock or other securities acquired in open market or other transactions after the completion of this offering;

      -- the issuances by us of shares of common stock in connection with any acquisition of or merger with another company or the acquisition of assets, provided that each recipient of common stock agrees that these shares shall remain subject to lock-up restrictions;

      --   the distribution; or

      -- some other transfers and dispositions, provided that the recipient remains subject to the lock-up restrictions for the remainder of the period for which we are bound.

     In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to cover any over-allotments or to stabilize the price of our Class A common stock, the underwriters may bid for, and purchase, shares of our Class A common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our Class A common stock in this offering, if the syndicate repurchases our previously distributed Class A common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our Class A common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.


     It is anticipated that Morgan Stanley Dean Witter Online, Inc., or MSDW Online, an affiliate of Morgan Stanley and Co. Incorporated, may be a member of the syndicate and engage in electronic offers, sales and distribution of the shares being offered.


     MSDW Online uses the following procedures in electronic distribution of securities. MSDW Online delivers the preliminary prospectus and any amendments by posting electronic versions of such documents on its website. Such documents are delivered only to those customers who have agreed to accept Internet delivery of the prospectus and any amendments to the prospectus as indicated on both the customer's Qualification Questionnaire and the customer's General Expression of Interest Form. In addition to delivery through its website, MSDW Online delivers a final paper copy of the prospectus to each purchaser by mail.

     The electronic version of the prospectus is identical to the electronic version of the prospectus that the Company files via EDGAR, except that the format matches that of the paper prospectus. There are no links leading from the electronic version of the prospectus posted on the MSDW Online website to other websites.

     MSDW Online follows the following procedures for opening all accounts and transacting trades in securities regardless of the type of transaction that a customer is interested in executing.

      -- Each potential customer must complete an account application and open the account with at least $2,000 cash or with securities with a fair market value of at least $2,000.

      -- Once the account is opened, the customers may transact their trades over the Internet, through a touch-tone phone or over the phone through a registered representative.

      -- Customers may make their trades only with cash balances in their account or on margin.

     MSDW Online follows specific procedures to allow customers to place an indication of interest in a public offering. It requires its customers to have funds in their account (unless securities are permissible to be purchased on margin) on the trade date for any security transaction. Any customer who expresses an interest in an offering is required to complete a Qualification Questionnaire and a General Indication of Interest on a deal by deal basis. In addition, each qualified MSDW Online customer must reconfirm his or her interest in the offering after final pricing and effectiveness of the registration statement or he or she will not be eligible to receive shares in the offering.

     From time to time, some of the underwriters have provided, and may continue to provide, investment banking services to us and to Lucent for which they have received, and are expected in the future to receive, customary fees and commissions. Morgan Stanley & Co. Incorporated has advised Lucent on its reorganization of its business, including our spin-off from Lucent and the spin-off of Avaya Inc.

     The underwriters have agreed to reimburse Lucent for some of its expenses incurred in connection with the offering.

     We, the selling stockholder and the underwriters have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between Lucent, us and the representatives. Among the factors considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, operating income and other financial and operating information in recent periods, and the price-operating income ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

     The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

     Because the selling stockholder, Morgan Stanley & Co. Incorporated, is one of the underwriters and will receive approximately $2.5 billion of the proceeds of this offering, that underwriter may be deemed to have a "conflict of interest" under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. In accordance with this rule, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards.
In accordance with this requirement,   has assumed the responsibilities of
acting as a qualified independent underwriter and will recommend a price in
compliance with the requirements of Rule 2720.   , in its role as qualified
independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration
statement of which this prospectus is a part.           will receive no
compensation for acting in this capacity; however, we have agreed to indemnify for acting as a qualified independent underwriter against specified liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of our Class A common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The combined financial statements of Agere Systems Inc. and its subsidiaries as of September 30, 1999 and 2000 and for each of the three years in the period ended September 30, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Ortel Corporation and its subsidiaries as of April 30, 1999 and 1998 and for each of the three years in the period ended April 30, 1999 included in this prospectus have been so included in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits to the registration statement filed by us with the Securities and Exchange Commission may be inspected at the public reference facilities of the Securities and Exchange Commission listed below.

     As a result of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its principal offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Copies of such information may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     We intend to furnish holders of our Class A common stock with annual reports containing combined financial statements audited by independent accountants, beginning with the fiscal year ending September 30, 2001. We also intend to furnish other reports as we may determine or as required by law.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
AGERE SYSTEMS INC.
Combined Financial Statements:
Report of Independent Accountants...........................  F-2
Combined Statements of Operations for the years ended
  September 30, 1998, 1999 and 2000 and the three months
  ended December 31, 1999 and 2000 (unaudited)..............  F-3
Combined Balance Sheets as of September 30, 1999 and 2000
  and December 31, 2000 (unaudited).........................  F-4
Combined Statements of Changes in Invested Equity and Total
  Comprehensive Income (Loss) for the years ended September
  30, 1998, 1999 and 2000 and the three months ended
  December 31, 1999 and 2000 (unaudited)....................  F-5
Combined Statements of Cash Flows for the years ended
  September 30, 1998, 1999 and 2000 and the three months
  ended December 31, 1999 and 2000 (unaudited)..............  F-6
Notes to Combined Financial Statements......................  F-7

ORTEL CORPORATION
Consolidated Financial Statements:
Independent Auditors' Report................................  F-34
Consolidated Balance Sheets as of April 30, 1999 and 1998...  F-35
Consolidated Statements of Operations for the years ended
  April 30, 1999, 1998 and 1997.............................  F-36
Consolidated Statements of Stockholders' Equity and
  Comprehensive Income for the years ended April 30, 1999,
  1998 and 1997.............................................  F-37
Consolidated Statements of Cash Flows for the years ended
  April 30, 1999, 1998 and 1997.............................  F-38
Notes to Consolidated Financial Statements..................  F-39

Interim Financial Statements:
Condensed Consolidated Balance Sheets as of January 30, 2000
  and April 30, 1999........................................  F-56
Condensed Consolidated Statements of Operations for the
  three months ended January 30, 2000 and January 31, 1999
  and the nine months ended January 30, 2000 and January 31,
  1999......................................................  F-57
Condensed Consolidated Statements of Cash Flows for the nine months ended January 30, 2000 and January 31, 1999........  F-58
Notes to Condensed Consolidated Financial Statements........  F-60

AGERE SYSTEMS INC. FINANCIAL STATEMENT SCHEDULE:
  Schedule II--Valuation and Qualifying Accounts for the
     years ended September 30, 1998, 1999 and 2000..........  S-1

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of Agere Systems Inc.:

     In our opinion, the combined financial statements listed in the accompanying index present fairly, in all material respects, the combined financial position of Agere Systems Inc. and its subsidiaries, at September 30, 1999 and 2000, and the combined results of their operations and their combined cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

     The Company is comprised of businesses which are integrated with the businesses of Lucent Technologies Inc. ("Lucent"); consequently, as indicated in
Note 1, these financial statements have been derived from the consolidated financial statements and accounting records of Lucent, and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Company relies on Lucent and its other businesses for administrative, management, research and other services. Accordingly, these combined financial statements do not necessarily reflect the financial position, results of operations, and cash flows of the Company had it been a stand-alone Company.

     As discussed in Note 2 to the combined financial statements, effective October 1, 1999, the Company changed its accounting method for computer software developed or obtained for internal use. Also, as discussed in Note 8, effective October 1, 1998, the Company changed its method for calculating annual pension and postretirement benefit costs.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey

December 8, 2000, except for the second


paragraph of Note 1 as to


which the date is February 1, 2001.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)



                                                                                THREE MONTHS
                                                         YEAR ENDED                 ENDED
                                                       SEPTEMBER 30,            DECEMBER 31,
                                                 --------------------------    ---------------
                                                  1998      1999      2000     1999      2000
                                                 ------    ------    ------    -----    ------
                                                                                 (UNAUDITED)
REVENUE (includes $692, $955 and $1,002 for the
  years ended September 30, 1998, 1999 and
  2000, respectively, and $217 and $231
  (unaudited) for the three months ended
  December 31, 1999 and 2000, respectively,
  from Lucent Technologies Inc.)...............  $3,101    $3,714    $4,708    $ 966    $1,362
COSTS..........................................   1,592     1,949     2,555      502       788
                                                 ------    ------    ------    -----    ------
GROSS PROFIT...................................   1,509     1,765     2,153      464       574
                                                 ------    ------    ------    -----    ------
OPERATING EXPENSES
  Selling, general and administrative..........     525       573       535      110       162
  Research and development.....................     466       683       827      173       276
  Purchased in-process research and
     development...............................      48        17       446       --        --
  Amortization of goodwill and other acquired
     intangibles...............................       3        13       189        5       111
                                                 ------    ------    ------    -----    ------
          TOTAL OPERATING EXPENSES.............   1,042     1,286     1,997      288       549
                                                 ------    ------    ------    -----    ------
OPERATING INCOME...............................     467       479       156      176        25
Other income (expense)--net....................      67        36        33       (4)       21
Interest expense...............................      21        38        58       14        24
                                                 ------    ------    ------    -----    ------
Income before provision for income taxes.......     513       477       131      158        22
Provision for income taxes.....................     210       158       207       64        22
                                                 ------    ------    ------    -----    ------
Income (loss) before cumulative effect of
  accounting change............................     303       319       (76)      94        --
Cumulative effect of accounting change (net of
  provision (benefit) for income taxes of $21
  for the year ended September 30, 1999 and
  $(2) (unaudited) for the three months ended
  December 31, 2000)...........................      --        32        --       --        (4)
                                                 ------    ------    ------    -----    ------
NET INCOME (LOSS)..............................  $  303    $  351    $  (76)   $  94    $   (4)
                                                 ======    ======    ======    =====    ======
Basic and diluted earnings (loss) per share
  (000's)......................................  $  303    $  351    $  (76)   $  94    $   (4)
                                                 ======    ======    ======    =====    ======
Average shares outstanding--basic and
  diluted......................................   1,000     1,000     1,000    1,000     1,000
                                                 ======    ======    ======    =====    ======


                  See Notes to Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)


                                                              SEPTEMBER 30,      DECEMBER 31,
                                                             ----------------    ------------
                                                              1999      2000         2000
                                                             ------    ------    ------------
                                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS
  Trade receivables, less allowances of $11 and $17 at
     September 30, 1999 and 2000, respectively, and $16
     (unaudited) at December 31, 2000......................  $  446    $  699       $  695
  Receivables due from Lucent Technologies Inc.............     115       122           84
  Inventories..............................................     291       380          496
  Deferred income taxes--net...............................      85        69           68
  Prepaid expense..........................................      64        68           77
  Other current assets.....................................      38        66           52
                                                             ------    ------       ------
          TOTAL CURRENT ASSETS.............................   1,039     1,404        1,472
Property, plant and equipment--net.........................   1,716     1,883        1,989
Goodwill and other acquired intangibles--net of accumulated
  amortization of $21 and $210 at September 30, 1999 and
  2000, respectively, and $321 (unaudited) at December 31,
  2000.....................................................      79     3,491        3,388
Deferred income taxes--net.................................      38        55           41
Other assets...............................................     148       234          256
                                                             ------    ------       ------
          TOTAL ASSETS.....................................  $3,020    $7,067       $7,146
                                                             ======    ======       ======
LIABILITIES AND INVESTED EQUITY
CURRENT LIABILITIES
  Accounts payable.........................................  $  220    $  267       $  327
  Payroll and benefit related liabilities..................     223       193          135
  Capitalized lease obligation.............................      14        14           14
  Income taxes payable.....................................     175       289          312
  Other current liabilities................................     188       213          190
                                                             ------    ------       ------
          TOTAL CURRENT LIABILITIES........................     820       976          978
Post-employment benefit liabilities........................     129        95           93
Capitalized lease obligation...............................      64        46           46
Deferred income taxes--net.................................      --       103           91
Other liabilities..........................................      45        66           46
                                                             ------    ------       ------
          TOTAL LIABILITIES................................   1,058     1,286        1,254
                                                             ------    ------       ------
Commitments and contingencies
INVESTED EQUITY
Owner's net investment.....................................   1,979     5,833        5,925
Accumulated other comprehensive loss.......................     (17)      (52)         (33)
                                                             ------    ------       ------
          TOTAL INVESTED EQUITY............................   1,962     5,781        5,892
                                                             ------    ------       ------
          TOTAL LIABILITIES AND INVESTED EQUITY............  $3,020    $7,067       $7,146
                                                             ======    ======       ======


                  See Notes to Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

             COMBINED STATEMENTS OF CHANGES IN INVESTED EQUITY AND
                       TOTAL COMPREHENSIVE INCOME (LOSS)
                             (DOLLARS IN MILLIONS)


                                                                                   THREE MONTHS
                                                            YEAR ENDED                 ENDED
                                                           SEPTEMBER 30,           DECEMBER 31,
                                                     -------------------------   -----------------
                                                      1998     1999      2000     1999      2000
                                                     ------   -------   ------   -------   -------
                                                                                    (UNAUDITED)
OWNER'S NET INVESTMENT
Beginning balance..................................  $1,349   $ 1,659   $1,979   $ 1,979   $ 5,833
Net income (loss)..................................     303       351      (76)       94        (4)
Transfers to Lucent Technologies Inc. .............  (3,026)   (3,777)  (4,492)   (1,087)   (1,405)
Transfers from Lucent Technologies Inc. ...........   3,033     3,746    8,422     1,204     1,501
                                                     ------   -------   ------   -------   -------
Ending balance.....................................  $1,659   $ 1,979   $5,833   $ 2,190   $ 5,925
                                                     ------   -------   ------   -------   -------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Beginning balance..................................  $   (8)  $   (16)  $  (17)  $   (17)  $   (52)
Foreign currency translations......................      12         1      (35)       (8)       19
Unrealized holding losses net of taxes of $14 in
  1998 and $1 in 1999..............................     (20)       (2)      --        --        --
                                                     ------   -------   ------   -------   -------
Ending balance.....................................     (16)      (17)     (52)      (25)      (33)
                                                     ------   -------   ------   -------   -------
          TOTAL INVESTED EQUITY....................  $1,643   $ 1,962   $5,781   $ 2,165   $ 5,892
                                                     ======   =======   ======   =======   =======
TOTAL COMPREHENSIVE INCOME (LOSS)
Net income (loss)..................................  $  303   $   351   $  (76)  $    94   $    (4)
Other comprehensive income (loss)..................      (8)       (1)     (35)       (8)       19
                                                     ------   -------   ------   -------   -------
          TOTAL COMPREHENSIVE INCOME (LOSS)........  $  295   $   350   $ (111)  $    86   $    15
                                                     ======   =======   ======   =======   =======


                  See Notes to Combined Financial Statements.

                      AGERE SYSTEMS INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)


                                                                               THREE MONTHS
                                                         YEAR ENDED               ENDED
                                                        SEPTEMBER 30,          DECEMBER 31,
                                                   -----------------------    --------------
                                                   1998     1999     2000     1999     2000
                                                   -----    -----    -----    -----    -----
                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)................................  $ 303    $ 351    $ (76)   $  94    $  (4)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities, net of
  effects of acquisitions of businesses:
  Cumulative effect of accounting change.........     --      (32)      --       --        4
  Depreciation and amortization..................    320      398      666      114      216
  Provision for uncollectibles...................     --        3        6       --       --
  Deferred income taxes..........................    (18)     (14)      (2)       4       (6)
  Purchased in-process research and
     development.................................     48       17      446       --       --
  Equity (earnings) loss from investments........     22       20       (4)       4      (20)
  Gain on sales of investments...................    (53)     (32)     (18)      --       --
(Increase) decrease in receivables...............   (122)      25     (237)      81       42
Increase in inventories..........................    (14)     (26)     (66)     (36)    (116)
Increase (decrease) in accounts payable..........     (7)      70       37      (52)      60
Changes in other operating assets and
  liabilities....................................     33      (93)      11     (140)     (79)
Other adjustments for non-cash items--net........     12        3       (1)      (1)       5
                                                   -----    -----    -----    -----    -----
NET CASH PROVIDED BY OPERATING ACTIVITIES........    524      690      762       68      102
                                                   -----    -----    -----    -----    -----
INVESTING ACTIVITIES
Capital expenditures.............................   (454)    (656)    (672)    (172)    (201)
Purchases of investments.........................    (64)     (48)     (65)     (15)      --
Sales of investments.............................     40       36       18       --       --
Acquisitions of businesses--net of cash
  acquired.......................................    (64)     (92)    (104)      --       --
Other investing activities--net..................      1        7       (6)       4        4
                                                   -----    -----    -----    -----    -----
NET CASH USED IN INVESTING ACTIVITIES............   (541)    (753)    (829)    (183)    (197)
                                                   -----    -----    -----    -----    -----
FINANCING ACTIVITIES
Transfers from Lucent Technologies Inc. .........     17       68       85      116       95
Principal payments of capital lease obligation...     --       (5)     (18)      (1)      --
                                                   -----    -----    -----    -----    -----
NET CASH PROVIDED BY FINANCING ACTIVITIES........     17       63       67      115       95
                                                   -----    -----    -----    -----    -----
Net change in cash...............................  $  --    $  --    $  --    $  --    $  --
                                                   =====    =====    =====    =====    =====


                  See Notes to Combined Financial Statements.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

1. BACKGROUND AND BASIS OF PRESENTATION

     BACKGROUND


     Agere Systems Inc. (the "Company") is currently a wholly owned subsidiary of Lucent Technologies Inc. ("Lucent"). On July 20, 2000, Lucent announced its intention to spin off its optoelectronic components and integrated circuits businesses (collectively, the "Company's Businesses") into a separate company. The Company anticipates making an initial public offering (the "Offering") in the quarter ending March 31, 2001. Lucent also has announced that it intends to spin off the remaining shares in a tax free distribution by September 30, 2001 (the "Distribution"). The Distribution is subject to certain conditions, including receipt of a favorable tax ruling, and may not occur by the contemplated time or at all. On the date of the Distribution, Lucent will distribute all of the shares of the Company's common stock that it then owns to Lucent's stockholders.



     On August 1, 2000, the Company was incorporated in Delaware as a wholly owned subsidiary of Lucent. On this date, 1,000 shares of the Company's common stock, par value $0.01 per share, were issued, authorized and outstanding. Effective February 1, 2001, Lucent transferred to the Company substantially all of the assets and liabilities of the Company's Businesses (the "Separation") except for pension and post-retirement plan assets and liabilities which will be transferred at the Distribution. As a result of the Separation, the financial statements have been retroactively adjusted to include earnings per share computed as if the Company's shares were outstanding for all periods presented.



     Prior to the completion of the Offering, the Company expects to amend its certificate of incorporation to authorize shares of Class A and Class B common stock and to reclassify all outstanding shares of common stock into shares of Class B common stock. The ownership rights of Class A and Class B common stockholders are expected to be the same except that each share of Class B common stock will have four votes for the election and removal of directors while each share of Class A common stock will have one vote for such matters.


     The Company expects to adopt a rights agreement prior to the completion of the Offering. The delivery of a share of the Company's common stock in connection with the Offering also will constitute the delivery of a preferred stock purchase right associated with such share. These rights may have anti-takeover effects in that the existence of the rights may deter a potential acquiror from making a takeover proposal or a tender offer.

     BASIS OF PRESENTATION

     The combined financial statements have been derived from the consolidated financial statements and accounting records of Lucent using the historical results of operations and historical basis of assets and liabilities of the Company's Businesses. Management believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising the Company, Lucent's net investment in the Company is shown in lieu of stockholders' equity in the combined financial statements.

     The combined financial statements include allocations of certain Lucent expenses, assets and liabilities, including the items described below.

     GENERAL CORPORATE EXPENSES

     Lucent allocates general corporate expenses for each fiscal year based on revenue for that fiscal year. These allocations are reflected in the selling, general and administrative, costs and research and development line items in the combined statements of operations. The general corporate expenses allocation is primarily for

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


cash management, legal, accounting, tax, insurance, public relations, advertising, human resources and data services and amounted to $185, $194 and $178 for fiscal 1998, 1999 and 2000, respectively, and $38 and $45 for the three months ended December 31, 1999 and 2000 (unaudited), respectively. Management believes the costs of these services charged to the Company are a reasonable representation of the costs that would have been incurred if the Company had performed these functions as a stand-alone company. Following the Separation, the Company will perform these functions using its own resources or through purchased services.


     BASIC RESEARCH


     Research and development expenses in the combined statements of operations include an allocation from Lucent to fund a portion of the costs of basic research conducted by Lucent's Bell Laboratories. This allocation was based on the number of individuals conducting basic research who will be transferred from Lucent's Bell Laboratories to the Company as part of the Separation. This allocation amounted to $60, $64, and $66 for fiscal 1998, 1999 and 2000, respectively, and $17 for both the three months ended December 31, 1999 and 2000 (unaudited). Management believes the costs of this research charged to the Company are a reasonable representation of the costs that would have been incurred if the Company had performed this research as a stand-alone company. Following the Separation, the Company will satisfy its basic research requirements using its own resources or through purchased services.


     INTEREST EXPENSE


     Historically, Lucent has provided financing to the Company and incurred debt at the parent level. The combined balance sheets do not include debt other than a capitalized lease obligation. The combined statements of operations, however, include an allocation of interest expense totaling $21, $38 and $52 for fiscal 1998, 1999 and 2000, respectively, and $12 and $23 for the three months ended December 31, 1999 and 2000 (unaudited), respectively. This allocation was based on the ratio of the Company's net assets, excluding debt, to Lucent's total net assets, excluding debt. The Company's interest expense as a stand-alone company may be higher or lower than those reflected in the combined statements of operations. Interest expense also includes interest expense related to the Company's lease obligation.


     PENSION AND POSTRETIREMENT COSTS


     At the Distribution, the Company will become responsible for pension and postretirement benefits for the United States ("U.S.") active employees of the Company. Obligations related to retired and terminated vested U.S. employees as of the Offering will remain the responsibility of Lucent. Until the Distribution, the Company's U.S. employees will be participants in most of Lucent's employee benefit plans. At the Distribution, the Company will become responsible for pension and postretirement benefits for the Company's U.S. employees who retire or terminate after the Offering, and Lucent will transfer to the Company the pension and postretirement assets related to those employees. Lucent has managed its U.S. employee benefit plans on a consolidated basis and separate Company information is not readily available. Therefore, the Company's share of the Lucent U.S. plans' assets and liabilities is not included in the combined balance sheets. The combined statements of operations include, however, an allocation of the costs of the U.S. employee benefit plans. These costs were allocated based on the Company's U.S. active employee population for each of the years presented. In relation to the Lucent plans, the Company recorded pension expense of $23, $38 and $27, for fiscal 1998, 1999 and 2000, respectively, and $7 and $2 for the three months ended December 31, 1999 and 2000 (unaudited), respectively, and postretirement benefit expense of $14, $17 and $15, for fiscal 1998, 1999 and 2000, respectively, and $4 and $3 for the three months ended December 31, 1999 and 2000 (unaudited), respectively. The Company is responsible for the pension and postretirement benefits of its non-U.S. employees. The assets and liabilities of the various country-specific plans for these employees are reflected in the combined financial statements and were not material for the periods presented.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     INCOME TAXES

     The Company's income taxes are calculated on a separate tax return basis. However, Lucent was managing its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone company.

     CASH AND RECEIVABLES


     Lucent uses a centralized approach to cash management and the financing of its operations. Cash deposits from the Company's Businesses are transferred to Lucent on a regular basis and are netted against the owner's net investment account. As a result, none of Lucent's cash, cash equivalents or debt have been allocated to the Company in the combined financial statements. The receivable from Lucent reflected in the combined balance sheets includes billed accounts receivable related to non-U.S. sales to Lucent. In order to provide a more meaningful presentation of the Company's financial position at each balance sheet date, the Company has also included an estimated amount of receivables related to U.S. sales to Lucent assuming that the receivables from Lucent for such sales reflect the same number of days sales outstanding as are reflected in the Company's third party receivables. At September 30, 1999 and 2000, and December 31, 2000 (unaudited), such amounts included in receivables due from Lucent Technologies Inc. were $90, $90 and $58, respectively. These receivables due will be settled as of the Separation. Changes in invested equity represent any funding required from Lucent for working capital, acquisition or capital expenditure requirements after giving effect to the Company's transfers to or from Lucent of its cash flows.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF COMBINATION

     The combined financial statements include certain majority owned subsidiaries and assets and liabilities of the Company's Businesses, not currently owned by the Company that will be transferred from Lucent. Investments in which the Company exercises significant influence, but which it does not control are accounted for under the equity method of accounting. Investments in which the Company does not exercise significant influence are recorded at cost. All material intercompany transactions and balances between and among the Company's Businesses have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. These estimates include an allocation of costs by Lucent, assessing the collectability of accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, employee benefits and useful lives for amortization periods of tangible and intangible assets, among others. The markets for the Company's products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price erosion, all of which could impact the future realizability of the Company's assets. Actual results could differ from those estimates.

  FOREIGN CURRENCY TRANSLATION

     Balance sheet accounts of the Company's foreign operations for which the local currency is the functional currency are translated into U.S. dollars at period-end exchange rates, while income and expenses are translated at average exchange rates during the period. Translation gains or losses related to net assets of such

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

operations are shown as a component of accumulated other comprehensive income
(loss) in invested equity. Gains and losses resulting from foreign currency transactions which are transactions denominated in a currency other than the entity's functional currency, are included in the combined statements of operations.

  REVENUE RECOGNITION

     Revenue is derived from sales of products in the optoelectronic and integrated circuits segments and from intellectual property licensing. Revenue is recognized when contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. Indirect sales to distribution partners are recognized at the time of shipment if all obligations have been satisfied. The Company's distributor arrangements generally provide for limited product returns and price protection. A provision for estimated sales returns and other allowances is recognized as a reduction of revenue at the time of revenue recognition based upon historical experience. The Company has not historically entered into long-term contracts or service agreements. Revenue from intellectual property licensing revenue is recognized over the license term. Estimated sales allowances are provided as a reduction of revenue at the time of revenue recognition.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to expense as incurred.

  INVENTORIES

     Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation and amortization is determined using a combination of either accelerated or straight-line methods over the estimated useful lives of the various asset classes.

     Estimated useful lives range from three to five years for machinery, electronic and other equipment, and up to forty years for buildings. Major renewals and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the combined balance sheets and any gain or loss is reflected in the combined statements of operations.

  INTERNAL USE SOFTWARE

     The Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" on October 1, 1999. Certain costs of computer software developed or obtained for internal use, that were previously expensed as incurred, are capitalized and amortized on a straight-line basis over three years. Costs for general and administrative, overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred. The impact of adopting SOP 98-1 was a reduction of costs and operating expenses of $28 for fiscal 2000.


  GOODWILL AND OTHER ACQUIRED INTANGIBLES


     Goodwill and other acquired intangibles are amortized on a straight-line basis over the periods benefited, principally in the range of 4 to 9 years. Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


  IMPAIRMENT OF LONG-LIVED ASSETS


     Long-lived assets are reviewed for impairment whenever events such as product discontinuance, plant closures, product dispositions, technological obsolescence or other changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the Company compares the carrying amount of the assets to undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows.

  FINANCIAL INSTRUMENTS

     The Company uses various financial instruments, including foreign currency exchange forward contracts, to manage and reduce risk to the Company by generating cash flows which offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. The Company's derivative financial instruments are for purposes other than trading. The Company's non-derivative financial instruments include letters of credit.


  AVAILABLE-FOR-SALE SECURITIES


     Investments in marketable securities that are available for sale are recorded at fair value with unrealized gains and losses included as a separate component of comprehensive income.

  INCOME TAXES

     Historically, certain of the Company's operations have been included in Lucent's consolidated income tax returns. Income tax expense in the Company's combined statements of operations has been calculated on a separate tax return basis. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.


  EARNINGS (LOSS) PER SHARE



     Basic earnings (loss) per common share for all periods is calculated by dividing net income (loss) by the shares issued to Lucent on August 1, 2000.


  OTHER COMPREHENSIVE INCOME (LOSS)

     Total comprehensive income (loss) includes, in addition to net income
(loss), unrealized gains and losses excluded from the combined statements of operations that are recorded directly into a separate section of invested equity on the combined balance sheets. These unrealized gains and losses are referred to as other comprehensive income (loss). The Company's accumulated other comprehensive income (loss) shown on the combined balance sheets consists primarily of foreign currency translation adjustments which are not adjusted for income taxes because they relate to indefinite investments in non-U.S. subsidiaries.


  INTERIM FINANCIAL INFORMATION (UNAUDITED)



     The condensed financial information as of December 31, 2000 and for the three months ended December 31, 1999 and 2000 is unaudited, but includes all adjustments, consisting only of normal and recurring accruals, that management considers necessary for a fair presentation of its combined results of operations, financial position and cash flows. Results for the three months ended December 31, 2000 are not necessarily indicative of results to be expected for the full fiscal year 2001 or any other future period.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

3. ACQUISITIONS

     The following table presents information about certain acquisitions in fiscal 1998, 1999, and 2000. All the acquisitions were accounted for under the purchase method of accounting, and the acquired technology valuation included existing technology, purchased in-process research and development ("IPRD") and other intangibles. IPRD charges were recorded in the quarter in which the transaction was completed. The combined financial statements include the results of operations and the estimated fair value of assets and liabilities assumed from the respective dates of acquisitions. The acquired entities are 100% owned.

                       ACQUISITION   PURCHASE               EXISTING       OTHER      PURCHASED
                          DATE        PRICE     GOODWILL   TECHNOLOGY   INTANGIBLES     IPRD
                       -----------   --------   --------   ----------   -----------   ---------
2000
Herrmann(1)..........     6/00         $432      $  384       $ 52          $16         $ 34
                               Lucent Common Stock & Options
Ortel(2).............     4/00        2,998       2,554        171           24          307
                               Lucent Common Stock & Options
Agere(3).............     4/00          377         303        n/a          n/a           94
                               Lucent Common Stock & Options
Assets of
VTC(4)...............     3/00          104          46         31            7           11
                                     Cash
1999
Enable(5)............     3/99         $ 51      $   34       $  8          n/a         $  9
                                     Cash
Sybarus(6)...........     2/99           41          33        n/a          n/a            8
                                     Cash
1998
Optimay(7)...........     4/98         $ 64      $    1       $ 18          n/a         $ 48
                                     Cash

                         AMORTIZATION PERIOD (IN YEARS)
                       -----------------------------------
                                   EXISTING       OTHER
                       GOODWILL   TECHNOLOGY   INTANGIBLES
                       --------   ----------   -----------
2000
Herrmann(1)..........     8            7             7
Ortel(2).............     9          7.5           4-9
Agere(3).............     7          n/a           n/a
Assets of
VTC(4)...............     7            5             7
1999
Enable(5)............     6            7           n/a
Sybarus(6)...........     4          n/a           n/a
1998
Optimay(7)...........     5            5           n/a

------------
(1) Herrmann Technology, Inc. was a developer and manufacturer of passive optical filters that can be used in conjunction with active optoelectronic components.

(2) Ortel Corporation was a developer and manufacturer of optoelectronic components used in fiber optic systems for cable television and data communications networks.

(3) Agere, Inc. was a developer of network processor integrated circuits.

(4) VTC Inc. was a supplier of integrated circuits to computer hard disk drive manufacturers.

(5) Enable Semiconductor, Inc. was a developer of integrated circuits for local area network equipment.

(6) Sybarus Technologies, ULC was a developer of integrated circuits for communications networks.

(7) Optimay Corporation was a developer of software used for mobile telephones.

     In connection with the acquisition of Herrmann, certain former stockholders of Herrmann are entitled to receive up to a total of 677,019 additional shares of Lucent common stock of which 150,000 shares is based on retention which is recorded as compensation expense over the two year period following the acquisition and 527,019 shares is based on the achievement of specified milestones which require the production of two products at improved manufacturing yields. If distributed, the portion based on milestones will be treated as additional goodwill.

     In connection with the acquisition of substantially all the assets of VTC, stockholders of VTC are entitled to receive additional cash consideration of up to $50 contingent on the delivery of product at specified

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

manufacturing yields and the transfer and qualification of process technology to the Company's manufacturing facilities. If distributed, the payment will be recorded as additional goodwill.

     Included in the purchase price for the above acquisitions was IPRD, which was a non-cash charge to earnings as this technology had not reached technological feasibility and had no future alternative use. The remaining purchase price was allocated to tangible assets and intangible assets, including goodwill and other acquired intangibles, less liabilities assumed.

     The value allocated to IPRD was determined utilizing an income approach that included an excess earnings analysis reflecting the appropriate cost of capital for the investment. Estimates of future cash flows related to the IPRD were made for each project based on Lucent's estimates of revenue, operating expenses and income taxes from the project. These estimates were consistent with historical pricing, gross margins and expense levels for similar products.

     Revenue was estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles and the estimated life of each product's underlying technology. Estimated operating expenses, income taxes, and charges for the use of contributory assets for each project were deducted from estimated revenue to determine estimated after-tax cash flows for each project. Estimated operating expenses include costs, selling, general and administrative expenses and research and development expenses. The research and development expenses include estimated costs to maintain the products once they have been introduced into the market and generate revenue and costs to complete the IPRD.

     The discount rates utilized to discount the projected cash flows for each project were based on consideration of Lucent's weighted average cost of capital, as well as other factors including the useful life of each project, the anticipated profitability of each project, the uncertainty of technology advances that were known at the time and the stage of completion of each project.

     Management is primarily responsible for estimating the fair value of the assets and liabilities acquired, and has conducted due diligence in determining the fair value. Management has made estimates and assumptions that affect the reported amounts of assets, liabilities and expenses resulting from such acquisitions. Actual results could differ from those amounts.

     The following unaudited pro forma statements of income data for fiscal 1999 and 2000 give effect to the acquisition of Ortel Corporation as if it occurred on October 1, 1998 and 1999, respectively.

                                                                YEAR ENDED
                                                              SEPTEMBER 30,
                                                             ----------------
                                                              1999      2000
                                                             ------    ------
Revenue....................................................  $3,783    $4,760
Income (loss) before cumulative effect of accounting
  change...................................................  $    7    $   48

     Pro forma adjustments to income (loss) before cumulative effect of accounting change include the impact of a full year of amortization of goodwill and other acquired intangibles but exclude the effect of IPRD of $307 for fiscal 2000. This is presented for information purposes only and is not necessarily indicative of the results of future operations or results that would have been achieved had this acquisition taken place at the beginning of each fiscal year presented.

4. RECENT PRONOUNCEMENTS


  SAB 101


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements and requires adoption no later than the

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

fourth quarter of fiscal 2001. The Company does not believe the impact of adoption of SAB 101 will be material to its combined financial position and results of operations.


5. ACCOUNTING CHANGE (UNAUDITED)



     Effective October 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), and its corresponding amendments under SFAS No. 138. SFAS 133 requires the Company to measure all derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the combined balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments and ineffective portions of hedges are recognized in earnings in the current period. The adoption of SFAS 133 as of October 1, 2000, resulted in a cumulative after-tax decrease in net income of $4 (net of a tax benefit of $2). The decrease in net income is primarily due to derivatives not designated as hedging instruments. For the three months ended December 31, 2000, the change in fair market value of derivative instruments was recorded in other income (expense) and was not material.



  FOREIGN CURRENCY RISK



     The Company conducts its business on a multinational basis in a variety of foreign currencies. To manage this risk, the Company enters into various foreign exchange forward option contracts to manage its exposure to changes in those foreign exchange rates. Alternatively, the Company may hedge foreign exchange risk in certain sales and purchase contracts by embedding terms in the contracts that affect the ultimate amount of cash flows under the contract. Principal currencies hedged are Euros, Singapore dollars, Japanese yen and Thai baht.



     The Company hedges foreign currency risk to preserve the economic cash flows of the Company in accordance with corporate risk management policies, but generally does not expect to designate related derivative instruments as hedges for cost/benefit reasons. Accordingly, the changes in fair value of these undesignated freestanding foreign currency derivative instruments are recorded in earnings in the period of change and are not material to the Company due to short maturities of these instruments.



6. SUPPLEMENTARY FINANCIAL INFORMATION


  INCOME STATEMENT INFORMATION

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                              1998    1999    2000
                                                              ----    ----    ----
INCLUDED IN COSTS AND OPERATING EXPENSES
Depreciation and amortization of property, plant and
  equipment.................................................  $317    $385    $477
OTHER INCOME--NET
Gain on foreign currency transactions.......................     7       9       6
Gain on sales of investments................................    53      32      18
Equity earnings (loss) from investments.....................   (22)    (20)      4
Other.......................................................    29      15       5
                                                              ----    ----    ----
Other income--net...........................................  $ 67    $ 36    $ 33
                                                              ====    ====    ====

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  BALANCE SHEET INFORMATION


                                                     SEPTEMBER 30,       DECEMBER 31,
                                                   ------------------    ------------
                                                    1999       2000          2000
                                                   -------    -------    ------------
                                                                         (UNAUDITED)
INVENTORIES
Completed goods..................................  $   147    $   119        $133
Work in process and raw materials................      144        261         363
                                                   -------    -------        ----
Inventories......................................  $   291    $   380        $496
                                                   =======    =======        ====
PROPERTY, PLANT AND EQUIPMENT--NET
Land and improvements............................  $    29    $    54
Buildings and improvements.......................      574        640
Machinery, electronic and other equipment........    3,355      3,746
                                                   -------    -------
          Total property, plant and equipment....    3,958      4,440
Less: accumulated depreciation and
  amortization...................................   (2,242)    (2,557)
                                                   -------    -------
Property, plant and equipment--net...............  $ 1,716    $ 1,883
                                                   =======    =======


  CASH FLOW INFORMATION

     Interest and income taxes historically have been paid by Lucent on behalf of the Company and do not necessarily reflect what the Company would have paid had it been a stand-alone company.

     Net transfers (to) from Lucent include the following non-cash transactions:
(1) a $3,807 increase in owner's net investment to reflect the Ortel, Herrmann and Agere, Inc. acquisitions that were made with Lucent common stock and options in the fiscal year ended September 30, 2000, and (2) a $32 decrease in owner's net investment for a change in accounting related to pension and benefit costs reflected in the fiscal year ended September 30, 1999.

     A capital lease obligation of the Company of $83 was entered into in the fiscal year ended September 30, 1999, for the lease of semiconductor manufacturing equipment.

     Acquisitions of Businesses

     Shown below is the impact on cash flows related to the acquisition of businesses for cash in the fiscal years presented.

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                              1998    1999    2000
                                                              ----    ----    ----
Fair value of assets acquired, net of cash acquired.........  $73     $99     $106
Less: fair value of liabilities assumed.....................    9       7        2
                                                              ---     ---     ----
Acquisitions of businesses, net of cash acquired............  $64     $92     $104
                                                              ===     ===     ====


7. TOTAL COMPREHENSIVE INCOME (LOSS)


     Total comprehensive income (loss), which is displayed in the combined statements of changes in invested equity and total comprehensive income (loss), represents net income (loss) plus the results of certain equity changes not reflected in the combined statements of operations.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The after-tax components of accumulated other comprehensive income (loss) are shown below.

                                      FOREIGN       UNREALIZED      TOTAL ACCUMULATED
                                     CURRENCY        HOLDING       OTHER COMPREHENSIVE
                                    TRANSLATION   GAINS (LOSSES)      INCOME (LOSS)
                                    -----------   --------------   -------------------
Beginning balance October 1,
  1997............................     $(30)           $ 22               $ (8)
Current-period change.............       12             (20)                (8)
                                       ----            ----               ----
Ending balance September 30,
  1998............................      (18)              2                (16)
Current-period change.............        1              (2)                (1)
                                       ----            ----               ----
Ending balance September 30,
  1999............................      (17)             --                (17)
Current-period change.............      (35)             --                (35)
                                       ----            ----               ----
Ending balance September 30,
  2000............................     $(52)           $ --               $(52)
                                       ====            ====               ====

     The foreign currency translation adjustments are not currently adjusted for income taxes because they relate to indefinite investments in non-US subsidiaries.


8. INCOME TAXES


     The following table presents the principal reasons for the difference between the effective tax rate and the U.S. federal statutory income tax rate.

                                                                   YEAR ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                              1998    1999    2000
                                                              ----    ----    -----
U.S. federal statutory income tax rate......................  35.0%   35.0%    35.0%
State and local income taxes, net of federal income tax
  effect....................................................  3.7     1.1       2.1
Non U.S. earnings taxed at different rates..................  (0.5)   (0.7)    (5.1)
Research credits............................................  (0.3)   (1.8)    (2.5)
Foreign sales corporation...................................  (1.1)   (1.6)    (1.4)
Other differences--net......................................  0.5     0.2      (0.3)
                                                              ----    ----    -----
Effective income tax rate excluding acquisition related
  costs(1)..................................................  37.3    32.2     27.8
Acquisition related costs(1)................................  3.6     0.9     130.2
                                                              ----    ----    -----
Effective income tax rate...................................  40.9%   33.1%   158.0%
                                                              ====    ====    =====

------------
(1) Includes non-tax deductible IPRD and amortization of goodwill.


     For the unaudited three months ended December 31, 1999 and 2000 the effective tax rates were 40.6% and 100%, respectively. Excluding the effects of acquisition related costs and, in the three months ended December 31, 2000, an international tax rate change, the effective tax rates for the three months ended December 31, 1999 and 2000 were 33.5% and 29.5%, respectively.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The following table presents the United States and foreign components of income before income taxes and the provision for income taxes.

                                                                   YEAR ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                              1998    1999    2000
                                                              ----    ----    -----
INCOME BEFORE INCOME TAXES
United States...............................................  $409    $332    $(221)
Non-U.S. ...................................................   104     145      352
                                                              ----    ----    -----
Income before income taxes..................................  $513    $477    $ 131
                                                              ====    ====    =====
PROVISION FOR INCOME TAXES
CURRENT
Federal.....................................................  $160    $ 86    $ 105
State and local.............................................    29       9       21
Non-U.S. ...................................................    39      77       83
                                                              ----    ----    -----
Sub-Total...................................................   228     172      209
                                                              ----    ----    -----
DEFERRED
Federal.....................................................  $(21)   $ 32    $   9
State and local.............................................     3      (2)       1
Non-U.S. ...................................................    --     (44)     (12)
                                                              ----    ----    -----
Sub-total...................................................   (18)    (14)      (2)
                                                              ----    ----    -----
Provision for income taxes..................................  $210    $158    $ 207
                                                              ====    ====    =====

     As of September 30, 2000, the Company had total federal and state and local, net operating loss carryforwards (tax-effected) of $9, which expire primarily after the year 2004.

     The components of deferred tax assets and liabilities at September 30, 1999 and 2000 are as follows:

                                                               YEAR ENDED
                                                              SEPTEMBER 30,
                                                              -------------
                                                              1999     2000
                                                              ----     ----
DEFERRED TAX ASSETS
Benefit obligations.........................................  $ 79     $ 66
Reserves and allowances.....................................    76       65
Net operating loss/credit carryforwards.....................     9        9
Valuation allowance.........................................    (2)      --
Other.......................................................     5        5
                                                              ----     ----
          Total deferred tax assets:........................  $167     $145
                                                              ====     ====
DEFERRED TAX LIABILITIES
Property, plant, and equipment..............................  $ 83     $ 87
Intangibles.................................................   (39)      37
                                                              ----     ----
          Total deferred tax liabilities:...................  $ 44     $124
                                                              ====     ====

     The Company has not provided for U.S. deferred income taxes or foreign withholding taxes on $517 of undistributed earnings of its non-U.S. subsidiaries as of September 30, 2000, because these earnings are

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

intended to be reinvested indefinitely. It is not practicable to determine the amount of applicable taxes that would be incurred if such earnings were repatriated.


9. BENEFIT OBLIGATIONS


  PENSION AND POSTRETIREMENT BENEFITS

     At the Distribution, the Company will become responsible for pension and postretirement benefits for the U.S. active employees of the Company. Obligations related to U.S. employees who retired or terminated employment prior to the Offering will remain the responsibility of Lucent. Until the Distribution, the Company's U.S. employees will be participants in most of Lucent's employee benefit plans. At the Distribution, the Company will become responsible for the pension and postretirement benefits for the Company's U.S. employees who retire or terminate on or after the Offering, and Lucent will transfer to the Company the pension and postretirement assets related to these employees. Lucent has managed its U.S. employee benefit plans on a consolidated basis and separate company information is not readily available. Therefore, the Company's share of the Lucent U.S. plans' assets and liabilities is not included in the Company's combined balance sheet. The combined statements of operations include an allocation of the costs of the U.S. employee benefit plans. These costs were allocated based on the Company's U.S. active employee population for each of the years presented. In connection with the Distribution, the Company will receive the assets and liabilities of various existing Lucent pension and other employee benefit plans related to the employees for whom the Company is assuming responsibility.

     Effective October 1, 1998, Lucent changed its method for calculating the market-related value of plan assets used in determining the expected return-on-plan-assets component of annual net pension and postretirement benefit costs. Under the previous accounting method, the calculation of the market-related value of plan assets included only interest and dividends immediately, while all other realized and unrealized gains and losses were amortized on a straight-line basis over a five-year period. The new method used to calculate market-related value includes recognizing immediately an amount based on Lucent's historical asset returns and amortizes the difference between that amount and the actual return on a straight-line basis over a five-year period. The new method is preferable under SFAS No. 87, "Employers' Accounting For Pensions," because it results in calculated plan asset values that are closer to current fair value, thereby lessening the accumulation of unrecognized gains and losses while still mitigating the effects of annual market value fluctuations.

     The cumulative effect of this accounting change for the Company related to periods prior to fiscal 1999 of $53 ($32 after-tax) is a one-time, non-cash credit to fiscal 1999 earnings. This accounting change also resulted in a reduction in benefit costs in fiscal 1999 that increased income by $10 ($6 after-tax) as compared with the previous accounting method. The pro forma estimated effect if the accounting change were applied retroactively, for fiscal 1998, would be an increase to pre-tax income of $10.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The following information summarizes activity in Lucent's pension and postretirement benefit plans.

                                                                            POST-RETIREMENT
                                                    PENSION BENEFITS            BENEFITS
                                                     SEPTEMBER 30,           SEPTEMBER 30,
                                                  --------------------    --------------------
                                                    1999        2000        1999        2000
                                                  --------    --------    --------    --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at October 1.................  $ 27,846    $ 27,401    $  9,193    $  8,604
Service cost....................................       509         478          80          67
Interest cost...................................     1,671       1,915         537         601
Actuarial (losses) gains........................    (2,182)        370        (240)         33
Amendments......................................     1,534          (1)       (359)         --
Benefits paid...................................    (1,977)     (2,294)       (607)       (651)
Benefit obligation assumed by Avaya Inc.........        --      (1,756)         --        (412)
                                                  --------    --------    --------    --------
Benefit obligation at September 30..............    27,401      26,113       8,604       8,242
                                                  --------    --------    --------    --------
CHANGE IN PLAN ASSETS
Fair value of plan assets at October 1..........    36,191      41,067       3,959       4,467
Actual return on plan assets....................     7,114       9,791         776         654
Lucent contributions............................        14          19          29           8
Benefits paid...................................    (1,977)     (2,294)       (607)       (651)
Assets transferred to Avaya Inc. ...............        --      (2,984)         --        (255)
Other (including transfer of assets from pension
  to postretirement plans)......................      (275)       (337)        310         334
                                                  --------    --------    --------    --------
Fair value of plan assets at September 30.......    41,067      45,262       4,467       4,557
                                                  --------    --------    --------    --------
FUNDED (UNFUNDED) STATUS OF PLAN................    13,666      19,149      (4,137)     (3,685)
Unrecognized prior service cost.................     2,583       2,086         121          49
Unrecognized transition asset...................      (645)       (322)         --          --
Unrecognized net gain...........................    (9,466)    (14,499)     (1,014)     (1,208)
                                                  --------    --------    --------    --------
NET AMOUNT RECOGNIZED...........................  $  6,138    $  6,414    $ (5,030)   $ (4,844)
                                                  ========    ========    ========    ========

                                                            PENSION           POSTRETIREMENT
                                                            BENEFITS             BENEFITS
                                                         SEPTEMBER 30,        SEPTEMBER 30,
                                                        ----------------    ------------------
                                                         1999      2000      1999       2000
                                                        ------    ------    -------    -------
Amounts recognized in the Lucent consolidated balance
  sheet consist of:
Prepaid pension costs.................................  $6,175    $6,440    $    --    $    --
Accrued benefit liability.............................     (63)      (37)    (5,030)    (4,844)
Intangible asset......................................       9         5         --         --
Accumulated other comprehensive income................      17         6         --         --
                                                        ------    ------    -------    -------
Net amount recognized.................................  $6,138    $6,414    $(5,030)   $(4,844)
                                                        ======    ======    =======    =======

     Pension plan assets include $287 and $102 of Lucent common stock at September 30, 1999 and 2000, respectively. Postretirement plan assets include $20 and $3 of Lucent common stock at September 30, 1999 and 2000, respectively.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     The asset and pension amounts transferred to Avaya Inc., the former enterprise networks group of Lucent, are subject to final adjustment. The final amounts to be transferred to Avaya Inc. are not expected to be materially different from the estimated amounts.

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                              1998    1999    2000
                                                              ----    ----    ----
PENSION AND POST-RETIREMENT BENEFITS
Discount rate...............................................  6.0%    7.25%   7.5%
Expected return on plan assets..............................  9.0%     9.0%   9.0%
Rate of compensation increase...............................  4.5%     4.5%   4.5%

     Lucent has several non-pension post-retirement benefit plans. For postretirement health care benefit plans, Lucent assumed a 7.6% annual health care cost trend rate for 2001 through 2004, after which the trend rate would decline to 3.9%. The assumed health care cost trend rate has a significant effect on the amounts reported. A one percentage-point change in the assumed Lucent health care cost trend rate would have the following effects:

                                                               1 PERCENTAGE POINT
                                                              --------------------
                                                              INCREASE    DECREASE
                                                              --------    --------
Effect on total of service and interest cost components.....    $ 26        $ 24
Effect on postretirement benefit obligation.................    $353        $329

  SAVINGS PLANS

     The majority of the Company's employees are eligible to participate in savings plans sponsored by Lucent. The plans allow employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines. Lucent matches a percentage of employee contributions up to certain limits. The Company's expense related to the Lucent savings plans was $24, $25, and $21 in fiscal 1998, 1999 and 2000, respectively. The Company expects to establish similar plans following the Distribution.


10. STOCK COMPENSATION PLANS


     During fiscal 1999, 2000 and in prior years, certain employees of the Company were granted stock options and other equity-based awards under Lucent's stock-based compensation plans. During fiscal 1998, 1999 and 2000, the Company's employees were also eligible to participate in the Lucent Employee Stock Purchase Plan ("ESPP"), the Lucent Savings Plan and the Lucent Technologies Inc. Long-Term Savings and Security Plan. The Company will initiate its own employee stock-based compensation plans at the time of the Offering. Awards outstanding under Lucent's stock-based compensation plans that are held by the Company's employees will be converted to awards to acquire stock of the Company.

     The stock options and other awards, as converted or adjusted, will have the same vesting provisions, option periods, and other terms and conditions as the Lucent options and awards they replaced. The number of shares and exercise price of each stock option will be adjusted so that each option, whether a Lucent option or a Company option, will have the same ratio of the exercise price per share to the market value per share, and the same aggregate difference between market value and exercise price as the Lucent stock options prior to the adjustments. No new measurement date is expected to occur upon conversion of the stock options.

     Stock options generally are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of grant, have two to ten year terms and vest within four years from the date of grant.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     In connection with certain of the Company's acquisitions, outstanding stock options held by employees of acquired companies became exercisable, according to their terms, for Lucent's common stock effective at the acquisition date. For acquisitions accounted for as purchases, the fair value of these options was included as part of the purchase price.

     Under the terms of Lucent's current ESPP, eligible employees may have up to 10% of eligible compensation deducted from their pay to purchase Lucent common stock through June 30, 2001. The per share purchase price is 85% of the average high and low per share trading price of Lucent common stock on the New York Stock Exchange on the last trading day of each month. In fiscal 1998, 1999 and 2000, 500,000, 400,000 and 700,000 Lucent shares, respectively, were purchased under the ESPP by the Company's employees, at a weighted average price of $24.51, $47.21 and $46.74, respectively.

     Lucent has adopted the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and, as permitted under SFAS 123, applies Accounting Principles Board Opinion No. 25 ("APB 25") and related interpretations in accounting for its plans. Compensation expense recorded under APB 25 was $2, $1 and $1 for fiscal September 30, 1998, 1999 and 2000, respectively. If Lucent had elected to adopt the optional recognition provisions of SFAS 123 for its stock option plans and the ESPP, net income (loss) for the Company would have been changed to the pro forma amounts indicated below:

                                                                   YEAR ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                              1998    1999    2000
                                                              ----    ----    -----
NET INCOME (LOSS)
As reported.................................................  $303    $351    $ (76)
Pro forma...................................................  $290    $326    $(131)

     The fair value of stock options used to compute pro forma net income disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                              1998     1999     2000
                                                              -----    -----    -----
WEIGHTED AVERAGE ASSUMPTIONS
Dividend yield..............................................   0.23%    0.14%    0.22%
Expected volatility.........................................   29.5%    33.3%    39.2%
Risk free interest rate.....................................    5.3%     4.8%     6.2%
Expected holding period (in years)..........................    5.0      4.0      2.8

     Presented below is a summary of the status of the Lucent stock options held by employees for whom the Company estimates it will assume responsibility, and the related transactions for fiscal 1998, 1999 and 2000. The stock option activity is not necessarily indicative of what the activity would have been had the Company been a separate stand-alone company during the periods presented or what the activity may be in the future.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                                              SHARES     WEIGHTED AVERAGE
                                                              (000'S)     EXERCISE PRICE
                                                              -------    ----------------
OPTIONS OUTSTANDING AT SEPTEMBER 30, 1997...................   7,555          $13.01
Granted/Assumed*(1).........................................   5,278           34.38
Exercised...................................................    (445)           9.74
Forfeited/Expired...........................................      (9)          15.21
                                                              ------
OPTIONS OUTSTANDING AT SEPTEMBER 30, 1998...................  12,379           22.24
Granted/Assumed*............................................   3,432           42.88
Exercised...................................................    (450)          12.22
Forfeited/Expired...........................................     (37)          34.34
                                                              ------
OPTIONS OUTSTANDING AT SEPTEMBER 30, 1999...................  15,324           27.13
Granted/Assumed*............................................  32,505           32.65
Exercised...................................................  (4,339)           8.02
Forfeited/Expired...........................................  (1,723)          40.29
                                                              ------
OPTIONS OUTSTANDING AT SEPTEMBER 30, 2000...................  41,767           32.87
                                                              ======
OPTIONS OUTSTANDING AT SEPTEMBER 30, 2000, reflecting
  spin-off adjustments(2)...................................  42,073           32.62
                                                              ======


------------
 *  Includes options converted in acquisitions.

(1) Includes options covering 2,657 shares of common stock granted under a broad-based employee plan at a weighted average exercise price of $37.34.


(2) Effective with the spin-off of Avaya Inc., on September 30, 2000, the number of outstanding options was adjusted and all exercise prices were decreased immediately following the spin-off date to preserve the economic values of the options that existed prior to the spin-off.


     The weighted average fair value of the Lucent stock options, held by the Company's employees, calculated using the Black-Scholes option-pricing model, granted during fiscal 1998, 1999 and 2000 is $12.27, $14.46 and $15.88 per share, respectively.

     The following table summarizes the status of Lucent stock options, held by the Company's employees, outstanding and exercisable at September 30, 2000.

                                                STOCK OPTIONS                  STOCK OPTIONS
                                                 OUTSTANDING                    EXERCISABLE
                                      ----------------------------------    -------------------
                                             WEIGHTED
                                             AVERAGE
                                            REMAINING
                                      ----------------------    WEIGHTED
                                                 CONTRACTUAL    AVERAGE                AVERAGE
                                      SHARES        LIFE        EXERCISE    SHARES     EXERCISE
      RANGE OF EXERCISE PRICES        (000'S)      (YEARS)       PRICE      (000'S)     PRICE
------------------------------------  -------    -----------    --------    -------    --------
$0.02 to $11.14.....................  12,985         6.2         $ 4.72      7,428      $ 5.70
$11.15 to $22.53....................   2,796         7.2          18.78      2,363       18.42
$22.54 to $41.40....................   5,926         7.8          35.15         60       28.96
$41.41 to $42.47....................   8,128         2.4          42.17          1       42.29
$42.48 to $58.58....................   4,268         9.2          53.70          6       54.17
$58.59 to $59.03....................   5,355         9.4          58.60
$59.04 to $70.61....................   2,615         9.3          62.98          2       63.96
                                      ------                                 -----
Total...............................  42,073                     $32.62      9,860      $ 8.94
                                      ======                                 =====

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

     Other stock unit awards are granted under certain award plans. The following table presents the total number of shares of common stock represented by awards granted to Company employees.

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                           --------------------------
                                                            1998      1999      2000
                                                           ------    ------    ------
Other stock unit awards granted (000's)..................     205        40         4
Weighted average market value of shares granted during
  the period.............................................  $19.24    $29.36    $64.91


11. OPERATING SEGMENTS


     The Company has two reportable segments: Optoelectronics and Integrated Circuits. The Optoelectronics segment represents the Company's optoelectronic components operations, including both active optoelectronic components and passive components. Optoelectronic components transmit, process, change, amplify and receive light that carries data and voice traffic over optical networks. The Integrated Circuits segment represents the Company's integrated circuits operations. Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. The Integrated Circuits segment also includes the Company's wireless local area networking products, which facilitate the transmission of data and voice signals within a localized area without cables or wires. Each of the Optoelectronics and Integrated Circuits segments include revenue from the licensing of intellectual property related to that segment. There were no intersegment sales during the periods presented.

     Each segment is managed separately. Disclosure of segment information is on the same basis used internally for evaluating segment performance and for deciding how to allocate resources.

     The Company has centralized corporate functions and uses shared service arrangements to realize economies of scale and efficient use of resources. The costs of shared services, and other corporate center operations managed on a common basis, are allocated to the segments based on usage or other factors based on the nature of the activity. The accounting policies of the reportable operating segments are the same as those described in the Summary of Significant Accounting Policies.


     Performance measurement and resource allocation for the reportable operating segments are based on many factors. The primary financial measure used is operating income, exclusive of the amortization of goodwill and other acquired intangibles, IPRD and the one-time costs and expenses associated with the Separation.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  REPORTABLE SEGMENTS


                                                     YEAR ENDED            THREE MONTHS ENDED
                                                   SEPTEMBER 30,              DECEMBER 31,
                                             --------------------------    ------------------
                                              1998      1999      2000     1999          2000
                                             ------    ------    ------    ----          ----
                                                                              (UNAUDITED)
INTEGRATED CIRCUITS
  Revenue..................................  $2,727    $3,055    $3,507    $762          $938
  Operating income (excluding amortization
     of goodwill and other acquired
     intangibles and IPRD and costs and
     expenses related to the Separation)...     468       383       434     130            59
  Assets...................................   2,086     2,360     3,045
  Capital expenditures.....................     411       572       447
  Depreciation and amortization............     301       354       438
OPTOELECTRONICS
  Revenue..................................  $  374    $  659    $1,201    $204          $424
  Operating income (excluding amortization
     of goodwill and other acquired
     intangibles and IPRD and costs and
     expenses related to the Separation)...      50       126       357      51            88
  Assets...................................     230       329     3,775
  Capital expenditures.....................      43        84       225
  Depreciation and amortization............      16        31        39


  RECONCILING ITEMS

     A reconciliation of the totals reported for the operating segments to the significant line items in the combined financial statements is shown below.


                                                     YEAR ENDED          THREE MONTHS ENDED
                                                    SEPTEMBER 30,           DECEMBER 31,
                                                ---------------------    -------------------
                                                1998    1999    2000     1999          2000
                                                ----    ----    -----    ----          -----
                                                                             (UNAUDITED)
OPERATING INCOME
  Total reportable segments...................  $518    $509    $ 791    $181          $ 147
  Amortization of goodwill and other acquired
     intangibles..............................    (3)    (13)    (189)     (5)          (111)
  IPRD........................................   (48)    (17)    (446)     --             --
  Costs and expenses associated with the
     Separation...............................    --      --       --      --            (11)
                                                ----    ----    -----    ----          -----
          Total operating income..............  $467    $479    $ 156    $176          $  25
                                                ====    ====    =====    ====          =====


                                                                      SEPTEMBER 30,
                                                              ------------------------------
                                                               1998        1999        2000
                                                              ------      ------      ------
ASSETS
  Total reportable segments.................................  $2,316      $2,689      $6,820
  Deferred taxes and other corporate assets.................     165         331         247
                                                              ------      ------      ------
          Total assets......................................  $2,481      $3,020      $7,067
                                                              ======      ======      ======

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  GEOGRAPHIC INFORMATION

                                               REVENUE(1)               LONG-LIVED ASSETS(2)
                                        YEAR ENDED SEPTEMBER 30,           SEPTEMBER 30,
                                       --------------------------    --------------------------
                                        1998      1999      2000      1998      1999      2000
                                       ------    ------    ------    ------    ------    ------
U.S. ................................  $1,632    $1,863    $2,404    $  951    $1,333    $4,945
Foreign Regions
  Asia Pacific & PRC.................     831     1,021     1,229       223       247       281
  Europe, Middle East & Africa.......     567       713       867       235       214       146
  Caribbean, Canada, Mexico & Latin
     America.........................      71       117       208        --         1         2
                                       ------    ------    ------    ------    ------    ------
          Totals.....................  $3,101    $3,714    $4,708    $1,409    $1,795    $5,374
                                       ======    ======    ======    ======    ======    ======

------------
(1) Revenue is attributed to geographic areas based on the customer's shipped-to location, except for intellectual property license revenue which is attributed to the U.S. operations.

(2) Represents property, plant and equipment-net and goodwill and other acquired intangibles.

  CONCENTRATIONS


     Historically, the Company has relied on a limited number of customers for a substantial portion of its revenue. Lucent accounted for 22.3%, 25.7% and 21.3% of the Company's combined revenue for fiscal 1998, 1999 and 2000, respectively, and 22.5% and 17.0% for the three months ended December 31, 1999 and 2000, respectively. The Company expects that a significant portion of its future revenue will continue to be generated by current customers and a limited number of other customers. The Company currently purchases several different parts that are used in its optoelectronic components and some parts and processes used for its integrated circuits, in each case for which there is only one qualified manufacturer. While the Company is currently seeking alternative internal or external sources of these parts and processes, disruption of its sole source could have a material adverse effect on sales and shipments of the affected products.



12. FINANCIAL INSTRUMENTS


     The Company uses foreign currency forward exchange contracts to manage risk to the Company by generating cash flows which offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. The Company's derivative financial instruments are used as risk management tools and are not for trading purposes.

     The carrying amounts and estimated values of foreign currency forward contracts were as follows:

                                                                  AT SEPTEMBER 30,
                                                       --------------------------------------
                                                             1999                 2000
                                                       -----------------    -----------------
                                                       CARRYING    FAIR     CARRYING    FAIR
                                                        AMOUNT     VALUE     AMOUNT     VALUE
                                                       --------    -----    --------    -----
Foreign Currency Forward Contracts:
Assets...............................................     $--       $--        $1        $2
Liabilities..........................................     $5        $6         $5        $3

     Market quotes were used to estimate the fair value of foreign currency forward exchange contracts. The carrying amounts of receivables and payables contained in the combined balance sheets approximate fair value.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company conducts its operations on a multinational basis in several foreign currencies. Consequently, the Company enters into various foreign currency forward exchange contract to manage its exposure against adverse changes in those foreign exchange rates. The notional amounts for foreign currency forward exchange contract represent the U.S. dollar equivalent of an amount exchanged. Generally, foreign currency forward exchange contracts are designated for firmly committed or forecasted sales and purchases that are expected to occur in less than one year. Gains and losses on all hedged contracts for firmly committed transactions are deferred in other current assets and liabilities, are recognized in income when the transactions occur, and are not material to the combined financial statements at September 30, 1999 and 2000. All other gains and losses on foreign currency forward exchange contracts are recognized in other income-net as the exchange rates change.

     The Company engages in foreign currency hedging activities as a defensive strategy designed to protect the Company from adverse changes in foreign currency exchange rates that may affect the eventual net cash flows resulting from the sale of products to foreign customers and purchases from foreign suppliers. The Company believes that its hedge activities achieve risk reduction and hedge effectiveness by creating a relationship whereby the gains and losses on its derivative instruments counterbalance the changes in value of foreign currency denominated assets, liabilities and transactions being hedged. Hedge effectiveness is periodically measured by comparing the change in fair value of each hedged foreign currency exposure at the applicable market rate with the change in market value of the corresponding derivative instrument.

     The notional amounts of the Company's foreign exchange forward contracts at September 30, 1999 and 2000 were $184 and $137, respectively. In 2000, these notional amounts represent contracts in Euros, Singapore dollars, Japanese yen and Thai baht. Notional amounts represent the face amount of the contractual arrangements and the basis on which U.S. dollars are to be exchanged and are not a measure of market or credit exposure.

  CREDIT RISK

     By their nature, all financial instruments involve credit risk for non-performance by counterparties. The Company seeks to reduce credit risk on financial instruments by dealing only with financially secure counterparties. Exposure to credit risk is controlled through credit approvals, credit limits and continuous monitoring procedures and reserves for losses are established when deemed necessary. The Company seeks to limit its exposure to credit risks in any single country or region.

     The Company is a party to letters of credit that represent purchased guarantees ensuring the Company's performance or payment to third parties in accordance with specified terms and conditions which amounted to approximately $20 as of both September 30, 1999 and 2000. The Company does not believe it is practicable to estimate the fair value of these financial instruments and does not expect any material losses since performance is not likely to be required.


13. TRANSACTIONS WITH LUCENT



     For fiscal 1998, 1999 and 2000, the Company had $692, $955 and $1,002,
respectively, and $217 and $231 for the three months ended December 31, 1999 and 2000 (unaudited), respectively, of revenue for products sold to Lucent. Included in these transactions were sales to Avaya Inc., formerly the enterprise networks segment of Lucent, of $70, $82 and $65 for fiscal 1998, 1999 and 2000, respectively, and $16 for the three months ended December 31, 1999 (unaudited). As a result of Lucent's spin-off of Avaya Inc. on September 30, 2000, the Company's sales to Avaya Inc. are not transactions with Lucent since that date. Products purchased from Lucent were $1, $1 and $23 for fiscal 1998, 1999 and 2000, respectively, and $3 and $9 for the three months ended December 31, 1999 and 2000 (unaudited), respectively. Certain other costs were billed directly to the Company by Lucent for specific research and development projects related to the

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


Company's businesses. This amounted to $46, $49 and $67 for fiscal 1998, 1999 and 2000, respectively, and $15 and $17 for the three months ended December 31, 1999 and 2000 (unaudited), respectively.


     In connection with the Separation and Distribution, the Company and Lucent are expected to execute and deliver the Separation and Distribution Agreement (the "Separation and Distribution Agreement") and certain related agreements which are summarized below. This summary is qualified in all respects by the terms of the Separation and Distribution Agreement and such related agreements.

  SEPARATION AND DISTRIBUTION AGREEMENT

     Pursuant to the Separation and Distribution Agreement, Lucent expects to transfer to the Company all of the assets, liabilities and operations associated with the Company's Businesses.

     The Separation and Distribution Agreement, among other things, provides that the Company will indemnify Lucent for all liabilities relating to the Company's Businesses and for all contingent liabilities primarily relating to the Company's Businesses. In addition, the Separation and Distribution Agreement will provide that certain contingent liabilities, will be shared by Lucent and the Company based on agreed upon percentages.

  EMPLOYEE BENEFITS AGREEMENT AND PLANS


     The Company and Lucent are expected to enter into an Employee Benefits Agreement, pursuant to which the Company will create independent pension and other employee benefit plans that are substantially similar to Lucent's existing pension and other employee benefit plans. This agreement will provide that, from the Separation until the Distribution, the Company will be a "Participating Company" in Lucent's employee benefit plans, other than Lucent's employee stock purchase plan (after June 30, 2001), and will bear its allocable share of costs for benefits and administration under these plans. Under the agreement and effective immediately after the Distribution, Lucent will transfer the assets and liabilities of various existing Lucent pension and other employee benefit plans related to Lucent employees who are transferring to the Company. Generally, following the Distribution, Lucent will cease to have any liability or obligation to the Company's current employees and their beneficiaries under any of Lucent's benefit plans, programs or practices.


     Prior to the Separation, the Company is expected to establish an employee stock purchase program and a long term incentive plan for its employees that will become effective prior to the Offering.

  FEDERAL, STATE AND LOCAL TAX ALLOCATION AGREEMENT

     The State and Local Income Tax Allocation Agreement and the federal Tax Allocation Agreement by and among Lucent and Lucent's other domestic subsidiaries, including the Company, will continue in effect after the Separation. These tax agreements govern the allocation of state, local and federal income taxes for periods prior to and including the date of the Distribution.

  TAX SHARING AGREEMENT

     The Company and Lucent are expected to enter into a Tax Sharing Agreement, which will govern the Company's and Lucent's respective rights, responsibilities and obligations after the Distribution with respect to taxes for the periods ending on or before the Distribution. Generally, pre-Distribution taxes that are clearly attributable to the business of one party will be borne solely by that party, and other pre-Distribution taxes will be shared by the parties based on a formula set forth in the Tax Sharing Agreement. In addition, the Tax Sharing Agreement will address the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to implement the Separation. If the Distribution fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code because of an acquisition of the Company's stock or assets,

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

or some other actions of the Company, then the Company will be solely liable for any resulting corporate taxes.

  FIBER, MICROELECTRONICS AND ORINOCO PRODUCT PURCHASE AGREEMENTS

     The Company and Lucent are expected to enter into a Fiber Product Purchase Agreement, a Microelectronics Product Purchase Agreement and an ORiNOCO Product Purchase Agreement. The pricing terms for the products and services covered by these commercial agreements will reflect negotiated prices. Under the Fiber Product Purchase Agreement the Company will have an obligation to purchase all of its requirements of specified specialty fiber, fiber apparatus and premises cable products from Lucent. This agreement grants to Lucent an exclusive right to provide the Company with specified products and requires the procurement of all its requirements of specified products from Lucent.

     The Microelectronics Product Purchase Agreement governs transactions pursuant to which Lucent will purchase goods and services from the Company. In the agreement, Lucent has committed that payments made to the Company, commencing on February 1, 2001, for purchases of the Company's products will total at least $800 during the one year period ending January 31, 2002 and at least $1,000 annually during each one year period ending January 31, 2003 and January 31, 2004, subject to customary terms and conditions with respect to availability and acceptability of the Company's products. Any purchases by Lucent in excess of $800 during the first year of the agreement or $1,000 during the second year of the agreement shall result in a reduction of the purchase commitment by Lucent during the third year of the agreement by the amount of such excess. In certain limited instances, Lucent's purchase commitment for each year may be reduced in the event the Company fails to, or chooses not to, fulfill certain orders. In addition, if Lucent does not meet their minimum yearly purchase commitments for either of the first two years of this agreement, Lucent may carry over a portion of the yearly purchase commitment to the following year of the agreement. Lucent may choose to do this if the failure to meet the minimum purchase requirements in either of the first two years of the agreement is caused solely by business circumstances, resulting in Lucent's requirements for our products not materializing. If these circumstances occur during the first year of the agreement, Lucent may roll over up to $100 of its $800 commitment to the second year resulting in a commitment of up to $1,100 for the second year. If these circumstances occur during the second year of the agreement, Lucent may roll over up to $200 of its $1,000 commitment (or of such increased amount in the event of a rollover from the first year of the agreement) from the second year of the agreement to the third year of the agreement, resulting in an up to $1,200 commitment for the third year. Lucent may not, however, roll over portions of the yearly purchase requirements merely because Lucent chose to purchase the product from another vendor. At the end of the third year of the agreement, if Lucent has not purchased an aggregate total during the course of the agreement of at least $2,800 (or such reduced aggregate purchase commitment in the event the Company fails to, or choose not to, fulfill certain orders), Lucent will be obligated to purchase products in the amount of the shortfall from the Company in the three months time period thereafter unless the Company and Lucent agree otherwise.

     The ORiNOCO Product Purchase Agreement governs transactions in which the Company will furnish ORiNOCO products to Lucent for resale. The agreement does not grant to Lucent an exclusive right to resell the products, but does grant Lucent a right of first opportunity or refusal for certain specified service provider customers in exchange for a minimum purchase commitment. The pricing in the agreement shall be determined by the Company's list price in effect on the date of the receipt of an order less any applicable discounts.

  INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT

     The Company and Lucent are expected to enter into an Interim Services and Systems Replication Agreement to provide each other, on an interim, transitional basis, with various data processing services, telecommunications services and corporate support services, including: accounting, financial management, information systems management, tax, payroll, legal, human resources administration, procurement and other

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

general support. The Company and Lucent also will provide each other additional services as the Company and Lucent may identify from time to time after the Separation. Specific charges for such services are generally intended to allow the Company providing services to recover direct costs plus expenses, without profit.

     The Interim Services and Systems Replication Agreement will also provide for the replication and transfer of designated computer systems used for administrative support or used in the Company's Businesses or Lucent's other businesses. The systems include specified hardware, software, data storage or maintenance and support components. Costs and expenses of purchasing hardware or obtaining software will be borne by the party purchasing the hardware or licensing the software.

  REAL ESTATE AGREEMENTS

     Lucent and the Company are expected to also enter into various leases and sublease arrangements for the sharing of certain facilities for a transitional period on commercial terms. The lease term for space in owned buildings will be determined on a case by case basis. In the case of subleases or sub-subleases of property, the lease term will generally coincide with the remaining term of the primary lease or sublease, respectively.

  TRADEMARK LICENSE AGREEMENT, TRADEMARK ASSIGNMENT AND TRADE DRESS ASSIGNMENT

     It is contemplated that the primary trademarks used in the sale of the Company's products and services will be transferred to the Company, except for Lucent's name and logo and the Bell Laboratories name. It is expected that the Company will retain the use of the Lucent name and logo, but not the Bell Laboratories name, on a royalty-free basis, for a transitional period. Lucent and the Company will enter into a Trademark License Agreement, Trademark Assignment and Trade Dress Assignment to effectuate the grant or transfer, as applicable, of such rights.

  PATENT ASSIGNMENTS


     The Company and Lucent are expected to execute and deliver patent assignments and other agreements, related to patents currently owned or controlled by Lucent and its subsidiaries. The patent assignments will divide ownership of patents, patent applications and foreign counterparts between the Company and Lucent. The ownership of patents will be divided as follows. First, Agere Systems Guardian Corp. and Agere Systems Optoelectronics Guardian Corporation will each be vested with ownership or exclusive rights in certain patents held by Lucent or its subsidiaries that relate principally to the Company's Businesses. Then, the shares of Agere Systems Guardian Corp. and Agere Systems Optoelectronics Guardian Corporation will be contributed to the Company under the Separation and Distribution Agreement. Lucent and its other subsidiaries, will retain ownership of all other patents and patent applications.


  TECHNOLOGY ASSIGNMENT AND JOINT OWNERSHIP AGREEMENT

     The Company and Lucent are expected to execute and deliver assignments and other agreements, including the technology assignment, related to technology currently owned or controlled by Lucent and its subsidiaries. Technology will include copyrights, mask works and other intellectual property other than trademarks, trade names, service marks and patent rights. The technology assignment will generally divide ownership of technology between the Company and Lucent, with each owning technology that was developed by or for, or purchased for the respective businesses of each company. Certain specified technology will be owned jointly by the Company and Lucent.

  PATENT AND TECHNOLOGY LICENSE AGREEMENT

     The Company and Lucent and certain subsidiaries of each company are expected to enter into a Patent and Technology License Agreement, related to patents and technology currently owned or controlled by the

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

Company, Lucent and their respective subsidiaries. The Patent and Technology License Agreement provides for cross-licenses to each company. The Company and Lucent will grant to each other, under the patents that each company has, a nonexclusive, personal, nontransferable license to make, have made, use, lease, import, offer to sell, and sell any and all products and services of the businesses in which the licensed company, including related companies, is now or hereafter engaged. The cross-licenses also permit each company, subject to limitations, to have third parties make items under the other company's patents, as well as to pass through to customers limited rights under the other company's patents with respect to products and services furnished to customers by the licensed company. Certain patents will be licensed exclusively to each party, including the right to grant sublicenses, subject to retention of a right to use those patents by the licensing party. Otherwise, the right to sublicense to unaffiliated third parties will not be granted under the cross-licenses, except for limited rights in connection with establishing second source suppliers performing joint development activities or rights to sublicense a divested business. The cross-licenses between us and Lucent cover all of each company's patents, including patents issued on patent applications with a filing date prior to February 1, 2003. The Patent and Technology License Agreement will also grant to us or our subsidiaries a joint ownership interest to a limited number of patents and patent applications.

  DEVELOPMENT PROJECT AGREEMENT

     Lucent and the Company are expected to enter into a Development Project Agreement under which Bell Laboratories will perform certain research and development activities for the Company on a contract basis. The Company will also perform certain research and development activities for Lucent on a contract basis.

  JOINT DESIGN CENTER OPERATING AGREEMENT

     Lucent and the Company are expected to enter into a Joint Design Center Operating Agreement to develop technology for micro electro-mechanical systems, or MEMS.


14. COMMITMENTS AND CONTINGENCIES


     In the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to environmental, tax and other matters. The semiconductor industry is characterized by substantial litigation regarding patents and other intellectual property rights. From time to time, the Company may be party to various inquiries or claims in connection with these rights. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at September 30, 2000 cannot be ascertained. While these matters could affect the operating results of any one quarter when resolved in future periods and while there can be no assurance with respect thereto, management believes that after final disposition, any monetary liability or financial impact to the Company beyond that provided for at September 30, 2000, would not be material to the annual combined financial statements.

     In December 1997, the Company entered into a joint venture, called Silicon Manufacturing Partners, with Chartered Semiconductor Manufacturing Ltd. ("Chartered Semiconductor"), a leading manufacturing foundry for integrated circuits, to operate a 54,000 square foot integrated circuit manufacturing facility in Singapore. The Company owns a 51% equity interest in this joint venture, and Chartered Semiconductor owns the remaining 49% equity interest. The Company accounts for its investment in the joint venture under the equity method due to Chartered Semiconductor's participatory rights under the agreement. The Company has an agreement with Silicon Manufacturing Partners to purchase 51% of the production output from this facility and Chartered Semiconductor agreed to purchase the remaining 49% of the production output. If the Company fails to purchase its required commitments, it will be required to pay Silicon Manufacturing Partners for the fixed costs associated with the unpurchased wafers. Chartered Semiconductor is similarly obligated with respect to the wafers allotted to it. The agreement also provides that Chartered Semiconductor

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

will have the right of first refusal to purchase integrated circuits produced in excess of the Company's requirements. The agreement may be terminated by either party upon two years written notice, but may not be terminated prior to February 2008. The agreement may also be terminated for material breach, bankruptcy or insolvency.

     In July 2000, the Company entered into an agreement with Chartered Semiconductor committing the Company and Chartered Semiconductor to jointly develop manufacturing technologies for future generations of integrated circuits targeted at high-growth communications markets. The Company has agreed to invest up to $350 million over a five year period. As part of the joint development activities, the two companies will staff a new research and development team at Chartered Semiconductor's Woodlands campus in Singapore. These scientists and engineers will work with Company teams in Murray Hill, New Jersey, and Orlando, Florida, as well as with Chartered Semiconductor's technology development organization, to create a 600-person research and development team. This relationship is in the early stages of development. The agreement may be terminated for breach of material terms upon 30 days notice or for convenience upon six months notice prior to the planned successful completion of a development project, in which case the agreement will terminate upon the actual successful completion of such project.

  RISKS AND UNCERTAINTIES

     The Company has no history operating as a stand-alone company, and it may be unable to make the changes necessary to operate as a stand-alone company, or it may incur greater costs as a stand-alone company that may cause its profitability to decline. The Company's Businesses have been operated by Lucent as a segment of its broader corporate organization rather than as a separate stand-alone company. Lucent assisted the Company by performing various corporate functions, including public relations, employee relations, investor relations, financing and legal and tax functions. Following the Separation, Lucent will have no obligation to provide these functions to the Company other than the interim services which will be provided by Lucent under the Interim Services and Systems Replication Agreement. If the Company does not have in place its own systems and business functions or if it does not have agreements with other providers of these services once this Interim Services and Systems Replication Agreement with Lucent expires, the Company may not be able to effectively operate its business and its profitability may decline.

  LEGAL PROCEEDINGS

     From time to time the Company is involved in legal proceedings arising in the ordinary course of business, including unfair labor charges filed by its unions with the National Labor Relations Board, claims before the U.S. Equal Employment Opportunity Commission and other employee grievances. The Company also may be subject to intellectual property litigation and infringement claims, which could cause it to incur significant expenses or prevent it from selling its products.

     A patent infringement lawsuit has been filed against Lucent, among other optoelectronic components manufacturers, by Litton Systems, Inc. and The Board of Trustees of the Leland Stanford Junior University in the United States District Court for the Central District of California (Western Division) on October 3, 2000. The complaint has not yet been served on Lucent. Following the Offering, the Company expects to be named defendants in the suit. The complaint alleges that each of the defendants is infringing a patent related to the manufacture of erbium-doped optical amplifiers. The patent is owned by Stanford University and is exclusively licensed to Litton. The complaint seeks, among other remedies, unspecified monetary damages, counsel fees and injunctive relief. This matter is in its early stages.

     Another patent infringement lawsuit has been filed against Lucent, among other semiconductors manufacturers, by Lemelson Medical, Education & Research Foundation, LP, in the United States District Court, District of Arizona on June 15, 1999. Following the Offering, the Company expects to be named defendants in the suit. The complaint alleges infringement of 16 patents, 14 of which relate to machine vision

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

and bar code readers, and the other two relate to semiconductor processing technology. The action has been stayed with respect to the 14 patents relating to machine vision and bar code readers, pending a request by the equipment manufacturers to join the suit and assume responsibility for the litigation. The complaint alleges infringement of the two patents related to semiconductor processing based on the manufacture and sale of semiconductor devices. The complaint seeks unspecified monetary damages, counsel fees and injunctive relief. All of the Company's integrated circuit products are subject to this complaint. This matter is in its early stages.

     If the Company is unsuccessful in resolving these proceedings, as they relate to the Company, its operations may be disrupted or it may incur additional costs that may decrease its profitability.

     Other than described above, the Company does not believe there is any litigation pending that should have, individually or in the aggregate, a material adverse effect on its financial position, results of operations or cash flows.

  ENVIRONMENTAL, HEALTH AND SAFETY

     The Company is subject to a wide range of U.S. and non-U.S. governmental requirements relating to employee safety and health and to the handling and emission into the environment of various substances used in its operations. The Company also is subject to environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, that require the cleanup of soil and groundwater contamination at sites currently or formerly owned or operated by the Company, or at sites where the Company may have sent waste for disposal. These laws often require parties to fund remedial action at sites regardless of fault. Lucent is a potentially responsible party at numerous Superfund sites and sites otherwise requiring cleanup action. With some limited exceptions, under the Separation and Distribution Agreement, the Company will assume all environmental liabilities resulting from the Company's businesses, which include liabilities for the costs associated with eight of these sites--five Superfund sites, two of the Company's former facilities and one of the Company's current manufacturing facilities.

     It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company has established financial reserves to cover environmental liabilities where they are probable and reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the period of remediation for the applicable site, which typically ranges from five to thirty years. Reserves for estimated losses from environmental remediation are, depending upon the site, based primarily upon internal or third party environmental studies, estimates as to the number, participation level and financial viability of all potentially responsible parties, the extent of the contamination and the nature of required remedial actions. Accruals will be adjusted as further information develops or circumstances change. The amounts provided for in the combined financial statements for environmental reserves are the gross undiscounted amount of such reserves, without deductions for insurance or third party indemnity claims. Although the Company believes that its reserves are adequate, including those covering the Company's potential liabilities at Superfund sites, there can be no assurance that expenditures which will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in these reserves or will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

  LEASES

     The Company leases land, buildings and equipment under agreements that expire in various years through 2013. Rental expense under operating leases was $55, $58 and $97 for the fiscal years ended September 30, 1998, 1999 and 2000, respectively. The table below shows the future minimum lease payments due under non-cancelable operating leases at September 30, 2000. Such payments total $251 for operating leases. The net present value of such payments on the capital lease obligation was $60 after deducting imputed interest of $9.

                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED
                                                     SEPTEMBER 30,
                                  ---------------------------------------------------
                                  2001    2002    2003    2004    2005    LATER YEARS
                                  ----    ----    ----    ----    ----    -----------
Operating leases................  $80     $73     $54     $26     $12         $6
Capital lease...................   15      20      21      13      --         --
                                  ---     ---     ---     ---     ---         --
          Total.................  $95     $93     $75     $39     $12         $6
                                  ===     ===     ===     ===     ===         ==


15. INVESTMENT IN SILICON MANUFACTURING PARTNERS (UNAUDITED)



     The Company owns a 51% interest in Silicon Manufacturing Partners ("SMP"), a joint venture with Chartered Semiconductor Manufacturing Ltd. which operates a 54,000 square foot integrated circuit manufacturing facility in Singapore. The investment is accounted for under the equity method. Condensed financial data for SMP follows:



                                                               THREE MONTHS
                                                                  ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1999      2000
                                                              ----      ----
Net income (loss)...........................................  $(10)     $ 28
Total assets................................................            $684
Total liabilities...........................................            $475



16. QUARTERLY INFORMATION (UNAUDITED)



                                                             FISCAL YEAR QUARTERS
                                                 ---------------------------------------------
                                                 FIRST    SECOND    THIRD     FOURTH    TOTAL
                                                 -----    ------    ------    ------    ------
YEAR ENDED SEPTEMBER 30, 2000
Revenue........................................  $966     $1,067    $1,186    $1,489    $4,708
Gross profit...................................   464       454        520      715      2,153
Purchased in-process research & development....    --        11        435       --        446
Amortization of goodwill and other acquired
  intangibles..................................     5         5         67      112        189
Net income (loss)..............................  $ 94     $  65     $ (365)   $ 130     $  (76)
Basic and diluted earnings (loss) per share
  (000's)......................................  $ 94     $  65     $ (365)   $ 130     $  (76)
Average shares outstanding -- basic and
  diluted......................................  1,000    1,000      1,000    1,000      1,000

YEAR ENDED SEPTEMBER 30, 1999
Revenue........................................  $884     $ 907     $  955    $ 968     $3,714
Gross profit...................................   413       428        455      469      1,765
Purchased in-process research & development....    --        17         --       --         17
Amortization of goodwill and other acquired
  intangibles..................................     1         2          5        5         13
Net income before cumulative effect of
  accounting change............................    82        76         73       88        319
Cumulative effect of accounting change(1)......    32        --         --       --         32
Net income.....................................  $114     $  76     $   73    $  88     $  351
Basic and diluted earnings (loss) per share
  (000's)......................................  $114     $  76     $   73    $  88     $  351
Average shares outstanding -- basic and
  diluted......................................  1,000    1,000      1,000    1,000      1,000


------------
(1) Effective October 1, 1998, the Company changed its method for calculating the market-related value of plan assets used in determining the expected return-on-asset component of annual net pension and postretirement benefit costs.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ortel Corporation:

     We have audited the consolidated balance sheets of Ortel Corporation and subsidiaries as of April 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended April 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ortel Corporation and subsidiaries as of April 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Los Angeles, California
May 26, 1999, except Note 12 which is as of June 2, 1999

                       ORTEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    APRIL 30,
                                                              ----------------------
                                                                1999        1998(1)
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                  SHARE AMOUNTS)
ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................  $ 12,705     $ 12,656
  Short term investments....................................    11,066       16,012
  Trade receivables less allowance for doubtful accounts of
     $973 and $307 at April 30, 1999 and 1998,
     respectively...........................................    14,549       12,819
  Billed contract costs and fees and other receivables
     (net)..................................................       684        1,415
  Inventories...............................................    13,443       10,492
  Income taxes receivable...................................     2,900           71
  Deferred tax assets.......................................     2,574        2,775
  Prepaid expenses and other current assets.................     1,042        1,281
  Current assets, discontinued operations...................        --          936
                                                              --------     --------
     Total current assets...................................    58,963       58,457
PROPERTY, EQUIPMENT AND IMPROVEMENTS, AT COST:
  Property..................................................     1,796        1,796
  Equipment.................................................    29,615       27,511
  Office furniture and fixtures.............................     5,688        4,813
  Leasehold improvements....................................     6,484        4,932
                                                              --------     --------
  Total property, equipment and improvements................    43,583       39,052
  Less accumulated depreciation and amortization............   (25,159)     (19,560)
                                                              --------     --------
     Net property, equipment and improvements...............    18,424       19,492
Intangible assets, net......................................     2,123        2,581
Other assets................................................     9,718        8,802
Long-term assets, discontinued operations...................        --        1,009
                                                              --------     --------
     Total assets...........................................  $ 89,228     $ 90,341
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  7,168     $  3,685
  Accrued payroll and related costs.........................     1,794        2,899
  Other accrued liabilities.................................     2,166        2,538
  Discontinued operations reserve...........................     1,646           --
  Income taxes payable......................................       188          172
                                                              --------     --------
     Total current liabilities..............................    12,962        9,294
Deferred income.............................................        --          400
Deferred income taxes.......................................       817        1,598
                                                              --------     --------
Total liabilities...........................................    13,779       11,292
Minority interest in subsidiaries...........................       261          265
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value; 5,000,000 shares
     authorized; none issued and outstanding................        --           --
  Common Stock, $.001 par value; 25,000,000 shares
     authorized; issued and outstanding: 11,969,644 and
     11,713,371 in 1999 and 1998............................        12           12
  Additional paid in capital................................    55,422       53,101
  Retained earnings.........................................    21,421       27,449
  Loans receivable..........................................    (1,064)      (1,460)
  Accumulated other comprehensive loss......................      (603)        (318)
                                                              --------     --------
     Net stockholders' equity...............................    75,188       78,784
                                                              --------     --------
Commitments and contingencies (note 7)
     Total liabilities and stockholders' equity.............  $ 89,228     $ 90,341
                                                              ========     ========

------------
(1) Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.

          See accompanying notes to consolidated financial statements.

                       ORTEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED APRIL 30,
                                                              -----------------------------
                                                               1999      1998(1)    1997(1)
                                                              -------    -------    -------
                                                                  (IN THOUSANDS, EXCEPT
                                                                   PER SHARE AMOUNTS)
Revenues....................................................  $72,059    $75,927    $82,363
Cost of revenues............................................   44,091     44,065     42,746
                                                              -------    -------    -------
  Gross profit..............................................   27,968     31,862     39,617
OPERATING EXPENSES:
  Research and development..................................   12,374     11,662     12,875
  Sales and marketing.......................................   11,840     10,251     10,605
  General and administrative................................    6,889      6,157      5,968
                                                              -------    -------    -------
     Total operating expenses...............................   31,103     28,070     29,448
                                                              -------    -------    -------
  Operating income (loss)...................................   (3,135)     3,792     10,169
OTHER:
  Interest income, net......................................    1,291      1,278      1,458
  Other income (expense), net...............................      179        584        743
                                                              -------    -------    -------
Income (loss) from continuing operations before income
  taxes.....................................................   (1,665)     5,654     12,370
Provision (credit) for income taxes.........................     (995)     1,517      3,801
                                                              -------    -------    -------
Income (loss) from continuing operations....................     (670)     4,137      8,569
Loss from discontinued operations, net of tax benefits of
  $360 in 1999, $794 in 1998 and $113 in 1997...............   (1,439)    (1,400)      (254)
Loss from disposal of discontinued operations, net of income
  tax benefit of $980.......................................   (3,919)        --         --
                                                              -------    -------    -------
Net income (loss)...........................................  $(6,028)   $ 2,737    $ 8,315
                                                              =======    =======    =======
INCOME (LOSS) PER COMMON SHARE--BASIC
  Income (loss) from continuing operations..................  $  (.06)   $   .36    $   .75
  Discontinued operations...................................     (.45)      (.12)      (.02)
                                                              -------    -------    -------
  Net income (loss) per share--Basic........................  $  (.51)   $   .24    $   .73
                                                              =======    =======    =======
INCOME (LOSS) PER COMMON SHARE--DILUTED(2)
  Income (loss) from continuing operations(2)...............  $  (.06)   $   .33    $   .68
  Discontinued operations(2)................................     (.45)      (.11)      (.02)
                                                              -------    -------    -------
  Net income (loss) per share -- Diluted(2).................  $  (.51)   $   .22    $   .66
                                                              =======    =======    =======
SHARES USED IN PER SHARE COMPUTATION:
  Basic.....................................................   11,876     11,634     11,463
  Diluted(2)................................................   11,876     12,639     12,609

------------
(1) Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.

(2) Options to purchase 652,000 shares at or below the average price of the common shares were outstanding at April 30, 1999, but were excluded from the computation of diluted earnings per share as the Company reported a loss position and the effect would be antidilutive.

          See accompanying notes to consolidated financial statements.

                       ORTEL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        AND COMPREHENSIVE INCOME (LOSS)

                                                               ADDITIONAL                               ACCUM
                                                      COMMON    PAID IN     RETAINED     LOANS      COMPREHENSIVE   STOCKHOLDERS'
                                           SHARES     STOCK     CAPITAL     EARNINGS   RECEIVABLE    INC (LOSS)        EQUITY
                                         ----------   ------   ----------   --------   ----------   -------------   -------------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
BALANCE AT APRIL 30, 1996..............  11,359,110    $11      $51,369     $16,397     $(1,506)        $   3          $66,274
Net income.............................                                       8,315                                      8,315
Effect of foreign translation..........                                                                  (428)            (428)
Unrealized losses on investments.......                                                                    (4)              (4)
                                                                                                                       -------
Comprehensive income (loss)............                                                                                $ 7,883
Exercise of stock options for shares of
  common stock at $1.10 to $17.25 per
  share................................     190,633                 873                                                    873
Tax benefits arising from exercise of
  non-qualified stock options..........                             241                                                    241
Repurchase of shares of stock at an
  average price of $12.08 per share....     (50,000)               (604)                                                  (604)
Compensation expense related to
  issuance of stock options to Photon
  employees............................                              51                                                     51
Loans from exercise of stock options
  due 2000-2001 at 6.36%-6.6% per year,
  net of repayments....................                                                     165                            165
                                         ----------    ---      -------     -------     -------         -----          -------
BALANCE AT APRIL 30, 1997..............  11,499,743    $11      $51,930     $24,712     $(1,341)        $(429)         $74,883
Net income.............................                                       2,737                                      2,737
Effect of foreign translation..........                                                                    83               83
Unrealized losses on investments.......                                                                    28               28
                                                                                                                       -------
Comprehensive income (loss)............                                                                                  2,848
Exercise of stock options for shares of
  common stock at $1.33 to $17.26 per
  share................................     238,628               1,226                                                  1,226
Tax benefits arising from exercise of
  non-qualified stock options..........                             250                                                    250
Repurchase of        shares of stock at
  an average price of $16.52 per
  share................................     (25,000)     1         (413)                                                  (412)
Compensation expense related to
  issuance of stock option to Photon...                             108                                                    108
Loans from exercise of stock options
  due 2000-2001 at 5.7%-6.85% per year,
  net of repayments....................                                                    (119)                          (119)
                                         ----------    ---      -------     -------     -------         -----          -------
BALANCE AT APRIL 30, 1998..............  11,713,371    $12      $53,101     $27,449     $(1,460)        $(318)         $78,784
Net loss...............................                                      (6,028)                                    (6,028)
Effect of foreign translation..........                                                                  (224)            (224)
Unrealized losses on investments.......                                                                   (61)             (61)
                                                                                                                       -------
Comprehensive income (loss)............                                                                                 (6,313)
Exercise of stock options for shares of
  common stock at $4.00 to $23.25 per
  share................................     321,846               2,194                                                  2,194
Tax benefits arising from exercise of
  non-qualified stock options..........                             133                                                    133
Repurchase of        shares of stock at
  an average price of $7.67 per
  share................................     (63,600)               (488)                                                  (488)
Compensation expense related to
  remeasurement of stock options for
  non-employee directors...............                             375                                                    375
Compensation expense related to
  issuance of stock option to Photon...                             107                                                    107
Loans from exercise of stock options
  due 2000-2002 at 4.71%-5.69%, net of
  repayments...........................      (1,973)                                        396                            396
                                         ----------    ---      -------     -------     -------         -----          -------
BALANCE AT APRIL 30, 1999..............  11,969,644    $12      $55,422     $21,421     $(1,064)        $(603)         $75,188
                                         ==========    ===      =======     =======     =======         =====          =======

          See accompanying notes to consolidated financial statements.

                       ORTEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED APRIL 30,
                                                              ------------------------------
                                                               1999      1998(1)     1997(1)
                                                              -------    --------    -------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(6,028)   $  2,737    $ 8,315
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Loss from discontinued operations net of income taxes...    1,439       1,400        254
    Loss from disposal of discontinued operations net of
      income taxes..........................................    3,919          --         --
    Stock compensation expense on remeasurement.............      375          --         --
    Depreciation and amortization...........................    6,265       5,480      4,117
    Increase (decrease) in minority interest in
      subsidiaries..........................................       (4)         20         68
    Gain/loss on disposal of equipment......................       21          77         --
    Other...................................................      128          --         --
    Compensation expense related to Photon stock options....      107         108         51
  CHANGE IN ASSETS AND LIABILITIES (NET OF EFFECTS OF
    ACQUIRED COMPANY):
  Receivables and billed contract costs and fees............     (999)        638     (5,180)
  Inventories...............................................   (2,951)      3,115     (3,871)
  Income tax receivable.....................................   (1,490)        (72)        --
  Prepaid expenses and other assets.........................      700        (621)      (255)
  Intangible assets.........................................       --         311       (779)
  Accounts payable..........................................    3,483      (1,889)     2,104
  Accrued payroll and related costs.........................   (1,105)     (1,391)       638
  Increase (decrease) in discontinued operations reserve....   (1,208)         --         --
  Other accrued liabilities.................................     (372)       (264)       914
  Deferred income...........................................     (400)          5        (61)
  Deferred income taxes.....................................     (580)       (132)      (435)
  Income taxes payable......................................       15      (1,456)     1,125
                                                              -------    --------    -------
         Net cash provided by continuing operating
           activities.......................................    1,315       8,066      7,005
         Net cash used by discontinued operating
           activities.......................................   (1,308)     (2,322)    (1,278)
                                                              -------    --------    -------
  Net cash provided by operating activities.................        7       5,744      5,727
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (5,225)     (6,680)    (8,142)
  Investment in subsidiaries and affiliates (net of cash
    acquired)...............................................   (1,500)     (5,753)    (2,428)
  Short term investments....................................    4,885        (315)     7,598
                                                              -------    --------    -------
  Net cash used in investing activities.....................   (1,840)    (12,748)    (2,972)
                                                              -------    --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net...............    1,346         861        288
  Proceeds from repayment of stockholder loans..............      760         112        387
  Alternative minimum tax related-party loans for stock
    option exercises........................................       --        (262)       296
  Notes payable.............................................       --          --         (6)
                                                              -------    --------    -------
         Net cash (used in) provided by financing
           activities.......................................    2,106         711        965
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (224)         84       (428)
                                                              -------    --------    -------
         Net increase (decrease) in cash and equivalents....       49      (6,209)     3,292
Cash and equivalents at beginning of year...................   12,656      18,865     15,573
                                                              -------    --------    -------
Cash and equivalents at end of year.........................  $12,705    $ 12,656    $18,865
                                                              =======    ========    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  CASH PAID DURING THE YEAR FOR:
    Interest................................................  $    48    $     11    $     4
    Income taxes............................................      574       2,611      3,227
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
  Loans to related parties for stock option exercises.......  $   385    $    231    $   222

------------
(1) Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.

          See accompanying notes to consolidated financial statements.

                       ORTEL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF OPERATIONS (UNAUDITED)

     Ortel Corporation ("Ortel" or the "Company") pioneered the development of "linear fiberoptic" technology that enables the transmission of digital, digitally compressed or analog information via radio frequency ("RF") signals on fiberoptic cable. By utilizing this technology, users do not need to convert RF signals into a digital format or transform them to individual channels at low frequencies. The Company's linear fiberoptic technology has contributed to the development of a network architecture called "hybrid fiber/coax," combining the best features of fiberoptics and coaxial cable. Today, linear fiberoptics enables CATV system operators to transform their traditional one-way, video-only systems to interactive, two-way, video, voice and data delivery systems and provides telephone companies with the means to cost effectively transform their traditional telephone networks to deliver interactive video and data services.

     Other applications for this technology are satellite earth stations, cellular and personal communications systems ("PCS") and certain government communication projects, all of which capitalize on the inherent ability of this technology to enable longer transmission distances, improve signal quality, higher bandwidth, and provide immunity to interfering signals and operating cost savings as compared to most other solutions. The Company's intellectual know-how with respect to developing and manufacturing optoelectronic devices has recently been applied to developing products for digital telecommunications applications. Building on its knowledge of RF electronics, the Company has also positioned itself as a leading supplier of wireless repeaters which enhance the coverage of base stations for cellular, PCS and other wireless services.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and Ortel Vertriebs GmbH, a 75% owned subsidiary, Ortel SARL, a 90% owned subsidiary, Avitec AB, and Ortel Asia Private Limited both wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  INVESTMENT IN AFFILIATED COMPANIES

     During fiscal 1999 the Company increased its investment in Tellium, Inc. by $1.5 million to a total of $6.7 million. This investment is accounted for by the cost method and, accordingly, there is no recognition of the losses to date incurred by Tellium in the Company's financial results. As of April 30, 1999 the Company owns approximately 18% of the equity of Tellium with a portion in excess of 2% held in the form of non-voting preferred stock. Therefore, the Company believes the accounting of the investment meets the criteria required under the cost method.

     The Company has a $3.6 million investment in Photon Technology Co., Ltd. based in Shenzhen, China. The investment includes the Company's share of net assets valued at $2.4 million. The balance of the investment represents goodwill and organization costs amortized on a straight line basis over ten years. As of April 30, 1999, the Company owns approximately 38% of Photon. During fiscal year 1999, the Company recognized its equity interest in earnings of Photon of $304,000 which has been included in other income. There were no amounts recognized in fiscal years 1998 and 1997.

     The Company purchased 100% of Avitec AB of Sweden on March 14, 1996 for $6.7 million in cash with an additional amount not to exceed approximately $2.5 million to be paid in the year 2001 depending on levels of profitability achieved until that time. Of the amount paid, $6.0 million was in excess of the net asset value of Avitec of which $4.8 million was charged as an expense for research and development in-process. The remainder is being amortized over a period of five to ten years. Avitec AB is included as part of the wireless operations which the Company announced is for sale.

                       ORTEL CORPORATION AND SUBSIDIARIES

  PRODUCT REVENUE RECOGNITION

     Revenue on products shipped to customers is recognized upon shipment from the Company's facilities, net of allowance for returns.

  CONTRACT REVENUE RECOGNITION

     Revenue from research and development contracts are netted against research and development expenses. Revenue from cost reimbursable contracts are recognized based on the ratio of total costs incurred to total estimated costs. Revenue from fixed price contracts are recognized on the percentage of completion method; however, no income is recognized until such time as a reasonable profit estimation can be made. Provisions for estimated losses on uncompleted contracts are made when such losses become determinable. Contract revenue aggregated approximately $195,000, $730,000 and $1,489,000 in fiscal years 1999, 1998 and 1997, respectively.

  WARRANTY RESERVES

     The Company estimates warranty reserves required by applying historical experience with regard to probabilities of failure and cost to product sales covered by warranty terms. Warranty reserve amounts included in other accrued liabilities were approximately $900,000 and $1.2 million at April 30, 1999 and April 30, 1998, respectively.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses in the reporting period. Actual results could differ from these estimates.

  DEPRECIATION AND AMORTIZATION

     Equipment, office furniture and fixtures are depreciated using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized over the estimated useful life of the asset or the length of the lease, whichever is less.

  CONCENTRATION OF CREDIT RISK

     The Company sells its products to customers throughout the world. Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and records a provision for doubtful accounts based upon these evaluations. The Company's credit losses for the periods presented were insignificant and have not exceeded management's estimates to date.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of short-term investments approximate fair value due to the relatively short maturity of such instruments.

  RESEARCH AND DEVELOPMENT

     Company-sponsored research and development costs are expensed as incurred.

                       ORTEL CORPORATION AND SUBSIDIARIES

  INVENTORIES

     Inventories are shown below and are stated at the lower of cost (first-in, first-out method) or market and for continuing operations are summarized below. Prior years amounts have been reclassified to conform to current year presentation.

                                                                  YEAR ENDED
                                                                  APRIL 30,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Raw materials...............................................  $ 6,618    $ 4,498
Work-in-process.............................................    5,066      4,993
Finished goods..............................................    1,759      1,001
                                                              -------    -------
          Total inventories.................................  $13,443    $10,492
                                                              =======    =======

  CASH EQUIVALENTS

     Cash equivalents include short-term commercial paper, money market funds and municipal securities managed by banking institutions totaling $10.3 million and $7.8 million as of April 30, 1999 and 1998, respectively. Cash equivalents being managed by these banking institutions includes securities with maturities of 90 days or less which can be liquidated in a manner that is equivalent to cash.

  SHORT-TERM INVESTMENTS

     Short-term investments consist of interest bearing securities with maturities greater than 90 days and consist of U.S. treasuries and municipal securities. The Company adopted the provisions of Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities (SFAS 115)" at May 1, 1994. Under SFAS 115, the Company has classified its short-term investments as available-for-sale. Available-for-sale securities are stated at market value and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of stockholders' equity until realized. A decline in the market value of the security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. At April 30, 1999 and 1998, the Company's marketable investment securities consisted principally of highly liquid investments in tax free municipal obligations with various maturity dates through February 1, 2022. The difference between market value and cost of these securities at April 30, 1999 and 1998 was immaterial.

  FOREIGN CURRENCY TRANSLATION

     Under the provisions of Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation," all assets and liabilities in the balance sheets of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end exchange rates. The effects of translation gains and losses are not included in determining net income but are accumulated in a separate component of stockholders' equity. Gains (losses) from foreign currency transactions were $9,000, $109,000 and ($89,000) for the fiscal years 1999, 1998 and 1997, respectively.

 IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on May 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles including goodwill be reviewed for impairment whenever events or changes in circumstances indicate that the carrying

                       ORTEL CORPORATION AND SUBSIDIARIES
amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future operating cash flows (undiscounted and without interest) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  ACCOUNTING FOR STOCK OPTIONS

     Prior to May 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB Opinion No. 25, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On May 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosure for employee stock option grants made in fiscal year 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  NET INCOME (LOSS) PER SHARE

     Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised Common Stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised Common Stock equivalents. Net income (loss) per share from continuing operations for all years presented is summarized as shown below:

                                                             YEAR ENDED APRIL 30,
                                                         ----------------------------
                                                          1999       1998       1997
                                                         -------    -------    ------
                                                            (IN THOUSANDS, EXCEPT
                                                               PER SHARE DATA)
BASIC AND DILUTED COMPUTATIONS:
Income (loss) from continuing operations...............  $  (670)   $ 4,137    $8,569
                                                         =======    =======    ======
Net income (loss)......................................  $(6,028)   $ 2,737    $8,315
                                                         =======    =======    ======
SHARES USED FOR BASIC PER SHARE COMPUTATIONS:
  Weighted average shares outstanding..................   11,876     11,634    11,463
  Effect of dilutive securities--stock options.........       --      1,005     1,146
                                                         -------    -------    ------
  Shares used for diluted per share computations.......   11,876     12,639    12,609
                                                         =======    =======    ======
NET INCOME (LOSS) PER SHARE:
NET INCOME (LOSS) PER SHARE--BASIC:
  Income (loss) from continuing operations.............  $  (.06)   $   .36    $  .75
  Discontinued operations..............................     (.45)      (.12)     (.02)
                                                         -------    -------    ------
Net income (loss) per share--Basic.....................  $  (.51)   $   .24    $  .73
                                                         =======    =======    ======

                       ORTEL CORPORATION AND SUBSIDIARIES

                                                             YEAR ENDED APRIL 30,
                                                         ----------------------------
                                                          1999       1998       1997
                                                         -------    -------    ------
                                                            (IN THOUSANDS, EXCEPT
                                                               PER SHARE DATA)
NET INCOME (LOSS) PER SHARE--DILUTED(1):
  Income (loss) from continuing operations(1)..........  $  (.06)   $   .33    $  .68
  Discontinued operations(1)...........................     (.45)      (.11)     (.02)
                                                         -------    -------    ------
Net income (loss) per share diluted(1).................  $  (.51)   $   .22    $  .66
                                                         =======    =======    ======

------------
(1) Options to purchase 652,000 shares at or below the average price of the common shares were outstanding at April 30, 1999, but were excluded from the computation of diluted earnings per share for fiscal 1999 as the Company reported a loss position and the effect would be antidilutive.

     Options to purchase 1,813,876, 824,349 and 622,505 shares at weighted average exercise price of $15.26, $20.28 and $23.75 were outstanding at April 30, 1999, 1998 and 1997 respectively, but were not included in the computation of diluted net income per share because the exercise price of the options was greater than the average market price of the common shares and, therefore, the effect would be antidilutive for all periods presented.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS No. 133 for all fiscal quarters of fiscal years beginning after June 15, 2000. Based on the information currently available, management has determined that the disclosure requirements from this statement will not impact the financial statements of the Company.

     In March 1998, the AICPA Accounting Standard Executive Committee issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP requires capitalization of certain costs related to computer software developed or obtained for internal use. The Company will adopt SOP 98-1 effective in fiscal 2000. Based on the information currently available, the Company does not expect the adoption of SOP 98-1 to have a significant impact on its financial position or results of operations.

     In April 1998, the AICPA Accounting Standard Executive Committee issued Statement of Position 98-5, (SOP 98-5) "Reporting on the Cost of Start-up Activities." SOP 98-5 requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of SOP 98-5 should be as of the beginning of the fiscal year in which SOP 98-5 is first adopted and should be reported as a cumulative effect of a change in accounting principle. SOP 98-5 will be adopted in the first quarter of fiscal 2000 at which time the Company will record a cumulative effect of a change in accounting principle of approximately $1 million in the consolidated statement of operations for the period ending July 31, 1999.

  DISCONTINUED OPERATIONS

     In the second quarter of fiscal 1999, the Company adopted a plan of disposal for its 980nm pump laser product. In light of the dependence of this business on a common proprietary technology and its dissimilarity to the continuing operations of the Company, these operations have been separately reported as discontinued operations in the accompanying consolidated financial statements for all periods presented.

                       ORTEL CORPORATION AND SUBSIDIARIES

     The results of the discontinued business has been reported separately as a component of discontinued operations on the accompanying consolidated statements of operations. Summarized results of the discontinued business for the years ended April 30, 1999, 1998 and 1997, were as follows:

                                                             YEAR ENDED APRIL 30,
                                                          ---------------------------
                                                           1999       1998      1997
                                                          -------    -------    -----
                                                                (IN THOUSANDS)
Revenues................................................  $   795    $   943    $ 191
Loss before income taxes................................   (1,799)    (2,194)    (367)
Income tax benefit......................................     (360)      (794)    (113)
                                                          -------    -------    -----
Loss after tax benefit..................................  $(1,439)   $(1,400)   $(254)
                                                          =======    =======    =====

     During fiscal year 1999, the Company incurred a loss of $3,919,000, net of income tax benefit of $980,000 from the disposal of assets related to the discontinued business.

  RECLASSIFICATIONS

     Certain prior year balances in the accompanying consolidated financial statements have been reclassified to conform to the current year presentation.

3.  BANK LINE OF CREDIT

     The Company had an unsecured revolving line of credit for $5 million which carried an interest rate of 7.06%. The line of credit was never used and the Company allowed it to expire in September 1998.

4.  STOCKHOLDERS' EQUITY

  STOCK REPURCHASES

     In November 1995, the Company announced a plan to repurchase up to one-million shares of Common Stock from time to time as market conditions dictate. Repurchases of 63,600, 25,000 and 50,000 shares were made at a total cost of $488,000, $413,000 and $604,000 in the fiscal years 1999, 1998 and 1997 respectively.

     On March 3, 1995, the Company's Board of Directors adopted a Stockholders Rights Plan that is intended to protect Stockholder interests in the event the Company is confronted with coercive takeover tactics. Pursuant to the Plan, the Company distributed Rights to purchase shares of a newly created series of Ortel Preferred Stock. Under certain circumstances these Rights become the rights to purchase shares of Common Stock of the Company or securities of an acquiring entity at one-half market value. The Rights may be exercised only if certain events occur. The Rights are not intended to prevent a takeover of Ortel. They are designed to deal with the possibility of unilateral actions by hostile acquirers that could deprive the Board of Directors and stockholders of Ortel of their ability to determine the Company's destiny and obtain the highest price for the Company's Common Stock.

  STOCK OPTION PLANS

     During calendar year 1990, the stockholders of the Company approved the 1990 Stock Option Plan (the "1990 Plan") which replaced the previous 1981 Incentive Stock Option Plan. Under the 1990 Plan, the Company reserved up to 2,400,000 shares of its Common Stock for issuance to eligible employees, officers and directors upon exercise of options granted. Upon completion of the Company's initial public offering in October 1994 no further options were granted under the 1990 Plan.

                       ORTEL CORPORATION AND SUBSIDIARIES

     During fiscal year 1995, the stockholders of the Company approved the 1994 Equity Participation Plan, pursuant to which 240,000 shares of Common Stock were initially reserved for issuance. The shares of Common Stock authorized to be issued under this plan increases annually by 6% of the total common shares outstanding at the beginning of the following fiscal year.

     On December 14, 1998 the board of directors determined that in order to incentivize the Company's employees, it would be in the best interest of the Company and its stockholders to reprice approximately 1,332,000 options then outstanding with an exercise price in excess of $13.00 per share. The repricing was accomplished through the exchange of old options for new options granted at the fair market value of the Company's stock on the date of grant, December 14, 1998 of $9.625. The vesting schedule for the repriced options is delayed one year from the original vesting schedule, provided, however, that no options may be exercised prior to December 14, 1999, except in the case of death, disability or retirement.

     In June 1999, the Company approved a modification to the vesting period of stock options held by non-employee directors and certain options held by employee directors whereby such options would become fully vested and have extended exercise periods under certain conditions such as retirement from the board and a change in control. Related to this remeasurement, compensation expense of $375,000 was recorded in fiscal 1999.

     This table summarizes all activity under the stock option plans for the fiscal years 1997, 1998 and 1999.

                                                                                           WTD. AVG.
                                                                                           EXERCISE
                                 1981      1990         1994        NON-        TOTAL        PRICE
                                 PLAN      PLAN       PLAN(1)     QUALIFIED     SHARES     PER SHARE   EXERCISABLE
                                ------   ---------   ----------   ---------   ----------   ---------   -----------
OUTSTANDING AT APRIL 30,
  1996........................   6,358   1,573,400      778,878     21,450     2,380,086    $ 9.15        855,408
  Granted.....................      --          --      686,571         --       686,571    $21.38
  Exercised...................  (6,358)   (177,600)      (4,925)    (1,750)     (190,633)   $ 4.56
  Canceled....................     (--)    (27,000)     (30,466)       (--)      (57,466)   $11.10
                                ------   ---------   ----------    -------    ----------
OUTSTANDING AT APRIL 30,
  1997........................      --   1,368,800    1,430,058     19,700     2,818,558    $12.40      1,180,690
  Granted.....................      --          --    1,301,276         --     1,301,276    $14.65
  Exercised...................      --    (197,175)     (21,753)   (19,700)     (238,628)   $ 5.14
  Canceled....................     (--)    (23,650)    (674,713)       (--)     (698,363)   $19.73
                                ------   ---------   ----------    -------    ----------
OUTSTANDING AT APRIL 30,
  1998........................      --   1,147,975    2,034,868         --     3,182,843    $12.25      1,379,055
  Granted.....................      --          --    2,407,225         --     2,407,225    $10.28
  Exercised...................      --    (257,325)     (64,521)        --      (321,846)   $ 6.88
  Canceled....................     (--)    (19,200)  (1,866,867)       (--)   (1,886,067)   $16.21
                                ------   ---------   ----------    -------    ----------
OUTSTANDING AT APRIL 30,
  1999........................      --     871,450    2,510,705         --     3,382,155    $ 9.12      1,003,340
                                ======   =========   ==========    =======    ==========
Total authorized..............      --     871,450    2,887,133         --     3,758,583
Options available for grant...      --          --      376,428         --       376,428
Exercisable(2)................      --     842,350      160,990         --     1,003,340    $ 6.24

------------
(1) Effective May 1, 1999, the number of options authorized to be granted increased to 3,696,511.

(2) As a result of the December 14, 1998 option repricing, shares totaling 451,388 become exercisable on December 15, 1999.

     The weighted average fair market value of options granted in fiscal years 1999, 1998 and 1997 was $10.28, $7.86 and $12.27 respectively, on the date of grant using Black-Sholes option-pricing model with the

                       ORTEL CORPORATION AND SUBSIDIARIES
assumptions tabled below. The following table summarized information regarding options outstanding and options exercisable at April 30, 1999.

                    NUMBER OF      WEIGHTED-AVERAGE                                    WEIGHTED-
                     OPTIONS          REMAINING         WEIGHTED-       NUMBER OF    AVERAGE PRICE
   RANGE OF       OUTSTANDING AT   CONTRACTUAL LIFE      AVERAGE         OPTIONS     OF EXERCISABLE
EXERCISE PRICES   APRIL 30, 1999       (YEARS)        EXERCISE PRICE   EXERCISABLE      OPTIONS
---------------   --------------   ----------------   --------------   -----------   --------------
$ 4.00 - $ 4.00       657,850            3.22             $ 4.00          657,850        $ 4.00
$ 7.00 - $ 7.75       421,962            9.83             $ 7.28               --        $   --
$ 8.00 - $ 8.50       296,390            6.43             $ 8.06          184,500        $ 8.00
$ 9.63 - $ 9.63     1,022,030            9.62             $ 9.63            1,428        $ 9.63
$10.44 - $12.88       708,497            8.84             $12.59           90,535        $12.19
$13.25 - $17.50       258,176            8.03             $13.95           62,567        $14.09
$23.13 - $23.25        17,250            7.91             $23.19            6,460        $23.21
                    ---------            ----             ------        ---------        ------
$ 4.00 - $23.25     3,382,155            7.83             $ 9.12        1,003,340        $ 6.24
                    =========            ====             ======        =========        ======

     During fiscal 1997 approximately 70,000 stock option shares were granted to key employees of Photon at an option price of $20.75 which was the fair market value on the date of grant. These options vest over a five-year period. During fiscal 1998, in return for the cancellation of this prior stock option, a new grant of 70,000 option shares were granted to the employees of Photon at an option price of $13.25 which was the fair market value on that new date of grant. During fiscal years, 1998 and 1997, approximately $108,000 and $51,000, respectively was recorded as expense related to these options. No expense was recorded in fiscal year 1999. The amount of expense was determined using the Black-Sholes option-pricing model with the same assumptions tabled below.

     For financial reporting purposes, the Company recognizes compensation expense for the difference between the estimated fair market value of the Common Stock and the stock option exercise price at date of grant, if any, over the vesting period. Further, to the extent the Company derives a tax benefit from non-qualified options exercised by employees, such benefit is credited to additional paid in capital when realized on the Company's income tax return. Tax benefits realized totaling $133,000, $250,000 and $241,000 were credited to additional paid in capital in 1999, 1998 and 1997, respectively.

  STOCK-BASED COMPENSATION

     The Company applies APB Opinion No. 25 in accounting for stock-based compensation. Because options were granted at fair market value, no compensation cost has been recognized for its stock options except as related to those given to key employees of Photon and certain modifications made to options to non-employee directors. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's income (loss) from continuing operations would have been reduced to the pro forma amounts indicated below and the next page. Prior years amounts have been reclassified to conform to current year presentation.

                                                              YEAR ENDED APRIL 30,
                                                              --------------------
                                                              1999    1998    1997
                                                              ----    ----    ----
ASSUMPTIONS
  Expected dividend yield...................................   --%     --%      --%
  Risk-free interest rate...................................  5.16%   6.19%   6.50%
  Expected volatility.......................................   50%     50%      50%
  Expected life (years).....................................  5.5     5.5      6.2

                       ORTEL CORPORATION AND SUBSIDIARIES

                                                              YEAR ENDED APRIL 30,
                                                            -------------------------
                                                            1999      1998      1997
                                                            -----    ------    ------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
PRO FORMA NET INCOME (LOSS) PER SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS:
  As reported.............................................  $(670)   $4,137    $8,569
  Pro forma...............................................  $(874)   $2,710    $6,695
Income (loss) per share
  As reported:
     Basic................................................  $(.06)   $  .36    $  .75
     Diluted..............................................  $(.06)   $  .33    $  .68
  Pro forma:
     Basic................................................  $(.06)   $  .21    $  .56
     Diluted..............................................  $(.06)   $  .20    $  .51

     The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the above pro forma disclosures because compensation cost is reflected over the options vesting periods and compensation costs for options granted prior to fiscal year 1996 is not considered. Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.

5.  INCOME TAXES

     The provision (credit) for income taxes for continuing operations is comprised of the following. Prior years amounts have been reclassified to conform to current year presentation.

                                                             YEAR ENDED APRIL 30,
                                                          ---------------------------
                                                           1999       1998      1997
                                                          -------    ------    ------
                                                                (IN THOUSANDS)
Federal:
  Current...............................................  $(1,241)   $  915    $3,386
  Deferred..............................................      (66)      (35)      (79)
                                                          -------    ------    ------
     Total..............................................   (1,307)      880     3,307
State:
  Current...............................................       79       305        52
  Deferred..............................................      (33)      (12)      178
                                                          -------    ------    ------
     Total..............................................       46       293       230
Foreign:
  Current...............................................      413       456       520
  Deferred..............................................     (147)     (112)     (256)
                                                          -------    ------    ------
     Total..............................................      266       344       264
                                                          -------    ------    ------
          Total.........................................  $  (995)   $1,517    $3,801
                                                          =======    ======    ======

     Total income tax credits related to losses on discontinued operations are not included in the above table. Such credits were $360,000, $794,000 and $113,000 in the fiscal years 1999, 1998 and 1997, respectively.

                       ORTEL CORPORATION AND SUBSIDIARIES

     Temporary differences which give rise to deferred tax assets and liabilities are shown in the table below. Prior year amounts have been reclassified to conform to current year presentation.

                                                        YEAR ENDED APRIL 30,
                                             -------------------------------------------
                                                     1999                   1998
                                             --------------------    -------------------
                                              ASSET     LIABILITY    ASSET     LIABILITY
                                             -------    ---------    ------    ---------
                                                           (IN THOUSANDS)
Inventory reserves.........................  $   854        --       $1,141         --
Accrued vacation...........................      395        --          387         --
Warranty accrual...........................      361        --          494         --
Bad debt reserve...........................      199        --          123         --
Goodwill, net of amortization..............       --      $156           --     $  216
Depreciation...............................       --       356           --        821
Tax credits................................    2,343        --           --         --
Tax loss carryforwards.....................      694        --           --         --
Other......................................      271       305          630        561
                                             -------      ----       ------     ------
     Sub total.............................    5,117       817        2,775      1,598
Less valuation allowance...................   (2,543)       --           --         --
                                             -------      ----       ------     ------
          Total............................  $ 2,574      $817       $2,775     $1,598
                                             =======      ====       ======     ======

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. The Company has recorded a valuation allowance of $2,543,000 to reflect the estimated amount of deferred tax assets which may not be realized.

     At April 30, 1999, the Company had a federal research and development credit carryforward of $518,000 that will expire in the fiscal year ending April 30, 2019. The Company also had a federal minimum tax carryforward of $914,000 that does not expire. In addition, the Company had a California research and development credit carryforward of $971,000 and a minimum tax credit carryforward of $45,000 neither of which expires. The Company also had a California manufacturers' investment credit of $189,000 that will begin to expire in the fiscal year ending April 30, 2006. At April 30, 1999, the Company had a California net operating loss carryforward of $3.5 million which expires in the fiscal year ending April 30, 2004.

     The consolidated effective income tax rate on income before income taxes differs from the United States statutory income tax rate for the reasons set forth in the table below. The tax rate shown is for taxes paid on income or loss from continuing operations. Fiscal 1999 includes the effective use of tax credits which it was previously unable to apply.

                                                               YEAR ENDED APRIL 30,
                                                              ----------------------
                                                              1999     1998     1997
                                                              -----    -----    ----
U.S. statutory tax rate.....................................   34.0%    34.0%   34.0%
Benefits of tax credits.....................................   76.1    (10.2)   (2.8)
Tax effect of permanent differences.........................    7.3     (2.3)   (2.7)
Tax rate differential on foreign earnings...................  (10.6)     2.4     1.0
State income taxes..........................................   46.5      3.8     2.3
Change in valuation allowance...............................  (95.8)      --      --
Other.......................................................    2.2      (.9)   (1.1)
                                                              -----    -----    ----
Effective rate..............................................   59.7%    26.8%   30.7%
                                                              =====    =====    ====

                       ORTEL CORPORATION AND SUBSIDIARIES

     During fiscal year 1999, the U.S. Internal Revenue Service completed its audit of the Company's income tax return for the fiscal year ended April 30, 1996. The resolution of the audit did not result in a material effect on the Company's financial condition or results of operations.

6.  RELATED PARTY TRANSACTIONS

  LOANS TO RELATED PARTIES

     From time to time the Company makes loans to certain officers and key employees related to the exercise of stock options. These loans are full recourse and secured by the shares of Common Stock issued upon such exercise. Interest is payable annually at rates specified below in accordance with Internal Revenue Service (IRS) guidelines on such loans. In addition, the Company extends loans related to the alternative minimum tax on the exercise of these stock options and on similar terms and conditions as the underlying loans based on the amount exercised. Loans extended for the exercise of incentive stock options are netted against equity while those loans extended to cover alternative minimum taxes resulting from such exercises are classified as other assets.

                            NO. OF
                            STOCK                    STOCK                                             AMT
                            OPTION      OPTION       LOAN                               INTEREST      LOAN     AMOUNT
                            SHARES      PRICE       AMOUNT       MATURITY DATES          RATES       AMOUNT     TOTAL
                            ------   ------------   -------   ---------------------   ------------   -------   -------
                                                (IN THOUSANDS, EXCEPT SHARE AND OPTION PRICE DATA)
LOAN TOTAL
BALANCE AT APRIL 30,
  1997....................                          $1,341                                           $  978    $ 2,319
  New Loans...............  45,750   $4.00 - 8.00      231    5/06/2000 - 8/08/2001   5.70 - 6.85%      262        493
  Payments................                            (112)                                             (--)      (112)
                                                    ------                                           ------    -------
BALANCE AT APRIL 30,
  1998....................                          $1,460                                           $1,240    $ 2,700
  New Loans...............  85,500   $4.00 - 4.53      385    9/05/2000 - 7/02/2002   4.71 - 5.69%       --        385
  Payments................                            (781)                                            (854)    (1,635)
                                                    ------                                           ------    -------
BALANCE AT APRIL 30,
  1999....................                          $1,064                                           $  386    $ 1,450
                                                    ======                                           ======    =======

     Subsequent to year end, the Board of Directors approved a two-year extension of all pre-existing loans to all officers and key personnel employed as of June 5, 1999.

  PURCHASES FROM AND SALES TO RELATED PARTIES

     The Company purchases from and sells to Sumitomo Osaka Cement Co., Ltd. (Sumitomo) which owns approximately 20% of the Company's Common Stock. The Company also purchases from and sells to Photon in which the Company owns approximately 38%. Sales and purchases to related parties are made at prices and with payment terms comparable to unrelated parties. The amount of sales and purchases to related parties is tabled below.

                                            SUMITOMO                     PHOTON
                                    ------------------------    ------------------------
                                    PURCHASES                   PURCHASES
                                       FROM        SALES TO        FROM        SALES TO
                                    ----------    ----------    ----------    ----------
1997..............................  $  828,000    $2,156,000    $       --    $       --
1998..............................  $  650,000    $1,860,000    $  823,000    $  622,000
1999..............................  $1,003,000    $2,721,000    $1,480,000    $2,266,000

     At April 30, 1999 accounts payable to Sumitomo and Photon were approximately $172,000 and $500,000, respectively. At April 30, 1999 accounts receivable from Sumitomo and Photon were approximately $309,000 and $955,000, respectively.

                       ORTEL CORPORATION AND SUBSIDIARIES

7.  COMMITMENTS AND CONTINGENCIES

  LEASES

     As of April 30, 1999, the Company leased its operating facilities consisting of nine buildings, numerous trailers and parking space in Alhambra, California. These agreements typically provide that the Company is responsible for maintenance costs and for property taxes over a predetermined base amount. Some leases are subject to an annual increase based on the Consumer Price Index ("CPI"). The annual cost of these leases was approximately $1,010,000, $910,000 and $725,000 in the fiscal years 1999, 1998 and 1997, respectively.

     During fiscal 1999, the Company entered into a two-year lease for building six combining the space it previously leased in two separate increments. The Company also exercised an option period for building seven extending the lease term for two years.

     Summarized below are total future minimum lease commitments for the Alhambra, California facilities, parking, field sales offices and other equipment (including the next option to renew under all leases but excluding adjustments for CPI increases):

                FISCAL YEAR ENDING APRIL 30,                   $000
------------------------------------------------------------  ------
2000........................................................  $  915
2001........................................................  $  985
2002........................................................  $1,226
2003........................................................  $1,231
2004........................................................  $1,117
2005........................................................  $1,098

  PATENTS

     As early as January, 1990, the Company received notices from Rockwell International Corporation ("Rockwell") alleging that a process used by Ortel for growing epitaxial layers infringes certain broad patent rights that Rockwell holds. In August 1993, Rockwell sued the U.S. government alleging infringement of these patent rights with respect to the contracts the U.S. government has had with at least 15 companies, including Ortel. During fiscal 1997, this patent was held invalid in a court action brought by Rockwell. A subsequent ruling of the Court of Appeals for the federal circuit sent the case back to trial. The U.S. government settled the lawsuit and in April 1999, Rockwell once again approached the Company asserting its rights to the patent. The Company has requested information regarding terms of a possible license.

     If the Company were found to be infringing on any patent holder's rights, the Company could be subject to liabilities for such infringement, which could be material, and could be required to seek licenses from other companies or to refrain from manufacturing certain products. Although patent holders commonly offer licenses to their patent or other intellectual property rights, no assurance can be given that the licenses would be offered, or that the terms of any offered license would be acceptable to the Company or that failure to obtain a license would not adversely affect the Company's operating results.

     From time to time, the Company receives letters claiming infringement of certain patent rights purportedly owned by potential claimants. Certain of such letters propose prospective royalty arrangements and indeterminate claims for prior patent use. While in the opinion of management such assertions are without merit, based in part upon advice of counsel, management believes the ultimate outcome of such matters will not materially affect the Company's financial position or results of operations.

                       ORTEL CORPORATION AND SUBSIDIARIES

  LEGAL PROCEEDINGS

     The Company is, from time to time, involved in routine legal matters incidental to its business. In the opinion of Company management, the resolution of such matters will not have a material effect on its financial condition or results of operations.

     The Company purchased 100% of Avitec AB of Sweden on March 14, 1996 for $6.7 million in cash with an additional amount not to exceed approximately $2.5 million to be paid in the year 2001 depending on levels of profitability achieved until that time. No liability currently exists related to this additional payment.

8.  SIGNIFICANT CUSTOMERS AND CONCENTRATION OF RISK

     During the fiscal years ended April 30, 1999, 1998 and 1997, revenues from General Instrument and Antec Corporation represented 46%, 26% and 42%, respectively. There were no other customers which accounted for more than 10% of revenues during any of these periods.

     The Company sells its products generally to large CATV equipment manufacturers and telecommunications companies. Accounts receivable from General Instruments and Antec Corporation total $6.2 million, $5.2 million and $4.1 million or 42%, 39% and 30% of total accounts receivable at April 30, 1999, 1998 and 1997, respectively.

9.  SUPPLEMENTAL INFORMATION AND INTERNATIONAL OPERATIONS

     For continuing operations, revenues, pretax income/(loss) and net income/(loss) from foreign and domestic operations reflect results on the basis of the country in which operations are conducted. These results are summarized as shown below. Prior years amounts have been reclassified to conform to current year presentation.

                                                            YEAR ENDED APRIL 30,
                                                        -----------------------------
                                                         1999      1998(1)    1997(1)
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
REVENUE
Domestic operations...................................  $63,333    $67,459    $74,323
International operations..............................   14,194     13,437     15,474
Intercompany eliminations.............................   (5,468)    (4,969)    (7,434)
                                                        -------    -------    -------
          Total revenues..............................  $72,059    $75,927    $82,363
                                                        =======    =======    =======
PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
Domestic operations...................................  $  (720)   $ 4,559    $13,549
International operations..............................     (761)        55        (67)
Intercompany eliminations.............................     (184)     1,040     (1,112)
                                                        -------    -------    -------
          Pretax income (loss)........................  $(1,665)   $ 5,654    $12,370
                                                        =======    =======    =======
NET INCOME (LOSS) FROM CONTINUING OPERATIONS
Domestic operations...................................  $   541    $ 3,385    $10,011
International operations..............................   (1,028)      (288)      (330)
Intercompany eliminations.............................     (183)     1,040     (1,112)
                                                        -------    -------    -------
          Net income (loss)...........................  $  (670)   $ 4,137    $ 8,569
                                                        =======    =======    =======

------------
(1) Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.

                       ORTEL CORPORATION AND SUBSIDIARIES

     Identifiable assets attributable to foreign operations, which principally consist of trade receivables from European customers and inventories, totaled $7.5 million, $7.7 million and $8.4 million at April 30, 1999, 1998 and 1997, respectively.

10.  401(k) PLAN

     The Company has a 401(k) benefit plan ("401(k) Plan") allowing each employee to contribute up to a maximum of 17% of gross salary or $10,000, whichever is less. The Company will match the employee's contributions based on certain percentages of the employee's contributions, as defined, up to Internal Revenue Service applicable limits. The Company made contributions of $386,000, $445,000 and $407,000 to the 401(k) Plan during the years ended April 30, 1999, 1998 and 1997, respectively.

11.  COMPREHENSIVE INCOME

     In fiscal 1999, the Company adopted SFAS No. 130, Reporting Comprehensive Income. The statement required that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Accumulated other comprehensive income of the Company consists of net unrealized gains (losses) on available for sale investment and cumulative effect of foreign currency translation.

     The change in the components of other accumulated comprehensive income (losses) net of taxes are as follows:

                                                         CUMULATIVE
                                     UNREALIZED       EFFECT OF FOREIGN     ACCUMULATED
                                   GAIN (LOSS) ON         CURRENCY             OTHER
                                   AVAILABLE FOR         TRANSLATION       COMPREHENSIVE
                                  SALE INVESTMENTS       GAIN (LOSS)       INCOME/(LOSS)
                                  ----------------    -----------------    -------------
                                                      (IN THOUSANDS)
Beginning balance...............        $ 24                $(342)             $(318)
Current period change...........         (61)                (224)              (285)
                                        ----                -----              -----
Ending balance..................        $(37)               $(566)             $(603)
                                        ====                =====              =====

     The related tax effects allocated to each component of other comprehensive income.

                                                                TAX
                                               BEFORE TAX    (EXPENSE)     NET-OF-TAX
                                                 AMOUNT      OR BENEFIT      AMOUNT
                                               ----------    ----------    ----------
Unrealized gains (losses) on securities......      (61)         $ 36         $ (25)
Foreign currency translation adjustments.....     (224)          134           (90)
                                                 -----          ----         -----
Other comprehensive income...................    $(285)         $170         $(115)
                                                 =====          ====         =====

                       ORTEL CORPORATION AND SUBSIDIARIES

12.  SEGMENT REPORTING

     On April 30, 1999 the Company adopted FASB Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. The adoption of SFAS 131 did not have a material effect on the Company's primary financial statements and did not effect the disclosure of segment information contained herein. The method of determining what information to report is based on the way management organizes the operating segments within the Company for making operational decisions and assessments of financial performance. The Company's chief operating decision maker is considered to be the Company's Chief Executive Officer ("CEO"). The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by product lines for purposes of making operating decisions and assessing financial performance.

     The fiber optics segment consists of broadband, satellite communications and telecommunications products. The wireless segment is comprised of products for cellular telephone systems and includes repeater products designed and manufactured both in the U.S. and in the Swedish subsidiary, Avitec AB. In June 1999, the Company announced its intention to sell its wireless operations in order to focus on its fiber optic business.

     Information about the Company's operations by business segments for the fiscal years ended April 30, 1999, 1998 and 1997 is presented below:

     Revenues of the fiber optics segment increased 2% in 1999 compared to 1998. Fiber optics revenues decreased 14% in 1998 compared to 1997 and reflected a dramatic slowdown in domestic broadband industry offset somewhat by an increase in revenues from satellite communications products. Wireless segment revenues for fiscal 1999 decreased 43% when compared to fiscal 1998 which included a multi-million dollar single sale of in-building product to an Asian customer.

                               REVENUE BY SEGMENT

                                             YEAR ENDED APRIL 30,
                       -----------------------------------------------------------------
                              1999                  1998(1)                1997(1)
                       -------------------    -------------------    -------------------
                          $       PERCENT        $       PERCENT        $       PERCENT
                        (000)     OF TOTAL     (000)     OF TOTAL     (000)     OF TOTAL
                       -------    --------    -------    --------    -------    --------
Segments
  Fiber Optics.......  $65,028       90%      $63,558       84%      $73,943       90%
  Wireless...........    7,031       10%       12,369       16%        8,420       10%
                       -------      ---       -------      ---       -------      ---
Total Sales..........  $72,059      100%      $75,927      100%      $82,363      100%
                       =======      ===       =======      ===       =======      ===

------------
(1) Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.

                       ORTEL CORPORATION AND SUBSIDIARIES

     Gross margins in fiber optics have decreased each year. Losses in the wireless segment reflect substantial research and development spending in repeater products. Increased G&A spending negatively impacted both segments.

                       OPERATING INCOME (LOSS) BY SEGMENT

                                                 YEAR ENDED APRIL 30,
                        -----------------------------------------------------------------------
                                1999                    1998(1)                  1997(1)
                        ---------------------    ---------------------    ---------------------
                           $        PERCENT         $        PERCENT         $        PERCENT
                         (000)     OF REVENUE     (000)     OF REVENUE     (000)     OF REVENUE
                        -------    ----------    -------    ----------    -------    ----------
Segments
  Fiber Optics........  $   186        --        $ 8,044        13%       $18,357        25%
  Wireless............   (3,321)      (47)%       (4,252)      (34)%       (8,188)      (97)%
                        -------       ---        -------       ---        -------       ---
Total Operating Income
  (Loss)..............  $(3,135)       (4)%      $ 3,792         5%       $10,169        12%
                        =======       ===        =======       ===        =======       ===

------------
(1) Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.

     In addition to evaluating the segments on the basis of their profit or loss, two significant assets are tracked and measured: accounts receivable and inventory. Identification of accounts receivable to a specific segment is generally on the basis of the customer. Inventory can also be linked to a specific segment; however, there are cases where components are shared across segments and a reasonable method of allocating such inventory was adopted. Reserves for accounts receivable and inventory are not separated by segments. The following tables compare accounts receivable and inventory levels at the past two fiscal years ended April 30, (in thousands):

     ACCOUNTS
    RECEIVABLE                                                          INVENTORY
------------------                                                  ------------------
    YEAR ENDED                                                          YEAR ENDED
    APRIL 30,                                                           APRIL 30,
------------------                                                  ------------------
 1999       1998                                                     1999       1998
-------    -------                                                  -------    -------
$13,382    $11,007    Fiber Optics................................  $12,196    $ 8,985
  2,140      2,119    Wireless....................................    3,727      4,276
-------    -------                                                  -------    -------
$15,522    $13,126    Total Gross.................................  $15,923    $13,261
   (973)      (307)   Reserves....................................   (2,480)    (2,769)
-------    -------                                                  -------    -------
$14,549    $12,819    Total Net...................................  $13,443    $10,492
=======    =======                                                  =======    =======

                       ORTEL CORPORATION AND SUBSIDIARIES

     Set forth below is selected quarterly consolidated financial data with respect to the Company for the two years ended April 30, 1999 and 1998. Certain amounts related to discontinued operations have been reclassified to conform to current year presentation. This data should be read in conjunction with the consolidated financial statements and notes thereto set forth elsewhere herein.

                                          YEAR ENDED APRIL 30, 1999               YEAR ENDED APRIL 30, 1998
                                    -------------------------------------   -------------------------------------
                                     Q1(1)     Q2(1)     Q3(1)     Q4(1)     Q1(1)     Q2(1)     Q3(1)     Q4(1)
                                    -------   -------   -------   -------   -------   -------   -------   -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues..........................  $18,444   $19,765   $16,915   $16,935   $19,620   $21,701   $18,589   $16,017
Cost of revenues..................   10,511    11,830    11,447    10,303    10,771    11,908    11,378    10,008
                                    -------   -------   -------   -------   -------   -------   -------   -------
  Gross profit....................    7,933     7,935     5,468     6,632     8,849     9,793     7,211     6,009
OPERATING EXPENSES:
  Research and development........    3,116     3,004     3,017     3,237     2,710     3,189     2,780     2,983
  Sales and marketing.............    2,665     3,444     2,729     3,002     2,434     2,571     2,290     2,956
  General and administrative......    1,541     1,772     1,416     2,160     1,337     1,491     1,604     1,725
                                    -------   -------   -------   -------   -------   -------   -------   -------
    Total operating expenses......    7,322     8,220     7,162     8,399     6,481     7,251     6,674     7,664
                                    -------   -------   -------   -------   -------   -------   -------   -------
  Operating Income (loss).........      611      (285)   (1,694)   (1,767)    2,368     2,542       537    (1,655)
OTHER:
  Interest income, net............      259       430       212       390       284       340       367       287
  Other income (expense), net.....       44       119        73       (57)      (97)       28      (111)      764
                                    -------   -------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing
  operations before income
  taxes...........................  $   914   $   264   $(1,409)  $(1,434)  $ 2,555   $ 2,910   $   793   $  (604)
Provision (credit) for income
  taxes...........................      190        53      (289)     (949)      731       737       188      (139)
                                    -------   -------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing
  operations before income
  taxes...........................  $   724   $   211   $(1,120)  $  (485)  $ 1,824   $ 2,173   $   605   $  (465)
Loss from disposal of discontinued
  operations, net of taxes........     (518)   (4,840)       --        --      (329)     (262)     (234)     (575)
                                    -------   -------   -------   -------   -------   -------   -------   -------
Net income (loss).................  $   206   $(4,629)  $(1,120)  $  (485)  $ 1,495   $ 1,911   $   371   $(1,040)
                                    =======   =======   =======   =======   =======   =======   =======   =======
INCOME (LOSS) PER COMMON
  SHARE--BASIC(3)
  Income (loss) from continuing
    operations....................  $   .06   $   .02   $  (.09)  $  (.04)  $   .16   $   .18   $   .05   $  (.04)
  Discontinued operations.........     (.04)     (.41)       --        --      (.03)     (.02)     (.02)     (.05)
                                    -------   -------   -------   -------   -------   -------   -------   -------
    Income (loss) per
      share--Basic................  $   .02   $  (.39)  $  (.09)  $  (.04)  $   .13   $   .16   $   .03   $  (.09)
                                    =======   =======   =======   =======   =======   =======   =======   =======
INCOME (LOSS) PER COMMON SHARE--
  DILUTED(2)(3)
  Income (loss) from continuing
    operations....................  $   .06   $   .02   $  (.09)  $  (.04)  $   .15   $   .17   $   .05   $  (.04)
  Discontinued operations.........     (.04)     (.41)       --        --      (.03)     (.02)     (.02)     (.05)
                                    -------   -------   -------   -------   -------   -------   -------   -------
    Income (loss) per share--
      Diluted.....................  $   .02   $  (.39)  $  (.09)  $  (.04)  $   .12   $   .15   $   .03   $  (.09)
                                    =======   =======   =======   =======   =======   =======   =======   =======
SHARES USED IN PER SHARE
  COMPUTATION:
  Basic...........................   11,751    11,860    11,920    11,976    11,524    11,624    11,684    11,707
  Diluted.........................   12,629    11,860    11,920    11,976    12,559    12,963    12,654    11,707

------------
(1) Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.

(2) Computed using basic shares; diluted share computation would be antidilutive.

(3) Quarterly per share amounts may not aggregate to total per share amounts for the year.

                       ORTEL CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              JANUARY 30,     APRIL 30,
                                                                 2000          1999(1)
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
ASSETS
Current assets:
  Cash and equivalents......................................   $ 19,965        $13,115
  Short term investments....................................      7,041         11,066
  Total receivables less allowance for doubtful accounts of
     $1,093 and $973 at January 30, 2000 and April 30, 1999,
     respectively...........................................     12,807         13,404
  Inventories...............................................     15,272          9,716
  Income taxes receivable...................................      9,756          2,900
  Deferred tax assets.......................................      2,080          2,080
  Prepaid expenses and other current assets.................      1,410            990
  Current assets of discontinued operations.................         --          5,692
                                                               --------        -------
          Total current assets..............................     68,331         58,963
Property, equipment and improvements (net)..................     17,627         17,704
Intangible assets, net......................................        862          1,352
Other assets................................................     13,593          9,717
Long-term assets of discontinued operations.................         --          1,492
                                                               --------        -------
          Total assets......................................   $100,413        $89,228
                                                               ========        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  8,344        $ 6,800
  Accrued payroll and related costs.........................      5,924          1,824
  Accrued liabilities.......................................      2,760          1,794
  Liabilities related to discontinued operations............      1,133          2,356
  Income taxes payable......................................         36            188
                                                               --------        -------
          Total current liabilities.........................     18,197         12,962
Deferred income taxes.......................................        497            512
Long-term liabilities related to discontinued operations....         --            305
                                                               --------        -------
          Total liabilities.................................     18,694         13,779
Minority interest in subsidiaries...........................         --            261
Stockholders' equity........................................     81,719         75,188
                                                               --------        -------
          Total liabilities and stockholders' equity........   $100,413        $89,228
                                                               ========        =======

------------
(1) Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.

     See accompanying notes to condensed consolidated financial statements.

                       ORTEL CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                   -------------------------   -------------------------
                                                   JANUARY 30,   JANUARY 31,   JANUARY 30,   JANUARY 31,
                                                      2000         1999(1)        2000         1999(1)
                                                   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Revenues.........................................    $21,409       $15,149       $58,494       $49,333
Cost of revenues.................................     12,299        10,143        34,967        29,696
                                                     -------       -------       -------       -------
  Gross profit...................................      9,110         5,006        23,527        19,637
Operating expenses:
  Research and development.......................      3,743         2,617        10,972         7,681
  Sales and marketing............................      2,985         2,246         8,695         7,445
  General and administrative.....................      1,657         1,066         6,796         3,810
  Write-off facility architectural fees..........         --            --           745            --
                                                     -------       -------       -------       -------
    Total operating expenses.....................      8,385         5,929        27,208        18,936
                                                     -------       -------       -------       -------
  Operating income (loss)........................        725          (923)       (3,681)          701
Interest and other income, net...................        222           299           680         1,161
                                                     -------       -------       -------       -------
Income (loss) from continuing operations before
  income taxes...................................        947          (624)       (3,001)        1,862
Provision (credit) for income taxes..............        246          (132)         (741)          372
                                                     -------       -------       -------       -------
Income (loss) from continuing operations before
  cumulative effect of accounting change.........        701          (492)       (2,260)        1,490
Cumulative effect of accounting change (Note
  8).............................................         --            --          (989)           --
                                                     -------       -------       -------       -------
Income (loss) from continuing operations.........        701          (492)       (3,249)        1,490
Discontinued operations (Note 7):
Loss from discontinued operations, net of tax
  benefit of $157 in quarter ended 1999, $70 in
  nine months ended 2000 and $417 in nine months
  ended 1999.....................................         --          (628)         (558)       (3,113)
Gain (loss) from disposal of discontinued
  operations, net of taxes of $256 in quarter
  ended 2000, net of tax benefit of $837 in nine
  months ended 2000 and $980 in nine months ended
  1999...........................................        769            --        (2,511)       (3,919)
                                                     -------       -------       -------       -------
Net income (loss)................................    $ 1,470       $(1,120)      $(6,318)      $(5,542)
                                                     =======       =======       =======       =======
Income (loss) per common share--Basic
  Income (loss) from continuing operations.......    $   .06       $  (.04)      $  (.19)      $   .12
  Cumulative effect of accounting change.........         --            --          (.08)           --
  Discontinued operations........................        .06          (.05)         (.26)         (.59)
                                                     -------       -------       -------       -------
  Net income (loss) per share--Basic.............    $   .12       $  (.09)      $  (.53)      $  (.47)
                                                     =======       =======       =======       =======
Income (loss) per common share--Diluted(2)(3)
  Income (loss) from continuing operations.......    $   .05       $  (.04)      $  (.19)      $   .12
  Cumulative effect of accounting change.........         --            --          (.08)           --
  Discontinued operations........................        .05          (.05)         (.26)         (.56)
                                                     -------       -------       -------       -------
  Net income (loss) per share--Diluted...........    $   .10       $  (.09)      $  (.53)      $  (.44)
                                                     =======       =======       =======       =======
Shares used in per share computation:
  Basic..........................................     11,776        11,920        11,883        11,844
  Diluted........................................     15,204        11,920        11,883        12,562

------------
(1) Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.
(2) Options to purchase 554,927 shares at or below the average price of the common shares were outstanding at January 31, 1999 but were excluded from the computation of diluted earnings per share as the Company reported a loss from continuing operations and the effect would be anti-dilutive.
(3) Options to purchase 2,936,699 at or below the average price of the common shares were outstanding at January 30, 2000 but were excluded from the computation of diluted earnings per share for the nine months then ended as the Company reported a loss from continuing operations and the effect would be anti-dilutive.

     See accompanying notes to condensed consolidated financial statements.

                               ORTEL CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   NINE MONTHS ENDED
                                                              ---------------------------
                                                              JANUARY 30,    JANUARY 31,
                                                                 2000          1999(1)
                                                              -----------    ------------
                                                              (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................    $(6,318)       $(5,542)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Loss from discontinued operations......................        744             --
     Loss from disposal of discontinued operations..........      3,349          6,697
     Income tax related to discontinued operations..........     (1,023)        (1,339)
     Stock-based compensation...............................        379             80
     Depreciation and amortization..........................      4,623          4,349
     Increase (decrease) in minority interest in
      subsidiaries..........................................       (261)           (38)
     Write-off of architectural fees........................        745             --
     Cumulative effect of accounting change for start-up
      costs.................................................        989             --
     Other..................................................       (737)           120
  Change in assets and liabilities:
     Receivables and billed contract costs and fees.........        598             62
     Inventories............................................     (5,557)        (2,211)
     Income tax receivable..................................     (5,575)          (789)
     Deferred tax asset.....................................         --            (70)
     Prepaid expenses and other assets......................       (308)          (832)
     Accounts payable.......................................      1,544          1,226
     Accrued payroll and related costs......................      4,130           (273)
     Accrued liabilities....................................        936             67
     Liabilities related to discontinued operations.........       (513)         1,896
     Net of assets and liabilities of discontinued
      operations............................................         --            669
     Income taxes payable...................................       (165)          (172)
     Deferred income taxes..................................         (2)        (1,300)
                                                                -------        -------
       Net cash (used in) provided by continuing operating
        activities..........................................     (2,422)         2,600
       Net cash used in discontinued operating activities...     (1,358)        (3,412)
                                                                -------        -------
  Net cash used in operating activities.....................     (3,780)          (812)
Cash flows from investing activities:
  Capital expenditures......................................     (4,995)        (3,277)
  Investment in subsidiaries and affiliates (net of cash
     acquired)..............................................     (1,609)            --
  Short term investments....................................      4,025           (606)
                                                                -------        -------
       Net cash used in investing activities................     (2,579)        (3,883)
                                                                -------        -------

------------

(1)Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.



     See accompanying notes to condensed consolidated financial statements.

                                                                   NINE MONTHS ENDED
                                                              ---------------------------
                                                              JANUARY 30,    JANUARY 31,
                                                                 2000          1999(1)
                                                              -----------    ------------
                                                              (UNAUDITED)    (UNAUDITED)
Cash flows from financing activities:
  Proceeds from issuance of common stock, net...............     11,301          1,688
  Proceeds from repayment of shareholder loans..............      1,964            755
                                                                -------        -------
       Net cash provided by financing activities............     13,265          2,443
  Effect of exchange rate changes on cash and cash
     equivalents............................................        (56)          (151)
                                                                -------        -------
       Net increase (decrease) in cash and equivalents......      6,850         (2,403)
  Cash and equivalents at beginning of period...............     13,115         12,591
                                                                -------        -------
  Cash and equivalents at end of period.....................    $19,965        $10,188
                                                                =======        =======
Supplemental disclosure of cash flow information:
  Cash paid during the period by continuing operations for:
     Interest...............................................    $     8        $     4
     Income taxes (refunded), net...........................    $   (84)       $   636
Supplemental disclosure of non-cash financing activities:
  Loans to related parties for stock option exercises.......    $   900        $    17


------------
(1) Certain amounts related to discontinued operations have been reclassified to conform to current year presentation.

     See accompanying notes to condensed consolidated financial statements.

                               ORTEL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared by the Company without audit (except for the balance sheet information as of April 30, 1999, which was derived from audited consolidated financial statements) and, in the opinion of management, contain all adjustments necessary to present fairly the condensed consolidated financial position at January 30, 2000, and the condensed consolidated results of operations for the three and nine months ended January 30, 2000 and 1999 and the condensed consolidated cash flows for the nine months ended January 30, 2000 and 1999 in accordance with generally accepted accounting principles. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission, although the Company believes that the disclosures in the condensed consolidated financial statements are adequate to ensure the information presented is not misleading.

     The Company changed its fiscal quarter to a thirteen-week period ending on the Sunday nearest to the end of each quarter. The Company's fiscal year end will remain April 30. This change did not have a significant impact on the comparability of the Company's operating results between periods.

     The accompanying unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature, other than those disclosed in the notes to condensed consolidated financial statements and management's discussion and analysis.

     The results of operations for the quarter and nine months ended January 30, 2000, are not necessarily indicative of the results to be expected for the entire fiscal year and should be read in conjunction with a discussion of risk factors in the Company's annual report for the fiscal year ended April 30, 1999.

2.  PER SHARE INFORMATION

     Net income (loss) per share is based on the weighted average common and common equivalent shares outstanding for each period including common shares issuable upon the exercise of stock options. Common equivalent shares are excluded from the computation if the effect is antidilutive. (in thousands)

                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                        JANUARY 30,    JANUARY 31,    JANUARY 30,    JANUARY 31,
                                           2000          1999(1)        2000(2)         1999
                                        -----------    -----------    -----------    -----------
Weighted average shares outstanding...    11,776         11,920         11,883         11,844
Effect of dilutive securities--stock
  options(1)..........................     3,428             --             --            718
                                          ------         ------         ------         ------
Shares used for diluted per share
  computations........................    15,204         11,920         11,883         12,562
                                          ======         ======         ======         ======

------------
(1) Options to purchase 554,927 shares at or below the average price of the common shares were outstanding at January 31, 1999, but were excluded from the computation of diluted earnings per share as the Company reported a loss from continuing operations and the effect would be anti-dilutive.

(2) Options to purchase 2,926,699 shares at or below the average price of the common shares were outstanding at January 30, 2000, but were excluded from the computation of diluted earnings per share as the Company reported a loss from continuing operations and the effect would be anti-dilutive.

3.  INCOME TAXES

     Income taxes for the respective periods were computed using the effective tax rate estimated to be applicable for the fiscal year, which is subject to ongoing review and evaluation by management.

                               ORTEL CORPORATION

4.  INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market and for continuing operations are summarized below. Prior years amounts have been reclassified to conform to current year presentation. (in thousands)

                                             JANUARY 30, 2000    APRIL 30, 1999
                                             ----------------    --------------
                                               (UNAUDITED)         (AUDITED)
Raw materials..............................      $ 9,335             $5,275
Work-in-process............................        4,258              3,141
Finished goods.............................        1,679              1,300
                                                 -------             ------
     Total inventories.....................      $15,272             $9,716
                                                 =======             ======

5.  CASH EQUIVALENTS

     Cash equivalents (defined as marketable securities with original maturities of 90 days or less which can be liquidated in a manner that is equivalent to cash) were $17.2 million and $10.3 million as of January 30, 2000, and April 30, 1999, respectively. Short-term investments (marketable securities with maturities of more than 90 days) were $7.0 million and $11.1 million as of January 30, 2000 and April 30, 1999, respectively.

     Short-term investments consist of interest bearing securities with maturities greater than 90 days. Under SFAS 115, the Company has classified its short-term investments as available-for-sale. At January 30, 2000, the Company's marketable investment securities consisted principally of highly liquid investments in tax-free municipal obligations with various maturity dates through June 1, 2001. The difference between market value and cost of these securities at January 30, 2000 was immaterial.

6.  OTHER COMPREHENSIVE INCOME

     In fiscal 1999, the Company adopted SFAS No. 130, Reporting Comprehensive Income. Accumulated other comprehensive income of the Company consists of net unrealized gains (losses) on available for sale investments and the cumulative effect of foreign currency translation. Total comprehensive income for the three and nine months ended January 30, 2000 was $75,000 and $389,000, respectively. The nine month change in the components of other accumulated comprehensive income (loss) before and after tax is shown below. (in thousands)

                       UNREALIZED GAIN     CUMULATIVE EFFECT    ACCUMULATED OTHER   ACCUMULATED OTHER
                          (LOSS) ON       OF FOREIGN CURRENCY     COMPREHENSIVE       COMPREHENSIVE
                        AVAILABLE FOR      TRANSLATION GAIN       INCOME/(LOSS)       INCOME/(LOSS)
                       SALE INVESTMENTS         (LOSS)             BEFORE TAX          NET OF TAX
                       ----------------   -------------------   -----------------   -----------------
Balance at April 30,
  1999...............        $(37)               $(566)               $(603)              $(453)
Activity for the Nine
  Months Ended
  January 30, 2000...         (16)                 405                  389                 292
                             ----                -----                -----               -----
Balance at January
  30, 2000...........        $(53)               $(161)               $(214)              $(161)
                             ====                =====                =====               =====

                               ORTEL CORPORATION

7.  DISCONTINUED OPERATIONS

     During the first quarter of fiscal year 2000, the Company implemented its plan to sell the U.S. and international wireless operations which detracted from the Company's focus on fiberoptic markets. In addition to the operating losses incurred during the first quarter, the Company expected to incur sale transaction costs as well as losses on the sale of the businesses at prices potentially below net book value. In the first quarter of fiscal 2000, the Company recorded a loss of $4.4 million, before income tax benefit of $1.1 million, from the disposal of assets related to the discontinued wireless businesses. Significant costs related to the sale of the businesses included brokers fees, severance and expected product warranty costs.

     By August 30, 1999, the wireless businesses were sold in two separate transactions. Losses on the sales and costs associated with the transactions were commensurate with the estimated loss of $4.4 million. Domestic wireless operations were sold for cash to an unrelated party. The Company agreed to provide certain services on a temporary basis to facilitate the operation of the business by the new owner, CI Wireless, Incorporated, of Fort Worth, Texas. These services include subletting a portion of a building at the Company's Alhambra facility and agreeing to sell certain key components which incorporate technology not included in the sale of the business. The Company's stock in Avitec AB, the wireless operations headquartered in Sweden, was sold to one of Avitec's founders. The Company has no continuing obligations with regard to the Avitec wireless operations but may continue to sell to Avitec certain of the Company's products, which have been incorporated into Avitec systems designs. Accordingly, the Company is now operating in one business segment, fiberoptics.

     These wireless operations have been separately reported as discontinued operations in the accompanying condensed consolidated financial statements for all periods presented. Summarized results of operations of the discontinued wireless businesses (excluding losses on disposal) are shown below. All activity occurred during the first quarter of fiscal year 2000. (in thousands)

                                                  NINE MONTHS ENDED
                                                  JANUARY 30, 1999
                                                  -----------------
Revenues........................................       $1,109
                                                       ======
Loss before income taxes........................         (744)
Income tax benefit..............................         (186)
                                                       ------
Loss after tax benefit..........................       $ (558)
                                                       ======

     During the second quarter of fiscal year 1999, the Company implemented a plan to dispose of the 980nm pump laser operations. Fifteen months after the discontinuance of these operations, the Company did not incur a substantial portion of the warranty and sales returns it expected. In the third quarter of fiscal 2000 the Company released approximately $1.1 million (before tax) of amounts previously reserved, thereby reducing the total loss on the pump laser discontinuance to $3.2 million after taxes.

     At January 30, 2000, liabilities related to both the recently discontinued wireless operations and the 980nm pump laser operations are summarized below. See Management's Discussion and Analysis for disclosure of payments made for the nine months ended January 30, 2000. (in thousands)

Warranty....................................................  $  680
Severance...................................................     132
Professional fees...........................................     174
All other...................................................     147
                                                              ------
Total liabilities related to discontinued operations........  $1,133
                                                              ======

                               ORTEL CORPORATION

8.  CHANGE IN ACCOUNTING FOR START-UP COSTS

     The Company adopted Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities, effective May 1, 1999. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company recognized a charge to results of operations of $989,000 ($.08 per basic share), as the cumulative effect of a change in accounting in the first quarter of fiscal year 2000. For tax purposes, this item is non-deductible.

9.  BUY-OUT OF MINORITY INTERESTS OF FOREIGN SUBSIDIARIES

     The Company previously owned 90% of Ortel SARL and 75% of Ortel Vertriebs GmbH. During the second quarter of fiscal year 2000, the Company purchased the minority interests of both of its European subsidiaries for cash values of approximately $95,000 for Ortel SARL and $185,000 for Ortel Vertriebs. Minority shareholders were compensated based on values determined at April 30, 1999. There was no goodwill in either transaction.

                               AGERE SYSTEMS INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                             (DOLLARS IN MILLIONS)

             COLUMN A                 COLUMN B           COLUMN C           COLUMN D      COLUMN E
----------------------------------  ------------   ---------------------   ----------   -------------
                                                         ADDITIONS
                                                   ---------------------
                                     BALANCE AT     CHARGED     CHARGED
                                    BEGINNING OF   TO COSTS &   TO OTHER                 BALANCE AT
                                       PERIOD       EXPENSES    ACCOUNTS   DEDUCTIONS   END OF PERIOD
                                    ------------   ----------   --------   ----------   -------------
Year 2000:
  Allowance for doubtful
     accounts.....................       11            10          0           4             17
Year 1999:
  Allowance for doubtful
     accounts.....................        9             4          0           2             11
Year 1998:
  Allowance for doubtful
     accounts.....................       11             0          0           2              9

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses to be paid by us in connection with the issuance and distribution for the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee, the NASD fee and the NYSE fee, all amounts are estimates.

DESCRIPTION                                                       AMOUNT
-----------                                                     -----------
Securities and Exchange Commission registration fee.........    $ 2,112,715
New York Stock Exchange listing fee.........................        500,000
National Association of Securities Dealers, Inc. filing
  fee.......................................................         30,500
Legal fees and expenses.....................................      5,000,000
Accounting fees and expenses................................      4,000,000
Printing and engraving fees and expenses....................      2,000,000
Blue Sky fees and expenses..................................         15,000
Transfer Agent fees and expenses............................      2,000,000
Miscellaneous expenses......................................      4,341,785
                                                                -----------
          Total.............................................    $20,000,000
                                                                ===========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the General Corporation Law of the State of Delaware. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

     The General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

      -- any breach of the director's duty of loyalty to the corporation or its stockholders;

      -- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      -- payments of unlawful dividends or unlawful stock repurchases or redemptions; or

      -- any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware as amended from time to time, for liability:

      -- for any breach of the director's duty of loyalty to us or our stockholders;

      -- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      -- under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions; or

      -- for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     The Separation and Distribution Agreement by and between us and Lucent dated as of February 1, 2001, provides for indemnification by us of Lucent and its directors, officers and employees for some liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     We were incorporated under the laws of the State of Delaware under the name Lucent ME Corp. on August 1, 2000 and changed our name to Agere Systems Inc. on December 5, 2000. We issued 1,000 shares of our common stock, par value $0.01 per share, to Lucent in consideration of a capital contribution of $10.00 by Lucent. That issuance was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof because such issuance did not involve any public offering of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits:

          The following exhibits are filed pursuant to Item 601 of Regulation
     S-K.


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Form of Primary Underwriting Agreement**
  1.2     Form of Secondary Underwriting Agreement**
  2       Separation and Distribution Agreement+
  3.1     Restated Certificate of Incorporation of Agere Systems Inc.*
  3.2     Amended and Restated By-laws of Agere Systems Inc.*

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.1     Specimen Class A Common Stock certificate**
  4.2     Restated Certificate of Incorporation of Agere Systems Inc.
          (filed as Exhibit 3.1 hereto)*
  4.3     Amended and Restated By-laws of Agere Systems Inc. (filed as
          Exhibit 3.2 hereto)*
  4.4     Rights Agreement between Agere Systems Inc. and The Bank of
          New York, as Rights Agent*
  4.5     Form of Certificate of Designations of Series A Junior
          Participating Preferred Stock (attached as Exhibit A to the
          Rights Agreement filed as Exhibit 4.4 hereto)*
  4.6     Form of Right Certificate (attached as Exhibit B to the
          Rights Agreement filed as Exhibit 4.4 hereto)*
  5       Opinion of Cravath, Swaine & Moore as to legality of the
          common stock being registered*
  8       Opinion re tax matters*
 10.1     Separation and Distribution Agreement (filed as Exhibit 2
          hereto)+
 10.2     Interim Services and Systems Replication Agreement+
 10.3     Employee Benefits Agreement+
 10.4     Tax Sharing Agreement+
 10.5     Agere Systems Inc. Short Term Incentive Plan+
 10.6     Agere Systems Inc. 2001 Long Term Incentive Plan+
 10.7     Agere Systems Inc. 2001 Long Term Incentive Plan Restricted
          Stock Unit Award Agreement+
 10.8     Agere Systems Inc. 2001 Long Term Incentive Plan
          Nonstatutory Stock Option Agreement**
 10.9     Agere Systems Inc. Deferred Compensation Plan+
 10.10    Agere Systems Inc. Non-Employee Director Stock Plan*
 10.11    Agere Systems Inc. Supplemental Pension Plan+
 10.12    Agere Systems Inc. Severance Policy+
 10.13    Trademark License Agreement+
 10.14    Patent and Technology License Agreement+
 10.15    Technology Assignment and Joint Ownership Agreement+
 10.16    Joint Design Center Operating Agreement+
 10.17    Fiber Product Purchase Agreement+
 10.18    Microelectronics Product Purchase Agreement+
 10.19    ORiNOCO Product Purchase Agreement+
 10.20    Joint Venture Agreement with Chartered Semiconductor
          Manufacturing Ltd.+
 21       List of Subsidiaries of Agere Systems Inc.**
 23.1     Consent of PricewaterhouseCoopers LLP**
 23.2     Consent of KPMG LLP**
 23.3     Consent of Cravath, Swaine & Moore (contained in Exhibit 5)*
 24       Power of Attorney (included on signature page to the
          Registration Statement)+
 99.1     Consent of John A. Young to be named as a director nominee+
 99.2     Consent of John T. Dickson to be named as a director
          nominee+
 99.3     Consent of Rajiv Gupta to be named as a director nominee+
 99.4     Consent of Rae F. Sedel to be named as a director nominee+
 99.5     Consent of William R. Carapezzi, Jr. to be named as a
          director nominee+
 99.6     Consent of Pamela O. Kimmet to be named as a director
          nominee+

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 99.7     Consent of Edward D. McKeever to be named as a director
          nominee+
 99.8     Consent of Mark R. White to be named as a director nominee+
 99.9     Consent of Harold A. Wagner as a director nominee+
 99.10    Consent of Martina Hund-Mejean as a director nominee+


------------
 + Previously filed.

 * To be filed by amendment.

** Filed herewith.

     (b)  Financial statement schedules:

          Schedule II--Valuation and Qualification Accounts and Reserves

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned Registrant hereby undertakes that:

          (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Allentown, State of Pennsylvania, on February 20, 2001.


                                          AGERE SYSTEMS INC.

                                          By: /s/ JOHN T. DICKSON
                                            ------------------------------------
                                            John T. Dickson

                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                /s/ JOHN T. DICKSON                  President and Chief Executive    February 20, 2001
---------------------------------------------------    Officer (Principal Executive
                  John T. Dickson                      Officer)

                         *                           Chief Financial Officer          February 20, 2001
---------------------------------------------------    (Principal Financial and
                Mark T. Greenquist                     Accounting Officer)

                         *                           Director                         February 20, 2001
---------------------------------------------------
                  Paul D. Diczok

                         *                           Director                         February 20, 2001
---------------------------------------------------
                  Jean F. Rankin

                         *                           Director                         February 20, 2001
---------------------------------------------------
                 Richard J. Rawson

---------------------------------------------------

       *By:             /s/ JOHN T. DICKSON
   ---------------------------------------------
                  John T. Dickson
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Form of Primary Underwriting Agreement**
  1.2     Form of Secondary Underwriting Agreement**
  2       Separation and Distribution Agreement+
  3.1     Restated Certificate of Incorporation of Agere Systems Inc.*
  3.2     Amended and Restated By-laws of Agere Systems Inc.*
  4.1     Specimen Class A Common Stock certificate**
  4.2     Restated Certificate of Incorporation of Agere Systems Inc.
          (filed as Exhibit 3.1 hereto)*
  4.3     Amended and Restated By-laws of Agere Systems Inc. (filed as
          Exhibit 3.2 hereto)*
  4.4     Rights Agreement between Agere Systems Inc. and The Bank of
          New York, as Rights Agent*
  4.5     Form of Certificate of Designations of Series A Junior
          Participating Preferred Stock (attached as Exhibit A to the
          Rights Agreement filed as Exhibit 4.4 hereto)*
  4.6     Form of Right Certificate (attached as Exhibit B to the
          Rights Agreement filed as Exhibit 4.4 hereto)*
  5       Opinion of Cravath, Swaine & Moore as to legality of the
          common stock being registered.*
  8       Opinion re tax matters*
 10.1     Separation and Distribution Agreement (filed as Exhibit 2
          hereto)+
 10.2     Interim Services and Systems Replication Agreement+
 10.3     Employee Benefits Agreement+
 10.4     Tax Sharing Agreement+
 10.5     Agere Systems Inc. Short Term Incentive Plan+
 10.6     Agere Systems Inc. 2001 Long Term Incentive Plan+
 10.7     Agere Systems Inc. 2001 Long Term Incentive Plan Restricted
          Stock Unit Award Agreement+
 10.8     Agere Systems Inc. 2001 Long Term Incentive Plan
          Nonstatutory Stock Option Agreement**
 10.9     Agere Systems Inc. Deferred Compensation Plan+
 10.10    Agere Systems Inc. Non-Employee Director Stock Plan*
 10.11    Agere Systems Inc. Supplemental Pension Plan+
 10.12    Agere Systems Inc. Severance Policy+
 10.13    Trademark License Agreement+
 10.14    Patent and Technology License Agreement+
 10.15    Technology Assignment and Joint Ownership Agreement+
 10.16    Joint Design Center Project Agreement+
 10.17    Fiber Product Purchase Agreement+
 10.18    Microelectronics Product Purchase Agreement+
 10.19    ORiNOCO Product Purchase Agreement+
 10.20    Joint Venture Agreement with Chartered Semiconductor
          Manufacturing Ltd.+
 21       List of Subsidiaries of Agere Systems Inc.**
 23.1     Consent of PricewaterhouseCoopers LLP**
 23.2     Consent of KPMG LLP**
 23.3     Consent of Cravath, Swaine & Moore (contained in Exhibit 5)*

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 24       Power of Attorney (included on signature page to the
          Registration Statement)+
 99.1     Consent of John A. Young to be named as a director nominee+
 99.2     Consent of John T. Dickson to be named as a director
          nominee+
 99.3     Consent of Rajiv Gupta to be named as a director nominee+
 99.4     Consent of Rae F. Sedel to be named as a director nominee+
 99.5     Consent of William R. Carapezzi, Jr. to be named as a
          director nominee+
 99.6     Consent of Pamela O. Kimmet to be named as a director
          nominee.+
 99.7     Consent of Edward D. McKeever to be named as a director
          nominee.+
 99.8     Consent of Mark R. White to be named as a director nominee.+
 99.9     Consent of Harold A. Wagner to be named as a director
          nominee.+
 99.10    Consent of Martina Hund-Mejean to be named as a director
          nominee.+


------------
 + Previously filed.

 * To be filed by amendment.

** Filed herewith.